OFFERING CIRCULAR	August 24, 2017

The Boards of Directors of YIT Corporation (“YIT”) and Lemminkäinen Corporation (“Lemminkäinen”) have, on  June 19, 2017, agreed upon the combination of the two companies, entered into a combination agreement (the “Combination Agreement”) and signed a merger plan (the “Merger Plan”), according to which Lemminkäinen shall be merged into YIT through a statutory absorption merger in such a manner that all assets and liabilities of Lemminkäinen shall be transferred without a liquidation procedure to YIT (the “Merger”). The Boards of Directors of YIT and Lemminkäinen have on July 27, 2017 proposed that the Extraordinary General Meetings of YIT and Lemminkäinen, both are to be held on September 12, 2017, would resolve upon the Merger as set forth in the Merger Plan. The completion of the Merger is subject to, inter alia, approval by the Extraordinary General Meetings of YIT and Lemminkäinen, obtaining of necessary merger control approvals by the relevant competition authorities, fulfillment of other conditions to completion set forth in the Combination Agreement and the Merger Plan or waiver of such conditions. Furthermore, it is required for the completion of the Merger that the Combination Agreement has not been terminated in accordance with its provisions, and that the execution of the Merger is registered with the trade register maintained by the Finnish Patent and Registration Office (the “Trade Register”). Information on the conditions for the completion of the Merger included in the Combination Agreement and the Merger Plan is being presented in the section “Merger of YIT and Lemminkäinen – Merger Plan – Conditions for the Merger” and in the Merger Plan, which is attached to this offering circular (the “Offering Circular”) as Appendix E. The execution of the Merger is intended to be registered with the Trade Register on or about November 1, 2017, or on January 1, 2018, at latest, as possible (the “Effective Date”). Lemminkäinen shall automatically dissolve on the Effective Date.

The shareholders of Lemminkäinen shall receive as merger consideration 3.6146 new shares in YIT (the “Merger Consideration Shares”) for each share owned by them in Lemminkäinen (the “Merger Consideration”) (i.e. the Merger Consideration Shares shall be issued to the shareholders of Lemminkäinen in proportion to their existing shareholding in Lemminkäinen with a ratio of 3.6146:1). The allocation of the Merger Consideration is based on the shareholding in Lemminkäinen at the end of the last trading day preceding the Effective Date. The Merger Consideration shall not be distributed to the treasury shares held by Lemminkäinen. On the date of this Offering Circular, the total number of the Merger Consideration Shares to be issued is expected to be 83,876,431 shares (excluding the treasury shares held by Lemminkäinen and assuming that none of the shareholders of Lemminkäinen demands redemption of his or her shares at the Extraordinary General Meeting of Lemminkäinen resolving on the Merger). In case the number of the Merger Consideration Shares received by a shareholder of Lemminkäinen is a fractional number, the fractions shall be rounded down to the nearest whole number. The fractional entitlements to the Merger Consideration Shares shall be aggregated and sold in public trading on Nasdaq Helsinki Ltd. (“Nasdaq Helsinki”), and the proceeds shall be distributed to the shareholders of Lemminkäinen entitled to receive such fractional entitlements in proportion to holding of such fractional entitlements. No actions are required from the shareholders of Lemminkäinen to receive the Merger Consideration after the Extraordinary General Meetings of YIT and Lemminkäinen have approved the Merger. The Merger Consideration Shares shall be registered on the book-entry accounts of the shareholders of Lemminkäinen on or about the Effective Date or as soon as possible thereafter in accordance with the practices followed by Euroclear Finland Ltd. (“Euroclear Finland”).

YIT has prepared and published this Offering Circular in accordance with the requirements imposed by securities market regulation in order to issue Merger Consideration Shares to the shareholders of Lemminkäinen. YIT intends to apply for the Merger Consideration Shares to be listed on the official list of Nasdaq Helsinki (the “Listing”). The Finnish Financial Supervisory Authority (the “FIN-FSA”) has granted YIT an exemption from the obligation to publish a prospectus in connection with the Listing. Information on YIT’s obligation to supplement this Offering Circular has been presented in the section “Information on the Offering Circular”. The application for the Listing shall be done prior to the Effective Date. The trading in the Merger Consideration Shares on the official list of Nasdaq Helsinki is expected to begin approximately on the Effective Date or as soon as possible thereafter.

The combination of YIT and Lemminkäinen will create a strong platform for future growth through more balanced product and service offering, wider geographical presence and stronger financial position. The broadened service offering improves the Combined Company’s (as defined on next page) resistance to economic cycles, which will support cash flow generation and help to reach growth targets. With the combination, the Combined Company’s risk profile and financing position will improve. The combination is expected to create significant value for the shareholders of the Combined Company. See “Information on the Combined Company”.

For risk factors involved in investing in the Combined Company, see “Risk factors”.

The distribution of this Offering Circular may, in certain jurisdictions, be restricted by law. In particular, no Merger Consideration Shares have been registered under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”) or the securities laws of any state of the United States, and are being issued in the United States in reliance upon the exemption from the registration requirements of the U.S. Securities Act set out in Rule 802 thereunder (“Rule 802”). Rule 802 provides an exemption from registration under the U.S. Securities Act for offers and sales of securities issued in exchange for securities of a foreign subject company where certain requirements are met. See “Information on the Offering Circular”.

INFORMATION ON THE OFFERING CIRCULAR

YIT has prepared and published this Offering Circular in order to issue Merger Consideration Shares to the shareholders of Lemminkäinen. The Offering Circular has been prepared in accordance with the following regulations: the Finnish Securities Market Act (764/2012, as amended), Commission Regulation (EC) No 809/2004, as amended, implementing Directive 2003/71/EC of the European Parliament and of the Council concerning information contained in prospectuses as well as the format, incorporation by reference and publication of such prospectuses and dissemination of advertisements(appendices I, II, III and XXII), the Decree 1019/2012 by the Finnish Ministry of Finance as well as the regulations and guidelines issued by the FIN-FSA. The Offering Circular also contains the summary referred to in Chapter 4, Section 6, Subsection 4 of the Finnish Securities Market Act in the format required by the regulation. This Offering Circular is an English language translation of the original Finnish language merger prospectus and summary (the “Merger Prospectus”) and it corresponds with such original Finnish document except for certain additional information included for the benefit of non-Finnish shareholders and prospective investors. The FIN-FSA has approved the Finnish language Merger Prospectus, but is not liable for the correctness of the information presented therein. The journal number of the FIN-FSA’s decision of approval is FIVA 54/02.05.04/2017. FIN-FSA has granted an exemption from the obligation to publish a listing prospectus in connection with the Listing. The journal number of such decision is FIVA 55/02.05.04/2017. In case of any discrepancies between the original Finnish language Merger Prospectus and this English language Offering Circular, the Finnish language Merger Prospectus shall prevail.

In the Offering Circular, prior to the Effective Date, any reference to “YIT” or “YIT Group” means YIT Corporation and its subsidiaries on a consolidated basis, except where it is clear from the context that the term means YIT Corporation or a particular subsidiary or business group only. Prior to the Effective Date, any reference to  “Lemminkäinen” or  “Lemminkäinen Group” means Lemminkäinen Corporation and its subsidiaries on a consolidated basis, except where it is clear from the context that the term means Lemminkäinen Corporation or a particular subsidiary or business group only. However, references to the shares, share capital and corporate governance of YIT or Lemminkäinen refer to the shares, share capital and corporate governance of YIT Corporation or Lemminkäinen Corporation. The term “Combined Company” shall refer to YIT as of the Effective Date, once Lemminkäinen has merged into YIT.

Shareholders and investors should rely solely on the information contained in the Offering Circular as well as in the stock exchange releases published by YIT or Lemminkäinen. No person has been authorized to provide any information or give any statements other than those provided in the Offering Circular. Delivery of the Offering Circular shall not, under any circumstances, indicate that the information presented in the Offering Circular is correct on any day other than on the date of the Offering Circular, or that there would not have been any adverse changes or events after the date of the Offering Circular, which could have an adverse effect on YIT’s, Lemminkäinen’s or the Combined Company’s business, financial position or results of operations. However, if a fault or omission is discovered in this Offering Circular before the validity period of the Offering Circular has expired and such fault or omission may be of material importance to investors, the Offering Circular shall be supplemented in accordance with the Finnish Securities Market Act. Information given in the Offering Circular is not a guarantee or grant for future events by YIT or Lemminkäinen and shall not be considered as such. Unless otherwise stated, any estimates with respect to market development relating to YIT or Lemminkäinen or their industry are based upon reasonable estimates of the management of the respective company that such information concerns.

In a number of jurisdictions, in particular in Australia, Canada, Hong Kong, Japan, South Africa and, subject to certain exceptions, in the United States, the distribution of this Offering Circular may be subject to restrictions imposed by law (such as registration, admission, qualification and other regulations). In addition to Finland and the United States, no action has been or will be taken by YIT or Lemminkäinen to permit the possession or distribution of the Offering Circular (or any other offering or publicity materials or application form(s) relating to the Merger) in any jurisdiction where such distribution may otherwise lead to a breach of any law or regulatory requirement. YIT advises persons into whose possession this Offering Circular comes to inform themselves of and observe all possible applicable restrictions. The Merger Consideration Shares will be offered in the United States in reliance upon the exemption from the registration requirements of the U.S. Securities Act provided by Rule 802 thereunder, see “Notice to shareholders in the United States” below.

Neither the Offering Circular, any notification nor any other merger material may be distributed or published in any jurisdiction except under circumstances that will result in compliance with any applicable laws and regulations. Neither YIT, Lemminkäinen nor financial advisors of YIT and Lemminkäinen accept any legal responsibility for persons who have obtained the Offering Circular in violation of these restrictions, irrespective of whether these persons are prospective recipients of the Merger Consideration Shares. No actions have been taken to register or qualify the Merger Consideration Shares for public offer in any jurisdiction other than Finland and the United States.

Any disputes arising in connection with this Offering Circular will be settled exclusively by a court of competent jurisdiction in Finland. Investors must not construe the contents of this Offering Circular as legal, investment or tax advice. Each investor should consult such investor’s own counsel, accountant or business advisor as to legal, investment and tax advice and related matters pertaining to the Merger.

The Merger Consideration Shares have not been registered under the U.S. Securities Act and are being issued in reliance on the exemption from registration set forth in Rule 802 under the U.S. Securities Act. YIT and Lemminkäinen are Finnish companies and the issuance of YIT shares will be subject to procedural and disclosure requirements in Finland that may be different from those of the United States. Any financial statements or other financial information included in this Offering Circular may have been prepared in accordance with non-U.S. accounting standards that may not be comparable to the financial statements of U.S. companies or companies whose financial statements are prepared in accordance with generally accepted accounting principles in the United States. It may be difficult for U.S. shareholders of Lemminkäinen to enforce their rights and any claims they may have arising under U.S. federal securities laws in connection with the merger, since YIT and Lemminkäinen are located in non-U.S. jurisdictions, and some or all of YIT’s and Lemminkäinen’s officers and directors may be residents of countries other than the United States. As a result, U.S. shareholders of Lemminkäinen may not be able to sue YIT or Lemminkäinen or their respective officers and directors in a court in Finland for violations of U.S. federal securities laws. Further, it may be difficult to compel YIT or Lemminkäinen to subject themselves to the jurisdiction or judgment of a U.S. court. Further, it may be difficult to compel YIT or Lemminkäinen to subject themselves to the jurisdiction or judgment of a U.S. court. Lemminkäinen’s shareholders should be aware that YIT may purchase Lemminkäinen’s shares otherwise than under the merger, such as in open market or privately negotiated purchases, at any time during the pendency of the proposed merger.

Notice to shareholders in the United States

The Merger Consideration Shares have not been registered under the U.S. Securities Act and are being issued in reliance on the exemption from registration set forth in Rule 802 under the U.S. Securities Act. YIT and Lemminkäinen are Finnish companies and the issuance of YIT shares will be subject to procedural and disclosure requirements in Finland that may be different from those of the United States. Any financial statements or other financial information included in this Offering Circular may have been prepared in accordance with non-U.S. accounting standards that may not be comparable to the financial statements of U.S. companies or companies whose financial statements are prepared in accordance with generally accepted accounting principles in the United States. It may be difficult for U.S. shareholders of Lemminkäinen to enforce their rights and any claims they may have arising under U.S. federal securities laws in connection with the merger, since YIT and Lemminkäinen are located in non-U.S. jurisdictions, and some or all of YIT’s and Lemminkäinen’s officers and directors may be residents of countries other than the United States. As a result, U.S. shareholders of Lemminkäinen may not be able to sue YIT or Lemminkäinen or their respective officers and directors in a court in Finland for violations of U.S. federal securities laws. Further, it may be difficult to compel YIT or Lemminkäinen to subject themselves to the jurisdiction or judgment of a U.S. court. Lemminkäinen’s shareholders should be aware that YIT may purchase Lemminkäinen’s shares otherwise than under the merger, such as in open market or privately negotiated purchases, at any time during the pendency of the proposed merger.

NEITHER THE SEC NOR ANY OTHER US FEDERAL OR STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY HAS APPROVED OR DISAPPROVED THE MERGER CONSIDERATION SHARES OR PASSED AN OPINION UPON THE FAIRNESS OR MERITS OF SUCH SECURITIES OR UPON THE ACCURACY OR ADEQUACY OF THE DISCLOSURES CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE IN THE UNITED STATES.

Notice to shareholders in the United Kingdom

This Offering Circular is for distribution only to persons who (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 43 of the Financial Promotion Order (for example as shareholders in Lemminkäinen entitled to receive the merger consideration shares pursuant to the Finnish Companies Act (21.7.2006/624, as amended)), (iii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, (iv) are outside the United Kingdom, or (v) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000) in connection with the issue or sale of the Merger Consideration Shares may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This Offering Circular is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.

Notice to shareholders in the European Economic Area

This Offering Circular has been prepared on the basis that any offer of the Merger Consideration Shares in any Member State of the European Economic Area (“EEA”) other than offers (the “Permitted Public Offers”) which are made prior to the Effective Date, and which are contemplated in the Offering Circular in Finland once the Offering Circular has been approved by the competent authority in Finland and published in accordance with the Prospectus Directive, and in respect of which YIT has consented in writing to the use of the Offering Circular, will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of the Merger Consideration Shares. Accordingly any person making or intending to make an offer in that Member State of the Merger Consideration Shares which are the subject of the offer contemplated in this Offering Circular, other than the Permitted Public Offers, may only do so in circumstances in which no obligation arises for YIT to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive, in each case, in relation to such offer. YIT has not authorised, nor does it authorise, the making of any offer (other than Permitted Public Offers) of the Merger Consideration Shares in circumstances in which an obligation arises for YIT to publish or supplement a prospectus for such offer.

In relation to each Member State of the EEA, with effect from and including the date on which the Prospectus Directive was implemented in that Member State (the “Relevant Implementation Date”) no offer has been made and will not be made (other than a Permitted Public Offer) of the Merger Consideration Shares which are the subject of the offering contemplated by this Offering Circular to the public in that Member State, except that, with effect from and including the Relevant Implementation Date, an offer of such Merger Consideration Shares is made to the public in that Member State:

a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

b)
to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of YIT for any such offer; or

c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no offer of the Merger Consideration Shares is made which would require YIT to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

In this section, the expression an offer of the Merger Consideration Shares to the public in relation to any Merger Consideration Shares in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Merger Consideration Shares to be offered so as to enable an investor to decide to purchase or subscribe to the Merger Consideration Shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State.

The expression “Prospectus Directive” means Directive 2003/71/EC (as amended), and includes any relevant implementing measure in the EEA Member State concerned.

TABLE OF CONTENTS
INFORMATION ON THE OFFERING CIRCULAR	2
SUMMARY	6
RISK FACTORS	34
PARTIES RESPONSIBLE FOR THE OFFERING CIRCULAR AND THE STATEMENT REGARDING THE OFFERING CIRCULAR	68
FORWARD-LOOKING STATEMENTS	68
INFORMATION DERIVED FROM THIRD PARTY SOURCES	69
MARKET AND INDUSTRY INFORMATION	69
AVAILABILITY OF THE OFFERING CIRCULAR	69
INFORMATION AT THE WEBSITE IS NOT PART OF THE OFFERING CIRCULAR	69
PRESENTATION OF FINANCIAL INFORMATION	70
EXCHANGE RATES	74
CERTAIN IMPORTANT DATES	75
MERGER OF YIT AND LEMMINKÄINEN	76
BACKGROUND FOR THE MERGER	76
OVERVIEW OF THE MERGER	76
FAIRNESS OPINION -STATEMENTS	77
SHAREHOLDER SUPPORT	77
FINANCING	77
COMBINATION AGREEMENT	77
MERGER PLAN	78
EXTRAORDINARY GENERAL MEETING OF YIT FOR APPROVING THE MERGER	82
EXTRAORDINARY GENERAL MEETING OF LEMMINKÄINEN FOR APPROVING THE MERGER	83
FEES AND COSTS RELATING TO THE MERGER	85
LISTING OF THE MERGER CONSIDERATION SHARES	85
INFORMATION ON THE COMBINED COMPANY	86
THE RATIONALE OF THE COMBINATION	86
OVERVIEW	87
SYNERGIES	87
ASSUMPTIONS USED WHEN ESTIMATING SYNERGIES AND INTEGRATION COSTS	88
THE COMBINED COMPANY’S STRATEGY	88
FINANCIAL TARGETS	89
BOARD OF DIRECTORS AND MANAGEMENT	89
CORPORATE GOVERNANCE AND LISTING OF THE SHARES	90
SHARES AND OWNERSHIP	90

FINANCING	91
CERTAIN OTHER FINANCING ARRANGEMENTS	91
YIT’S CAPITALIZATION AND INDEBTEDNESS	93
SELECTED CONSOLIDATED FINANCIAL INFORMATION	95
UNAUDITED PRO FORMA FINANCIAL INFORMATION	106
INFORMATION ON YIT	122
BUSINESS OF YIT	122
OPERATING AND FINANCIAL REVIEW AND PROSPECTS OF YIT	137
YIT’S BOARD OF DIRECTORS, MANAGEMENT BOARD AND AUDITORS	164
YIT’S SHARES AND SHARE CAPITAL	173
YIT’S OWNERSHIP STRUCTURE	175
RELATED PARTY TRANSACTIONS	176
INFORMATION ON LEMMINKÄINEN	177
BUSINESS OF LEMMINKÄINEN	177
OPERATING AND FINANCIAL REVIEW AND PROSPECTS OF LEMMINKÄINEN	192
BOARD OF DIRECTORS, GROUP EXECUTIVE TEAM AND AUDITORS OF LEMMINKÄINEN	221
SHARES AND SHARE CAPITAL OF LEMMINKÄINEN	233
OWNERSHIP STRUCTURE OF LEMMINKÄINEN	234
RELATED PARTY TRANSACTIONS	235
SHAREHOLDER RIGHTS	236
FINNISH SECURITIES MARKET	240
TAXATION	244
LEGAL MATTERS	251
INDEPENDENT AUDITORS	251
DOCUMENTS AVAILABLE FOR REVIEW	251
INFORMATION INCORPORATED BY REFERENCE INTO THIS OFFERING CIRCULAR	252

APPENDIXES

APPENDIX A	ARTICLES OF ASSOCIATION OF YIT CORPORATION
APPENDIX B	ARTICLES OF ASSOCIATION OF LEMMINKÄINEN CORPORATION
APPENDIX C	TRANSLATION OF INDEPENDENT AUDITOR’S ASSURANCE REPORT ON PROFIT FORECAST INCLUDED IN THE MERGER PROSPECTUS TO THE BOARD OF DIRECTORS OF YIT CORPORATION
APPENDIX D	TRANSLATION OF INDEPENDENT AUDITOR’S ASSURANCE REPORT ON THE COMPILATION OF PRO FORMA FINANCIAL INFORMATION INCLUDED IN THE MERGER PROSPECTUS TO THE BOARD OF DIRECTORS OF YIT CORPORATION
APPENDIX E	MERGER PLAN

SUMMARY

Summaries are made up of disclosure requirements known as “Elements”. These Elements are numbered in Sections A – E (A.1 – E.7).

This summary contains all the Elements required to be included in a summary for this type of securities and issuer. Because some Elements are not required to be addressed, there may be gaps in the numbering sequence of the Elements.

Even though an Element may be required to be inserted in the summary because of the type of securities and issuer, it is possible that no relevant information can be given regarding the Element. In this case, a short description of the Element is included in the summary with the mention of “not applicable”.

Section A – Introduction and warnings
A.1	Warning
This summary should be read as an introduction to the Offering Circular. Any decision to invest in the securities should be based on consideration of the Offering Circular as a whole by the investor.
Where a claim relating to the information contained in the Offering Circular is brought before a court, the plaintiff investor might, under applicable law, have to bear the cost of translating the Offering Circular before legal proceedings are initiated. YIT and Lemminkäinen assume civil liability in respect of this summary only if it is misleading, inaccurate or inconsistent when read together with the other parts of the Offering Circular, or if it does not provide, when read together with the other parts of the Offering Circular, key information in order to aid investors when considering whether to invest in the securities issued by YIT.

A.2	Information to be provided regarding consent by the issuer or person responsible for drawing up the prospectus for the use of intermediary financial organisations	Not applicable.

Section B – Issuer
B.1	Legal and commercial name	YIT The legal and commercial name of the issuer is YIT Corporation. Lemminkäinen The legal and commercial name of the merging company is Lemminkäinen Corporation.
B.2	Domicile/legal form/legislation/ country of Incorporation
YIT
The domicile of YIT is Helsinki, Finland. YIT is a public limited liability company incorporated in Finland and operating under Finnish law.
Lemminkäinen
Lemminkäinen Corporation is domiciled in Helsinki, Finland. Lemminkäinen Corporation is a public limited liability company incorporated in Finland and organized under the laws of Finland.

B.3	Key factors relating to the issuer’s current operations and principal activities
YIT
YIT is a group providing construction services in Finland, Russia and in the Baltic countries as well as in the central Eastern European countries (the “CEE countries”), parent company of which is YIT Corporation. YIT and its group companies provide construction services for the industrial and public sectors as well as residential construction services for consumers. Furthermore, YIT and its group corporations provide, for example, road maintenance services in Finland and after-sales services and maintenance for consumer customers’ new homes in Russia. In 2016, YIT Group’s IFRS-based revenue amounted to nearly EUR 1.7 billion, and YIT Group employed approximately 5,300 people.
YIT leads the way in the construction field, creating sustainable urban environments by building housing, business premises, infrastructure and entire areas. YIT has over 100 years of experience and a strong market position: it is, according to its estimate, one of the largest residential construction companies in Finland and one of the largest foreign residential construction companies in Russia. YIT is also, according to its estimate, one of the largest business premises and infrastructure construction companies in Finland.
YIT’s business and financial reporting have been divided into three segments on the date of the Offering Circular. YIT Group’s three reporting segments (later business segments) are, as of January 1, 2015, the following: 1) Housing Finland and CEE, 2) Housing Russia and 3) Business Premises and Infrastructure. In addition, as of January 1, 2018, a new Partnership Properties segment starts its operation.
The Housing Finland and CEE segment’s business comprises of the development and construction of apartments, entire residential areas and leisure-time residences. The segment’s main focus is on self-developed projects. The Housing Finland and CEE segment operates in Finland, Estonia, Latvia, Lithuania, the Czech Republic, Slovakia and Poland.
The Housing Russia segment’s business comprises of development and construction of apartments and entire residential areas in Russia. YIT has operated in Russia over 55 years. The Housing Russia segment operates in seven areas in Russia: Rostov-on-Don, Yekaterinburg, Kazan, Moscow, the Moscow region, St. Petersburg and Tyumen.
The Business Premises and Infrastructure segment comprises business premises construction in Finland, the Baltic countries and the central Eastern European countries, as well as infrastructure services in Finland. The segment’s geographical markets are Finland, Estonia, Latvia, Lithuania and Slovakia for business premises. Infrastructure projects are geographically concentrated in Finland.
YIT’s total revenue for the six month period ended June 30, 2017, was EUR 961.2 million (IFRS) and for the financial year ended December 31, 2016, nearly EUR 1.7 billion (IFRS).

Lemminkäinen
Lemminkäinen has, according to its management’s estimate, a strong market position in infrastructure and building construction in Northern Europe. According to its estimate, Lemminkäinen is one of the largest paving providers in the Nordic countries and among the five largest building constructors in Finland and the company has a strong position in special infrastructure contracting in Finland. In Russia, Lemminkäinen is involved in paving and building construction in the St. Petersburg region and in paving in the Moscow region.

Lemminkäinen’s main market area is Finland. In addition, Lemminkäinen operates mainly in Sweden, Norway, Denmark, Russia and the Baltic countries. Lemminkäinen’s business comprises of the following four business segments:

•      Paving provides paving to different types of customer segments, such as states and municipalities, construction and industrial companies and other private sector customers as well as consumers. Lemminkäinen offers paving for different purposes, such as highways, road network, airport runways and courtyards as well as special surfaces for, for example, bridges, landfills and industrial floors. Lemminkäinen’s mineral aggregate production is an independent business under the Paving segment. In addition to paving, Lemminkäinen offers road maintenance services in Finland throughout the year.
•      Infra projects provides a wide range of contracting services, including earthworks, construction of transport infrastructure as well as foundation, civil and rock engineering. Lemminkäinen offers infrastructure construction and related services from design to handover and maintenance.
•      Building construction, Finland, offers solutions and services covering residential and non-residential construction, including logistics centres and industrial construction. Lemminkäinen is involved in both own development and construction projects and competitive and negotiated contracting, as well as public-private partnership projects and renovation construction services. Lemminkäinen focuses on construction projects in the Helsinki Metropolitan Area and other urban growth centres.
•      Russian operations is involved in building construction in St. Petersburg and with paving in the St. Petersburg and Moscow regions.

B.4a	Most significant recent trends
   YIT
   Housing Finland and CEE
In Finland, consumer confidence picked up during the period from January to June 2017, which was seen as good consumer demand in apartments. However, there were no signs of overheating. Demand focused especially on affordable apartments in growth centres. Also the demand for bigger apartments improved.
Residential investors were more selective in their investments and the demand focused on the capital region.
In the Baltic countries and the central Eastern European countries, consumer confidence was on a good level especially in the Czech Republic and has improved from the beginning of the year 2017 clearly especially in Latvia. Residential demand was especially brisk in Slovakia, the Czech Republic and Latvia. Residential prices of new apartments increased slightly on average. The shortage of resources in the Baltic countries and the central Eastern European countries caused cost pressure especially in the Czech Republic and Slovakia.
Mortgage interest rates were on a low level in all operating countries, and the availability of financing was good. In Finland, new drawdowns of mortgages increased as compared to the same time last year, though at the end of the second quarter the number of mortgage drawdowns decreased.
Housing Russia
In early 2017, Russian consumers were cautious in their purchasing decisions in spite of the economy becoming more stable. The increase in real wages was slow, and stronger rouble made consumers even more cautious, but during the second quarter, the decline in consumers’ purchasing power seems to have stopped.

Residential demand remained weak. The ending of the state’s interest rate subsidy programme on mortgages targeted to new apartments at the turn of the year led to an increase in the mortgage interest base and increased expectations of a decrease in the interest rate level. The Russian Central Bank’s key rate cuts further increased expectations of a decrease in interest rates and this was partly reflected in the housing demand. Residential prices remained stable on average. The mortgage interest rate for new apartments continued to decrease below 11 per cent during the second quarter.
Business Premises and Infrastructure
Investors’ interest towards projects in prime growth centres was on a good level in the Finnish business premises market. In Finland, the good overall market sentiment supported private investments. The tender market and infrastructure market were active especially in the capital region and growth centres.
In the Baltic countries and Slovakia, investor demand for business premises was good and rental levels have remained stable. Tender market has remained stable in the Baltic countries.

Lemminkäinen
Demand for Lemminkäinen’s services and solutions is affected by various global trends and market drivers. In the paving business, demand is affected especially by public sector investments in road network maintenance, price of oil, development of urban growth centres and weak infrastructure in the Baltic countries. In infrastructure construction urbanisation, industrial investment and weak infrastructure in the Baltic countries, have an effect on the demand, among others. In building construction urbanisation, share of apartments in investment assets and renovation needs of the building stock have an effect on the demand. The operating environments in Lemminkäinen’s main markets vary depending on the region and market in question. The operating environment according to the main market areas is described below.
Finland
In building construction, the overall market situation was stable during the first half-year period of 2017. Residential construction was brisk, and demand still focused on small apartments in urban growth centres. Investors’ demand remained stable and consumer sales picked up. Individual large projects and public sector works maintained demand for non-residential construction. In the paving business, the state investments in paving remained at the same level as in 2016. In Finland, infrastructure construction was supported by projects in urban growth centres.
Scandinavia
In Norway and Sweden, the infrastructure construction market is strong due to several major ongoing or planned infrastructure projects. In Sweden the paving market was solid in the first half-year period of 2017 and in Norway state investments increased. In Denmark, price competition remained intense.
Russia and the Baltic Countries
In Russia, economic growth is at a low level, affecting also investments in the construction industry. In negotiated contracting in building construction, reliability of the contractor remains a competitive advantage. Lemminkäinen’s paving business in Russia was maintained by construction and repair projects on major roads. During the first half-year period of 2017, the infrastructure construction market in the Baltic countries has started to grow.

Merger
The Boards of Directors of YIT and Lemminkäinen have, on July 27, 2017, proposed that the Extraordinary General Meetings of YIT and Lemminkäinen, which are to be held on September 12, 2017, will resolve on the Merger in accordance with the Merger Plan. The completion of the Merger is subject to, inter alia, approval by the Extraordinary General Meetings of YIT and Lemminkäinen, obtaining of necessary merger control approvals by the relevant competition authorities, fulfillment of other conditions to completion set forth in the Combination Agreement and the Merger Plan or waiver of such conditions. Furthermore, it is required for the completion of the Merger that the Combination Agreement has not been terminated in accordance with its provisions, and that the execution of the Merger is registered with the Trade Register. The execution of the Merger is intended to be registered with the Trade Register on or about November 1, 2017, or on January 1, 2018, at latest, as possible. Lemminkäinen shall automatically dissolve on the Effective Date.
Lemminkäinen’s shareholders will receive as Merger Consideration 3.6146 Merger Consideration Shares for each share they hold in Lemminkäinen (i.e. the Merger Consideration Shares will be issued to the shareholders of Lemminkäinen in proportion to their existing shareholding in Lemminkäinen with a ratio of 3.6146:1), with the exception of those Lemminkäinen’s shareholders who have demanded the redemption of their shares and voted against the Merger at the Extraordinary General Meeting of Lemminkäinen resolving on the Merger. The total number of Merger Consideration Shares to be issued is expected to be 83,876,431 shares (excluding treasury shares held by Lemminkäinen or shares in Lemminkäinen held by YIT and assuming that none of Lemminkäinen’s shareholders will demand the redemption of his or her shares in Lemminkäinen at the Extraordinary General Meeting of Lemminkäinen resolving on the Merger). In case the number of the Merger Consideration Shares received by a shareholder of Lemminkäinen is a fractional number, the fractions shall be rounded down to the nearest whole number. The fractional entitlements to the Merger Consideration Shares shall be aggregated and sold in public trading on Nasdaq Helsinki, and the proceeds will be distributed to the shareholders of Lemminkäinen entitled to receive such fractional entitlements in proportion to holding of such fractional entitlements. Any costs related to the sale and distribution of fractional entitlements shall be borne by YIT. The trading in the Merger Consideration Shares on the official list of Nasdaq Helsinki is expected to begin on or about the Effective Date or as soon as possible thereafter.

B.5	Group
YIT
YIT Group consist of the parent company YIT Corporation and subsidiaries and associate companies located in several different countries.

Lemminkäinen
The Lemminkäinen Group consists of the parent company Lemminkäinen Corporation and several subsidiaries and affiliates in different countries.

B.6	Major shareholders	YIT The following table sets forth the ten largest shareholders of YIT that appear on the shareholders’ register maintained by Euroclear Finland Ltd on August 22, 2017:
		Shareholder	Number of shares	% of shares and votes
		Varma Mutual Pension Insurance Company	12,000,000	9.43
		OP funds	5,927,552	4.66
		Antti Herlin	4,710,180	3.70
		ELO Mutual Pension Insurance Company	3,335,468	2.62
		The State Pension Fund	2,975,000	2.34
		Danske Invest funds	2,947,517	2.32
		Ilmarinen Mutual Pension Insurance Company	2,237,573	1.76
		OP Cooperative	1,535,002	1.21
		Aktia funds	1,530,000	1.20
		Etera Mutual Pension Insurance Company	1,410,000	1.11
		Ten largest, total	38,608,292	30.35
		Other shareholders	88,615,130	69.65
		Total number of YIT’s shares	127,223,422	100.0

		Lemminkäinen
		The following table sets forth the ten largest shareholders of Lemminkäinen that appear on the shareholders’ register maintained by Euroclear Finland as at August 22, 2017.

		Shareholder	Number of shares	% of total shares and votes
		PNT Group Oy1	4,231,948	18.23
		Pentti Heikki Oskari Estate	2,253,698	9.71
		Forstén Noora Eva Johanna	1,415,241	6.09
		Pentti Lauri Olli Samuel	1,161,635	5.00
		Varma Mutual Pension Insurance Company	1,091,677	4.70
		Fideles Oy2	882,200	3.80
		Pentti-von Walzel Anna Eva Kristina	760,580	3.28
		Pentti-Kortman Eva Katarina	751,234	3.24
		Vimpu Intressenter Ab	750,000	3.23
		Pentti Timo Kaarle Kristian	655,280	2.82
		Above in total	13,953,493	60.09
		Nominee registered shares total[3]	3,431,504	14.78
		Other shareholders	5,834,903	25.13
		Total shares in Lemminkäinen	23,219,900	100.00
		1 A controlled entity of Heppu Pentti, a member of the Board of Directors.
		[2] A controlled entity of Noora Forstèn, a member of the Board of Directors.
[3] On April 3, 2012, Lemminkäinen received a flagging notification pursuant to the Finnish Securities Markets Act. According to the notification Peab Invest AS, a wholly owned subsidiary of Peab AB (publ), acquired 940,000 shares in Lemminkäinen through a forward contract executed on April 2, 2012. The shares were transferred to Peab AB (publ) immediately after the transaction. As a result of the forward contract executed on April 2, 2012, Peab AB (publ)’s holding rose to 2,080,225 shares, which represented 10.58 per cent of the shares and votes in Lemminkäinen Corporation in 2012.

Different voting rights
YIT
Not applicable; all YIT’s shares carry equal voting rights, and no YIT’s shareholder has different voting rights as compared to other shareholders of YIT.

Lemminkäinen
Not applicable; all shares in Lemminkäinen carry equal voting rights and none of Lemminkäinen’s shareholders have any voting rights that are different from those of the other shareholders in Lemminkäinen.

Controlling interests
YIT
Not applicable; as far as YIT is aware, YIT is not under direct or indirect ownership or control of any individual person.

Lemminkäinen
Not applicable; to the extent known to Lemminkäinen, Lemminkäinen is not, directly or indirectly, owned or controlled by any one person.

B.7	Selected historical key financial information
Selected consolidated financial information of YIT
The following tables set forth selected consolidated financial information of YIT as at and for the six months ended June 30, 2017 and 2016 and as at and for the years ended December 31, 2016, 2015 and 2014. The selected consolidated financial information below has been derived from YIT’s unaudited half-year financial report as at and for the six months ended June 30, 2017 prepared in accordance with “IAS 34 – Interim Financial Reporting”, including the unaudited comparative consolidated financial information as at and for the six months ended June 30, 2016, and YIT’s audited consolidated financial statements as at and for the years ended December 31, 2016, 2015 and 2014 prepared in accordance with IFRS as adopted by the EU, all of which are incorporated by reference into this Offering Circular.
In YIT’s 2015 financial statements, an error pertaining to previous years was corrected. The error was due to the incorrect processing of area costs in the project reporting on one of YIT’s Russian subsidiaries. The error has been corrected in the opening balance sheet for the year 2014. Due to the correction, certain consolidated financial information for the year ended December 31, 2014 presented herein in this Offering Circular is adjusted and based on unaudited comparative information which has been derived from YIT’s consolidated financial statements as at and for the year ended December 31, 2015.
The following tables set forth historical financial information for YIT’s segments derived from YIT’s percentage-of-completion (POC) based segments information, which is based on management reporting. In the management reporting income and costs of constructing self-developed housing and business premises are recognised by multiplying degree of completion and degree of sale, according to so called percentage-of-completion method, which differs from the group’s IFRS accounting principles. In accordance with the group’s IFRS accounting principles revenue of self-developed residential projects is recognized only based on handing over when the project is complete and of self-developed business premises recognition criteria is evaluated on a case-by-case basis in accordance with the terms and conditions of each project. Impacts on the revenue and adjusted operating profit of the differences between revenue recognition methods are presented on the line IFRS adjustments. In addition, in the group reporting certain interest expenses are capitalized in accordance with IAS 23 standard and reported as part of project expenses included in the operating profit when the project is completed. This result differences in reported operating profit and financial expenses between segment reporting and group reporting.

			For the six months ended June 30		For the year ended December 31
			2017	2016	2016	2015	2014
			(unaudited)		(audited)
		(EUR in millions, unless otherwise indicated)
		CONSOLIDATED STATEMENT OF INCOME
		Revenue	961.2	734.0	1,678.3	1,732.2	1,778.6
		Other operating income	5.0	7.2	12.8	16.0	14.4
		Change in inventories of finished goods and work in progress	-0.1	45.4	13.0	-116.7	14.1
		Production for own use	0.4	0.3	0.3	0.6	2.1
		Materials and supplies	-158.1	-116.7	-245.2	-233.5	-318.4
		External services	-488.2	-386.2	-892.4	-774.9	-856.3
		Personnel expenses	-140.1	-118.1	-250.3	-244.0	-264.3
		Other operating expenses	-147.1	-145.9	-281.7	-286.0	-263.1
		Share of results in associated companies and joint ventures	-0.2	-0.2	-0.6	0.0	0.3
		Depreciation, amortisation and impairment	-6.9	-6.4	-16.5	-12.1	-12.6
		Operating profit	25.8	13.3	17.7	81.6	94.8
		Financial income and expenses, total	-6.7	-12.7	-20.1	-20.3	-20.5
		Result before taxes	19.2	0.6	-2.5	61.3	74.3
		Income taxes	-4.4	-0.1	-4.7	-14.0	-18.5
		Result for the period	14.8	0.5	-7.1	47.2	55.8

		Attributable to
		Equity holders of the parent company	14.8	0.5	-7.1	47.2	55.9
		Non-controlling interest	-	-	-	0.0	-0.1

		Earnings per share for profit attributable to the equity holders of the parent company
		Basic, EUR	0.12	0.00	-0.06	0.38	0.44
		Diluted, EUR	0.12	0.00	-0.06	0.37	0.44

For the six months ended June 30	For the year ended December 31
2017	2016	2016	2015	2014
(unaudited)	(audited)	(adjusted, unaudited)[1]
(EUR in millions)
CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME
Result for the period	14.8	0.5	-7.1	47.2	55.8
Items that may be reclassified subsequently to profit/loss:
Cash flow hedges	0.3	0.2	0.5	0.2	0.4
- Deferred tax	-0.1	-0.0	-0.1	-0.0	-0.1
Change in the fair value of available-for-sale assets	0.0	-0.0
- Deferred tax	-0.0	0.0
Change in translation differences	-20.0	34.8	75.2	-32.9	-163.9
Other change	0.2
Items that may be reclassified subsequently to profit/loss, total	-19.8	35.0	75.6	-32.7	-163.4
Items that will not be reclassified to profit/loss:
Change in fair value of defined benefit pension	-	-	-1.1	-0.0	-0.2
- Deferred tax	-	-	0.2	0.0	0.0
Items that will not be reclassified to profit/loss, total	-	-	-0.9	-0.0	-0.2
Other comprehensive income, total	-19.8	35.0	74.7	-32.7	-163.5
Total comprehensive income	-4.9	35.4	67.6	14.5	-107.7

Attributable to
Equity holders of the parent company	-4.9	35.4	67.6	14.5	-107.7
Non-controlling interest	-	0.0	-	0.0	-0.1
[1] In YIT’s 2015 financial statements, an error pertaining to previous financial periods was corrected. The error was due to the incorrect processing of area costs in the project reporting on one of YIT’s Russian subsidiaries. The error has been corrected retrospectively in the opening balance sheet for the year 2014. As a result of the correction the translation differences and total comprehensive income decreased by EUR 3 million. The adjusted figures for the year 2014 are unaudited.

As at June 30	As at December 31
2017	2016	2015	2014
(unaudited)	(audited)	(adjusted, unaudited)[2]
(EUR in millions)
CONSOLIDATED STATEMENT OF FINANCIAL POSITION
Assets
Non-current assets
Property, plant and equipment	55.0	53.2	47.3	55.4
Goodwill	8.1	8.1	10.9	10.9
Other intangible assets	12.3	11.9	14.1	11.3
Investments in associated companies and joint ventures	81.9	63.5	0.7	0.8
Available-for-sale financial assets	0.4	0.4	0.4	0.8
Interests-bearing receivables	39.9	34.6[1]	-	-
Other receivables	2.6	3.2[1]	3.7	2.9
Deferred tax assets	52.8	54.2	40.5	41.6
Total non-current assets	253.1	229.1	117.7	123.7
Current assets
Inventories	1,701.9	1,746.6	1,528.4	1,682.6
Trade and other receivables	219.0	235.4	187.6	216.8
Income tax receivables	5.3	6.5	10.7	10.8
Cash and cash equivalents	35.3	66.4	122.2	199.4
Total current assets	1,961.5	2,054.9	1,848.9	2,109.7
Total assets	2,214.5	2,284.0	1,966.6	2,233.4

Equity and liabilities
Equity attributable to the equity holders of the parent company
Share capital	149.2	149.2	149.2	149.2
Legal reserve	1.5	1.5	1.5	1.5
Other reserves	0.6	-0.0	-	-0.1
Treasury shares	-7.2	-8.3	-8.3	-8.3
Translation differences	-205.0	-185.0	-260.2	-227.3
Fair value reserve	-0.0	-0.3	-0.7	-0.8
Retained earnings	594.3	606.7	641.4	616.1
Total equity attributable to the equity holders of the parent company	533,4	563.9	523.0	530.3
Non-controlling interest	-	-	0.1	0.3
Total equity	533.4	563.9	523.1	530.6
Non-current liabilities
Deferred tax liabilities	14.4	17.6	18.5	15.6
Pension obligations	2.1	2.1	0.9	0.9
Provisions	46.6	44.8	40.8	40.6
Borrowings	268.5	249.1	266.1	275.2
Other liabilities	53.2	51.0	10.4	22.9
Total non-current liabilities	384.8	364.6	336.7	355.2
Current liabilities
Advances received[3]	476.5	473.9	376.9	402.8
Trade and other payables[3]	402.8	395.2	323.4	302.0
Income tax liabilities	6.1	4.4	1.3	2.4
Provisions	31.0	31.7	20.2	20.2
Borrowings	380.0	450.4	385.1	620.2
Total current liabilities	1,296.4	1,355.5	1,106.8	1,347.6
Total liabilities	1,681.2	1,720.1	1,443.5	1,702.8
Total equity and liabilities	2,214.5	2,284.0	1,966.6	2,233.4

[1] Non-current interest-bearing receivables in the statement of financial position as at December 31, 2016 includes a reclassification of EUR 1.0 million from other receivables. Adjusted figures are unaudited.
[2] In YIT’s 2015 financial statements, an error pertaining to previous financial periods was corrected. The error was due to the incorrect processing of area costs in the project reporting on one of YIT’s Russian subsidiaries. The error has been corrected retrospectively in the opening balance for the year 2014. Due to the correction deferred tax assets increased by EUR 1.3 million, inventory decreased by EUR 6.3 million, total assets decreased by EUR 5.0 million, translation differences in equity increased by EUR 3 million, retained earnings decreased by EUR 8.0 million and total equity attributable to the equity holders of the parent company decreased by EUR 5.0 million. The adjusted information for the year 2014 are unaudited. The adjustments had no impact to the result for the period or consolidated cash flow statement for the years 2014 and 2015.
[3] Reclassified to correspond YIT’s current presentation.  Reclassified financial information as at December 31, 2016, 2015 and 2014, respectively, are unaudited.

For the six months ended June 30	For the year ended December 31
2017	2016	2016	2015	2014
(unaudited)	(audited)
(EUR in millions)
CONSOLIDATED CASH FLOW STATEMENT DATA
Net cash generated from operating activities[1]	77.3	50.6	35.9	194.4	154.8
Net cash used in investing activities	-27.8	-49.5	-79.2	-12.1	-7.6
Net cash used in financing activities	-79.0	-54.8	-18.4	-259.5	-7.5
Net change in cash and cash equivalents	-29.4	-53.7	-61.7	-77.1	139.7
Cash and cash equivalents at the beginning of the period	66.4	122.2	122.2	199.4	76.3
Foreign exchange rate effect on cash and cash equivalents	-1.7	2.1	6.0	-0.1	-16.8
Cash and cash equivalents at the end of the period	35.3	70.5	66.4	122.2	199.4

[1] Net cash generated from operating activities includes operating cash flows for both continued and discontinued operations. YIT’s Building services business that was transferred under Caverion Oyj as a result of partial demerger registered in June 2013 has been accounted for as a discontinued operation and related cash transactions has been presented as cash flow from discontinued operations for all periods presented. Net cash generated from operating activities related to the discontinued operations were EUR -0.1 million for the six months ended June 30, 2017, EUR -0.1 million for the six month ended June 30, 2016, EUR -0.2 million for the year 2016, EUR -1.3 million for the year 2015 and EUR -4.7 million for the year 2014.

For the six months ended June 30	For the year ended December 31
2017	2016	2016	2015	2014
(unaudited)	(audited)	(un-audited)[1]	(un-audited)[2]
(EUR in millions)
REVENUE BY SEGMENT
Housing Finland and CEE	444.8	350.8	727.9	777.8	726.5
Housing Russia	120.7	107.9	267.9	266.4	474.1
Business premises and infrastructure	376.1	371.9	797.4	615.6	599.3
Other items and eliminations	-4.6	-4.6	-9.7	-8.6	1.4
Revenue total, POC	937.0	826.1	1,783.6	1,651.2	1,801.2
IFRS adjustments	24.2	-92.1	-105.3	81.0	-22.6
Revenue total, IFRS	961.2	734.0	1,678.3	1,732.2	1,778.6
ADJUSTED OPERATING PROFIT BY SEGMENT (unaudited)
Housing Finland and CEE	39.1	28.6	59.9	56.0	63.7
Housing Russia	-0.4	-5.8	-2.3	10.9	55.8
Business premises and infrastructure	14.0	18.8	38.1	22.7	20.4
Other items and eliminations	-11.0	-9.3	-15.7	-13.5	-13.5
Adjusted operating profit total, POC	41.7	32.2	79.9	76.0	126.4
IFRS adjustments	-14.8	-18.9	-35.2	15.9	-19.2
Adjusted operating profit total, IFRS	26.9	13.3	44.7	91.9	107.3
Adjusting items	-1.1	-	-27.0	-10.4	-12.4
Operating profit total, IFRS	25.8	13.3	17.7	81.6	94.8
OPERATING PROFIT BY SEGMENT
Housing Finland and CEE	39.1	28.6	59.9	56.0	57.6
Housing Russia	-0.4	-5.8	-29.3	0.6	49.8
Business premises and infrastructure	14.0	18.8	38.1	22.7	20.1
Other items and eliminations	-12.0	-9.3	-15.7	-13.6	-13.5
Operating profit total, POC	40.7	32.2	52.9	65.7	114.0
IFRS adjustments	-14.8	-18.9	-35.2	15.9	-19.2
Operating profit total, IFRS	25.8	13.3	17.7	81.6	94.8

[1] The segment information for the year 2015 has been restated to reflect the change in reporting structure as of January 1, 2016.  Under the changed reporting structure Equipment business is reported as part of Business Premises and Infrastructure segment instead of Other items.  The restated information is unaudited.
[2] The segment information for the year 2014 has been restated to reflect the change in reporting structure as of January 1, 2015, but the information has not been restated to reflect changes in reporting structure as of January 1, 2016. The restated information is unaudited.

As at and for the six months ended June 30,	As at and for the years ended December 31,
2017	2016	2016	2015	2014

(unaudited)	(unaudited, unless otherwise indicated)
(EUR in millions, unless otherwise indicated)
KEY FIGURES
Group reporting, IFRS
Revenue	961.2	734.0	1,678.3	1,732.2	1,778.6
Operating profit	25.8	13.3	17.7	81.6	94.8
Operating profit margin, %	2.7%	1.8%	1.1%	4.7%	5.3%
Adjusted operating profit[1]	26.9	13.3	44.7	91.9	107.3
Adjusted operating profit margin, %	2.8%	1.8%	2.7%	5.3%	6.0%
Result before taxes	19.2	0.6	-2.5	61.3	74.3
Result for the period	14.8	0.5	-7.1	47.2	55.8
Earnings per share, EUR[3]	0.12	0.00	-0.06	0.38	0.44
Operating cash flow after investments, excluding discontinued operations[4]	49.7	1.1	-43.1	183.7	151.9
Gross investments[5]	29.0	51.0	83.5	12.0	13.9
Return on equity, %[6]	-	-	-1.3%	9.0%	9.1%*
Return on investment (rolling 12 months), %[8]	2.7%	-	1.6%	6.4%	6.4%*
Equity ratio at the end of the period, %[9]	30.7%	-	31.2%	32.9%	28.9%*
Interest bearing net debt at the end of the period10	573.3	-	598.6	529.0	696.0
Gearing at the end of the period, %[11]	115.0%	-	112.3%	101.1%	131.2%
Segment reporting, POC
Revenue	937.0	826.1	1,783.6	1,651.2	1,801.2
Operating profit	40.7	32.2	52.9	65.7	114.0
Operating profit margin, %	4.3%	3.9%	3.0%	4.0%	6.3%
Adjusted operating profit[12]	41.7	32.2	79.9	76.0	126.4
Adjusted operating profit margin, %	4.5%	3.9%	4.5%	4.6%	7.0%
Return on investment (rolling 12 months), %[8]	5.6%	-	4.7%	5.3%	7.7%*
Order backlog at the end of the period	2,565.7	2,714.1	2,613.1	2,172.9	2,125.9

* Adjusted in the year 2015 for an error pertaining to previous financial periods related to project reporting on one of YIT’s Russian subsidiaries.

Definitions of key figures
(1)	Adjusted operating profit	=	Operating profit - Adjusting items(2)
(2)	Adjusting items	=
Material items outside ordinary course of business such as gains or losses arising from the divestments of a business or part of a business, impairment charges of goodwill and plots of land, impairment charges of property plant and equipment and other assets, costs on the basis of statutory personnel negotiations and adaption measures, costs related to business acquisitions, material effect on profit and loss from disputes based on a decision by a court or arbitration proceedings and transaction costs related to the planned merger transaction.

(3)	Earnings per share	=	Result for the period (attributable to owner of the parent)			x 100
			Average number of shares outstanding

(4)	Operating cash flow after investments, excluding discontinued operations	=	Operating cash flow after investments presented in cash flow statement - cash flow from operations for discontinued operations

(5)	Gross investments	=	Investments in property, plant and equipment and intangible assets, excluding additions in financial leases, and investments in subsidiaries, associated companies and joint ventures

(6)	Return on equity, %	=	Result for the period			x 100
			Total equity (annual average)

(7)	Interest bearing debt	=	Non-current borrowings + Current borrowings

(8)	Return on investment (rolling 12 months), % **	=	Result before taxes + Financial expenses +/- Exchange rate differences (net)			x 100
			Total equity (average) + Interest bearing debt(7) (average)

(9)	Equity ratio at the end of the period, %	=	Total equity			x 100
			Total assets - Advances received

(10)	Interest bearing net debt at the end of the period	=	Interest bearing debt(7) - Cash and cash equivalents - Interest-bearing receivables

(11)	Gearing at the end of the period, %	=	Interest bearing debt(7) - Cash and cash equivalents			x 100
			Total equity

(12)	Adjusted operating profit, POC	=	Operating profit, POC – Adjusting items (2)

(13)	Order backlog
In the order backlog, work in progress is reported, and completed projects are removed from the order backlog. The order backlog regarding sold work in progress represents, for example, sold apartments. The order backlog regarding unsold but completed work comprehends the share of unsold apartments. The unsold apartments of a completed site are removed from the order backlog and reported in completed unsold production.

** Return on investment (rolling 12 months), % POC is calculated using the same definitions but based on information for segment reporting (POC).

Reconciliation of certain alternative performance measures
	For the six months ended June 30,			For the year ended December 31,
	2017		2016	2016	2015	2014
	(unaudited)			(unaudited, unless otherwise indicated)
(EUR in millions)
Operating profit, IFRS	25.8		13.3	17.7[3]	81.6[3]	94.8[3]
Adjusting items
Impairment of land plots (Housing Russia)	-		-	18.0	-	-
Project expense provision related to plots in Moscow area (Housing Russia)				6.6
Impairment of goodwill (Housing Russia)	-		-	2.4	-	-
Restructuring of operations[1]	-		-	-	2.7	3.4
Development expenses for projects not implemented (Housing Russia)	-		-	-	7.7	-
Write-downs of assets under the capital release program[2]	-		-	-	-	9.0
Transaction cost related to planned merger	1.1		-	-	-	-
Total adjusting items	1.1		-	27.0	10.4	12.4
Adjusted operating profit total, IFRS	26.9		13.3	44.7	91.9	107.3

[1] Restructuring of operations of EUR 2.7 million in 2015 relates to the Housing Russia segment. From the restructuring of operations in 2014, EUR 0.2 million relates to the Housing Finland and CEE segment, EUR 3.1 million to the Housing Russia segment and EUR 0,1 million to the Business premises and infrastructure segment.
[2] From the write-downs of assets under the capital release program in 2014, EUR 5.9 relates to the Housing Finland and CEE segment, EUR 2.9 million to the Housing Russia segment and EUR 0.1 million to the Business premises and infrastructure segment.
[3] Audited.

In YIT’s view there has not been any significant change in the financial position or result of operations between the period presented above and the date of this Offering Circular.
Selected Consolidated Financial Information of Lemminkäinen
The following tables set forth selected consolidated financial information for Lemminkäinen as at and for the six months ended June 30, 2017 and 2016 and as at and for the years ended December 31, 2016, 2015 and 2014.
The selected consolidated financial information below has been derived from Lemminkäinen’s unaudited half-year financial report as at and for the six months ended June 30, 2017 prepared in accordance with “IAS 34 – Interim Financial Reporting,” including the unaudited comparative consolidated financial information as at and for the six months ended June 30, 2016, and Lemminkäinen’s audited consolidated financial statements as at and for the years ended December 31, 2016, 2015 and 2014 prepared in accordance with IFRS as adopted by the EU, all of which are incorporated by reference into this Offering Circular.

Consolidated income statement	For the six months ended June 30,		For the year ended December 31,
	2017	2016	2016	2015[1]	2014[1]
	(unaudited)		(audited)
(in EUR millions, unless otherwise indicated)
Net sales	706.3	673.8	1,682.7	1,879.0	2,044.5
Other operating income	4.7	5.4	43.6	11.0	18.3
Change in inventories of finished goods and work in progress	17.2	-10.5	-31.2	-81.1	14.5
Production for own use	0.2	0.1	0.1	0.1	1.4
Use of materials and services	526.9	475.9	1,158.9	1,299.6	1,477.5
Employee benefit expenses	139.3	130.2	303.1	294.9	337.0
Depreciation and amortisation	12.6	13.4	34.3	38.0	43.2
Impairment	0.2	-	0.2	0.4	1.3
Other operating expenses	65.8	58.7	132.6	140.2	184.0
Share of the profit of associates and joint ventures	-0.7	-0.8	1.5	1.4	0.5
Operating profit / loss	-17.0	-10.2	67.6	37.3	36.3
Net finance income (+)/ costs (-)	-8.4	-8.7	-18.4	-20.6	-37.9
Result before taxes	-25.4	-18.9	49.2	16.7	-1.7
Income taxes	4.4	3.3	-11.2	-9.4	-3.3
Result for the period from continuing operations	-21.0	-15.6	38.0	7.2	-5.0
Result from discontinued operations	-	-	-	-	23.1[2]
Result for the period	-21.0	-15.6	38.0	7.2	18.1
Result for the period attributable to
Equity holders of the parent company	-21.0	-15.6	38.0	7.2	18.2
Non-controlling interests	0.0	0.0	0.0	0.0	-0.0
Earnings per share from the result for the period attributable to equity holders of the parent company, EUR
Basic
From continuing operations	-0.96	-0.83	1.27	-0.15	-0.68
From discontinued operations	-	-	-	-	1.08[2]
From result for the period	-0.96	-0.83	1.27	-0.15	0.40
Diluted
From continuing operations	-0.96	-0.83	1.26	-0.15	-0.68
From discontinued operations	-	-	-	-	1.08[2]
From result for the period	-0.96	-0.83	1.26	-0.15	0.40

[1] The figures for 2015 and 2014 include the road maintenance business in Norway and building construction business in Sweden, which the company divested in the third quarter of 2015.
[2] Includes the technical building services business that was divested in the second quarter of 2014 and classified as discontinued operations.

Consolidated statement of comprehensive income	For the six months ended June 30,	For the year ended December 31,
2017	2016	2016	2015	2014
(unaudited)	(audited)
(in EUR millions)
Result for the period	-21.0	-15.6	38.0	7.2	18.1

Items that will not be reclassified to profit or loss
Defined benefit pension obligations	-	0.0	0.4	0.3	-0.0

Items that may be reclassified subsequently to profit or loss
Translation difference	-2.4	3.9	7.3	-4.2	-18.6
Cash flow hedge	-	-	-	-	0.1

Other comprehensive income, total	-2.4	3.9	7.7	-3.9	-18.5

Comprehensive income for the period	-23.4	-11.7	45.7	3.4	-0.4

Comprehensive income for the period attributable to
Equity holders of the parent company	-23.4	-11.7	45.7	3.4	-0.3
Non-controlling interests	0.0	0.0	0.0	0.0	-0.0

Comprehensive income attritutable to equity holders of the parent company arises from
Continuing operations	-23.4	-11.7	45.7	3.4	-23.5
Discontinued operations	-	-	-	-	23.1[1]

[1] Includes the technical building services business that was divested in the second quarter of 2014 and classified as discontinued operations.

Consolidated statement of financial position	As at June 30,	As at December 31,
2017	2016	2015	2014
(unaudited)	(audited)
(in EUR millions)
ASSETS
Non-current assets
Property, plant and equipment	139.1	136.6	149.1	181.2
Goodwill	53.2	53.9	53.1	53.8
Other intangible assets	8.5	10.0	14.0	20.2
Investments in associates and joint ventures	4.1	5.4	4.7	6.9
Available-for-sale financial assets	1.9	2.3	2.7	3.2
Deferred tax assets	33.5	30.7	36.9	42.0
Other non-current receivables	0.9	0.9	0.5	0.5
Total	241.2	239.6	261.0	307.9

Current assets
Inventories	392.1	359.3	402.0	524.0
Trade and other receivables	327.5	235.7	241.9	290.0
Income tax receivables	1.1	2.0	2.7	1.7
Available-for-sale financial assets	-	-	-	25.1
Cash and cash equivalents	56.2	131.4	127.9	109.1
Total	776.9	728.4	774.5	949.9

TOTAL ASSETS	1,018.0	968.0	1,035.5	1,257.8

EQUITY AND LIABILITIES

Equity attributable to shareholders of the parent company
Share capital	34.0	34.0	34.0	34.0
Share premium account	5.7	5.7	5.7	5.7
Invested unrestricted equity fund	91.5	91.4	91.4	91.4
Hybrid bonds	34.8	34.8	111.6	138.4
Translation differences	-21.0	-18.6	-25.9	-21.7
Retained earnings	170.2	148.2	153.4	146.4
Result for the period	-21.0	38.0	7.2	18.2
Total equity attributable to shareholders of the parent company	294.3	333.7	377.6	412.4

Non-controlling interests	0.0	0.0	0.1	0.1
Total equity	294.3	333.7	377.6	412.5

Non-current liabilities
Interest-bearing liabilities	119.2	119.6	123.1	139.5
Deferred tax liabilities	9.8	12.3	14.7	15.6
Pension obligations	-	-	0.1	0.6
Provisions	19.9	20.4	26.6	27.5
Other liabilities	0.1	0.3	0.5	0.8
Total	149.0	152.5	164.9	183.9

Current liabilities
Interest-bearing liabilities	93.8	92.9	131.6	208.3
Provisions	11.9	12.1	13.1	11.1
Advance payments received	170.0	122.5	105.4	145.4[1]
Trade and other payables	297.7	253.4	242.1	295.5[1]
Income tax liabilities	1.3	0.8	0.8	1.1
Total	574.7	481.7	492.9	661.4

Total liabilities	723.7	634.3	657.8	845.3
TOTAL EQUITY AND LIABILITIES	1,018.0	968.0	1,035.5	1,257.8

[1] Lemminkäinen reclassified advance payments received and liabilities to companies under construction as a separate line item on consolidated statement of financial position in 2015. Information for the year 2014 has been reclassified accordingly. Reclassified information is unaudited.

Consolidated cash flow statement data	For the six months ended June 30,	For the year ended December 31,
2017	2016	2016	2015	2014[1]
(unaudited)	(audited)	(unaudited, unless otherwise indicated)
(in EUR millions)
Cash flow from operating activities	-44.8	7.2	131.7	106.6	-48.4
Cash flow from investing activities	-8.8	-0.7	2.3	27.7	50.5[2]
Cash flow from financing activities	-21.1	-18.5	-131.0	-115.0	56.4
Change in cash and cash equivalents	-74.7	-12.0	3.0	19.4	58.5[2]
Cash and cash equivalents at the beginning of the period	131.4	127.9	127.9	109.1	51.1[2]
Translation difference of cash and cash equivalents	-0.5	0.2	0.4	-0.5	-0.5[2]
Cash and cash equivalents at the end of the period	56.2	116.2	131.4	127.9	109.1[2]

[1] In its consolidated financial statement for the year 2015, Lemminkäinen has adjusted the cash flow statement for the year 2014. The adjustment specifies the presentation of changes in exchange rates and derivatives and it affects the cash flows from operating and financing activities. Adjusted information is unaudited. Cash flow from operating activities includes EUR 59.7 million of damages related to asphalt cartel paid in the first quarter of 2014. Cash flows include the cash flows from the technical building services business that was divested and classified as discontinued operations in the second quarter of 2014.
[2] Audited.

Key figures		As at and for the six months ended June 30,		As at and for the year ended December 31,
		2017	2016	2016	2015	2014
		(unaudited)		(unaudited, unless otherwise indicated)
Net sales	EUR in millions	706.3	673.8	1,682.7[4]	1,879.0[4]	2,044.5[4]
Operating profit / loss	EUR in millions	-17.0	-10.2	67.6[4]	37.3[4]	36.3[4]
Operating margin	%	-2.4	-1.5	4.0	2.0	1.8
Result before taxes	EUR in millions	-25.4	-18.9	49.2[4]	16.7[4]	-1.7[4]
Result for the period	EUR in millions	-21.0	-15.6	38.0[4]	7.2[4]	18.1[5]
Basic earnings per share	EUR	-0.96	-0.83	1.27[4]	-0.15[4]	0.40[5]
Diluted earnings per share	EUR	-0.96[6]	-0.83[6]	1.26[4]	-0.15[4,6]	0.40[5,6]
Cash flow from operating activities	EUR in millions	-44.8	7.2	131.7[4]	106.6[4]	-48.4[3]
Order book	EUR in millions	1,647.4	1,495.7	1,265.2	1,180.3	1,456.1
Total assets	EUR in millions	1,018.0	-	968.0[4]	1,035.5[4]	1,257.8[4]
Interest-bearing net debt[8]	EUR in millions	156.8	-	81.1	126.8	213.6
Equity ratio[1,8]	%	34.7	-	39.5	40.6	37.1
Gearing[2,8]	%	53.3	-	24.3	33.6	51.8
Return on capital employed (ROCE), rolling 12 months[8]	%	11.0	-	11.3	5.3	4.5[7]
Gross investments	EUR in millions	18.1	6.8	20.8	10.3	30.0
Personnel at the end of period		5,960	5,391	4,244	4,059	4,748

[1] Equity ratio, if hybrid bonds were treated as debt: 6/2017: 30.6%, 12/2016: 35.4%, 12/2015: 28.6 % and 12/2014: 24.6%.
[2] Gearing, if hybrid bonds were treated as debt: 6/2017: 73.8%, 12/2016: 38.8%, 12/2015: 89.6 % and 12/2014: 128.4%.
[3] In its consolidated financial statement for the year 2015, Lemminkäinen has adjusted the cash flow statement for the year 2014. The adjustment specifies the presentation of changes in exchange rates and derivatives and it affects the cash flows from operating and financing activities. Adjusted information is unaudited. Cash flow from operating activities includes EUR 59.7 million of damages related to asphalt cartel paid in the first quarter of 2014. Cash flows include the cash flows from the technical building services business that was divested and classified as discontinued operations in the second quarter of 2014.
[4] Audited, continuing operations.
[5] Audited, includes the technical building services business that was divested and classified as discontinued operations in the second quarter of 2014.
[6] When calculating the diluted earnings per share the potentially dilutive shares of share based compensation plans have not been included in the diluted weighted average number of shares because they are antidilutive. The dilutive potential shares as at June 30, 2017 amounted to 87,741 shares, as at June 30, 2016 to 13,203 shares, as at December 31, 2015 to 88,188 shares and as at December 31, 2014 to 33,779 shares.
[7] Lemminkäinen has presented the key figure Return on capital employed first time in its consolidated financial statements for the year 2015. Comparative information for the year 2014 has been presented in the consolidated financial statements for the year 2015.
[8] Lemminkäinen has presented the share of loans that corresponds to the sold portion of the apartments that are still under construction as non-interest bearing current liability under line item advanced payments received in the statement of financial position thus that amount has been included in the equity ratio but not included in the interest-bearing net debt, gearing or return on capital employed of Lemminkäinen.

Calculations of key figures

Interest-bearing net debt[2]

Interest-bearing liabilities - liquid funds[1]

Equity ratio, %[2]

Total equity	x 100
Total equity and liabilities - advance payments received

Gearing, %[2]

Interest-bearing liabilities – liquid funds[1]	x 100
Total equity

Return on capital employed, rolling 12 months, % (ROCE)[2]

Operating profit / loss	x 100
Total equity (quarterly average) + interest-bearing liabilities (quarterly average)

Basic earnings per share

Result for the period attributable to owners of the parent company - accrual basis interest of hybrid bond adjusted with tax effect
Weighted average number of ordinary shares outstanding

Diluted earnings per share

Result for the period attributable to owners of the parent company - accrual basis interest of hybrid bond adjusted with tax effect
Weighted average number of ordinary shares outstanding + dilutive potential ordinary shares

Gross investments
Gross investments include period’s investment in non-current assets excluding sale of assets.

Order book
Order book includes all work ordered by customers of which revenue has not been recognised. In residential building projects, the project is included in the order book once the so called RS capacity, according to the Housing Transactions Act, has been reached and the sale of the apartments can begin. The residential housing projects are excluded from the order book once they are completed.

[1] Liquid funds
Cash and cash equivalents + current available-for-sale financial assets

[2] Lemminkäinen has presented the share of loans that corresponds to the sold portion of the apartments that are still under construction as non-interest-bearing current liability under line item advanced payments received in the statement of financial position thus that amount has been included in the equity ratio but not included in the interest-bearing net debt, gearing or return on capital employed of Lemminkäinen.

In Lemminkäinen’s view there has not been any significant change in the financial position or result of operations between the period presented above and the date of this Offering Circular.

B.8	Selected key pro forma financial information
The unaudited pro forma combined financial information (the “Unaudited Pro Forma Financial Information”) is presented for illustrative purposes only to give effect to the Merger of YIT and Lemminkäinen. The Merger will be accounted for as a business combination at consolidation using the acquisition method of accounting under the provisions of IFRS 3, Business Combinations (“IFRS 3”) with YIT determined as the acquirer of Lemminkäinen.
The unaudited pro forma combined statement of financial position as at June 30, 2017 gives effect to the Merger as if it had occurred on that date. The unaudited pro forma combined statements of income for the six months ended June 30, 2017 and for the year ended December 31, 2016 give effect to the Merger as if it had occurred on January 1, 2016.
The Unaudited Pro Forma Financial Information has been prepared in accordance with the Annex II to the Commission Regulation (EU) No 809/2004, as amended and on a basis consistent with the accounting principles applied by YIT in its consolidated financial statements. The Unaudited Pro Forma Financial Information is derived from (a) the audited consolidated financial statements of YIT for the year ended December 31, 2016 (b) the unaudited half-year financial report of YIT as at and for the six months ended June 30, 2017 (c) the audited consolidated financial statements of Lemminkäinen for the year ended December 31, 2016 and (d) the unaudited half-year financial report of Lemminkäinen as at and for the six months ended June 30, 2017. In the following tables this information is labelled as “historical”. The Unaudited Pro Forma Financial Information reflects adjustments to historical financial information to give pro forma effect to events that are directly attributable to the Merger and which are factually supportable and, that management believes are reasonable under the circumstances.
YIT has made a preliminary allocation of the estimated Merger Consideration, which is based upon estimates that are believed to be reasonable on the basis of Lemminkäinen’s unaudited consolidated statement of financial position information as at June 30, 2017, and the preliminary estimate of the Merger Consideration is based on the July 31, 2017 closing price of EUR 7.175 of the YIT share on Nasdaq Helsinki.
Actual results of the Merger may materially differ from the assumptions used in the Unaudited Pro Forma Financial Information. The Unaudited Pro Forma Financial Information has been prepared by management for illustrative purposes only and, because of its nature, it addresses a hypothetical situation, and therefore does not represent the actual financial position or results of the YIT’s operations that would have been realised had the Merger occurred as of the dates indicated, nor is it meant to be indicative of any anticipated financial position or future results of operations that YIT may experience going forward. In addition, the accompanying unaudited pro forma combined statement of income do not reflect any expected cost savings, synergy benefits or future integration costs that are expected to be generated or may be incurred as a result of the Merger.

		Unaudited Pro Forma Combined Statement of Financial Position as at June 30, 2017
		(EUR in millions)	YIT historical	Lemminkäinen historical	Merger	Combined Company pro forma
		Assets
		Non-current assets
		Property, plant and equipment	55.0	139.1	18.8	212.9
		Goodwill	8.1	53.2	327.9	389.2
		Other intangible assets	12.3	8.5	51.1	71.9
		Investments in associated companies and joint ventures	81.9	4.1	-	86.0
		Available-for-sale financial assets	0.4	1.9	-	2.3
		Interests-bearing receivables	39.9	-	-	39.9
		Other receivables	2.6	0.9	1.1	4.5
		Deferred tax assets	52.8	33.5	-24.3	62.0
		Total non-current assets	253.1	241.2	374.5	868.7
		Current assets
		Inventories	1,701.9	392.1	29.3	2,123.2
		Trade and other receivables	219.0	327.5	-1.9	544.5
		Income tax receivables	5.3	1.1	-	6.4
		Cash and cash equivalents	35.3	56.2	-14.5	77.1
		Total current assets	1,961.5	776.9	12.9	2,751.3
		Total assets	2,214.5	1,018.0	387.5	3,620.0

Equity and liabilities
Total equity attributable to the equity holders of the parent company	533.4	294.3	294.9	1,122.6
Non-controlling interest	-	0.0	-	0.0
Total equity	533.4	294.3	294.9	1,122.6
Non-current liabilities
Deferred tax liabilities	14.4	9.8	10.8	35.0
Pension obligations	2.1	-	-	2.1
Provisions	46.6	19.9	33.3	99.9
Borrowings	268.5	119.2	7.5	395.2
Other liabilities	53.2	0.1	-	53.3
Total non-current liabilities	384.8	149.0	51.6	585.4
Current liabilities
Advances received	476.5	170.0	-	646.4
Trade and other payables	402.8	297.7	3.3	703.8
Income tax liabilities	6.1	1.3	-	7.4
Provisions	31.0	11.9	-	42.9
Borrowings	380.0	93.8	37.7	511.5
Total current liabilities	1,296.4	574.7	41.0	1,912.0
Total liabilities	1,681.2	723.7	92.6	2,497.4
Total equity and liabilities	2,214.5	1,018.0	387.5	3,620.0

Unaudited Pro Forma Combined Statement of Income for the six months ended June 30, 2017
(EUR in millions, unless otherwise indicated)	YIT historical	Lemminkäinen reclassified	Merger	Combined Company pro forma
Revenue	961.2	720.5	-2.3	1,679.4
Other operating income	5.0	4.7	-	9.7
Change in inventories of finished goods and work in progress	-0.1	17.2	-	17.2
Production for own use	0.4	0.2	-	0.6
Materials and supplies	-158.1	-194.1	-5.0	-357.2
External services	-488.2	-332.8	-	-821.0
Personnel expenses	-140.1	-139.3	0.3	-279.1
Other operating expenses	-147.1	-80.4	2.9	-224.7
Share of results in associated companies and joint ventures	-0.2	-0.7	-	-0.9
Depreciation, amortisation and impairment	-6.9	-12.8	-6.0	-25.8
Operating profit	25.8	-17.4	-10.2	-1.8
Financial income and expenses, total	-6.7	-7.9	2.1	-12.5
Result before taxes	19.2	-25.4	-8.1	-14.3
Income taxes	-4.4	4.4	1.7	1.7
Result for the period	14.8	-21.0	-6.5	-12.6

Attributable to
Equity holders of the parent company	14.8	-21.0	-6.5	-12.6
Non-controlling interest	-	0.0	-	0.0

Earnings per share for profit attributable to the equity holders of the parent company
Basic, EUR	0.12			-0.06
Diluted, EUR	0.12			-0.06

Weighted average number of shares outstanding
Basic, thousand shares	125,643			209,519
Diluted, thousand shares	127,549			211,903

		Unaudited Pro Forma Combined Statement of Income for the year ended December 31, 2016
		(EUR in millions, unless otherwise indicated)	YIT historical (audited)	Lemminkäinen reclassified	Merger	Combined Company pro forma
		Revenue	1,678.3	1,719.7	-11.0	3,387.0
		Other operating income	12.8	43.6	-	56.5
		Change in inventories of finished goods and work in progress	13.0	-31.2	-	-18.3
		Production for own use	0.3	0.1	-	0.4
		Materials and supplies	-245.2	-426.2	-3.6	-675.0
		External services	-892.4	-732.8	-	-1,625.1
		Personnel expenses	-250.3	-303.1	-0.0	-553.4
		Other operating expenses	-281.7	-170.9	-12.0	-464.6
		Share of results in associated companies and joint ventures	-0.6	1.5	-	0.8
		Depreciation, amortisation and impairment	-16.5	-34.5	-12.1	-63.1
		Operating profit	17.7	66.3	-38.7	45.3
		Financial income and expenses, total	-20.1	-17.0	2.9	-34.3
		Result before taxes	-2.5	49.2	-35.9	11.0
		Income taxes	-4.7	-11.2	7.3	-8.6
		Result for the period	-7.1	38.0	-28.6	2.4
		Attributable to
		Equity holders of the parent company	-7.1	38.0	-28.6	2.4
		Non-controlling interest	-	0.0	-	0.0

		Earnings per share for profit attributable to the equity holders of the parent company
		Basic, EUR	-0.06			0.01
		Diluted, EUR	-0.06			0.01

		Weighted average number of shares outstanding
		Basic, thousand shares	125,577			209,453
		Diluted, thousand shares	127,366			211,720
B.9	Profit forecasts and estimates
According to the guidance for the year 2017 based on segment reporting (POC) published by YIT, the Group’s revenue is estimated to grow by 5–12 per cent. The adjusted operating profit is estimated to be in the range of EUR 105–115 million. The adjusted operating profit does not include material reorganisation costs, impairments or other items impacting comparability.

B.10	Qualifications in the audit reports	Not applicable; the audit reports do not include any qualifications.
B.11	Sufficiency of working capital	In the view of YIT’s management, YIT’s working capital is sufficient for YIT’s present needs for the next 12 months following the date of this Offering Circular.

Section C – Securities
C.1	Type and class of securities
YIT has one series of shares, and the ISIN code of the shares is FI0009800643, and the trading code of YIT’s shares at Nasdaq Helsinki is YTY1V. Each share entitles its holder to one vote in the General Meetings of YIT.

C.2	Currency of the securities issue	Euro.
C.3	Share information
On the date of this Offering Circular, YIT’s fully paid share capital is EUR 149,216,748.22 and the number of YIT’s issued shares is 127,223,422. On the date of this Offering Circular, YIT owns 1,408,213 treasury shares. YIT’s shares have no nominal value.

C.4	Rights attached to the securities
The rights attached to the Merger Consideration Shares are based on the Finnish Companies Act (624/2006, as amended) and other legislation in force in Finland. Such rights include, among others, pre-emptive rights to subscribe for new shares in YIT, right to participate and exercise voting power at the General Meeting, right to dividend and other distribution of unrestricted equity, and right to demand redemption of his/her shares at a fair price from a shareholder that holds shares representing more than 90 percent of all the shares and votes in the Company, as well as other rights generally available under the Finnish Companies Act.
The Merger Consideration Shares entitle their holders to dividends and other distribution of assets declared by YIT as well as all other shareholder rights after being registered with the Finnish Trade Register.

C.5	Restrictions on the free transferability of the shares	Merger Consideration Shares are freely transferable.
C.6	Admission to trading
YIT has agreed to apply for the listing of the Merger Consideration Shares for public trading on the stock exchange list of Nasdaq Helsinki. The trading in the Merger Consideration Shares on the official list of Nasdaq Helsinki is expected to begin on or about the Effective Date or as soon as possible thereafter.

C.7	Dividend policy
YIT’s Board of Directors has set the dividend payout target to 40-60 per cent of result for the financial period. The amount of dividends may, however, be affected by investment needs targeted at YIT’s growth or other financing needs.
There are no guarantees that dividends or capital return will actually be paid in the future or the amount of dividends or capital return which are to be paid for any certain year.
The Board of Directors of YIT and Lemminkäinen, together with the managements of the two companies, have considered appropriate financial targets for the Combined Company and agreed on preliminary financial targets. Following the completion of the Merger, the Combined Company’s new management team will revise and possibly adapt the targets together with the Combined Company’s Board of Directors. The preliminary long-term financial targets of the Combined Company are, among others, positive cash flow after dividends and annually growing dividend per share.

Section D – Risks
D.1	Risks specific to the issuer or its industry
There are risks relating to the Merger and the Combined Company and its field of business and shares. Risk factors relating to the Merger and the Combined Company and its field of business are being listed below. Many of the risks related to the Combined Company are inherent to the nature of Combined Company’s business and are typical for the Combined Company’s industry. Each of the risks presented may, however, have a material effect on the Combined Company’s business, financial position and results of operations. The list presented is not exhaustive, and, also risks and uncertainties that are currently unknown or considered immaterial may have an adverse effect on the Combined Company’s business, financial position and results of operations or on investment in the Combined Company. More information regarding the Combined Company and the reasons and the benefits of the combination is presented in the Element E.2a “Reasons for the offering/use of proceeds /estimated net amount of proceeds”.

Risks relating to the Merger
•      The number of Merger Consideration Shares will not be adjusted to reflect fluctuations in the market price of the shares in YIT or Lemminkäinen, and the value of the Merger Consideration for the purposes of the YIT Group’s consolidated financial reporting will be measured on the Effective Date.
•      There is no certainty that the Merger will be completed or its completion could not be delayed.
•      The Merger may not necessarily be completed in the manner currently contemplated, which could have a material adverse effect on the estimated benefits of the Merger or the market price of the shares in YIT or Lemminkäinen.
•      The Combined Company may not necessarily be able to realize some or any of the estimated benefits of the Merger, and it may not necessarily be successful in combining the business operations of YIT and Lemminkäinen in the manner or within the timeframe currently estimated.
•      The Unaudited Pro Forma Financial Information in this Offering Circular is presented for illustrative purposes only and may differ materially from the Combined Company’s actual results of operations and financial position following the Merger.
•      YIT could be obligated to make a significant cash payment or the completion of the Merger could be cancelled, should some of Lemminkäinen’s shareholders vote against the Merger in the Extraordinary General Meeting of Lemminkäinen and require redemption of their shares in Lemminkäinen.
•      Certain financing and other agreements or loans entered into by YIT and Lemminkäinen, respectively, may be terminated by YIT’s and Lemminkäinen’s respective counterparties as a result of the Merger.
Risks relating to the Combined Company, its industry and operating environment
•      Uncertainties and unfavourable developments in the economy and the financial markets could have a material adverse effect on the Combined Company’s business and customers, results of operations, financial position and liquidity, as well as the availability of financing.
•      Changes in the economy and the financial markets and the political instability in the Combined Company’s main market areas could affect the Combined Company’s business and customers.
•      Construction is a regulated industry, and changes in legislation concerning the Combined Company’s business operations as well as developments in case law may be unfavourable for the Combined Company.
•      The competitive situation in the Scandinavian infrastructure construction market could have a negative impact on the Combined Company.
•      Significant fluctuations in the prices of raw-materials and the cost of energy or difficulties in the sourcing of raw-materials and energy could have a material adverse effect on the Combined Company.
•      The operating environment in Russia may include risks relating to amendments of legislation, business environment, development of the real estate market and sanctions against Russia and counter-sanctions which could have a material adverse effect on the Combined Company, should they materialise.
•      The operating environment in the central Eastern European markets contains political, economic and legal risks which, if realised, could have a material adverse effect on the Combined Company.

•     The construction sector is inflicted by a lack of competent personnel in some of the Combined Company’s operating areas.
•     The Combined Company may not necessarily be able to execute its strategy or adapt it to changes in the operating environment, or the chosen or executed strategy may be wrong.
•     The Combined Company may not necessarily succeed in developing its services or solutions in a manner corresponding to that of its competitors, or the Combined Company may be forced to make additional investments as a result of digitalization.
•     The Combined Company may not necessarily be able to maintain the profitability of its business due to failures in tendering processes, project management or preparation of project contracts.
•     Projects could be delayed, their scope could change during the construction stage or they could be cancelled for reasons beyond the Combined Company’s control.
•      Individual construction projects can be very extensive and thus have a significant effect on the profitability of the Combined Company’s business.
•     Failure in the recruitment of competent management or personnel or loss of key personnel could have a material adverse effect on the Combined Company’s ability to carry out its operations or expand.
•     The Combined Company is exposed to risks relating to the costs of professionally skilled labour and the results of collective labour negotiations, as well as to potential work stoppages due to labour market disputes or organisational changes.
•     The Combined Company is dependent on its subcontractors and suppliers of materials and other products, as well as the quality of the materials and work delivered by them and the delivery time, and the Combined Company may be held responsible for faults caused by subcontractors.
•     The Combined Company is exposed to errors and misconducts committed by its own or its subcontractors’ employees, and is responsible for its subcontractors’ work performance.
•     The Combined Company is exposed to the sales and price risks of self-developed residential and business premises construction and may fail in acquiring of building plots.
•     Changes in the business premises requirements of the Combined Company’s customers and in the operating environment of the consumer business could have a material adverse effect on demand for new business premises and business premises construction.
•     Maintaining the national security of supply and crisis construction could have a material adverse effect on the Combined Company’s business, financial position and future prospects.
•     Failure in the management of the Combined Company’s capital and investments could have a material adverse effect on its business, results of operations and financial position.
•     The Combined Company may face a larger liability than expected for its deliveries and life-cycle projects as well as significant warranty-period liabilities.
•      Risks related to corporate acquisitions could have a material adverse effect on the Combined Company.
•    Variations in weather conditions could have an impact on the progress and volume of the Combined Company’s projects.

•     Increased environmental regulation and potential liability associated with environmental compliance could increase the Combined Company’s costs or restrict its business operations.
•     The Combined Company’s operating capability is dependent on ICT infrastructure, as well as management, reporting and monitoring systems, that could become damaged due to external or internal factors.
•     The Combined Company is a party to associated companies and joint ventures which are subject to risks relating to, among other, disagreements regarding decision making and business operating, as well as distribution of liabilities among other parties.
•     The materialisation of risks related to consortiums and alliance projects could have a material adverse effect on the Combined Company.
•     Disturbances in the Combined Company’s business could have a material adverse effect on the Combined Company.
•     The materialisation of risks related to occupational health and safety could have a material adverse effect on the Combined Company.
•     Failure to meet customer and stakeholder expectations or to comply with product requirements and standards could have a material adverse effect on the Combined Company’s business and brand value and expose it to compensation claims.
•     The materialisation of risks related to regulation and legal proceedings could have a material adverse effect on the Combined Company’s business.
•     The Combined Company has been exposed to the risk of damages related to the legal proceedings in asphalt cartel and quality concerns of ready-mixed concrete.
•     Failure in the protection of intellectual property rights could have a material adverse effect on the Combined Company.
•     The Combined Company may fail to maintain its insurance coverage or the terms and conditions of the Combined Company’s insurances may not cover all of the Combined Company’s losses or all claims for damage resulting from potential future accidents.
•     The Combined Company may fail in identifying, resourcing and managing information and cyber security risks and in complying with regulations.
•     The Combined Company could fail in arranging effective internal control of its financial reporting and will be subjected to the risk that its financial reporting is inaccurate or misleading.
•     The Combined Company is jointly liable for certain commitments regarding the partial demerger of Caverion Corporation and YIT in 2013.
•     The Combined Company’s reputation could be damaged, which could have an unfavourable effect on the Combined Company’s customer acquisition as well as its ability to recruit and retain key personnel.
•     The fair value of the Combined Company’s real estate properties and other owned assets may fluctuate, and the Combined Company may not be able to sell properties at a financially reasonable price or at all.
•     The Combined Company may not necessarily receive financing or guarantees on competitive terms or at all and may not necessarily be able to fulfil its obligations under financing arrangements.
•     The Combined Company is exposed to liquidity and financial risks.
•     The interest rate on the Combined Company’s financing arrangements may fluctuate, and the interest rate on the Combined Company’s hybrid bond may increase.
•     The Combined Company is exposed to foreign exchange risks especially with respect to the Russian rouble, the Norwegian krone, the Swedish krona, the Danish krone, the Polish zloty and the Czech koruna.

•      The Combined Company is exposed to credit and counterparty risks.
•     The Combined Company’s tax burden may increase due to changes in tax legislation or its application or as a result of a tax audit, and the Combined Company may not be able to utilise its deferred tax assets.
•     Any impairments on goodwill, other intangible or tangible assets or investments could have a material adverse effect on the Combined Company’s financial position and result.
•      The timing of the revenue recognition of projects could cause the Combined Company’s result to fluctuate.
•      Due to the adoption of the “IFRS 16 – Leases” standard, the Combined Company will be forced to change its accounting policies and may be forced to adjust some of the consolidated financial statements it has published and change the way in which it conducts its business operations.

D.3	Risks specific to the securities
There are risks relating to the Merger and the Combined Company and its business and shares. Risk factors relating to the Combined Company’s shares are being listed below. This list is not exhaustive, and, also risks and uncertainties that are currently unknown or considered immaterial may have an adverse effect on the Combined Company’s business, financial position and results of operations or on investment in the Combined Company.
Risks relating to the Combined Company’s shares
•      The Combined Company’s ability to pay dividends or other distributions of unrestricted equity in accordance with its dividend policy or otherwise is dependent on the availability of distributable funds, and the Combined Company may be unable to, or may decide not to, pay dividends or other distributions of unrestricted equity in the future.
•      The market price of the Combined Company’s shares may fluctuate considerably.
•      The issue of additional shares in the Combined Company may dilute all other shareholdings.
•      Certain shareholders may be unable to exercise their pre-emptive subscription rights.

Section E – Offer
E.1	Total net proceeds and total expenses
The total costs for YIT and Lemminkäinen arising in connection with the Merger, mostly consisting of expenses related to financial reporting, legal matters and advisory services as well as expenses arising out of the procedure for obtaining consents related to bonds, are expected to amount to approximately EUR 15.0 million (excluding the estimated transaction costs of the refinancing).

E.2a	Reasons for the offering/use of proceeds /estimated net amount of proceeds
The combination of YIT and Lemminkäinen will create a strong platform for future growth through economies of scale. The Combined Company will have a wide presence in several economic regions, where the Combined Company can accelerate growth while simultaneously reducing sensitivity on country-specific construction cycles. The market conditions among the key growth markets for the Combined Company have improved, and the efficiency and development programmes implemented by both companies in recent years support the development of competitiveness and profitability.

The combination is a strategically important leap to create a platform to grow to one of the leading urban developers in the Northern European construction market. The combination of YIT and Lemminkäinen will form a balanced business portfolio of Housing, Business Premises, Infrastructure and Partnership Properties (a new business area as of January 1, 2018). Together, the companies can leverage their broad professional network to provide customers cost-competitive yet high quality and complex solutions. The companies will create a broad project execution platform for their diversified customer base. A broadened service offering will decrease the Combined Company’s sensitivity to economic fluctuations, which will support cash flow generation and help the combination to reach its growth targets. Furthermore, employees will gain improved career opportunities under a larger corporation and the combination is expected to be an attractive employer for both existing and new talent.
Through the combination, the Combined Company’s risk profile will be reduced and financial position improved. The counter-cyclicality of business operations provides operative stability that supports strategic planning and resource management. The wider geographical presence, improved business segments and solid financial resources will create several growth opportunities during different economic cycles. In addition, the benefits of scale enable new market opportunities and ability to capture larger projects. Self-developed projects involving partners will serve as the Combined Company’s engine of growth. The Combined Company’s increased size and strengthened capital base are also expected to improve financing options and reduce financial costs.
The combination of YIT and Lemminkäinen is expected to create significant value for the shareholders of the Combined Company through the synergies arising from the coordination of the companies’ operations and through increasing business opportunities. The total synergies are estimated to amount to approximately EUR 40 million per annum, and they are expected to be realised in full by the end of 2020. The majority of the planned synergies are expected to be achieved through the decrease of administrative costs, development of procurement, streamlining of the organisation and coordination of operating methods and processes. A significant part of the synergies is expected to arise from YIT’s estimate that it will be able to accelerate growth due to stronger financial resources and improve, among other things, the revenue of YIT’s plot reserves by utilising new construction site resources. The Combined Company will benefit more and gain larger economies of scale from information system projects compared to YIT prior to the combination as the same system can be used by several parties. The integration of the operations will be started immediately after the proposed Merger is completed. The integration costs are expected to have a non-recurring cash flow effect of approximately EUR 40 million for years 2017–2019. YIT and Lemminkäinen will inform, consult and negotiate with the appropriate employee organisations regarding the social, financial and legal effects of the proposed Merger in accordance with the requirements of applicable laws. The Combined Company will continue to evaluate synergies beyond the current plans.
The growth opportunities and advantages of synergies provided by the combination are expected to increase the Combined Company’s attractiveness as an investment. Furthermore, the Combined Company’s more balanced and improved risk profile together with improving competitiveness are expected to enable growing and attractive dividends to its shareholders in the future.

E.3	Terms and conditions of the offering
The Boards of Directors of YIT and Lemminkäinen have, on June 19, 2017, agreed upon the combination of the two companies, entered into the Combination Agreement and signed the Merger Plan, according to which Lemminkäinen shall be merged into YIT through a statutory absorption merger in such a manner that all assets and liabilities of Lemminkäinen shall be transferred without a liquidation procedure to YIT. The Boards of Directors of YIT and Lemminkäinen have on July 27, 2017 proposed that the Extraordinary General Meetings of YIT and Lemminkäinen, both convened to be held on September 12, 2017, would resolve upon the Merger as set forth in the Merger Plan. The completion of the Merger is subject to, inter alia, approval by the Extraordinary General Meetings of YIT and Lemminkäinen, obtaining of necessary merger control approvals by the relevant competition authorities, fulfillment of other conditions to completion set forth in the Combination Agreement and the Merger Plan or waiver of such conditions. Furthermore, it is required for the completion of the Merger that the Combination Agreement has not been terminated in accordance with its provisions, and that the execution of the Merger is registered with the Trade Register. The execution of the Merger is intended to be registered with the Trade Register on or about November 1, 2017, or on January 1, 2018, at latest, as possible (i.e. on the Effective Date). Lemminkäinen shall automatically dissolve on the Effective Date.

The shareholders of Lemminkäinen shall receive as Merger Consideration 3.6146 Merger Consideration Shares for each share owned by them in Lemminkäinen (i.e. the Merger Consideration Shares will be issued to the shareholders of Lemminkäinen in proportion to their existing shareholding in Lemminkäinen with a ratio of 3.6146:1). The allocation of the Merger Consideration is based on the shareholding in Lemminkäinen at the end of the last trading day preceding the Effective Date. The Merger Consideration will not be distributed to the treasury shares held by Lemminkäinen. On the date of this Offering Circular, the total number of the Merger Consideration Shares to be issued is expected to be 83,876,431 shares (excluding the treasury shares held by Lemminkäinen and assuming that none of the shareholders of Lemminkäinen demands redemption of his or her shares at the Extraordinary General Meeting of Lemminkäinen resolving on the Merger). In case the number of the Merger Consideration Shares received by a shareholder of Lemminkäinen is a fractional number, the fractions shall be rounded down to the nearest whole number. The fractional entitlements to the Merger Consideration Shares shall be aggregated and sold in public trading on Nasdaq Helsinki, and the proceeds shall be distributed to the shareholders of Lemminkäinen entitled to receive such fractional entitlements in proportion to holding of such fractional entitlements. No actions are required from the shareholders of Lemminkäinen to receive the Merger Consideration after the Extraordinary General Meetings of YIT and Lemminkäinen have approved the Merger. The Merger Consideration Shares will be registered on the book-entry accounts of the shareholders of Lemminkäinen on or about the Effective Date or as soon as possible thereafter in accordance with the practices followed by Euroclear Finland.

E.4	Material interests
In accordance with customary practice, YIT and Lemminkäinen have agreed with the financial advisors that part of their remuneration shall be paid only if the Merger is completed. Fees to be paid to financial advisors that are conditional on the completion of the Merger, amount to in total approximately EUR 5.8 million.
Each financial adviser or some of their related entities may have from time to time provided and may in the future provide financial advisory, investment and commercial banking services as well as financing for YIT as a part of their day-to-day business, which is why they might have had or could in the future have customary fees and commissions. YIT has received a financing commitment for the Merger from Nordea Bank AB (publ), Finnish branch, which is acting as financial adviser to Lemminkäinen in connection with the Merger, as well as from Danske Bank A/S. New financing arranged in connection with the Merger consists of a EUR 240 million bridge financing agreement and a EUR 300 million revolving credit facility (“New Financing Agreements”), which are available for the company from the Effective Date. In accordance with these financing commitments, YIT and the banks signed on August 24, 2017 a bridge financing agreement and a revolving credit facility agreement. In the bridge financing agreement, Nordea and Danske Bank will act as lead arrangers and arrangers, and Danske Bank as agent. In the revolving credit facility Nordea, Danske Bank, OP Corporate Bank, Handelsbanken, SEB, Swedbank will act as lead arrangers and arrangers and LähiTapiola as arranger and Danske Bank as agent.

E.5	Names of persons offering to sell/ Lock-up agreements	Not applicable.
E.6	Dilution
According to the Merger Plan, the shareholders of Lemminkäinen shall receive as merger consideration 3.6146 new shares in YIT for each share owned by them in Lemminkäinen which means that after the completion of the combination YIT’s shareholders will own 60 percent of the Combined Company and Lemminkäinen’s shareholders will own 40 percent, assuming that none of Lemminkäinen’s shareholders demands the redemption of their shares at Lemminkäinen’s Extraordinary General Meeting deciding on the Merger.

E.7	Estimated expenses charged to the investor	Not applicable; no expenses are charged from the investors by YIT in relation to the Merger.

RISK FACTORS

An investment in the Combined Company involves risks, which may be significant. The following describes the risks relating to the Merger, as well as the risks relating to the Combined Company and its business and shares. Many of the risks related to the Combined Company are inherent to the Combined Company’s business and are typical in the Combined Company’s industry. Each of the risks presented may have a material effect on the Combined Company’s business, financial position and results of operations. Shareholders should, thus, carefully review the information contained in this Offering Circular, and, in particular, the risk factors described below. More information regarding the Combined Company and the reasons and benefits of the combination is presented in the section “Information on the Combined Company”.

The risks presented describe YIT’s or Lemminkäinen’s existing business operations prior to the Merger, unless a section specifically refers to the Merger or business operations planned in conjunction with it. The description of risk factors below is based on information available and estimates made on the date of this Offering Circular and, therefore, is not necessarily exhaustive. Some of these factors are potential events that may or may not materialise, and as such neither YIT nor Lemminkäinen is able to present an estimate of the probability of such events materialising or failing to materialise. Should one or more of the risk factors described in this Offering Circular materialize, it could have a material adverse effect on the Combined Company’s business, financial position and results of operations.

In addition to the risks and uncertainties described herein, risks and uncertainties that are currently unknown or considered immaterial may have an adverse effect on the Combined Company’s business or on the market price of the Combined Company’s shares, including the Merger Consideration Shares. Such risks and uncertainties could cause investors to lose part or all of their investment. Certain factors related to the Combined Company’s business that should be considered before making an investment in the Combined Company have been explained alongside other matters in the section “Information on the Combined Company”, “Information on YIT – Business of YIT” and “Information on Lemminkäinen – Business of Lemminkäinen”. The order in which the risk factors are presented in this Offering Circular is not intended to reflect the probability of their materialisation or potential impact on the Combined Company’s business, financial position and results of operations.

This Offering Circular also contains forward-looking statements that involve risks and uncertainties. The Combined Company’s actual results of operations could differ materially from those contained in such forward-looking statements as a result of certain factors, such as, e.g. risks discussed below and elsewhere in this Offering Circular. See “Forward-looking statements”.

Risks relating to the Merger

The number of Merger Consideration Shares will not be adjusted to reflect fluctuations in the market price of the shares in YIT or Lemminkäinen, and the value of the Merger Consideration for the purposes of the YIT Group’s consolidated financial reporting will be measured on the Effective Date.

Pursuant to the Merger Plan, a fixed number of Merger Consideration Shares are being offered to Lemminkäinen’s shareholders. Therefore, the value of the Merger Consideration Shares may be lower or higher on the Effective Date than on the date of this Offering Circular or the date on which the Extraordinary General Meeting of YIT or Lemminkäinen resolves upon the Merger. For YIT Groups consolidated financial reporting purposes, value of the fixed number of Merger Consideration Shares will be determined on the Effective Date at the then-current market price to determine the total value of the Merger Consideration for purchase accounting purposes. For further information about the financial statement impact of the Merger Consideration and its effects to the Combined Company’s Unaudited Pro Forma Financial Information (as defined in the section “Unaudited Pro Forma Financial Information”), see also “Unaudited Pro Forma Financial Information”. The number of Merger Consideration Shares will not be adjusted to reflect fluctuations in the market price of shares in YIT or Lemminkäinen. Lemminkäinen’s and YIT’s shareholders should therefore assess the Merger Consideration with reference to the prevailing market price.

There is no certainty that the Merger will be completed or its completion could not be delayed.

The completion of the Merger is subject to satisfaction of several conditions or, to the extent permitted by applicable law, YIT’s or Lemminkäinen’s decision to waive certain conditions. This has been described in more detail in the section “Merger of YIT and Lemminkäinen – Combination Agreement”. The completion of the Merger is subject to, inter alia, approval of the Merger by Lemminkäinen’s Extraordinary General Meeting so that shareholders of Lemminkäinen representing more than 20 per cent of all shares and voting rights in Lemminkäinen have not demanded redemption of their shares, as well as approval of the Merger by YIT’s Extraordinary General Meeting. In addition, the completion of the Merger subject to (i) the necessary approvals being obtained from the competition authorities, (ii) that the agreed financing for the Merger is available under its terms and conditions, (iii) that no acceleration clauses are triggered in either company’s financing arrangements with outstanding principal value of at least EUR 90,000,000, (iv) that no material adverse changes have taken place in relation to either company, (v) that the Combination Agreement remains in force, and (vi) that the execution of the Merger is registered with the Trade Register. For information on the conditions to the completion of the Merger in the Combination Agreement and the Merger Plan, see “Merger of YIT and Lemminkäinen – Merger Plan – Conditions for the Merger” and the Merger Plan, which is attached to this Offering Circular as Appendix E. The completion of the Merger is intended to be registered in the Finnish Trade Register either on or about November 1, 2017, or at latest on January 1, 2018, insofar as is possible (i.e. the Effective Date).

The Boards of Directors of YIT and Lemminkäinen have, on July 27, 2017, proposed that the Extraordinary General Meetings of YIT and Lemminkäinen, which are to be held on September 12, 2017, will resolve on the Merger in accordance with the Merger Plan. The shareholders of YIT and Lemminkäinen representing at least two thirds of votes cast and shares represented at the Extraordinary General Meetings of YIT and Lemminkäinen, must approve the Merger in accordance with the Merger Plan. If the Extraordinary General Meetings of YIT and Lemminkäinen do not approve the Merger in the form proposed by the Boards of Directors of YIT and Lemminkäinen, the Merger will not be completed.

Pursuant to the Finnish Companies Act, the Merger includes a creditor hearing process during which the creditors of the merging company (i.e. creditors of Lemminkäinen) may object to the Merger until the due date of the creditor hearing process. In the Merger, such due date is October 20, 2017. If any of Lemminkäinen’s creditors objects to the Merger and does not revoke such objection, the execution of the Merger is not registered until a competent district court has issued a confirmatory judgment stating that the opposing creditor has received payment for its receivables or that a security for the payment of the creditor’s receivables has been posted. If one or more creditors of Lemminkäinen object to the Merger in the creditor hearing process, the creditor hearing process could delay the completion of the Merger.

For financing of the Merger, YIT has signed on August 24, 2017 New Financing Agreements (as defined in the section “Information on the Combined Company - Financing”). In the bridge financing agreement, Nordea and Danske Bank will act as lead arrangers and arrangers, and Danske Bank as agent. In the revolving credit facility Nordea, Danske Bank, OP Corporate Bank, Handelsbanken, SEB, Swedbank will act as lead arrangers and arrangers and LähiTapiola as arranger and Danske Bank as agent. If the Merger has not been completed by March 31, 2018, the financing of the Merger as per New Financing Agreements will be immediately cancelled in its entirety, which could delay the completion of the Merger or prevent it entirely.

A delay in the completion of the Merger could have a material adverse effect on the Combined Company’s business, financial position and results of operations and a material adverse effect on the market price of the shares in YIT or Lemminkäinen. If the Merger is not completed due to the required conditions not being satisfied, this could have a material adverse effect on YIT’s or Lemminkäinen’s business, financial position and results of operations, as well as the market price of their shares. Additionally, the contributions of YIT’s and Lemminkäinen’s managements in the Merger will be lost and the significant Merger preparation costs will be borne by YIT and Lemminkäinen.

The Merger may not necessarily be completed in the manner currently contemplated, which could have a material adverse effect on the estimated benefits of the Merger or the market price of the shares in YIT or Lemminkäinen.

As described under “Merger of YIT and Lemminkäinen – Combination Agreement”, the completion of the Merger is conditional upon the satisfaction of several conditions or, to the extent permitted by applicable law, YIT’s or Lemminkäinen’s decision to waive certain conditions. Such conditions include obtaining approvals from the relevant competition authorities set forth in the Combination Agreement. There can be no assurance that such merger control approvals will be obtained or that any merger control approvals granted by the competition authorities will remain valid or unchanged. Furthermore, the terms and conditions of any merger control approvals related to the completion of the Merger may require, among other things, the divestment of certain assets anticipated to be part of the Combined Company. In such case, YIT or Lemminkäinen, as the case may be, may not necessarily be able to execute any such divestment within the required timeframe, at the desired price or at all, and any such divestment could have a material adverse effect on the Combined Company’s ability to realize some or any of the estimated benefits of the Merger. If the completion of the Merger is delayed or if the Merger is not completed due to the required conditions not being satisfied, or if any merger control approvals required to complete the Merger include material conditions, it could have a material adverse effect on the Combined Company’s, YIT’s or Lemminkäinen’s business, financial position and results of operations. In addition, this could have a material adverse effect on the market price of the shares in YIT or Lemminkäinen.

The Combined Company may not necessarily be able to realize some or any of the estimated benefits of the Merger, and it may not necessarily be successful in combining the business operations of YIT and Lemminkäinen in the manner or within the timeframe currently estimated.

Achieving the estimated benefits of the Merger will depend largely on the timely and efficient combination of the business operations of YIT and Lemminkäinen. The combination will involve certain risks and uncertainties, and. there can be no assurance that the Combined Company will achieve any of the estimated benefits of the Merger, including the reduction of administrative costs, the development of procurement, the streamlining of the organisation, the coordination ways of working and processes and other synergy benefits described elsewhere in this Offering Circular, within the currently estimated timeframe, or that any such benefits can be achieved at all. There can be no assurance that the Combined Company can reach growth targets or the preliminary long-term financial targets described in this Offering Circular or that the Combined Company’s revenue remains at the level of combined revenues of YIT and Lemminkäinen should they continue their operations independently. Adverse developments in general economic conditions or any conditions potentially imposed by regulatory authorities could limit, prevent or delay the Combined Company’s ability to realize estimated benefits, which could have a material adverse effect on the Combined Company’s business, financial position and results of operations.

Risks and challenges related to the combination of the business operations of YIT and Lemminkäinen include, but are not limited to, the following:

•
the Combined Company’s resources are subject to considerable demands relating to managing of the combination. The combination requires significant amounts of management’s time which may impair management’s ability to effectively run the Combined Company’s business during the merger process;

•
the efficiency, reliability, continuity and consistency of the combined group functions,  financing operations, control as well as administrative and support functions, such as cash management, internal and other financing, hedging against market risks, insurance, financial control and reporting, information technology, communications and compliance functions;

•	the implementation of a new organisational and governance model;

•	unexpected investments in equipment, IT systems and other business crucial infrastructure;

•	the working capacity of senior management and key personnel under heavy workload and their continued employment with the Combined Company; and

•	the ability to react to market changes when combining business and support functions.

The annual total synergies resulting from the combination are estimated to be approximately EUR 40 million and to be materialised in full by the end of 2020. The estimates on the total synergies expected to arise from the Merger and the combination of the business operations of YIT and Lemminkäinen as well as the related integration costs have been prepared by YIT and Lemminkäinen and are based on a number of estimates and assumptions. Such estimates describe the expected future impact of the Merger and the combination of business operations of YIT and Lemminkäinen on the business, financial position and results of operations of the Combined Company. The assumptions related to the estimated synergies and related integration costs are inherently uncertain and subject to a wide variety of significant business, economic and competitive risks and uncertainties. These risks and uncertainties could cause the actual synergies from the Merger and the combination of the business operations of YIT and Lemminkäinen and the related integration costs to differ substantially from the estimates presented in this Offering Circular. For additional information on the assumptions used in estimating the synergies expected to arise from the Merger and the related integration costs, see “Information on the Combined Company – Assumptions used when estimating synergies and integration costs”.

The Unaudited Pro Forma Financial Information in this Offering Circular is presented for illustrative purposes only and may differ materially from the Combined Company’s actual results of operations and financial position following the Merger.

The Unaudited Pro Forma Financial Information in this Offering Circular is presented for illustrative purposes only and is not necessarily indicative of what the Combined Company’s actual financial position or results of operations would have been had the Merger been completed on the dates indicated. Moreover, the Unaudited Pro Forma Financial Information does not purport to project the future financial position or results of operations of the Combined Company. The Unaudited Pro Forma Financial Information has been prepared based upon available information and certain assumptions and estimates that YIT and Lemminkäinen currently consider to be reasonable. The Unaudited Pro Forma Financial Information reflects adjustments, which are based upon preliminary estimates, to allocate the consideration to Lemminkäinen’s assets acquired and liabilities assumed, to align the presentation of Lemminkäinen’s financial information with YIT’s current presentation, and to align the accounting policies of Lemminkäinen with YIT’s current policies. The accounting policies to be applied by the Combined Company in the future may differ from the accounting policies applied in the Unaudited Pro Forma Financial Information. The preliminary estimate of the value of the Merger Consideration reflected in the Unaudited Pro Forma Financial Information does not purport to represent the actual value of the consideration to be transferred on the Effective Date. In accordance with IFRS, the fair value of the Merger Consideration Shares will be measured on the Effective Date at the then-current market price. This requirement will likely result in the value of the Merger Consideration differing from the amount assumed in the Unaudited Pro Forma Financial Information, and this difference may be material. Changes in the price of YIT shares would increase or decrease the value of the Merger Consideration, which would be reflected in the increase or decrease of goodwill in the consolidated financial statements. The allocation of the consideration reflected in the Unaudited Pro Forma Financial Information in this Offering Circular is preliminary. The final allocation of the consideration will be based on the actual value of the Merger Consideration and the fair values of Lemminkäinen’s assets and liabilities on the Effective Date. In addition, subsequent to the Effective Date, there may be further refinements of the allocation of the Merger Consideration as additional information becomes available. Therefore, the final accounting adjustments to the consideration may materially differ from the pro forma adjustments reflected in the Unaudited Pro Forma Financial Information of this Offering Circular. See “Unaudited Pro Forma Financial Information”.

YIT could be obligated to make a significant cash payment or the completion of the Merger could be cancelled, should some of Lemminkäinen’s shareholders vote against the Merger in the Extraordinary General Meeting of Lemminkäinen and require redemption of their shares in Lemminkäinen.

According to the Finnish Companies Act, a shareholder of the merging company who votes against a merger at the general meeting of shareholders deciding on the merger may, at such general meeting, demand that his or her shares be redeemed in cash at fair price. Furthermore, pursuant to Finnish Companies Act, at least two thirds of the votes cast and shares represented at the general meeting of shareholders must vote in favour of the merger for it to be approved. Therefore, under the Finnish Companies Act, the Merger may be approved by the Extraordinary General Meeting of Lemminkäinen even if shareholders representing up to one third of all shares in Lemminkäinen vote against the Merger, and such objecting shareholders would have the right to demand redemption of their Lemminkäinen shares in cash. See “Merger of YIT and Lemminkäinen – Shareholder support”.

Pursuant to the Combination Agreement and the Merger Plan, the completion of the Merger is subject to, among others that shareholders of Lemminkäinen representing more than 20 per cent of all of Lemminkäinen’s shares and votes, do not demand at the Extraordinary General Meeting of Lemminkäinen resolving on the Merger that their shares in Lemminkäinen be redeemed. Should over 20 per cent of the shareholders of Lemminkäinen demand redemption of their shares, the Merger may not be completed, unless YIT and Lemminkäinen waive this condition. Should some of the shareholders of Lemminkäinen demand the redemption of their shares and the Merger was completed, the payment of the redemption price to the objecting shareholders of Lemminkäinen could result in a substantial cash payment by YIT, which could have a material adverse effect on the Combined Company’s business, financial position and results of operations.

Certain financing and other agreements or loans entered into by YIT and Lemminkäinen, respectively, may be terminated by YIT’s and Lemminkäinen’s respective counterparties as a result of the Merger.

A number of YIT’s and Lemminkäinen’s financing and other agreements entered into with third parties include customary clauses that prevent or impose limitations on completing certain corporate transactions, such as the Merger, as planned or at all. Moreover, such clauses may otherwise prevent or impose limitations on transferring the rights and obligations arising from such agreements without the consent or waiver of the other party. In such an event, the other party may have the right to terminate the agreement or to accelerate credits or loans and to receive consequent compensation on the basis of the Merger or change of control, even though the applicability of these clauses in a statutory merger contacts is in some cases subject to interpretation and uncertainty. Certain of YIT’s or Lemminkäinen’s financing and other agreements could be prematurely terminated or credits or loans under the financing agreements may be prematurely accelerated due to the Merger. This could realize even though YIT and Lemminkäinen have notified certain counterparties and obtained consents or waivers from certain counterparties. In addition, such termination or acceleration or, emergence of a right to terminate or accelerate such an agreement, could trigger cross-acceleration clauses even in such financing agreements, other agreements or loans that as such could not be terminated or accelerated due to the Merger, or for which the necessary consents or waivers had been obtained. The Combined Company’s possibilities to receive financing may become more difficult should the grounds for acceleration emerge. The risks relating to premature termination, emerging of grounds for acceleration, the premature acceleration of credits or the realization of cross default clauses, if realized, could have a material adverse effect on the Combined Company’s business, financial position and results of operations, as well as its ability to receive financing.

Risks relating to the Combined Company, its industry and operating environment

Uncertainties and unfavourable developments in the economy and the financial markets could have a material adverse effect on the Combined Company’s business and customers, results of operations, financial position and liquidity, as well as the availability of financing.

In recent years, the general economic and financial market conditions in Europe and other parts of the world have undergone significant volatility as a result of, among others, the debt crisis in certain European countries. Although general economic conditions and financial market conditions have improved somewhat recently, this does not guarantee that similar volatility will not continue in the future. The Combined Company is particularly exposed to macroeconomic conditions affecting Northern Europe, Russia and the Baltic and central Eastern European region.

Concerns about geopolitical tensions in the Middle East, North Korea and Eastern Ukraine, debt crises and political developments in certain EU countries, such as the United Kingdom’s planned exit from the EU (“Brexit”), as well as the policies and unpredictability of the new administration in the United States have had an impact on the global economic conditions and will most likely continue to do so in the future. While many European countries have seen their economies improve recently and confidence indicators are rising, there still remains a risk of the eurozone’s economic conditions weakening or the political atmosphere changing. This could lead to some European countries leaving the eurozone or to the break-up of the entire eurozone, resulting in further adversity in economic conditions in Europe. As a result of these or other geopolitical tensions or political developments, market uncertainty and volatility could increase.

It is difficult to predict the trend in market conditions because it is influenced by macro-level changes in the financial markets and many other factors, including, among others, the stock, bond and derivative markets and measures taken by various administrative and regulatory authorities and central banks, which the Combined Company cannot influence. Uncertainty remains in the global markets and it cannot be ruled out that the global economy could fall back into a recession, or even depression, which could be deeper and longer lasting than the recessions of recent years.

General economic development and changes in the operating environment could have a material effect on the Combined Company’s business. A weakening of Europe’s economic conditions, a potentially unfavourable trend in the global economy and persistent uncertainty in the financial markets could have an unfavourable effect on the Combined Company’s financing expenses and the availability of bank and equity financing. A slowdown in economic growth, an economic downturn or any other unfavourable economic development in the Combined Company’s business areas could affect the Combined Company’s business in several different ways. Moreover, the Combined Company may not necessarily be able to exploit all the opportunities offered by economic cycles, or the Combined Company could fail to adapt its business to a long-term economic downturn or stagnation. Weaker availability of financing or a higher financing cost could also have a negative impact on demand for the Combined Company’s products and services, such as apartments and business premises. The materialisation of any of the aforementioned risks could have a material adverse effect on the Combined Company’s business, financial position, results of operations and future prospects.

Changes in the economy and the financial markets and the political instability in the Combined Company’s main market areas could affect the Combined Company’s business and customers.

The Combined Company operates in 11 countries. In 2016, 73 per cent of YIT’s revenue was generated in Finland, 16 per cent in Russia and 11 per cent in the Baltic countries and the central Eastern European countries. In 2016, Lemminkäinen in turn generated approximately 67 per cent of its net sales in Finland, approximately 23 per cent in Scandinavia, approximately 3 per cent in Russia and approximately 7 per cent in the Baltic countries and other countries. A slowdown or a downturn in economic growth or any other negative economic, demographic or political changes in the Combined Company’s operating region could have a material adverse effect on the Combined Company through, for example, a decrease in demand, an increase in operating or financing expenses or subcontractors’ difficulties in fulfilling their contractual obligations.

The construction sector is cyclical in nature and its volume and profitability vary as a result of economic conditions, the amount of investments in real estate and other factors. Changes in the general economic conditions, which usually are reflected in changes in GDP, have an impact on the overall demand for the construction industry. In Finland, growth in construction has historically developed parallel with the trend in GDP. The general economic situation in Finland has started to improve after years of uncertainty, as GDP grew 1.9 per cent in 20161 and by 2.7 per cent in the first quarter of 2017 when compared with the situation of the previous year2. In 2017, the basis for the growth in Finland is considered to be on a more stable ground, and it is supported by growth of the private consumption and, in the future, also by picking up the increase of exports. The annual growth of the Finnish economy is expected to amount to approximately 2.0 per cent in 2017 and approximately 1.5 per cent in 2018–2019.3,4 The consumer confidence in Finland has strengthened to a record level during the first half of 20175, and the consumer demand for apartments is supported by the low interest rates.6 The generally positive market condition has supported private investments. The growth of investments in construction sector is, however, expected to decrease during the coming years.7

A lower or negative level of general economic activity or, in particular, investments made in fixed assets could have material adverse effects on the overall revenue and profitability of the construction sector. Moreover, the interest rate level, consumer and business confidence, vacancy rates in properties and the unemployment rate all have an effect on the construction and real estate market. Construction projects commissioned by the public sector, such as the state or municipalities, are also dependent on the amount of public spending and tax revenue, as well as on political decisions.

1 Official Statistics of Finland: National Accounts [e-publication]. ISSN=1795-8881. 2016. Helsinki: Statistic Finland [referred: 21.7.2017]. Access method: http://www.stat.fi/til/vtp/2016/vtp_2016_2017-07-13_tie_001_fi.html
2 Official Statistics of Finland (OSF): Quarterly national accounts [e-publication].
ISSN=1797-9765. 1st quarter 2017. Helsinki: Statistics Finland [referred: 21.7.2017]. Access method: http://www.stat.fi/til/ntp/2017/01/ntp_2017_01_2017-06-01_tie_001_en.html
3 Financial Review, Summer 2017, Ministry of Finance: http://vm.fi/documents/10623/4609452/TKkesaEN/ef3c9507-f596-4bec-9ef1-c14f2501802e?version=1.0
4 Bank of Finland Forecast, Bank of Finland: http://www.bofbulletin.fi/en/2017/3/finland-grows-and-gathers-more-debt/
5 Official Statistics of Finland (OSF): Consumer survey [e-publication].ISSN=1799-1382. January 2016. Helsinki: Statistics Finland [referred: 21.7.2017].Access method: http://www.stat.fi/til/kbar/2016/01/kbar_2016_01_2016-01-27_tie_001_en.html
6 Financial review on housing markets 2/2017 (Finnish), the Mortgage Society of Finland: http://www.hypo.fi/wp-content/uploads/2017/05/Asuntomarkkinakatsaus_toukokuu2017.pdf
7 Financial review, Summer 2017, Ministry of Finance: http://vm.fi/documents/10623/4609452/TKkesaEN/ef3c9507-f596-4bec-9ef1-c14f2501802e?version=1.0

Recently the demand for new housing units in Finland has focused more intensely on small apartments in urban growth centres, and this trend is expected to continue.1 Banks’ stringent lending terms, longer selling periods for used apartments and the general uncertainty over the economy may lengthen selling times and reduce demand for housing, especially outside growth centres. The outlook for building construction growth for different regions in Finland has also diverged, as demand for building construction has generally been weaker in the northern and eastern parts of the country and outside growth centres in general. Slowdown of the recovery of the Finnish economy and indebtedness of public sector may cause the consumer purchasing power and the general confidence to decrease, which could have a negative impact on the housing demand. As for non-residential construction, the vacancy rate for business premises in Finland is high due to slow economic growth, and demand for new business premises has remained low. Individual major projects and public sector projects are, however, estimated to keep the non-residential construction stable in 2017. Renovation services in Finland are driven particularly by the age structure of housing.2

The prolonged poor condition of public finances, both on the state and municipal level, may continue to limit spending on the construction of infrastructure, paving and the related maintenance, which could diminish overall demand for these business areas in Finland. Moreover, a proposal has been floated in Finland for the establishment of a state-owned company focusing on infrastructure construction, which could have an impact on the sector’s competitive situation. The planned state investments in paving, however, are expected to keep demand for paving stable during 2017. Demand for infrastructure construction in 2017 will be maintained by complex projects in urban growth centres as well as industrial investments, but competition has intensified. The condition of public finances is still extremely poor and the effects of the regional government reform on infrastructure construction could provide surprises in the coming years, especially in the municipal sector.3

The Combined Company’s operations in Russia could be impacted by the negative development of the rouble’s exchange rate, the weakened conditions of the Russian economy and the prolonged political uncertainty, or an escalation of EU and Russian sanctions. Fluctuation in oil prices and volatility of rouble, geopolitical tensions and inflation could have an effect on demand for housing as reflected by decreased purchasing power and consumer confidence. Moreover, Russia’s political culture, legislation as well as its interpretations, and official practices compared to Finland, as well as the uncertainty and changes in interpretations in the legal system, administrative proceedings and law-enforcement mechanisms, could expose the Combined Company’s business in Russia to risks.

In the Baltic countries, demand for infrastructure construction and paving is largely linked to the availability of European Union’s (hereinafter also the “EU”) project funding. Cuts in EU funding could thus have a material adverse effect on the market situation in the region. Growth in the national economies of the central Eastern European countries has outpaced the EU average, and has been largely linked to the market situation of EU in general and, in particular, Germany. In these countries, the markets of residential premises have grown, which, however, has started to show as a lack of production resources and increase in cost pressure. General international political and economic uncertainty, increasing nationalism especially in Poland and inconsistent legislative procedures, coupled with an unpredictable building permit process, could have a material adverse effect on housing production in the central Eastern European countries. Additionally, political uncertainty and prolonged economic sanctions in Russia could have a material adverse effect on demand of housing in the Baltic countries.

In Sweden and Norway, the situation of the infrastructure construction market is currently good, due to the ongoing multi-year state-funded traffic infrastructure development programmes, and the countries are also investing heavily in the development of energy production. Weak performance of the macro economy might, however, result to diminishing demand of public and private sector infrastructure construction also in Sweden and Norway. The housing market in Sweden, on the other hand, has for a while indicated signs of overheating, and a correction in the Swedish housing market may cause weakening in the demand for new residential premises, decreasing the price level of residential premises and reducing the collateral value of the residential premises. The possible correction in the Swedish housing market could have an effect on the balance sheets of the banks operating in Sweden and thereby reflect on the Finnish housing market.

Any decline in demand of housing construction, paving or infrastructure construction and any of the aforementioned changes in the Combined Company’s main market areas could have a material adverse effect on the Combined Company’s business, financial position, results of operations and future prospects

1 Construction 2017–2018, Economic trends in construction March 14, 2017, Ministry of Finance.
2 Construction 2017–2018, Economic trends in construction March 14, 2017, Ministry of Finance.
3 Construction 2017–2018, Economic trends in construction March 14, 2017, Ministry of Finance.

Construction is a regulated industry, and changes in legislation concerning the Combined Company’s business operations as well as developments in case law may be unfavourable for the Combined Company.

Construction is a regulated industry and the predictability of the legal operating environment is essential for the Combined Company. Authorities, such as municipalities, have the jurisdiction to prepare plans for land use that steer construction companies’ operations. Construction work may commence only after the necessary permits have been obtained from the authorities. In addition, the actual construction work entails cooperation with various authorities and inspections to be carried out by such authorities at different stages of construction. There are no guarantees that the authorities will grant the Combined Company the permits it needs or that permit decisions, as a result of potential complaints, are not overturned or amended in a way that is unfavourable for the Combined Company’s business. Unfavourable administrative decisions or decisions made in any administrative court as well as prolonged permit procedures including hearing and complaint processes may make it more difficult to execute projects, delay their timetables or even result in their cancellation, or result in depreciations of the properties included in the Combined Company’s balance sheet. These risks may have a material adverse effect on the Combined Company’s business, financial position and results of operations. More information on risks relating to regulation and legal proceedings is presented in section “– The materialisation of risks related to regulation and legal proceedings could have a material adverse effect on the Combined Company’s business.”.

The Combined Company is dependent on cooperation with the authorities whose jurisdiction includes duties relating to the Combined Company’s business. In particular, changes in legislation, official regulations or case law pertaining to land use and construction or changes in the interpretations of such provisions in an unfavourable manner for the Combined Company, or a deterioration of the Combined Company’s reputation in the eyes of the authorities, or unfavourable official proceedings could have a material adverse effect on the Combined Company’s business, financial position, results of operations, reputation and future prospects.

The competitive situation in the Scandinavian infrastructure construction market could have a negative impact on the Combined Company.

The growing infrastructure construction market in Scandinavia has attracted several large construction companies from Central and Southern Europe and increased price competition and, especially in Sweden, competition for workforce. The Combined Company’s failure to offer attractive solutions and competitive prices as well as recruit and retain skilled personnel in these markets could have a material adverse effect on the Combined Company’s ability to manage the ongoing projects, win new customers and maintain its competitiveness in respect of its employees on the one hand and its customers on the other. This, in turn, could have a material adverse effect on the Combined Company’s business, financial position, results of operations, reputation and future prospects.

Significant fluctuations in the prices of raw-materials and the cost of energy or difficulties in the sourcing of raw-materials and energy could have a material adverse effect on the Combined Company.

Changes in the availability and market prices of raw materials used in the Combined Company’s business operations have a material impact on the profitability of its business. Especially fluctuations in the price of bitumen, which is dependent on the market price of oil, are significant for the Combined Company’s paving business. In general, a global overproduction decreases the price of raw materials and increases availability, whereas underproduction reduces availability, potentially increasing the market price of the raw materials. The prices of raw-materials or energy can also increase as a result of natural disturbances or problems with the Combined Company’s supply agreements. In its business operations, Lemminkäinen has managed the price risk of bitumen through terms and conditions of its contracts and oil derivatives, and the Combined Company is expected to continue to hedge its operations against the bitumen price risk. However, there is no certainty that the Combined Company will be able to hedge against the price risk of bitumen in the future. The trend in the market price of oil could also affect the Combined Company’s financial position through Russia, as there has historically been a correlation between the state of the Russian economy and the price development of oil. Should the Russian economy fall into a deeper recession due to a decline in the price of oil this could have a negative impact on the Combined Company’s financial development.

A significant part of the Combined Company’s operating costs arises from the procurement of subcontracting services and construction materials. In long-term service contracts, YIT and Lemminkäinen have committed to a certain service and price level, and, as a part of the Merger, Lemminkäinen’s contracts will also be transferred to the Combined Company. Thus a rise in the procurement prices could have a negative effect on the Combined Company’s profitability. YIT aims to anticipate for the trend in costs by having prices linked to cost and commodity indexes and by hedging against price increase by always using fixed procurement prices if appropriate. Whenever necessary, foreign exchange forward contracts are also used to hedge procurements made in currencies other than the euro. These measures may not necessarily be sufficient or hedge YIT or, in future, the Combined Company as intended. The availability of mineral aggregates and other raw materials needed for construction may also be limited from time to time in certain geographical operating regions of the Combined Company. For example, the production of mineral aggregates in Russia is concentrated to remote areas such as Karelia and Belarus. Due to the long distance transportations, the transportation costs may represent a significant proportion of the raw materials’ overall prices, and thus changes in the transportation costs could significantly impact their purchasing prices.

The Combined Company’s ability to timely pass price increases on to its customers through increases in the prices of its own products will dependent on several external factors, such as the negotiating power of the Combined Company’s largest customers. Moreover, due to specific contractual provisions, competitive pressures or other factors, there may be significant delays before any price increase can be put into effect. If the prices of raw materials rise significantly or there are significant interruptions in the supply of any raw materials, the Combined Company may have to purchase its raw materials from alternative sources, which could have a considerable impact on the Combined Company’s ability to offer competitively priced products to its customers in a timely manner. Additionally, a failure in hedging against the price risk of bitumen, in particular, could have a significant effect on the profitability of the Combined Company’s paving business. Therefore, a rise in the prices of raw materials, energy and services (such as transportation), that cannot be transferred to the prices of the Combined Company’s products or, that cannot be hedged against, could have a material adverse effect on the Combined Company’s business, financial position and results of operations and future prospects.

The operating environment in Russia may include risks relating to amendments of legislation, business environment, development of the real estate market and sanctions against Russia and counter-sanctions which could have a material adverse effect on the Combined Company, should they materialise.

The Combined Company’s operations outside Finland are exposed to additional risks in comparison to Finnish operations, such as differing business cultures, differences in legislation, potential administrative challenges, factors related to labour force, unfavourable tax implications, currency exchange rate fluctuations and challenges in the deployment of the Combined Company’s internal guidelines and control systems. Other countries can also be more exposed to political, economic and social uncertainties than Finland.

The business and political risks in Russia are higher than in the other countries in which the Combined Company operates, and the country’s operating environment is generally more unstable. Differences in the political culture and atmosphere, Russia’s legislation, its interpretations and official practices, as well as the uncertainty of interpretations and changes in the legal system, administrative proceedings and law-enforcement, could expose the Combined Company to significant risks, which are described below.

The legislation in Russia may be deficient, contradictory or difficult to predict, and its enforcement may be rushed, poorly prepared or delayed. Local administrative proceedings concerning, among others, zoning, building permits, building supervision and the commissioning of properties may be burdensome and could result in permits not being issued or decisions not being implemented within the timeframe planned by the Combined Company, in an expected manner or at all. Russian authorities also have extensive discretionary power when granting or revoking, for example, operating licences, other licences and building permits, carrying out tax audits and investigating business operations. This could lead to unexpected changes in interpretations, application procedures and requirements set for the projects by authorities. Even the terms and conditions of already concluded investment agreements might not hedge the Combined Company against these risks, which could lead to a delay in or disruption of constructing, need for reprimands and additional costs, which in turn could have a material adverse effect on the marginal profits and timetables of projects implemented on the basis of such investment agreements.

Russian legislation and regulations based on regional legislation may be mutually inconsistent. There exists a risk that the decisions of regional or local administration could be amended or abolished at the federal level, or that regional legislation will have to be amended so as to comply with superior legislation. Moreover, decisions and interpretations made by authorities at different administrative levels or authorities with different administrative jurisdictions may be mutually contradictory. These political risks and changes in legislation could be unfavourable for the Combined Company, for example, in situations where legislation would allow property to be confiscated directly, licences and rights granted by administration to be unexpectedly revoked or currency exchange restrictions preventing repatriating profits or capital gains. Moreover, potential lawsuits could result in expenses, and if the Combined Company cannot manage its confiscated assets while a dispute resolution process is pending, it could also cause losses and disruptions to the Combined Company’s business. Besides, the effective use of legal remedies is more uncertain and difficult than in some of the other markets in which Combined Company operates.

Additionally, the Combined Company’s operations in Russia may be affected by the sanctions imposed as of now or in the future by the European Union, the United States or other members of the United Nations, or by the counter-sanctions imposed on the last mentioned countries by Russia. The European Union, the United States or other members of the United Nations may impose sanctions on certain private individuals or companies, or on transactions or activities in countries or regions that are material to the Combined Company’s business. Current or future sanctions imposed against Russia could lead to a further weakening of the Russian economy and the, which could have a negative effect on the Combined Company’s business in Russia. Although YIT, Lemminkäinen and the Combined Company aim to comply with the sanctions imposed against Russia using their best efforts, the Combined Company cannot guarantee that it has the ability to comply with such sanctions or any new international sanctions imposed against Russia without taking material measures. Failure to comply with sanctions could lead to significant monetary penalties. Russia, on the other hand, may impose counter-sanctions on these countries or on foreign companies, which could make their business operations in Russia materially more difficult.

A realization of the aforementioned risks could have a material adverse effect on the costs or profitability of the Combined Company’s operations in Russia, which could have a material adverse effect on the Combined Company’s business, financial position, results of operations, reputation and future prospects.

The operating environment in the central Eastern European markets contains political, economic and legal risks which, if realised, could have a material adverse effect on the Combined Company.

The Combined Company has operations in 11 countries, including certain markets in central Eastern Europe, such as the Baltic countries, Poland, the Czech Republic and Slovakia. The central Eastern European markets are exposed to higher political, economic and social uncertainty than countries with more developed institutional structures, as well as to a risk of losses due to changes in legislation, actions and interpretations taken by authorities, economic or social upheaval or other material factors. The most significant risks to operations and investments in the central Eastern European markets are risks that relate to imposing export restrictions or restrictions on currency trading, inflation as well as changes in tax legislation and enforcement procedures. Operations in certain central Eastern European countries may also include a risk of expropriation and nationalisation of assets. The realization of any of the above-mentioned risks could materially diminish or completely remove the benefits gained by the Combined Company from operating in these markets which could have a material adverse effect on the Combined Company’s business, financial position, results of operations and future prospects.

The construction sector is inflicted by a lack of competent personnel in some of the Combined Company’s operating areas.

The construction sector in Finland is inflicted by a lack of competent workforce, especially in the project management and planning positions and competition for skilful workforce is tough. YIT has reacted on this by educating its current employees further to supervisors, employing approximately 700 summer trainees annually and transferring routine tasks done by professionals of the construction sector to professionals of other sectors. Additionally, contractual parties set requirements for the competence and other qualifications of employees, for example Finnish language skills, due to of which the lack of workforce cannot always be compensated with foreign subcontractors. On the other hand, competent employees are not necessarily willing to move with projects to different places.

The availability of workforce in Scandinavia has been affected especially by growing infrastructure construction market which has attracted several large construction companies from Central and Southern Europe to the markets and increased price competition as well as competition for workforce. For additional information, see “ – The competitive situation in the Scandinavian infrastructure construction market could have a negative impact on the Combined Company.”.  In addition to Finland and Scandinavia, in the central Eastern European countries, in particular in the Czech Republic and Slovakia, the lack of employees has caused cost pressure during 2017. The lack of competent personnel may increase employment expenses, tighten the competition between the companies operating in the sector, reduce contractual profit margins, prevent from participating in contract tenders and complicate growth, and there are no guarantees that the measures of YIT, Lemminkäinen or the Combined Company to manage these risks are successful. The lack of competent personnel, and the associated risks mentioned above, especially in Finland or other operating regions of the Combined Company may have a material adverse effect on the Combined Company’s business, financial position, results of operations and future prospects.

The Combined Company may not necessarily be able to execute its strategy or adapt it to changes in the operating environment, or the chosen or executed strategy may be wrong.

Successful execution of the Combined Company’s strategy depends on several factors, of which some are at least partially beyond the control of the Combined Company. The Combined Company may not necessarily be able to successfully execute its strategy in its main markets and achieve its financial targets due to the market situation or a failure in the management of the Combined Company. There are also no guarantees that the strategy chosen by the Combined Company is the right one.

The Combined Company’s target is to become one of the leading players in the urban development in the Northern Europe. The Combined Company strives to further improve its quality and customer experience and to continuously offer its customers new, innovative services and solutions. The Combined Company’s more balanced product and service offering and wider geographical presence will improve the Combined Company’s tolerance for cyclicality and risks. A better tolerance for cyclicality supports cash flow generation and helps to reach growth targets. The Combined Company’s success will be based, first and foremost, on a skilful personnel and the continuous development of competence. The management of the Combined Company will continue to examine and develop the strategy, which the Board of Directors of the Combined Company will approve at a later date. For more information on the Combined Company’s strategy, see “Information on the Combined Company – The Combined Company’s Strategy”.

If the Combined Company is unable to successfully implement its strategy or if the chosen strategy turns out to be wrong, it could have a material adverse effect on the Combined Company’s business, financial position, results of operations and future prospects.

The Combined Company may not necessarily succeed in developing its services or solutions in a manner corresponding to that of its competitors, or the Combined Company may be forced to make additional investments as a result of digitalization.

The Combined Company’s market position will be dependent on the continuous development of services, solutions and production methods and processes, as well as long-term customer relationships. The Combined Company’s future growth and success will depend on its continued ability to identify and respond changes in consumer, investor, public sector and industrial sector behaviour and demand, develop its production and production processes, improve its operational efficiency, reduce production costs and introduce new and improved services or solutions to the market in a timely manner in all of its key business operations using its existing or new production methods and processes. The Combined Company’s future growth and success depends also on its continuous ability to produce and market services and solutions in changing markets.

The construction sector is competitive, and during the last few years, particularly in Finland, the sector has been introduced with new actors, which could provide markets with new operating models and products. If the current competitors or new players in the field succeed in developing their production processes or the services and solutions they offer thus gaining an innovative and competitive advantage, and the Combined Company fails to respond to this or, if the competitors can utilize, for example, the opportunities of digitalisation better than the Combined Company, it could have a material adverse effect on the Combined Company’s business, financial position and results of operations.

There can be no assurance that the Combined Company will be successful in continuing to meet its customers’ needs and developing new services or solutions in a manner that will be accepted by its customers. The Combined Company may not be able to recover investments it has made in the development of new services or solutions, and it may not possess the sufficient resources to keep pace with the productivity improvement made possible by, for example, digitalisation. A failure by the Combined Company to exploit developing digitalisation, predict customer behaviour sufficiently and develop its business operations and improve operational efficiency could have a material adverse effect on the Combined Company’s business, financial position, results of operations, reputation and future prospects.

The Combined Company may not necessarily be able to maintain the profitability of its business due to failures in tendering processes, project management or preparation of project contracts.

The profitability of the Combined Company’s projects will be affected by several factors, such as competition in the tendering process or in the selling of apartments, efficient tendering process management, the size and complexity of projects, the projects’ financing costs, the availability of skilled project managers and other key personnel, volatility in the raw material prices and general cost inflation, customers’ potential requests for modifications and potential delays in project timetables.

The Combined Company’s results of operations will be largely dependent on successful project management, which includes, for example, a reliable determination of overall costs that requires estimation of the Combined Company’s management, determination of quantity information and conditions, successful pricing, optimal use of resources, careful project planning and scheduling, the ability to procure raw materials at a competitive price, strict cost control, appropriate handling of modification requests and the execution of projects as agreed within the agreed timeframe, as well as efficient and timely processing of compensation claims. It is also possible that the Combined Company fails in the preparation of project contracts, which may cause unexpected costs or other liabilities for the Combined Company, for example, due to errors in timeframe estimates or unexpected construction stages or additional work. In addition, contractual terms limiting the Combined Company’s liability may be less effective than expected by the Combined Company. It is also not possible to include comprehensive limitations of liability in all of the contracts the Combined Company concludes, based on which individual contracts may include terms and conditions deviating from the Combined Company’s standard contract forms to the detriment of the Combined Company.

The Combined Company will be responsible for a substantial number of projects in all of its countries of operation. All projects involve technical and operational risks, and projects require continuous operational planning, steering and supervision, quality control as well as timetable and cost monitoring. Managing several projects requires that the Combined Company’s project management processes are effective, so that several overlapping internal teams and subcontractor networks can be managed simultaneously in, for example, technical work, design and construction.

Failures in project management or the preparation of project contracts in the aforementioned areas, for example, could have a material adverse effect on the profitability of projects and the time the gained revenue will be recorded. This could have a material adverse effect on the Combined Company’s business, financial position, results of operations, reputation and future prospects.

Projects could be delayed, their scope could change during the construction stage or they could be cancelled for reasons beyond the Combined Company’s control.

A part of the Combined Company’s business will be based on projects in which the Combined Company does not act as the developer and thus cannot influence on the decisions of the party ordering the construction work. Therefore, the Combined Company is exposed to risks relating to project delays, changes in the scope of projects once the work has already started, disputes concerning the way how additional work and modifications are performed as well as costs or cancellation of projects. Should such risks materialise, it could lead to, for example, unrealised expected earnings, incorrect allocation of resources, exceeding of the budget and prolonged negotiations, disputes and processes for claims.

During the financial periods presented in this Offering Circular, both YIT and Lemminkäinen have recognized revenues on the basis of the percentage-of-completion method as regards certain parts of the companies’ respective business operations, and invoicing has been based on monthly progress. If the Combined Company continues to record revenues on the basis of the percentage-of-completion method, delay in a project could impact the Combined Company’s invoicing, revenue, operative cash flow and profitability.

Project changes, delays or cancellations and their resulting impacts on the projects’ profitability or delays in related income recognition could thus have a material adverse effect on the Combined Company’s business, financial position, results of operations and future prospects.

Individual construction projects can be very extensive and thus have a significant effect on the profitability of the Combined Company’s business.

Following the completion of the Merger, the Combined Company will be one of the largest construction companies in Finland, and hence it will be involved in the implementation of very large and complex projects from time to time. Large development projects and construction contracts involve the same risks as smaller projects, but the risks can be remarkably extensive and they might concentrate, since the uncertainty over the outcome and liabilities of a project, as well as public interest, will grow along with the size of a project. Larger projects also involve a risk of increased monetary liabilities if a project is delayed or otherwise fails due to factors caused by the Combined Company or which are beyond its sphere of influence. In addition, the settlement of such liabilities in the last instance through official or legal means may be significantly more expensive than in smaller projects. Large development projects and construction contracts may also involve additional risks due to, among others, the complexity of design and construction, the influence of major stakeholders on the project, the availability of essential resources and financing, and safety and environmental factors.

The profitability of a single major project may have a significant impact on the Combined Company’s profitability, and performance disruptions in such a project could result in substantial liabilities or costs. Should the Combined Company face problems in its major development projects or construction contracts caused by, for example, inadequate project management, or if such projects are delayed or cancelled, the materialisation of these and other aforementioned risks could have a material adverse effect on the Combined Company’s business, financial position, results of operations, reputation and future prospects.

Failure in the recruitment of competent management or personnel or loss of key personnel could have a material adverse effect on the Combined Company’s ability to carry out its operations or expand.

The Combined Company’s success is dependent on, among others, its top management, project management and other personnel, as well as the Combined Company’s ability to recruit, develop, train, motivate and retain competent personnel. The Combined Company may face difficulties in attracting top professionals for key management and project management positions, including a risk of losing its key personnel to its competitors particularly in the markets where the Combined Company is not a well-known employer. The profitability of large projects, in particular, is mainly dependent on the input of project management and experts on all levels. Potential difficulties faced by the Combined Company in attracting competent personnel or the loss of key personnel could thus impact the profitability of projects, addition to which the Combined Company may not be able to win customer relationships or even make offers for the possible projects, if competent personnel is not sufficiently available. The lack of personnel with the applicable competence and experience in key and project management positions could also increase liability risks and thereby affect the Combined Company’s ability to grow in some of its operating areas. See also above “ – The construction sector is inflicted by a lack of competent personnel in some of the Combined Company’s operating areas.”.

The realization of risks relating to the recruitment of personnel and the retaining of top management and key personnel could lead to higher operating expenses, losses of customer relationships and profits, loss of know-how, damage to reputation and potential liabilities which, in turn, could have a material adverse effect on the Combined Company’s business, financial position, results of operations and future prospects.

The Combined Company is exposed to risks relating to the costs of professionally skilled labour and the results of collective labour negotiations, as well as to potential work stoppages due to labour market disputes or organisational changes.

The Combined Company’s business is labour-intensive, and the general wage level in the construction industry and the cost of employing competent key personnel in the countries where the Combined Company operates have a significant impact on the Combined Company’s profitability. In the construction industry, changes in labour costs have a significant effect, as labour costs represent a material part of operating expenses, either through direct costs of labour or through subcontractors’ labour costs. When the Combined Company outsources labour-intensive parts of a project to subcontractors, labour costs are reflected in the contract price paid by the Combined Company to the subcontractor. See also above “ – The construction sector is inflicted by a lack of competent personnel in some of the Combined Company’s operating areas.”.

The materialisation of risks related to the costs of skilled labour could lead to an increase in operating expenses. In 2016, YIT’s personnel expenses totalled EUR 250.3 million, and the corresponding figure for Lemminkäinen was EUR 303.1 million. In many of the Combined Company’s operating countries, such as Finland, Sweden, Norway and Denmark, the wage level of a large number of employees in the Combined Company is determined on the basis of collective bargaining agreements signed by trade unions and employer organisations. Organisations representing the Combined Company and other employers may not necessarily be able to renegotiate satisfactory collective bargaining agreements when they expire, which could lead to, among others, increased labour costs. Any price increase due to rising costs could affect the demand for the Combined Company’s solutions and services, which in turn could have a material adverse effect on the Combined Company’s business, financial position, results of operations and future prospects.

Companies operating in the construction sector may face strikes or other industrial actions, and also the Combined Company may face unexpected strikes and other industrial actions, or its business may otherwise become exposed to industrial actions (such as strikes against the Combined Company’s subcontractors). Strikes and other industrial actions may lead to significant disruptions in the Combined Company’s business operations or an interruption of its business. The Combined Company’s existing collective bargaining agreements may not necessarily prevent strikes and work stoppages at its business locations, and such strikes, work stoppages or other industrial actions could have a material adverse effect on the Combined Company’s business, results of operations and financial position.

YIT and Lemminkäinen believe that they currently have, and that the Combined Company will in the future have, good relations with their employees and the trade unions representing them. However, there can be no assurance that the future development of the Combined Company’s business will not impact these relations and that no strikes or work stoppages will take place on its construction sites in the future. Moreover, labour disputes in the transportation industry could prevent the delivery of the products and raw materials needed by the Combined Company, and labour disputes affecting the Combined Company’s key suppliers could have a material adverse effect on the Combined Company’s business. A prolonged labour dispute that leads to a material interruption in the overall business of the Combined Company, increased labour costs or adverse changes to the present terms of collective bargaining agreements could have a material adverse effect on the Combined Company’s business, financial position, reputation and results of operations.

The Combined Company is dependent on its subcontractors and suppliers of materials and other products, as well as the quality of the materials and work delivered by them and the delivery time, and the Combined Company may be held responsible for faults caused by subcontractors.

The Combined Company is dependent on the suppliers of products and services needed for the execution of projects, especially in the infrastructure and building construction business. The subcontractor risk is especially emphasised in operating regions with a lower level of development, i.e. Russia, the Baltic countries and central Eastern Europe. Key suppliers consist of designers, subcontractors and suppliers of prefabricated building elements and construction materials as well as suppliers of certain raw materials. The construction industry may occasionally experience shortages of materials or skilled subcontractors, especially during periods of vigorous economic growth and high demand for construction services. Additionally, due to its use of subcontractors and material suppliers, the Combined Company is exposed to risks related to the operations and financial position of such companies and risks of having business relations with such parties. The Combined Company may not, for example, be able to conclude contracts with subcontractors and material suppliers under acceptable terms. Further, the quality, timing and cost-efficiency of the work performed or the quality and delivery times of the materials delivered by these operators may be inadequate and could lead to defects and faults. For example, a possible quality issue has arisen in connection with one of Lemminkäinen’s constructing projects concerning ready-mixed-concrete, which is supplied by an external entity and which does not necessarily and entirely meet the applicable strength conditions (more information provided in the section “Information on Lemminkäinen – Business of Lemminkäinen – Legal proceedings”). The possibility of similar cases to occur either on Lemminkäinen’s or YIT’s or the Combined Company’s construction projects cannot be excluded. It is also possible that the subcontractors and material suppliers face financial or other difficulties or problems related to, for example, the availability of labour, which could hamper their ability to deliver their products and services.

The Combined Company may also be held liable for any defects or faults caused by its subcontractors even if the Combined Company had fulfilled all its obligations concerning the supervision of work performed by subcontractors or their personnel. As a result, the Combined Company may be claimed compensation for defects or faults in design, procurement and the quality of work that are detected during the liability period. Moreover, in building construction, especially in housing construction, a subcontractor’s warranty liability towards the main contractor, i.e. the Combined Company, is usually shorter than the main contractor’s. There is a statutory 10-year liability for builders towards their customers in housing construction in Finland, which means that the Combined Company could be held liable for errors committed by its subcontractors. Furthermore, it is possible that a subcontractor is financially unable to compensate for its errors or otherwise contests the claim regarding its liability, in which case it cannot be ruled out that the Combined Company will not receive any compensation from a subcontractor, even if the division of the liability for damages would have been comprehensively agreed between such a subcontractor and the Combined Company.

Problems faced by subcontractors, such as their financial or production-related problems, could have a material adverse effect on the Combined Company’s business. Additionally, the Combined Company may not necessarily be able to find alternative subcontractors without delay to replace some of its subcontractors, or the Combined Company may be forced to use a subcontractor of whose performance it does not possess prior experience. The Combined Company may also become liable for damages for an accident at work suffered by a subcontractor if it occurs on the Combined Company’s construction site.

Possible errors or faults committed by subcontractors, their non-compliance with quality standards or delays or faults in the delivery of materials and other products as well as other aforementioned risks related to subcontractors could have a material adverse effect on the Combined Company’s business, financial position, results of operations, reputation and future prospects.

The Combined Company is exposed to errors and misconducts committed by its own or its subcontractors’ employees, and is responsible for its subcontractors’ work performance.

Construction projects include technical and operational risks, and the projects require continuous management of project plans, steering of the planning and implementation processes, quality control plans and supervision of implementation. The Combined Company may also be liable for risks relating to subcontractors in terms of their compliance with their obligations, the quality of their work and them adhering to timetables, in addition to which costs may arise from additional work and modifications performed by subcontractors.

In addition to YIT’s and Lemminkäinen’s own employees, a certain number of subcontractors work on the two companies’ construction sites on behalf of YIT and Lemminkäinen. The Merger is not expected to change this. Due to human errors committed by the Combined Company’s employees or subcontractors, projects under construction could suffer sudden and unforeseen damages, such as fires, water damage or other damages, that could result in unforeseen expenses for the Combined Company. An employee or subcontractor of the Combined Company may also act against applicable laws, recommendations or Combined Company’s guidance or its ethical and other operating principles, misuse or leak confidential information or otherwise abuse his or her position in the Combined Company for dishonest or criminal ends. The Combined Company’s internal supervision practices and procedures may not provide sufficient protection from misconduct by its personnel or the personnel of its subcontractors, or from the abuse of confidential information or one’s position. YIT and Lemminkäinen have made every effort to avoid bad recruitments, to guide and supervise employees and subcontractors, and to make the necessary corrective measures, and the Combined Company is expected to continue to do so also in the future. However, the risk of the Combined Company becoming exposed to its employees’ and subcontractors’ errors and misconducts cannot be ruled out, which could lead to significant liabilities and costs for the Combined Company.

The Finnish legislation concerning contractor’s liability requires that the company that concludes a contract concerning work to be performed by leased labour or subcontractors must ensure that its subcontractors comply with their statutory obligations. Hence, when the Combined Company uses a subcontractor or leased labour, it must make sure before signing the agreement that its contractual partner has been registered with the appropriate tax registers, paid its taxes and duly observed its obligations as an employer. In this context, the information must also be obtained concerning foreign companies. Deficiencies in these check-ups or failure to perform them altogether could lead to a penalty for negligence. Moreover, the construction industry applies reverse VAT liability, which places additional requirements to the management of subcontracting. Operating in other countries, the Combined Company must comply with the requirements and obligations imposed by the particular country’s legislation or regulation concerning contracting. If the subcontractors used by the Combined Company do not comply with laws and regulations, the Combined Company will also be exposed to a reputation risk.

If any of the aforementioned risks materialises, it could have a material adverse effect on the Combined Company’s business, financial position, results of operations, reputation and future prospects.

The Combined Company is exposed to the sales and price risks of self-developed residential and business premises construction and may fail in acquiring of building plots.

Part of the Combined Company’s operations is implemented through self-developed projects. In construction projects concerning self-developed residential and business premises, the Combined Company is solely responsible for the execution of the projects and the procurement and development of the plots. Plots are acquired from both the public and the private sector. Housing and business premises projects involve risks related to the acquisition, availability and geographical location of plots, the outcome of zoning, approvals by the authorities, infrastructure connections, environmental regulations, the management of capital and financing expenses, terms of payment, the contractual terms of plot acquisitions and other contract terms, as well as the Combined Company’s ability to sell the apartments and business premises. In addition, some of the self-developed projects are built on plots owned by building plot funds, in which case the Combined Company pays the funds rent for the plots and becomes exposed to risks related to long-term contractual liabilities. There are also no guarantees that the Combined Company will, in the future, be able to acquire suitable sites for projects relating to repurposing of premises and to execute such projects according to its plans. YIT and Lemminkäinen have mitigated the risk relating to plot acquisitions with competence related to predicting demand, efficient project management and careful due diligence, and the Combined Company is expected to act accordingly. If any of the aforementioned risks were to materialise, it could have a material adverse effect on the Combined Company’s business, financial position, results of operations and future prospects.

The Combined Company is also exposed to the sales, leasing and price risks related to self-developed residential and business premises construction projects. Demand for housing and business premises projects is materially affected by factors such as the financing available for the customer and its cost. If the banking regulation were to become stricter or the interest rates were to rise, it could have a negative effect on the demand for housing and business premises projects. In addition, plot procurement agreements concluded with the state or municipalities may in some cases also include clauses obligating the Combined Company to complete construction on the procured plot within a certain time period, regardless of the demand and pricing situation, in which case the Combined Company’s exposure to the demand and price risk is increased.

The planning stage for the Combined Company’s self-developed construction projects normally lasts 1–2 years from the time a plot is acquired, and the construction stage itself lasts 1–2 years. Therefore, the Combined Company is usually exposed to the market risk related to the demand and the prices of apartments for a period of 2–4 years. Although new self-developed residential projects are only started if the site has a sufficient reservation rate or otherwise secured demand, the sales of unreserved apartments within the planned timeframe may be challenging. The existing reservation rates or demand are no guarantees of purchasers being able to meet the terms of their commitment. These risks are especially enhanced in weak market situation. Any delays in selling apartments cause further delays in the revenue recognition, which, in turn, has an impact on the Combined Company’s result. Unsold apartments tie up capital, which may have an unfavourable effect on the Combined Company’s financing position. The Combined Company may also be forced to reduce the selling prices of apartments, which has a negative impact on its results of operations.

In the business premises market, cyclical fluctuations in the economy and economic development have a profound impact on the market as well as the demand for business premises. Tenants’ (including anchor tenants) reputation, expected turnover rate and ability to pay rent, as well as the occupancy rate and rent level of leased sites, have an effect on investors’ cash flow outlook. Together these factors affect investors’ willingness to invest in new projects. New self-developed business premises projects are only started if the site has a sufficient occupancy rate or otherwise secured demand, which means projects are not started especially during weak market conditions. Self-developed business premises projects are ordinarily sold to investors by the initial stages of construction, at the latest. However, not even projects in which buyers have reserved business premises in advance are risk-free, as some of the buyers may not be able to fulfil their commitments, especially in an unstable economic situation.

As at June 30, 2017, the number of YIT’s self-developed apartments under construction in all the countries in which it operates was 12,138, of which 6,865 were unsold. As at June 30, 2017, the number of completed apartments and apartments for sale was 799. As at June 30, 2017, the amount of capital tied in the business segments of the Housing Finland and CEE and the Housing Russia was approximately EUR 792.6 million. In addition, as at June 30, 2017, the amount of capital tied up in the Business Premises and Infrastructure segment was approximately EUR 217.9 million. As at June 30, 2017, the number of Lemminkäinen’s own development apartments under construction in Finland was 1,794, of which 551 were unsold. As at June 30, 2017, the number of completed apartments for sale was 142. As at June 30, 2017, the amount of capital tied up in the Building construction in Finland was approximately EUR 204.9 million.

Potential inability of the Combined Company to sell or lease apartments or self-developed business premises projects, an increase in the customers’ financing costs, problems with the procurement of plots, and depreciation of the value of plots or other property could have a material adverse effect on the Combined Company’s business, financial position, results of operations and future prospects.

Changes in the business premises requirements of the Combined Company’s customers and in the operating environment of the consumer business could have a material adverse effect on demand for new business premises and business premises construction.

Electronic commerce is becoming more and more important for companies that operate in the consumer business. A part of the Combined Company’s customers may transfer their consumer businesses fully or partially online, which could reduce customers’ needs for new business premises and have a material adverse effect on the demand for commercial properties. In addition, the proliferation of open-plan offices and distance working have reduced demand for office premises. A decline in demand for new business premises and construction of business premises could have a material adverse effect on the Combined Company’s business, financial position, results of operations and future prospects.

Maintaining the national security of supply and crisis construction could have a material adverse effect on the Combined Company’s business, financial position and future prospects.

In an economic, humanitarian or military crisis, the Combined Company could be subjected to important obligations with regard to maintaining the national security of supply, for example, in crisis construction especially in Finland. Such obligations could materially hinder the Combined Company’s business operations, which could lead to disturbances in performance in the Combined Company’s ongoing projects, and on the other hand, weaken the Combined Company’s ability and opportunity to carry out its business operations in line with its strategy. Moreover, if such crises are prolonged, it could also prolong the security of supply obligations, which could further increase the aforementioned risks in the Combined Company’s business. Obligations relating to the national security of supply, such as crisis construction, could have a material adverse effect on the Combined Company’s business, financial position and future prospects.

Failure in the management of the Combined Company’s capital and investments could have a material adverse effect on its business, results of operations and financial position.

The management of the Combined Company’s capital structure, capital tied up in business operations and the amount of interest-bearing liabilities present a risk to the Combined Company. Factors affecting the amount of the Combined Company’s interest-bearing liabilities include, for example, the expansion of the business operations and investments in production equipment, plot reserves and buildings. The Combined Company has in particular tied up capital in plot reserves and their development as well as in ongoing construction projects (work in progress). The availability of capital and liquidity are critical for the Combined Company’s business operations, organic growth and the utilisation of strategic opportunities.

The Combined Company’s loan and financing agreements contain financial covenants, including the Combined Company’s gearing (the ratio of net debt to equity), interest cover ratio (EBITDA to net interest payments), as well as equity ratio (the ratio of shareholders’ equity to balance sheet total). All financial covenants are calculated at the group level. The covenants related to these agreements have not been breached. The covenants may affect the Combined Company’s future financing and/or require negotiations with creditors. The Combined Company’s ability to fulfil its covenants could be influenced by significant investments or other changes in its operational capability and capital structure. In addition, events beyond the Combined Company’s control, such as changes in the capital and financial markets, foreign exchange rates, interest rates or loan margins, and cyclical fluctuations may have an effect on the Combined Company’s ability to fulfil its covenants. It is also possible that the Combined Company, at any given time, could face difficulties in raising capital, which could lead to the Combined Company’s insolvency. There are no guarantees that the Combined Company will be able to fulfil its financial covenants in the future.

YIT has aimed to mitigate the risk related to capital management by improving the relation of its net working capital to revenue as well as utilising various partnership models in its business operations where investments are small, such as in infrastructure construction. In business operations requiring higher amounts of capital, such as self-developed residential projects and property development projects, YIT has aimed to balance its capital investments in accordance with the market situation by reducing or increasing plot investments and housing and property development project initiations. It is expected that the Combined Company will continue these measures in the future and assesses investments in line with its approved investment policy. In the Finnish housing market, the Combined Company may also compensate for low consumer demand by selling apartments to professional investors. YIT has monitored, and the Combined Company may also monitor in the future, the amount and structure of its capital by revising the amount of dividend it distributes, buying back its own shares and issuing new shares or selling its assets to reduce its debts. In Russia, YIT aims to reduce the capital tied up in Russia in total by approximately RUB 6 billion (approximately EUR 90 million1) by the end of 2018 as compared to the situation in June, 2016. Measures taken to release capital in challenging market situations involve the risk of financial losses. The Combined Company may also continue these actions.

All major decisions concerning the allocation YIT’s capital are currently made by YIT’s Group Investment Board, which includes the CEO, the Deputy CEO and the CFO, the Senior Vice President of Investments and Business Development and the Group’s Director of Accounting. The Combined Company may also establish such a body. Regardless of the active measures taken for managing capital and investment risks, the Combined Company may fail to sufficiently manage such risks, which could have a material adverse effect on the availability of capital and liquidity and hence also on the Combined Company’s business, financial position, results of operations and future prospects.

The Combined Company may face a larger liability than expected for its deliveries and life-cycle projects as well as significant warranty-period liabilities.

YIT and Lemminkäinen have striven, as possible, to employ contract clauses that limit contractual liability, but such clauses may be less effective than anticipated. In addition, it has not been possible to include comprehensive limitations of liability in all of the contracts YIT and Lemminkäinen have concluded, due to which individual contracts may include terms and conditions deviating from their standard contract forms to the detriment of the Combined Company. The Combined Company’s contractual liabilities vary in accordance with different contract and agreement models. The liabilities and the risks arising from them are particularly emphasised in projects in which YIT or Lemminkäinen have also been responsible for planning.

The Combined Company may face liabilities due to, among others, the warranty obligations of long-term contracts or life-cycle projects, delays in agreed contracts or violations of other binding agreements of the Combined Company. Such liabilities may arise regardless of the Combined Company and be due to events or actors beyond the Combined Company’s control. The amount and extent of the liabilities of the Combined Company have not necessarily always been assessed and limited effectively, and the efficiency of such contractual limitations on liabilities is uncertain. A potential realization of liability may have a negative effect on the customer relationships behind the agreements or result in significant monetary costs or losses of profit. In addition, determining the responsibility and negotiating for it may take a considerable amount of time and attention.

If any of the risks related to contractual liabilities were to materialise, it could have a material adverse effect on the Combined Company’s business, financial position, results of operations and future prospects.

Risks related to corporate acquisitions could have a material adverse effect on the Combined Company.

The Combined Company aims to grow organically, addition of which the Combined Company may strive to develop its business through corporate acquisitions, divestments of businesses or other corporate transactions. Corporate transactions may involve obligations and risks related to their nature or value. Risks related to the operations, financing, integration problems, market and macro-economic reasons and other factors could have a material adverse effect on the Combined Company’s business and financial position.

1 The amount is calculated by applying the exchange rate of June 30, 2017.

Secondly, in a situation where the Combined Company could be pursuing acquisitions, there are no guarantees that it will be able to find suitable acquisition targets and execute the planned transactions. In case the Combined Company aims to divest a part of its operations, there is a risk of a desirable purchaser cannot be found or that necessary regulatory or competition approvals cannot be obtained on commercially reasonable terms or at all, or that such divestments may have unexpected negative effects on the Combined Company’s other operations.

Thirdly, there can be no assurance that the Combined Company will be able to finalise any such transaction within the required timeframe, at the desired price and commercial conditions, or at all, and there can be no guarantee that the integration of past or future acquisitions, and extraction of synergies, or the payment or other terms of past or future divestments will be materialised according to plan, that the counterparty to the transaction will fulfil its obligations under the transaction to the Combined Company, or that the corporate transactions would not lead to materially adverse consequences due to the violations of the warranties and representations either given by or given to the Combined Company. Expansion into new geographical regions through, for instance, corporate acquisition also involves the requirement to manage political, cultural and legal risks.

If corporate transactions are not realised as planned or within the anticipated timeframe or at all, or some of the other risks concerning corporate acquisitions presented above should materialise, it could reduce or delay the expected benefits of the transactions or exclude them entirely. This could have a material adverse effect on the Combined Company’s business, financial position, results of operations and future prospects.

Variations in weather conditions could have an impact on the progress and volume of the Combined Company’s projects.

Variations in weather conditions could hamper the Combined Company’s operations in the construction, paving and road maintenance business, delaying the Combined Company’s projects for which it often has tied up large amounts of capital. For example, cold and very snowy winters and exceptionally high rainfall could interrupt the implementation of projects and increase construction expenses, shorten the working season or cause significant delays to the Combined Company’s projects. Interruptions or significant delays to projects or a shortening of the working season could lead to losses of income, expose the Combined Company to compensation obligations towards its customers, or weaken the Combined Company’s cash flow. These, in turn, could have a material adverse effect on the Combined Company’s business, financial position, results of operations, reputation and future prospects.

Increased environmental regulation and potential liability associated with environmental compliance could increase the Combined Company’s costs or restrict its business operations.

The majority of the Combined Company’s environmental impacts comes from its production facilities, selected construction materials and construction waste, transportation and emissions from construction. In connection with its business operations, the Combined Company stores and handles, for example, oils, lubricants and other chemicals. The Combined Company’s most significant environmental risks consist of potential emissions of substances that are harmful to the environment. Other environmental risks could include, among other things, inadvertent supply to the Combined Company of raw materials that contain harmful substances in excess of regulatory limits.

The Combined Company may also, from time to time, purchase or sell land that has been formerly used for industrial purposes. The alteration of zoning of such land for residential purposes or the acquiring of building permits may require cleaning operations, reconstruction or modification measures in order to comply with the environmental legislation. There are no guarantees that the liability for performing such measures could be fully eliminated in the agreement on the acquisition or sales of such plots, and secondly, the liability may fall on the Combined Company despite such contractual arrangements. Liabilities could also arise with regard to areas used in the Combined Company’s previous operations and which the Combined Company no longer owns or controls, for example areas where asphalt plants have located. Any possible financial liabilities for damage caused by the Combined Company to the environment would depend on the gravity of the damage. The land areas used in projects could also have separate environmental protection value, and, in addition, a built-up environment could involve historical preservation value, which must be taken into consideration when executing a project. Such factors may cause delays or changes to the planned implementation of projects and thereby increase project costs.

The Combined Company will monitor its environmental impacts on a regular basis and develops its operations accordingly. The Combined Company will operate responsibly and develope its operations in accordance with sustainable development principles. However, there can be no guarantees that the Combined Company will be able to manage its environmental affairs in accordance with environmental laws and regulations as in force from time to time. Any future environmental laws that may be adopted or new interpretations or altered application practises of the existing ones may impose additional costs on the operations of the Combined Company. Such liability for costs  may also arise with regard to real estate properties that the Combined Company owns, has previously owned, or where it has previously had operations, or in connection with a closure of production facilities.

The Combined Company’s business requires environmental and other regulatory permits and licences that are subject to modification, renewal or, under certain conditions, revocation by the issuing authority. Deficiencies in the management of the Combined Company’s permit application process or changes in environmental legislation or its interpretation by the authorities could significantly delay the process for obtaining the necessary environmental permits and licences or preclude certain previously allowed activities altogether. Furthermore, inadequate compliance with environmental legislation or enforcement of new environmental regulations could lead to increased costs, preventing the Combined Company from developing its businesses and affecting the results of operations.

In a decision issued in April 2017, the Helsinki Court of Appeal ruled that Lemminkäinen had neglected the compliance with the conditions of its environmental permit at the Sammonmäki asphalt plant and sentenced two of Lemminkäinen’s employees to pay day fines and ordered EUR 3.4 million in illegal profits to be confiscated from Lemminkäinen by the State. Lemminkäinen and one of its employees have requested leave to appeal from the Supreme Court. For more information, see “Information on Lemminkäinen – Business of Lemminkäinen – Legal proceedings – Legal proceedings related to quotas for the amount of recycled asphalt used”.

Changes in the costs related to environmental compliance and potential liabilities arising from non-compliance with environmental legislation or regulations could considerably increase the costs of the Combined Company’s operations. Should significant environmental damage occur, it could also have a negative effect on the Combined Company’s reputation. Legislation also makes it possible in certain cases to exclude acotrs who have violated environmental legislation or regulations from public procurements. Any of these factors could have a material adverse effect on the Combined Company’s business, financial position, results of operations and future prospects.

The Combined Company’s operating capability is dependent on ICT infrastructure, as well as management, reporting and monitoring systems, that could become damaged due to external or internal factors.

Effective implementation of the Combined Company’s business will be dependent on the Combined Company’s IT infrastructure, software and external ICT service providers, especially with regard to management, reporting and monitoring systems and the information they generate. The systems used by YIT and Lemminkäinen have been developed and updated in recent years, and the Combined Company is expected to strive to continue such development. The development and updating of the systems aims at improving their operational reliability and the accuracy of generated information. However, the updates already applied or possibly to be applied in the future can, in practice, increase short-term uncertainties related to the systems’ use. Moreover, the systems used by the Combined Company may be exposed to operational interruptions or disturbances, information saved in the systems may be lost or the information generated by the systems may prove incorrect or incomplete as a result of, for example, system updates, power cuts, data security breaches, human error, accidents or natural disasters. Similarly, problems or disturbances in the integration of ICT infrastructure or ICT systems after the Merger could have a negative effect on the continuity of the Combined Company’s business and its financial reporting. For information on cyber risks, see also “ – The Combined Company may fail in identifying, resourcing and managing information and cyber security risks and in complying with regulations.”.

Difficulties in maintaining, updating, integrating or outsourcing ICT and data processing systems and problems with the quality or information security of services and data could adversely affect the Combined Company’s business and administration. A failure in the maintenance of management, reporting and monitoring systems that are essential to the Combined Company and the ICT infrastructure required by its operations could have a material adverse effect on the Combined Company’s business, financial position, results of operations, reputation and future prospects.

The Combined Company is a party to associated companies and joint ventures which are subject to risks relating to, among other, disagreements regarding decision making and business operating, as well as distribution of liabilities among other parties.

The Combined Company is a party to associated companies and joint ventures, especially in Finland, and may also in the future become a party to associated companies and joint ventures through of which significant construction projects are also implemented. For example, the shopping centre project Tripla Mall and the office premises project Kasarmikatu 21 as well as the Hamina–Vaalimaa motorway project are implemented jointly through joint ventures owned by YIT together with its contractual partners (YIT’s ownership in the joint venture implementing Tripla project is 38.75 per cent, and in the joint venture implementing Kasarmikatu 21 project the ownership is 40 per cent and in the joint venture implementing the Hamina–Vaalimaa motorway 20 per cent of all the shares and votes in the joint venture). The use of associated company and joint venture structures may be increased in the future also within the new business area Partnership Properties starting on January 1, 2018.

Operating through associated companies and joint ventures involves risks. Agreements regarding associated companies and joint venture agreements may require unanimous consent or approval by shareholders’ qualified majority in certain business or corporate law related decisions, which could possibly slow down or impede decision making process or make it impossible. In addition, disagreements between business partners may arise that concern, for example, implementation of projects, necessary actions and development of operations, or other typical risks involved in joint ownership structure, such as (i) possible joint or secondary liability for construction projects and any faults or delays in such projects or other liability for associated companies or joint ventures and their operations, (ii) challenges relating to maintaining uniform standards, processes and procedures as well as management systems or (iii) potential termination of the of joint ownership, or compulsory purchase or sales procedures initiated by the partner based either on its right or an alleged breach of any applicable joint venture agreement. Any such disagreements or risks as described above could have a material adverse effect on the Combined Company’s business, financial position and results of operations. The Combined Company’s ability to withdraw funds (including dividends) from or liquidate its holdings in associated companies or joint ventures can be conditional to the consent of the other parties to such entities or other contractual mechanisms. In certain occasions, the Combined Company may be obliged by the agreements regarding associated companies or joint venture agreements to invest additional equity in these entities in addition to the already invested equity, the amount of which could be significant. Additionally, the parties financing such associated companies and joint ventures may provide that the Combined Company guarantees loans granted to such associated companies and joint ventures. The risks related to guarantees and financial arrangements are described in more detail in the section “ – The Combined Company may not necessarily receive financing or guarantees on competitive terms or at all and may not necessarily be able to fulfil its obligations under financial arrangements.”.

Any of the aforementioned factors may have a material adverse effect on the Combined Company’s business, financial position, results of operations and future prospects.

The materialisation of risks related to consortiums and alliance projects could have a material adverse effect on the Combined Company.

The Combined Company may be a party in consortiums and alliance projects in which it does not have independent control. The Combined Company’s ability to withdraw funds from the fees received by a consortium and capacity to undertake measures that are deemed necessary could be dependent on the consent of the other parties to the consortium. Disputes between the business partners or other typical risks related to consortiums and alliance projects could have a material adverse effect on the Combined Company’s business, financial position, results of operations, reputation and future prospects. These risks may involve, among others, any possible joint, individual or secondary liabilities for the consortiums’ projects or business operations, the difficulty of maintaining consistent processes and procedures, or termination of the consortium by a business partner.

Disturbances in the Combined Company’s business could have a material adverse effect on the Combined Company.

Operational risks in the Combined Company’s business are related to the functioning of internal processes or systems, the legal operating environment, the functioning of the Combined Company’s management and IT systems and the Combined Company’s ability to retain expert employees at its service. In addition, the Combined Company is exposed to operational risks posed by the external operating environment, such as disturbances to the distribution of electricity or water, breakage of its equipment, fires and water damage, potential disturbances to payment transactions, for example, in Russia and other disturbances. Operational risks and the resulting losses could be due to inadequate internal processes and inconsistent procedures within the Combined Company, errors committed by employees or subcontractors, the inability to comply with legislative requirements or the Combined Company’s internal guidelines, faults in equipment or disturbances to information systems or external systems, as well as natural catastrophes.

YIT and Lemminkäinen have undertaken measures to manage operational risks and to mitigate any losses arising from them, and the Combined Company is expected to undertake such measures in the future as well. However, there are no guarantees that such measures will be sufficient to manage all the operational risks to which the Combined Company will be exposed. If any of the aforementioned risks or any other operational risk materialises, it could have, either severally or jointly with other risks, a material adverse effect on the Combined Company’s business, financial position, results of operations, reputation and future prospects.

The materialisation of risks related to occupational health and safety could have a material adverse effect on the Combined Company.

Risks related to occupational health and safety may result in accidents inflicted in the Combined Company’s business operations. Construction sites are inherently dangerous working environments where serious or even fatal accidents may occur. Moreover, construction involves a great deal of work stages that involve a high physical strain. The most common injuries affect the back, knees and shoulders and, especially in paving, to fingers and lower extremities. The Combined Company’s business may also involve a risk of exposure to substances harmful to health and, in connection with renovations, also to asbestos. Any of the potential accidents could inflict injuries to the employees and disturb construction and other projects, which could result in a liability for the Combined Company to compensate damages as well as delay projects and oblige the Combined Company to take preventive or restoring measures. These and other costs and liabilities could have a material adverse effect on the Combined Company’s business, financial position and results of operations, reputation and ability to recruit competent personnel.

In its safety procedures, YIT has particularly focused on pre-emption and planning, making safety observations and improving the quality of the management’s construction site rounds. The number of occupational accidents per one million work hours at YIT was 10 in 2016, whereas the corresponding figure in 2015 was 10. In 2016, one fatal accident occurred in YIT’s operations in Russia, as a result of which YIT immediately undertook measures to prevent similar accidents, influence attitudes and ensure that the agreed working methods are complied with without compromise.

Occupational safety efforts of Lemminkäinen have focused on safety training of the employees, safety communication and prevention of accidents, of which an essential part is the examination of the root causes of the accidents. The number of occupational accidents per one million work hours at Lemminkäinen was 8.6 in 2016, whereas the corresponding figure for 2015 was 7.2.

In paving, a substantial safety risk is the by-passing traffic of the paving sites, which can cause serious injuries or fatal accidents. For example, in 2017 two fatal accidents involving employees of Lemminkäinen have occurred at Lemminkäinen paving sites in Russia. Both Lemminkäinen’s own employees as well as other road users may be subject to this risk. The risk is mitigated by careful planning, traffic arrangements as well as different warning lights and signs, but the risk cannot be completely excluded as the roads are kept open during the paving works.

YIT and Lemminkäinen have both issued group-wide guidelines and standard operating procedures for occupational health and safety and provide regular personnel training. The companies have also monitored the development of occupational safety at the unit, business division, business segment, management team and Board of Directors levels. Similarly, the Combined Company intends to continue these measures and continuous development work. Negligence in occupational safety could increase the number of fatal and serious accidents that cause permanent injury, which could expose the Combined Company to the risk of additional costs in the form of, inter alia, corporate fines for occupational safety violations, damage claims and the costs of early retirement. The accident frequency rate may also become a factor that customers evaluate when considering the Combined Company’s eligibility for a tendering process, and it may thus limit the Combined Company’s ability to participate in tendering competitions.

The Combined Company may fail to adequately manage the risks involved in occupational health and safety, thus if any of these were to materialise, it could lead to additional costs, loss of profits, reputational damage or potential compensation liabilities, which, in turn, could have a material adverse effect on the Combined Company’s business, financial position, results of operations and future prospects.

Failure to meet customer and stakeholder expectations or to comply with product requirements and standards could have a material adverse effect on the Combined Company’s business and brand value and expose it to compensation claims.

The Combined Company’s solutions and services are designed to meet customer expectations in terms of standards and quality, as well as comply with applicable laws and regulations. However, there are no guarantees that the Combined Company’s solutions and services will meet all of the aforementioned expectations and/or requirements in all circumstances or within the agreed timeframe. The Combined Company’s insurance coverage may not necessarily be sufficient to cover all potential liabilities related to Combined Company’s solutions and services. Therefore, insurance may not necessarily cover, fully or at all, major claims or a series of smaller claims, for damages related to Combined Company’s solutions or services or advice given to the customers in connection with solutions and services. This could have a material adverse effect on the Combined Company’s business, result, financial position and results of operations. The Combined Company may be claimed for damages if it delivers faulty solutions or services. In addition, the Combined Company could be liable to repair, either as a warranty work or otherwise, flaws or deficiencies detected in projects even after the warranty period has expired, and in residential construction generally even for a period of ten years, and in life-cycle projects for even a longer period. If the Combined Company were required to pay damages relating to its agreements or repair errors or deficiencies for which it has not prepared by subcontractor liabilities, it could have a material adverse effect on the Combined Company’s business, financial position, results of operations and future prospects.

If the Combined Company fails to meet customer expectations or to comply with legal and regulatory requirements, this could, among other things, reduce the Combined Company’s sales and impair its brand value or lead to a liability to pay damages, which in turn could have a material adverse effect on the Combined Company’s business, financial position, results of operations, reputation and future prospects.

The materialisation of risks related to regulation and legal proceedings could have a material adverse effect on the Combined Company’s business.

The Combined Company and its employees must comply with wide variety of laws and regulations enacted on both the EU and national level, including regulations on occupational safety, information security, environmental, labour and competition regulations, as well as corporate and securities market laws, accounting and tax laws, and in lately also import bans triggered by sanctions imposed on Russia. As part of their operations, YIT and Lemminkäinen have commenced taking measures for preparing for the future legislative changes, such as the EU’s general data protection regulation which will be directly applicable in 2018. The Combined Company is also expected to proceed in this manner and, whenever necessary, adapt its operating methods to comply with new legislation. However, there are no guarantees that the Combined Company will be able to successfully adapt its operations or strategy to changes in the regulatory framework the interpretation thereof, or to the loss of benefits associated with a certain status or permit. Such changes and failures in measures required by such changes could have a material adverse effect on the Combined Company’s result, or leading to an increase in its expenses or a slowing or even halting of the development of certain investments activities.

The Combined Company’s business will be guided by its Code of Conduct, which is supplemented by various internal policies, principles and guidelines which the Combined Company will define. There is a risk that the Combined Company’s employees could disregard the stipulations contained in legislation, regulations, permits and authority approvals, or the Combined Company’s internal guidelines. Liabilities could also be transferred to the Combined Company for past or ongoing omissions or violations through corporate transactions or restructurings.

Claims made by the Combined Company’s customers or counterparties or the authorities against the Combined Company could lead to legal proceedings, for instance, related to contractual liabilities, violations of environmental legislation, employer obligations, liability under securities market law, or anti-trust or anti-bribery matters or criminal issues. The outcome of such legal proceedings could be that the Combined Company is obligated to pay damages or fines or that it is adjudged liable for damage based on joint and several liability on behalf of a third party, or to divest certain operations or to refrain from acquiring businesses, or otherwise refrain from increasing its market share in certain markets. Such legal proceedings could also have a negative effect on the Combined Company’s reputation from the perspective of its current and potential customers and counterparties, which could result in a loss of customers. Furthermore, there can be no assurance, that these kinds of proceedings could result the Combined Company being excluded from some public procurement procedures. In addition, the Combined Company could face material adverse consequences if contractual obligations were not enforceable as anticipated or if they were to be enforced in a manner adverse to the Combined Company. For more information on YIT’s and Lemminkäinen’s pending legal proceedings, see “Information on YIT – Business of YIT – Legal proceedings” and “Information on Lemminkäinen – Business of Lemminkäinen – Legal proceedings”. Any breaches or violations of internal or external regulations by the Combined Company’s employees could also have a direct material adverse effect on the Combined Company if, for example, this resulted in corporate fines.

The Combined Company may have to adjust its operations to changes in the regulatory system, if it is subject to any legal proceedings resulting in liability for the Combined Company to pay fines or damages or imposing specific obligations on the Combined Company, or excluding the Combined Company on a case-by-case basis from public procurement procedures. This could have a material adverse effect on the Combined Company’s business, financial position, results of operations, reputation and future prospects.

The Combined Company has been exposed to the risk of damages related to the legal proceedings in asphalt cartel and quality concerns of ready-mixed concrete.

On November 28, 2013 the District Court of Helsinki gave its decisions in the legal proceedings concerning damages related to the asphalt cartel. The capital amount of the claims against Lemminkäinen, partly based on alleged joint and several liability together with the other asphalt industry companies, amounted to a total of approximately EUR 121 million. Regarding the partly accepted 35 claims, the District Court ordered the defendants to pay in total approximately EUR 60 million, of which damages amounted to approximately EUR 34 million  and interest and legal expenses to approximately EUR 26 million. Among the defendants, Lemminkäinen’s share of the damages awarded to the claimants amounted to approximately EUR 48 million, of which damages of approximately EUR 26 million and interest and legal expenses of approximately EUR 22 million. Lemminkäinen paid its share of the damages and costs ordered by the District Court in January 2014. In addition, Lemminkäinen paid on the basis of joint and several liability approximately EUR 10 million in damages and costs ordered for another defendant that was expected to be unable to pay its share.

Lemminkäinen appealed on March 31, 2014 to the Court of Appeal against all 35 decisions in which the claimants’ claims were partly accepted. Altogether 23 claimants (22 municipalities and the Finnish State) lodged appeals with the Court of Appeal. On October 20, 2016, the Court of Appeal of Helsinki gave its decisions in the legal proceedings concerning the damages related to the asphalt cartel. Regarding the 37 claims against Lemminkäinen, Lemminkäinen and other asphalt industry companies are entitled to receive reimbursements in total approximately EUR 20 million (consisting of capital amount of approximately EUR 14 million less as well as interest and legal expenses of approximately EUR 6 million less than according to the decisions of the District Court). Of these reimbursements, Lemminkäinen is entitled to receive refunds (based on Lemminkäinen’s own share and those shares of other defendants that Lemminkäinen has paid) in total approximately EUR 19 million consisting of capital as well as interest and legal expenses. Lemminkäinen recorded the reimbursement as income in its fourth-quarter result in 2016.

Lemminkäinen has as such deemed the claims for damages unfounded. Lemminkäinen has requested leave to appeal from the Supreme Court concerning Helsinki Court of Appeal’s decisions regarding those claims, where the claimants’ claims were partly accepted and where Lemminkäinen did not reach a settlement with the claimants after the Helsinki Court of Appeal’s decisions. Lemminkäinen has settled with 17 municipalities and the State of Finland. The parties agreed not to request leave to appeal from the Supreme Court or to withdraw their leave to appeal concerning the Helsinki Court of Appeal’s decisions.

Concerning Lemminkäinen, there are still 13 pending requests for leave to appeal submitted by Lemminkäinen as well as 19 requests for leave to appeal submitted by municipalities in the Supreme Court concerning the Helsinki Court of Appeal’s decisions on October 20, 2016 regarding damages related to the asphalt cartel.

In addition, Lemminkäinen has been served summons regarding 21 claims against Lemminkäinen and other asphalt companies for damages. The capital amount of these claims is approximately EUR 26 million, for which Lemminkäinen has made a provision based on the Helsinki Court of Appeal’s decisions. This provision was worth approximately EUR 5.2 million in the consolidated balance sheet as at June 30, 2017.

In its construction business Lemminkäinen uses as a raw material, among other things, ready-mixed concrete. During the year 2016, especially in some infrastructure construction projects, suspicions have arisen that the ready-mixed concrete used in Finland would not entirely fulfil the predetermined quality requirements. As discussed in public in Finland, some quality problems have arisen for example during the construction of the concrete deck of the T3 building of Turku University Hospital, where Lemminkäinen is the project management contractor. It is claimed that the ready-mixed concrete would not fulfil the quality requirements, which even has led to the demolition of some structures.

The Hospital District of Southwest Finland, as client in the project for the construction of the concrete deck of the T3 building of Turku University Hospital, has presented claims for damages to Lemminkäinen relating to the quality of the ready-mixed concrete. The capital amount of these claims was approximately EUR 17 million as at June 30, 2017.

According to Lemminkäinen, the responsible party for the quality of the concrete is the supplier. Consequently, Lemminkäinen has filed a claim to the District Court of Helsinki for compensation from the supplier, Rudus Oy, regarding the expenses relating to possible quality deviations. The capital amount of the claim is currently approximately EUR 20 million. Lemminkäinen has not made any provisions for the claims. For more information on legal proceedings, see “Information on Lemminkäinen – Business of Lemminkäinen – Legal proceedings”.

Should Lemminkäinen or the Combined Company be ordered to pay damages related to the asphalt cartel exceeding those ordered in the Helsinki Court of Appeal’s decision on October 20, 2016 or the supplier of the concrete would not be ruled fully or at all liable for the caused damage or it would not be able to pay any of the possibly ruled damages, it could have a material adverse effect on the Combined Company’s business, financial position, results of operations, reputation and future prospects.

Failure in the protection of intellectual property rights could have a material adverse effect on the Combined Company.

The Combined Company protects its intellectual property rights by, among other things, acquiring patents and trademarks and supervising them in its main markets. In addition to its patent portfolio and trademarks, the Combined Company’s measures for protecting its intellectual property consist of business secrets, know-how, the development of new products and services and technological development in combination with non-disclosure agreements and certain other agreements protecting intellectual property rights. However, there can be no assurance that the measures the Combined Company takes will effectively deter competitors from improper use of its intellectual property in all of its operating countries. Competitors may infringe the intellectual property rights owned or licensed by the Combined Company, or disputes could arise as to ownership of intellectual property owned, used or licensed by the Combined Company, and intellectual property may otherwise become known or the competitors could independently develop similar know-how. Moreover, certain technologies and processes used by the Combined Company may be subject to the intellectual property rights of third parties. Such third parties may take legal actions against the infringements of their intellectual property rights, and any such claim could delay or prevent the sale or delivery of the Combined Company’s products or services. Any failure by the Combined Company to protect intellectual property or resulting claims of infringement on third-party intellectual property rights could have a material adverse effect on the Combined Company’s business, financial position, results of operations, reputation and future prospects.

The Combined Company may fail to maintain its insurance coverage or the terms and conditions of the Combined Company’s insurances may not cover all of the Combined Company’s losses or all claims for damage resulting from potential future accidents.

YIT and Lemminkäinen maintain insurance covering, among others, property damage, business interruption and product and general liability under terms and in amounts considered to be consistent with industry practices. However, YIT and Lemminkäinen are not fully insured against all risks, and insurance against all types of risks and catastrophic events may not be available on reasonable economic terms or at all. Following the completion of the Merger, the Combined Company is expected to review its insurance policy and insurance coverage taking into account its operational risks and maintaining insurance policy and insurance coverage consistent with industry practices. Notwithstanding the insurance coverage that the Combined Company carries, the occurrence of an insurance event that causes losses in excess of limits specified under the relevant policy or is subject to material deductibles or self-insured retentions, or losses arising from events not covered by insurance policies, such as certain natural catastrophic events, could have a material adverse effect on the Combined Company’s business, financial position and results of operations. Natural catastrophic events to which the Combined Company will be exposed include, among others, windstorms, exceptional weather conditions, for example in the winter, and floods, which are inherently unpredictable in terms of both their occurrence and severity. The Combined Company may also become exposed to the risk of terrorism, the materialisation of which could have a material adverse effect on the Combined Company’s industry and business.

The Combined Company may fail in identifying, resourcing and managing information and cyber security risks and in complying with regulations.

Information and cyber security risks in the Combined Company’s operations are related to the detection of abnormalities in information security, adequate resourcing for cyber security and business interruptions caused by IT, data network and cloud computing services. In addition, the EU General Data Protection Regulation includes, among others, cyber security requirements. Information and cyber security risks and the costs related to them could be caused by inadequate internal processes and inconsistent procedures within the Combined Company, mistakes or misconducts committed by employees or subcontractors, inability to detect abnormalities in information security and to address them effectively, inadequate technical information security controls (e.g. in cloud computing services), deficits in the Combined Company’s internal guidelines, equipment failures or disturbances in information systems or external systems, denial-of-service attacks or cyber-crime. The Combined Company may not necessarily be able to ensure that its internal supervision practices and procedures will protect it from misconduct, abuse of confidential information or misuse of positions of trust by its own personnel, subcontractors or the personnel of its customers and partner network. There can be no assurance that the Combined Company will not suffer losses from such deficiencies in internal supervision procedures or by possible misconducts.

YIT and Lemminkäinen have undertaken measures to manage these risks and to mitigate any related, and the Combined Company is expected to undertake similar measures in the future. However, there are no guarantees that such measures will be sufficient to manage all the information and cyber security risks to which the Combined Company is exposed to. Should any of the aforementioned risks or any other information or cyber security risk materialise, it could have, either individually or collectively with other risks, a material adverse effect on the Combined Company’s business, financial position, results of operations, reputation and future prospects.

The Combined Company could fail in arranging effective internal control of its financial reporting and will be subjected to the risk that its financial reporting is inaccurate or misleading.

Effective internal controls are necessary for the Combined Company to provide reliable financial information. Both YIT and Lemminkäinen have implemented internal control and risk management systems as well as policies and controls regarding their financial reporting. The Combined Company is expected to continue with a similar course of action in the future. If the Combined Company, in spite of all precautionary measures, fails in maintaining effective internal control of the financial reporting or in adopting or integrating necessary new control procedures, it may have a material adverse effect on the Combined Company’s ability to produce and provide its management with timely, reliable, accurate and up-to-date financial information on the development of the business operations. These factors could thus lead to wrong decisions or actions by its management. The international operations of the Combined Company are also subject to a risk of failure in uniform application of standards, administrative practices, as well as operating and reporting systems. Inaccurate and/or misleading financial reporting could also cause investors and other third parties to lose confidence in the Combined Company’s reported financial information or result in sanctions and liability for damages pursuant to securities market legislation if the information published by the Combined Company on the market were incomplete or inaccurate.

Realization of any of the risks described above could have a material adverse effect on the Combined Company’s business, financial position, results of operations, reputation and future prospects.

The Combined Company is jointly liable for certain commitments regarding the partial demerger of Caverion Corporation and YIT in 2013.

Pursuant to the Finnish Companies Act, companies involved in a demerger shall be jointly and severally liable for the liabilities of the demerging company that have arisen before the implementation of the demerger has been registered. However, the liabilities of the demerging company that according to the draft terms of demerger devolve on another company shall be borne by a company only to the maximum amount of the net assets remaining with or transferred to it. In the partial demerger implemented at the end of June 2013, the assets, debts and liabilities related to YIT building services business were transferred to Caverion Corporation and the assets, debts and liabilities of the construction business remained with YIT. Therefore, it is possible that YIT or the Combined Company may in an insolvency be liable for the debts and liabilities transferred to Caverion Corporation according to the draft terms of demerger, including debts and liabilities that have arisen during the period between the signing of the draft terms of the demerger and the registration of the implementation of the demerger and which had been allocated to Caverion Corporation in the draft terms of demerger. Based on, among others, the information disclosed by Caverion Corporation, it is not entirely excluded that YIT or the Combined Company could be held liable for violations of law or regulations in the operation of Caverion Corporation that have taken place before the demerger. If any of these liabilities were to materialise, they could have a material adverse effect on YIT’s or the Combined Company’s business, financial position, results of operations and future prospects.

The Combined Company’s reputation could be damaged, which could have an unfavourable effect on the Combined Company’s customer acquisition as well as its ability to recruit and retain key personnel.

The references and recommendations given by existing customers and company’s good reputation in general play a key role in customer acquisition and the competition for skilled personnel. The Combined Company’s reputation and brand may be exposed to negative publicity concerning the Combined Company’s operations, the entire construction industry and the Combined Company’s competitors. Thus, negative publicity over aspects relating to, for example, the quality of construction, occupational safety, compliance with laws and regulations, implementation of corporate responsibility or fulfilment of other obligations may materially damage the Company’s reputation among its customers and its present and potential future employees, which could have a material adverse effect on the Combined Company’s business, financial position, results of operations and future prospects.

The fair value of the Combined Company’s real estate properties and other owned assets may fluctuate, and the Combined Company may not be able to sell properties at a financially reasonable price or at all.

The fair value and market prices of real estate properties are affected by many factors, such as general and local economic conditions, interest rates, inflation expectations, GDP growth, private consumption, market rent, vacancy rates, real estate investors’ return requirements and competition. In addition, urban planning and construction projects could have an impact on property values. The valuation of properties is based on assumptions that could prove incorrect, such as assumption on the future development of the real estate market, market return requirements and market rent. Any incorrect assumptions used as a basis for estimates or incomplete estimates could lead to valuations that differ materially from a property’s market value. This could have a material adverse effect on the Combined Company’s business, financial position, results of operations and future prospects.

Many factors affect the market value of properties held for sale, such as general economic conditions, interest rates, inflation expectations, investors’ return requirements and the competitive situation. The sale of properties that are considered secondary in the market could also prove to be difficult for the Combined Company. There are no guarantees that the Combined Company will be able to execute property sales at acceptable prices in the future, or at prices that exceed the fair value of similar properties of the Combined Company. The postponement of the sale of real estate assets or their sale at a loss could slow down the Combined Company’s planned growth, which could have a material adverse effect on the Combined Company’s business, financial position, results of operations and future prospects. The postponement of the sale of real estate assets or their sale at a loss could also impact the Combined Company’s ability to refinance certain financing arrangements in accordance with plans. In addition to the properties, the aforementioned factors could affect the value of other assets owned by the Combined Company, such as infrastructure assets (e.g. shares in road companies).

The Combined Company may not necessarily receive financing or guarantees on competitive terms or at all and may not necessarily be able to fulfil its obligations under financing arrangements.

Uncertainty in the financial markets could lead to an increased cost and weaker availability of external financing required by the Combined Company’s business. It is expected that the Combined Company will aim to mitigate the risk related to the availability of financing by concluding credit agreements with varying maturities and diversifying its counterparty risk, concluding committed revolving credit facilities and seeking financing by means of commercial papers and bonds. Although YIT’s management believes that the Combined Company currently has sufficient sources of capital and assets to serve its liabilities and that the Combined Company’s financial position enables it to obtain new financing, it is possible that the Combined Company – at any given time – could face difficulties in raising capital and financing, which could lead to insolvency.

Failures in the efficient management of capital, including breaches of financial covenants included in financing arrangements and financing agreements or negligence related to the Combined Company’s financing arrangements, could result in premature termination of financing agreements or acceleration of credits and other financing arrangements. Such failures could also result in triggering of cross default clauses in other loan or financing arrangements of the Combined Company, which could lead to premature acceleration of these other loan or financing arrangements. This could also hinder the availability of financing for the Combined Company and distress the Combined Company’s liquidity and capital structure. It is not certain that the Combined Company will be able to fulfil its financial covenants or any other obligations under financing agreements or receive financing it needs at a competitive price or at all in the future. The Combined Company also operates in business areas in which guarantees are typically granted for customers or other stakeholders, for example for prepayments received, the fulfilment of contractual obligations and flaws during the warranty period. Such guarantees are typically granted by a bank, insurance company or parent company. As at June 30, 2017, YIT Corporation had granted, directly or indirectly, guarantees of in total EUR 1,410.4 million on behalf of companies that are part of its group. For Lemminkäinen Corporation, the corresponding figure as at June 30, 2017 was EUR 465.7 million. In addition, Lemminkäinen has given one guarantee without maximum amount on behalf of its subsidiary. There can be no assurances that the Combined Company will be able to obtain sufficient guarantees at a competitive price or at all.

If any of the aforementioned risks were to materialise, it could have a material adverse effect on the Combined Company’s business, financial position, results of operations, reputation and future prospects.

The Combined Company is exposed to liquidity and financial risks.

The Combined Company’s primary sources of liquidity are cash flow from operations, cash and cash equivalents, loans drawn down under committed credit limits, bilateral loans, bonds, funds raised under a commercial paper programme, factoring and project-specific loans obtained for self-developed residential and business premises production. The Combined Company’s treasury function is responsible for adequacy of the group’s liquidity and availability of sufficient credit limits and sources of funding. Unfavourable developments in the general economic situation could have a significant effect on the Combined Company’s ability to obtain funding from the traditional financial markets. Project loans and long-term housing company loans concerning unsold shares in finished housing companies in the possession of YIT and Lemminkäinen are recorded as current borrowings. When the construction is completed and the project company is sold, YIT, Lemminkäinen or the Combined Company no longer have responsibility of repaying or refinancing these borrowings.

As of June 30, 2017, 23 per cent of YIT’s interest-bearing liabilities consisted of bonds, 39 per cent consisted of construction stage financing (including non-current other loans, current developer contracting liabilities and financial leases), 17 per cent commercial papers and 20 per cent consisted of other financial liabilities. YIT’s current interest-bearing liabilities as of June 30, 2017 totalled EUR 380.0 million. The most significant of these were developer contracting liabilities of EUR 221.0 million (included in construction stage financing) and commercial papers of EUR 111.8 million. YIT’s non-current interest-bearing liabilities as of June 30, 2017 totalled EUR 268.5 million.

As of June 30, 2017, 47 per cent of Lemminkäinen’s interest-bearing liabilities consisted of bonds, 39 per cent consisted of project loans related to own development of residential and business premises production and 14 per cent consisted of financial leases. There were no commercial papers in use as of June 30, 2017. Lemminkäinen’s current interest-bearing liabilities as at June 30, 2017 totalled EUR 93.8 million. The most significant of these, EUR 83.1 million, were project loans related to own development of residential and business premises production. Lemminkäinen’s non-current interest-bearing liabilities as of June 30, 2017 totalled EUR 119.2 million.

Both YIT and Lemminkäinen manage the effects of cyclical fluctuations in short-term liquidity on their group’s liquidity by using commercial paper programmes and committed revolving credit facilities and overdrafts. The funding received through the companies’ commercial paper programmes, however, is highly dependent on the functioning of the commercial paper markets, and any disruptions to these markets could have a material adverse effect on YIT’s, Lemminkäinen’s and the Combined Company’s liquidity. On August 24, 2017 YIT concluded an agreement on a EUR 300 million committed revolving credit facility, which will replace YIT’s and Lemminkäinen’s previous revolving credit facility agreements on the Execution Date of the Merger. See “Information on the Combined Company – Financing”.

Difficulties in refinancing the group’s short-term debts as they fall due could have a material adverse effect on the Combined Company’s liquidity. Since the proportion of short-term debts to the group’s total interest-bearing debts is high, the Combined Company could face difficulties in refinancing its short-term loans, which in turn could have a material adverse effect on the Combined Company’s business, financial position, results of operations and future prospects.

The interest rate on the Combined Company’s financing arrangements may fluctuate, and the interest rate on the Combined Company’s hybrid bond may increase.

Fluctuations in interest rates may have an effect on the Combined Company’s value, its result and cash flows. The Combined Company’s interest rate risk consists mainly of short and long term loans, receivables sold to banks and financial institutions, interest-bearing receivables and interest rate derivatives. As of June 30, 2017, 94 per cent of YIT’s interest-bearing liabilities, including the effect of derivative instrument, were at fixed rate, and 66 per cent of Lemminkäinen’s interest-bearing liabilities, including the effect of derivative instruments, were at fixed rate. Fluctuations in interest rates may also cause variation to the Combined Company’s annual contributions to benefit based pension plans and benefit liabilities. Both YIT and Lemminkäinen use interest rate swaps to manage interest rate risk and the Combined Company is expected to hedge interest rate risk at least partially by using interest rate swaps and other interest rate derivatives.

Fluctuations in interest rates have a direct impact on both the Combined Company’s financing expenses as well as the Combined Company’s customers’ investment decisions, and therefore on the Combined Company’s cash flows from operations. Rising interest rates would increase both the Combined Company’s as well as its customers’ financing expenses and could therefore potentially reduce the demand for residential units.

YIT and Lemminkäinen have entered into agreements in foreign currencies. Such contracts have been hedged using, among others, forward contracts. Forward contracts in foreign currencies expose YIT’s, Lemminkäinen’s and the Combined Company’s result to interest rate risk. The main currencies in respect of which the Combined Company is exposed to interest rate risk are the Russian rouble, the Norwegian krone, the Swedish krona, the Danish krone, the Polish zloty and the Czech koruna. The Combined Company is expected to hedge currency risks with forward contracts also in the future.

All increases or decreases in interest rates will impact the Combined Company’s interest expenses and its future refinancing expenses. If interest rates decrease, the Combined Company may have to pay interest in higher rates than it would have, had it not hedged its interest rate risk and may therefore have to bear the expenses for the hedging without receiving any benefits. Furthermore, the payment default of a counterparty in a hedging transaction or the premature termination of a hedging transactions may lead to higher interest expenses without any benefit from hedging transactions. Further, the Combined Company may be unable to use hedging instruments in accordance with its hedging strategy. It may also be exposed to increasing hedging expenses or it may be incapable of obtaining hedging in the first place. It is not certain that the Combined Company is able to succeed in hedging against interest rate fluctuations or that the Combined Company’s hedging strategy is sufficient to dilute the material negative impact that interest rate fluctuations may have on its business operations.

In March 2014, Lemminkäinen issued hybrid bond with an original principal amount of EUR 70 million. The outstanding nominal value of the hybrid bond was EUR 35.2 million on June 30, 2017. The hybrid bond is recorded as equity in the consolidated statement of financial position of Lemminkäinen. In the Combined Company’s pro forma combined statement of financial position as of June 30, 2017 this hybrid bond has been recorded as debt. See “Unaudited Pro Forma Financial Information”. The hybrid bond has no maturity date but Lemminkäinen or the Combined Company may at its discretion redeem the outstanding principal no earlier than March 2018 or, under certain conditions, as a result of the completion of the Merger. If Lemminkäinen or the Combined Company does not use its right to redeem the hybrid bond by March 31, 2018, the interest rate on the hybrid bond will increase.

Irrespective of the measures taken to manage interest rate risk, the Combined Company may fail in adequately managing such risks, which could have a material adverse effect on the Combined Company’s business, financial position, results of operations and future prospects.

The Combined Company is exposed to foreign exchange risks especially with respect to the Russian rouble, the Norwegian krone, the Swedish krona, the Danish krone, the Polish zloty and the Czech koruna.

The Combined Company is exposed to foreign exchange risks, both translation and transaction risks, arising from exchange rate fluctuations. The translation risk arises from the translation of foreign subsidiaries’ income statements and balance sheets to the Combined Company’s operating currency. In practice, the Combined Company’s translation risk arises from the Combined Company’s equity investments in foreign units and from their undistributed profits. The transaction risk arises from the foreign currency denominated transactions from operations and financing. YIT and Lemminkäinen have aimed to hedge against foreign exchange transaction risks primarily through operational means. In addition, transaction risks have been hedged by using foreign exchange loans or foreign exchange derivatives. The Combined Company is expected to continue with a similar course of action in the future. The main currencies with respect to which the Combined Company is exposed to the foreign exchange risk are the Russian rouble, the Norwegian krone, the Swedish krona, the Danish krone, the Polish zloty and the Czech koruna. The most significant foreign exchange risk relates to YIT Group’s rouble-denominated equity investments in the Russian units, for further information on these, see “Information on YIT – Operating and financial review and prospects of YIT – Liquidity and capital resources”. For more information on foreign exchange rates, see “Exchange rates”.

The Combined Company is expected to strive to mitigate foreign exchange risk by, among other things, keeping net investments in other countries at an optimal level and hedging against transaction risks. Any unfavourable changes in foreign exchange rates, especially in the group’s operating currencies, could have a material adverse effect on the Combined Company’s business, financial position, results of operations and future prospects.

The Combined Company is exposed to credit and counterparty risks.

Credit and counterparty risks materialise when counterparties are unable or unwilling to fulfil their obligations towards the Combined Company. The Combined Company is exposed to credit and counterparty risks through all of its trade receivables and receivables related to financing intermediaries, such as cash, deposits, derivatives, receivables  under guarantees and other receivables. Currently, YIT and Lemminkäinen manage their credit risk by retaining the ownership right to buildings under construction, such as housing and office buildings, until payment has been received in full. YIT and Lemminkäinen manage their credit risk also through prepayments, by retaining pledged assets (e.g. interim certificates and mortgage deeds) until the completion of the construction if the ownership right is transferred at the beginning of the project, with accelerated payment schedules for projects, with guarantees, with credit risk insurances and with careful background checks on customers. That includes a review of customer’s credit history, for example from rating agencies, in accordance with YIT’s and Lemminkäinen’s credit policies. Sale of trade receivables (factoring) also reduces the credit risk. The Combined Company will determine its own procedures and it is expected that the Combined Company will continue to manage its credit and counterparty risks with similar measures in the future. In 2016, YIT’s impairments of trade receivables totalled EUR 0.5 million, and in 2015, EUR 0.8 million. Correspondingly, in 2016, Lemminkäinen’s net credit losses from trade receivables totalled EUR 1.1 million, and in 2015, EUR 1.1 million.

If any of the counterparties fail to fulfil their obligations towards the Combined Company, it could have a material adverse effect on the Combined Company’s business, financial position, results of operations and future prospects.

The Combined Company’s tax burden may increase due to changes in tax legislation or its application or as a result of a tax audit, and the Combined Company may not be able to utilise its deferred tax assets.

Due to the international nature of its business, the Combined Company will be subject to tax laws and regulations of several jurisdictions, especially with respect to transfer pricing. Pursuant to applicable regulations, companies must conclude any intra-group transactions on an arm’s length basis and provide sufficient documentation thereof in accordance with applicable rules of the relevant jurisdictions. Both YIT and Lemminkäinen have transfer pricing guidelines, and the Combined Company is expected to prepare one for itself. Despite this, tax authorities may question the conformance of the transfer pricing rules the Combined Company follows in its operations. Therefore, the Combined Company’s tax burden is dependent on certain elements in tax laws and regulations in different jurisdictions and their application and interpretation. Changes in tax laws and regulations and their interpretation and application could increase the Combined Company’s tax burden significantly, which could have a material adverse effect on the Combined Company’s business, financial position, results of operations, reputation and future prospects.

The management’s estimates form a part of the criteria for recording deferred tax assets. The most common deductible temporary difference between taxation and accounting is a tax loss. The management must estimate whether a sufficient amount of taxable income will be generated in the future against which unused tax loss carry forwards can be utilised. A deferred tax asset is recorded on losses only to the extent of taxable income that it is probable will be generated in future years against which the Combined Company will be able to utilise its tax loss carry forwards.  YIT’s deferred tax assets in the consolidated balance sheet totalled EUR 52.8 million and Lemminkäinen’s deferred tax assets totalled EUR 33.5 million as of June 30, 2017. The Combined Company’s ability to generate taxable income will be subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond its control. If lower taxable income than the amount assumed when estimating YIT’s or Lemminkäinen’s deferred tax assets, then the value of the deferred tax assets would be reduced, which could have a material adverse effect on the Combined Company’s business, financial position and results of operations. In addition, the value of the Combined Company’s deferred tax assets would be reduced if tax rates are reduced. As a result of the Merger, some of Lemminkäinen’s present confirmed losses could also be lost. The loss of tax loss carry forwards or the Combined Company’s inability to utilise tax loss carry forwards in full could have a material adverse effect on the Combined Company’s business, financial position, results of operations and future prospects.

YIT and Lemminkäinen have participated, and the Combined Company may participate in corporate transactions in the future. Tax authorities may reject some of the views presented by YIT, Lemminkäinen or the Combined Company and as a consequence levy back taxes or reject tax refund demands.

The Combined Company will be, from time to time, subject to normal tax audits performed by national tax authorities. Future tax audits or other review actions of tax or other relevant authorities could lead to additional taxes, such as income taxes, withholding taxes and property taxes, capital gains taxes, asset transfer taxes and value added taxes, being levied. This could lead to an increase in the Combined Company’s tax liabilities either through the tax in question being levied directly on the Combined Company or through the Combined Company being considered liable to pay the tax as a secondary tax-liable entity.

Ongoing and future tax audits and claims could have an effect on the Combined Company. Tax authorities could question some of YIT’s and Lemminkäinen’s views, as a result of which additional taxes could be levied, or some tax assets questioned in the Combined Company’s taxation. YIT or Lemminkäinen are not aware of any material items that are under review or disputed for which tax expenses have not been recorded. Although YIT and Lemminkäinen currently believe that the aforementioned processes do not have a significant effect on YIT’s and Lemminkäinen’s financial position and profitability, the materialisation of any of the abovementioned risks could have a material adverse effect on the Combined Company’s business, financial position and results of operations.

Any impairments on goodwill, other intangible or tangible assets or investments could have a material adverse effect on the Combined Company’s financial position and result.

As of June 30, 2017, YIT’s balance sheet included EUR 8.1 million in goodwill, EUR 12.3 million in other intangible assets, such as customer relationships, patents and software, EUR 55.0 million in tangible assets and EUR 81.9 million in investments in associated companies and joint ventures. The unaudited combined pro forma balance sheet as of June 30, 2017 included in the Unaudited Pro Forma Financial Information, which have been prepared for the purpose of illustrating financial impacts of the Merger, included EUR 389.2 million in goodwill, EUR 71.9 million in other intangible assets, EUR 212.9 million in tangible assets and EUR 86.0 million in investments in associated companies and joint ventures. See “Unaudited Pro Forma Financial Information”.

Other intangible and tangible assets are amortised and depreciated over their useful life. These assets and the investments in associated companies and joint ventures are tested for impairment if events or changes in circumstances indicate that the carrying value of an asset exceeds its fair value. Goodwill is not amortised but instead tested annually for impairment and whenever there are indications of impairment. The key assumptions affecting the present value of cash flows are developments in the market and the competitive situation, the extent and profitability of the tested business and the discount factor. In impairment testing, the discounted present value of the recoverable cash flows of each cash-generating unit are compared to the unit’s carrying value. If the present value of a cash-generating unit’s cash flows is lower than its carrying value, the difference is recorded as an expense in the income statement for the current financial year. Changes in income, growth development or the cash flow forecasts based on the Combined Company’s strategic plans, the discount rate or terminal growth could lead to write-downs on goodwill, which could weaken the Combined Company’s result. Other events or circumstances that lower the value of goodwill may include greater economic uncertainty, growing competition and factors leading to a decline in sales or profitability.

YIT’s inventories as of June 30, 2017 stood at EUR 1,701.9 million, and the unaudited combined pro forma balance sheet as at June 30, 2017 included in the Unaudited Pro Forma Financial Information includes EUR 2,123.2 million in inventories. The Combined Company’s inventories are recorded at the lower of cost or net realisable value, excluding the inventories on Lemminkäinen’s balance sheet, which will be consolidated as a result of the Merger and recorded at their fair value according to the acquisition method. Key components of the Combined Company’s inventories include unfinished and finished apartments, unfinished and finished business premises, unbuilt plots of land and mineral aggregate reserves. Apartments, business premises and plots are especially sensitive to the market risk. The geographical location of such assets at both the national and regional level may affect the level of the market risk, as there may be significant regional differences in demand and market growth.

If YIT’s or the Combined Company’s management’s discretion, assumptions or estimates or market conditions change, the estimate of the recoverable amount of goodwill and other intangible assets or tangible assets or the value of investments in associated companies and joint ventures or inventories could decline significantly, causing impairments. Impairment losses could have a material adverse effect on the Combined Company’s business, financial position, results of operations, reputation and future prospects.

The timing of the revenue recognition of projects could cause the Combined Company’s result to fluctuate.

Construction projects in which the buyer does not have a contractual right to influence key structural elements are recognised in YIT’s and Lemminkäinen’s consolidated financial statements as revenue in connection with conveyance once the projects are completed. In the future the Combined Company may recognise projects as revenue in a similar way. The Combined Company’s projects which are recognised as revenue once the site is completed on the basis of conveyance are mostly self-developed housing construction projects and business premises projects. In self-developed business premises projects, the method of recognising revenue is assessed based on the contract terms on a project-by-project basis. Building construction projects which are recognised as revenue upon completion are sometimes completed during the final quarter of the financial year. If the completion of such a project is delayed, the revenue might be forced to be recognised during a following financial year.

YIT and Lemminkäinen have recognised construction projects as revenue based on the stage of completion using the percentage-of-completion method if the project in question meets the criteria of construction contract and its outcome can be estimated reliably. The Combined Company may also in the future similarly recognise construction projects as revenue using the percentage-of-completion method. Construction contracts are specifically negotiated for the construction of an asset or a group of assets. The amount of revenue recognised for the projects may increase or decrease from one period to another due to project delays, changes to their scope after work has been started or disputes on the manner in which additional work or modifications should be performed, or due to the cancellation of the projects.

Since the overall costs arising from construction projects are based on estimates, the timing on which percentage-of-completion projects are recognised as income is highly dependent on the success of these estimates. A change in cost estimates may also affect already recognised income. If the management estimates that a construction project will generate a loss, i.e. its total expenses will exceed its total income, the loss is recognised as an expense immediately. If the Combined Company’s management is unable to estimate the total result reliably, revenue from a construction project is recognized only to the extent that an amount equivalent to costs incurred will probably be recoverable and costs are recognised as an expense during the financial year in which they are incurred.

The timing of the revenue recognition of the projects could cause the Combined Company’s result to fluctuate from one reporting period to another. In addition to revenue recognition having a direct effect on the result for the period in question, fluctuations in the result could also affect, among other things, the Combined Company’s ability to fulfil the covenants relating to its revolving credit facilities which are reviewed quarterly, and could thus have a material adverse effect on the Combined Company’s business, financial position, results of operations and future prospects.

Due to the adoption of the “IFRS 16 – Leases” standard, the Combined Company will be forced to change its accounting policies and may be forced to adjust some of the consolidated financial statements it has published and change the way in which it conducts its business operations.

The International Accounting Standards Board (“IASB”) has published the “IFRS 16 – Leases” standard, which will become effective on January 1, 2019, although may be implemented by the companies prior this date. Although the EU has yet to adopted the “IFRS 16 – Leases” standard at the date of this Offering Circular, both YIT and Lemminkäinen are currently analysing the standard’s potential impacts on their consolidated financial statements upon first-time adoption, and the Combined Company can be expected to comply with the requirements in question by the time “IFRS 16 – Leases” becomes effective.

As of the date of this Offering Circular, neither YIT nor Lemminkäinen had yet determined the final effects of the “IFRS 16 – Leases” standard on their consolidated financial statements. However, taking into account that YIT and Lemminkäinen lease, among others, business premises, plots, company cars, construction site premises (containers) and machinery from external parties both for periods exceeding 12 months as well as under contracts that can be terminated without notice, the adoption of “IFRS 16 – Leases” in 2019 is expected to have an impact on the Combined Company’s consolidated financial statements. The impact is due to the recognition of the present values of the lease liabilities on the leased assets on the balance sheet when applying the standard. The amount of YIT’s off-balance sheet lease liabilities for operating leases as at June 30, 2017 was EUR 106.3 million, and the corresponding figure for Lemminkäinen was EUR 54.1 million. The amount of leased assets and corresponding lease liabilities recognised on the Combined Company’s balance sheet is expected to increase significantly. In addition, based on these operating leases, the current paid lease expenses will be reclassified as depreciation and financial expenses. The Combined Company’s gearing ratio is also expected to increase. Although currently the adoption of the IFRS 16 standard is not expected to impact the Combined Company’s cost of debt or ability to raise new financing, there are no guarantees that this will remain so in the future. For more information, see the risk factor “ – The Combined Company may not necessarily receive financing or guarantees on competitive terms or at all and may not necessarily be able to fulfil its obligations under financial arrangements.” above.

As a result of the new IFRS standards, the Combined Company may be required to change its accounting policies to alter its operational policies to that they reflect new financial reporting standards or to restate its published consolidated financial statements. Such changes could have a significant impact on the Combined Company’s business, results of operations and financial position, or they could cause a material deviation from the targets concerning profitability and the balance sheet structure.

Risks relating to the Combined Company’s shares.

The Combined Company’s ability to pay dividends or other distributions of unrestricted equity in accordance with its dividend policy or otherwise is dependent on the availability of distributable funds, and the Combined Company may be unable to, or may decide not to, pay dividends or other distributions of unrestricted equity in the future.

According to the Finnish Companies Act, the amount distributed by the Combined Company as dividends may not exceed the amount of distributable funds shown on the last audited financial statements of the Combined Company approved by the General Meeting. Since the Combined Company will be the parent company of the Combined Company’s group, its distributable funds and thus its ability to pay dividends or distribute other unrestricted equity will depend upon several conditions such as the level of income to be derived by the Combined Company from the management fees, group contributions, dividend payments and interest income received from its subsidiaries, if any, and the level of its cash reserves. As a result, the possible distribution of dividends or other unrestricted equity will depend on the Combined Company’s and its subsidiaries’ results of operations, financial position, cash flows, need for working capital, investments, future prospects, terms of their financing agreements, ability to transfer income from the subsidiaries to the Combined Company and other factors. The payment of dividends or the distribution of other unrestricted equity is always based on the discretion of the Combined Company’s Board of Directors, and is ultimately dependent on a resolution by the General Meeting. Additionally, under the Finnish Companies Act, the distribution of dividends is not permitted if it would jeopardise the Combined Company’s solvency.

The Board of Directors of YIT and Lemminkäinen, together with the managements of the two companies, have considered appropriate financial targets for the Combined Company and agreed on preliminary financial targets. According to these targets, the Combined Company will aim to pay an annually growing dividend per share. Following the execution of the Merger, the Combined Company’s new management team will revise and possibly adapt the targets together with the Combined Company’s Board of Directors. See “Information on the Combined Company – Financial targets”. Despite the dividend policy it has adopted, the Combined Company will annually assess the preconditions for distributing dividends or other unrestricted equity, at the same time reviewing such aspects as the Combined Company’s structure, financial position, general financial and business situation and future prospects, which could lead it to diverge from or revise its dividend policy, including deciding to refrain from distributing dividends at all. The amount of any dividends paid by the Combined Company for any given financial year is, thus, uncertain. Further, the dividends paid or other unrestricted equity distributed by YIT for previous financial years are not an indication of the dividends to be paid for financial years in the future, if any. See also “Information on YIT – YIT’s shares and share capital – Dividends and dividend policy”.

The market price of the Combined Company’s shares may fluctuate considerably.

The market price of the Combined Company’s shares, including the Merger Consideration Shares, may fluctuate considerably. The market price fluctuations may be due to change in sentiment in the market regarding of the Combined Company’s shares or similar securities, as well as due to several other factors and events, such as changes to the Combined Company’s results of operations and development of its business. In addition, prices and the volume of trading on the equity markets fluctuate considerably from time to time, which may be unrelated to the Combined Company’s results of operations or future prospects. Any of these factors could lead to a decrease in the market price of the Combined Company’s shares. See also “ – Risks Relating to the Merger – The number of Merger Consideration Shares will not be adjusted to reflect fluctuations in the market price of the shares in YIT or Lemminkäinen, and the value of the Merger Consideration for the purposes of the YIT Group’s consolidated financial reporting will be measured on the Effective Date.” above.

The issue of additional shares in the Combined Company may dilute all other shareholdings.

Future issuances of shares in the Combined Company or other securities may dilute the holdings of shareholders and could materially and adversely affect the price of the shares in the Combined Company, including Merger Consideration Shares. The Combined Company may issue additional shares or securities convertible into shares in the Combined Company through directed offerings without pre-emptive subscription rights for existing holders in connection with future acquisitions, any share incentive or share option plan or otherwise. Any such additional offering could reduce the proportionate ownership and voting interests of holders of shares in the Combined Company, as well as the earnings per share and the net asset value per share.

Certain shareholders may be unable to exercise their pre-emptive subscription rights.

Certain shareholders resident in or with a registered address in certain jurisdictions other than Finland, including shareholders in the United States, may not necessarily be able to exercise their pre-emptive subscription rights in respect of the shares in the Combined Company, including Merger Consideration Shares, in any possible future offerings. The pre-emptive subscription rights may not necessarily be used unless the Combined Company’s shares have been registered in accordance with any applicable securities laws of any relevant jurisdictions or in any other manner with similar effects, or are subject to any exemptions from any registration or similar requirements under the applicable laws of the respective jurisdictions. In such cases, shareholders who cannot exercise their pre-emptive subscription rights may experience dilution of their holdings in the Combined Company. In addition, the number of shareholders who cannot exercise their pre-emptive subscription rights may be significant. If the pre-emptive subscription rights of such shareholders are sold on the market, this could have a material adverse effect on the price of the subscription rights. See “Shareholder rights – Pre-emptive subscription rights.”

PARTIES RESPONSIBLE FOR THE OFFERING CIRCULAR AND THE STATEMENT REGARDING THE OFFERING CIRCULAR

YIT Corporation
Business identity code: 0112650-2
Registered office: Helsinki
Address: Panuntie 11, FI-00620 Helsinki, Finland

Lemminkäinen Corporation
Business identity code: 0110775-8
Registered office: Helsinki
Address: Salmisaarenaukio 2, FI-00180 Helsinki, Finland

YIT accepts responsibility for the information included in this Offering Circular (with the exception of information regarding Lemminkäinen as stated below) and declares that, having taken all reasonable care to ensure that such is the case, the information contained in this Offering Circular is, to the best of its knowledge, in accordance with the facts and contains no omission likely to affect its import.

Lemminkäinen accepts responsibility for the information included in the sections titled “Information on Lemminkäinen”, “Selected consolidated financial information – Selected consolidated financial information of Lemminkäinen” and “Appendix B: Articles of Association of Lemminkäinen”, information expressly concerning Lemminkäinen included in the Elements B.1, B.2, B.3, B.4a, B.5, B.6, B.7, B.8, E.1, E.2a and E.4 under section titled as “Summary”, as well as other information expressly concerning Lemminkäinen under sections titled “Risk factors”, “Parties responsible for the Offering Circular and the statement regarding the Offering Circular”, “Forward-looking statements”, “Information derived from third party sources”, “Availability of the Offering Circular”, “Information at the website is not part of the Offering Circular”, “Presentation of financial information”, “Certain important dates”, “Merger of YIT and Lemminkäinen”, “Information on the Combined Company”, “Unaudited Pro Forma Financial Information”, “Shareholder rights”, “Legal matters”, “Independent auditors”, “Information incorporated by reference into this Offering Circular” and “Appendix E: Merger Plan” and declares that, having taken all reasonable care to ensure that such is the case, the information contained in this Offering Circular regarding Lemminkäinen is, to the best of its knowledge, in accordance with the facts and contains no omission likely to affect its import.

FORWARD-LOOKING STATEMENTS

This Offering Circular includes forward-looking statements. Such statements are not necessarily based on historical facts, but they are statements concerning future expectations. Forward-looking statements have been set forth in several parts of this Offering Circular, such as under the headlines “Summary”, “Risk factors”, “Merger of YIT and Lemminkäinen – Background for the Merger”, “YIT’s capitalization and indebtedness”, “Merger of YIT and Lemminkäinen”, “Information on the Combined Company”, “Information on YIT” and “Information on Lemminkäinen” as well as in other such parts of this Offering Circular which contain information on the Combined Company’s business-related future results, plans and expectations, including its strategic plans, plans on future growth and profitability, and general financial situation. Such statements are based on perceptions and assumptions of the management of YIT and Lemminkäinen and information currently available for the management of YIT and Lemminkäinen, and thus such statements may be considered as forward-looking statements. Among others, statements that include the words “believe”, “expect”, “anticipate”, “intend”, “plan”, “estimate”,  “assume”, “may”, “aim”, “could” or other similar verbs or expressions may be considered as forward-looking statements. Other forward-looking statements can be identified from the context in which such statements have been made.

These forward-looking statements are being based on present plans, estimates, forecasts and expectations which in turn rest on certain expectations that are currently justifiable but may turn out to be incorrect. As forward-looking statements are being based on expectations, they are often associated with risks and factors of uncertainty. Shareholders should not rely on these forward-looking statements. Numerous factors of uncertainty may cause the Combined Company’s actual results of operations or its financial position to differ materially from the results of operations or financial position that are expressly described in or may be concluded from the forward-looking statements included in the Offering Circular.

Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, level of performance or achievements of the Combined Company, or industry results, to differ even materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Examples of these risks, uncertainties and other factors are included in the section titled “Risk factors” in this Offering Circular. The aforesaid list is not exhaustive and new risks may emerge from time to time. Should one or more of these or other risks or uncertainties materialize, or should any underlying assumptions prove to be incorrect, the Combined Company’s actual results of operations or financial position could differ materially from what has been described as expected, believed, estimated or anticipated in this Offering Circular.

INFORMATION DERIVED FROM THIRD PARTY SOURCES

Where certain information contained in this Offering Circular has been derived from third party sources, such sources have been identified herein. YIT confirms that such third party information (with the exception of information concerning Lemminkäinen as stated above) has been accurately reproduced in the Offering Circular and that as far as YIT is aware and is able to ascertain from information published by that third party, no facts have been omitted which would render the reproduced information inaccurate or misleading.

Where certain information contained in this Offering Circular relating to Lemminkäinen has been derived from third party sources, such sources have been identified herein. Lemminkäinen confirms that any information which has been derived from third party sources relating to Lemminkäinen as stated above and contained in this Offering Circular has been accurately reproduced in the Offering Circular and that as far as Lemminkäinen is aware and is able to ascertain from information published by that third party, no facts have been omitted which would render the reproduced information inaccurate or misleading.

MARKET AND INDUSTRY INFORMATION

This Prospectus contains estimates regarding the markets and industries in which YIT and Lemminkäinen operate as well as their competitive positions therein. Such estimates cannot be gathered from publications by market research institutions or any other independent sources. In many cases, there is no publicly available information on such data, for example from industry associations, public authorities or other organizations and institutions. YIT and Lemminkäinen believe that their internal estimates of market data and information derived therefrom and included in this Offering Circular are helpful in order to give investors a better understanding of the industries in which YIT and Lemminkäinen operate as well as their positions therein. Although YIT and Lemminkäinen believe that their internal market estimates are fair, they have not been reviewed or verified by any external experts and YIT and Lemminkäinen cannot guarantee that a third-party expert using different methods would obtain or generate the same results.

AVAILABILITY OF THE OFFERING CIRCULAR

The Merger Prospectus and this Offering Circular are available as of August 25, 2017 in Finnish and English at the websites of YIT and Lemminkäinen at www.yitgroup.com/en/investors/merger and at www.lemminkainen.com/merger. In addition, the Merger Prospectus and this Offering Circular are available approximately as of August 28, 2017 in paper form in Finnish and English at the offices of YIT at Panuntie 11, FI-00620 Helsinki, Finland, at the offices of Lemminkäinen at Salmisaarenaukio 2, FI-00180 Helsinki, Finland and at the reception of the Helsinki Stock Exchange at Fabianinkatu 14, FI-00100 Helsinki, Finland.

INFORMATION AT THE WEBSITE IS NOT PART OF THE OFFERING CIRCULAR

The Merger Prospectus and this Offering Circular will be published at YIT’s website at www.yitgroup.com/en/investors/merger and at Lemminkäinen’s website at www.lemminkainen.com/merger. Information presented at the website of YIT and Lemminkäinen or on any other website, is not a part of this Offering Circular and the shareholders of YIT and Lemminkäinen should not rely on such information. However, as an exception from the above, the information incorporated by reference into the Offering Circular which is available at the YIT and Lemminkäinen’s websites is a part of the Offering Circular.

PRESENTATION OF FINANCIAL INFORMATION

Presentation of financial information

The financial information in this Offering Circular has been rounded. Thus, in certain situations, the sum of the amounts in columns or rows does not always accurately correspond to the figure presented as the total amount of a column or row.

Historical financial information of YIT

The historical financial information of YIT included in this Offering Circular has been derived from YIT’s unaudited half-year financial report as at and for the six months ended June 30, 2017 prepared in accordance with “IAS 34 – Interim Financial Reporting,” including the unaudited comparative consolidated financial information as at and for the six months ended June 30, 2016, and YIT’s audited consolidated financial statements as at and for the years ended December 31, 2016, 2015 and 2014 prepared in accordance with IFRS as adopted by the EU, all of which are incorporated by reference into this Offering Circular.

In YIT’s 2015 financial statements, an error pertaining to previous years was corrected. The error was due to the incorrect processing of area costs in the project reporting on one of YIT’s Russian subsidiaries. The error has been corrected in the opening balance sheet for 2014. Due to retrospective correction of the error certain consolidated financial information for the year ended December 31, 2014 presented in this Offering Circular is adjusted and derived from the unaudited comparative information included in YIT’s consolidated financial statements as at and for the year ended December 31, 2015.

YIT’s historical financial information for segments included in this Offering Circular has been derived from YIT’s percentage-of-completion (POC) method based segment reporting, which is based on management reporting. In management reporting income and costs of constructing self-developed housing and business premises are recognized by multiplying degree of completion and degree of sale and in some business premises construction projects by multiplying degree of completion, degree of sales and occupancy rate according to so called percentage-of-completion method, which differs from group’s IFRS accounting principles. According to YIT’s IFRS accounting principles revenue of own residential development projects are recognized based on handing over residential units when the project is complete and of own business development projects recognition criteria is evaluated on a case-by-case basis in accordance with the terms and conditions of each contract. The impacts on revenue and adjusted operating profit of the differences between revenue recognition methods are presented on the line IFRS adjustment. In addition, in the group reporting certain interest expenses are capitalized in accordance with IAS 23 –standard and reported as part of project expenses included in the operating profit when the project is completed. This result differences in reported operating profit and financial expenses between segment reporting and group reporting.

Historical financial information of Lemminkäinen

The historical financial information of Lemminkäinen included in this Offering Circular has been derived from Lemminkäinen’s unaudited half-year financial report as at and for the six months ended June 30, 2017 prepared in accordance with “IAS 34 – Interim Financial Reporting,” including the unaudited comparative financial information as at and for the six months ended June 30, 2016, and Lemminkäinen’s audited consolidated financial statements as at and for the years ended December 31, 2016, 2015 and 2014 prepared in accordance with IFRS as adopted by the EU, all of which are incorporated by reference into this Offering Circular.

In its consolidated financial statements for the year 2015 Lemminkäinen adjusted the consolidated cash flow statement for the year 2014. The adjustment specifies the presentation of changes in exchange rates and derivatives, and it affects the cash flows from operating and financing activities. Consolidated cash flow statement information for the year ended December 31, 2014 presented in this Offering Circular has been derived from comparative cash flow statement presented in consolidated financial statements as at and for the year ended December 31, 2015.

Pro Forma Financial Information

The Unaudited Pro Forma Financial Information is presented for illustrative purposes only to give effect to the Merger on YIT’s financial information. The unaudited pro forma combined consolidated statement of financial position as at June 30, 2017 gives effect to the Merger as if it had occurred on that date. The unaudited pro forma combined consolidated statements of income for the six months ended June 30, 2017 and for the year ended December 31, 2016 give effect to the Merger as if it had occurred on January 1, 2016. The Unaudited Pro Forma Financial Information has been prepared in accordance with the Annex II to the Commission Regulation (EU) No 809/2004, as amended, and with the accounting principles applied in YIT’s audited consolidated financial statements.

The Unaudited Pro Forma Financial Information reflects the application of pro forma adjustments that are preliminary and are based upon available information and certain assumptions described in the accompanying notes to the Unaudited Pro Forma Financial Information and that YIT believes are reasonable under the circumstances. Actual results of the Merger may materially differ from the assumptions used in the Unaudited Pro Forma Financial Information presented in this Offering Circular. The Unaudited Pro Forma Financial Information has been prepared by YIT for illustrative purposes only and it addresses a hypothetical situation, and is not necessarily indicative of the actual financial position or results of operations of YIT that would have been realized had the Merger occurred as at the dates indicated, nor is it meant to be indicative of any anticipated financial position or future results of operations that YIT will experience going forward. In addition, the unaudited pro forma combined consolidated statements of income do not reflect any expected cost savings or synergy benefits that are expected to be generated or incurred.

The Unaudited Pro Forma Financial Information does not include all information required to be included in financial statements prepared in accordance with IFRS and they should be read together with the historical financial information of YIT and Lemminkäinen incorporated by reference into this Offering Circular. See also “Unaudited Pro Forma Financial Information” and “Risk factors – Risks relating to the Merger”. The Unaudited Pro Forma Financial Information in this Offering Circular is presented for illustrative purposes only and may differ materially from the actual operating results and financial position of the Combined Company following completion of the Merger.

Alternative performance measures

This Offering Circular includes certain performance measures of YIT’s and Lemminkäinen’s historical financial performance, financial position and cash flows, which, in accordance with the “Alternative Performance Measures” guidance issued by ESMA are not accounting measures defined or specified in IFRS and are therefore considered alternative performance measures.

YIT presents the following alternative performance measures:

•	Operating profit, which is defined as net result for the period before taxes, finance expenses and finance income.

•	Operating profit margin, %, which is defined as operating profit as a percentage of revenue.

•	Adjusted operating profit, which is defined as operating profit excluding adjusting items.

•	Adjusted operating profit margin, %, which is defined as adjusted operating profit as a percentage of revenue.

•
Adjusting items, which are material items outside ordinary course of business, such as gains and losses arising from the divestments of a business or part of a business, impairment charges of goodwill and plots of land, impairment charges of property plant and equipment and other assets, costs on the basis of statutory personnel negotiations and adaption measures, costs related to business acquisitions, material effect on profit and loss from disputes based on a decision by a court or arbitration proceedings and transaction costs related to the planned merger transaction.

•
Operating cash flow after investments, excluding discontinued operations, which is defined as operating cash flow after investments as presented in consolidated cash flow statement less cash flows from discontinued operations.

•
Gross investments, which is investments in property, plant and equipment and intangible assets, excluding additions in financial leases, and investments in subsidiaries, associated companies and joint ventures.

•	Return on equity, %, which is calculated by dividing the result for the period by average of the total equity in the opening and closing balance sheet.

•	Interest-bearing debt, which is defined as total of non-current borrowings and current borrowings.

•
Return on investment (rolling 12-months), %, which is calculated by (i) adding result before taxes to financial expenses and net of exchange rate differences for the rolling 12-months  (ii) dividing this sum by the average of the sum of total equity and interest-bearing debt in the opening and closing balance sheet for the rolling 12-month period.

•	Equity ratio at the end of the period, %, which is calculated by dividing total equity by total assets less advances received.

•	Interest-bearing net debt at the end of the period, which is defined as interest-bearing debt less cash and cash equivalents and interest-bearing receivables.

•	Gearing at the end of the period, %, which is calculated by dividing interest-bearing debt less cash and cash equivalents by total equity.

•	Adjusted operating profit (POC), which is operating profit in the segment reporting excluding adjusting items.

•	Return on investment (rolling 12-months), % (POC), which is calculated using the same definitions as Return on investment (rolling 12-months), % but based on segment reporting information.

Lemminkäinen presents the following alternative performance measures:

•	Operating profit / loss, which is defined as result for the period from continuing operations before income taxes and net finance income and costs.

•	Operating margin, which is defined as operating profit / loss as a percentage of net sales.

•	Interest-bearing net debt[1], which is defined as non-current and current interest-bearing liabilities less liquid funds.

•	Liquid funds, which is sum of cash and cash equivalents and current available-for-sale financial assets

•	Equity ratio[12], which is calculated by dividing total equity by total equity and liabilities less advance payments received.

•	Gearing[12], which is calculated by dividing interest-bearing liabilities less liquid funds by total equity.

12 Lemminkäinen has presented the share of loans that corresponds to the sold portion of the apartments that are still under construction as non-interest-bearing current liability under line item advanced payments received in the statement of financial position thus that amount has been included in the equity ratio but not included in the interest-bearing net debt, gearing or return on capital employed of Lemminkäinen.

•
Return on capital employed (ROCE)[12], rolling 12 months, which is calculated by dividing (i) operating profit / loss by (ii) sum of quarterly average of total equity and quarterly average of interest-bearing liabilities.

•	Gross investments, which is period’s investment in non-current assets excluding sale of assets.

YIT and Lemminkäinen present alternative performance measures as additional information to financial measures presented in the consolidated statement of income, consolidated statement of financial position and consolidated cash flow statement prepared in accordance with IFRS. YIT believe that adjusted operating profit and adjusted operating profit, POC measures provide meaningful supplemental information to the financial measures presented in the consolidated income statement prepared in accordance with IFRS to YIT’s management and the readers of consolidated financial statements by excluding items outside ordinary course of business, which reduce comparability from period to period. YIT presents operating cash flow after investments excluding discontinued operations, gross investments, return on equity, return on investment, equity ratio, interest-bearing net debt at the end of the period and gearing at the end of the period as complementing measures, which are, in YIT’s view, useful measures of YIT’s ability to obtain financing and service its debts and provides additional information of the cash flow needs of YIT’s operations. Lemminkäinen presents interest-bearing net debt, equity ratio, gearing, return on capital employed and gross investments as complementing measures, which are, in Lemminkäinen’s view, useful measures of Lemminkäinen’s ability to obtain financing and service its debts and provides additional information of the cash flow needs of Lemminkäinen’s operations.

Alternative performance measures are not accounting measures defined or specified in IFRS and, therefore, they are considered non-IFRS measures, which should not be viewed in isolation or as a substitute to the IFRS financial measures. Companies do not calculate alternative performance measures in a uniform way and, therefore, the alternative performance measures presented in this Offering Circular may not be comparable between YIT and Lemminkäinen or with similarly named measures presented by other companies.

EXCHANGE RATES

The following table sets forth the average, high, low, and period end reference rates as published by the European Central Bank for the Russian rouble, Czech koruna (“CZK”), Polish zloty (“PLN”), Norwegian krona (“NOK”), Swedish krona (“SEK”) ja Danish krona (“DKK”) as at the dates and for the periods indicated:

EUR/RUB	Average	Highest	Lowest	Final
2014	51.0378	85.7338	45.172	72.337
2015	67.9899	82.438	53.1238	80.6736
2016	74.1466	90.2595	63.0117	64.30
2017 (until August 21)	64.2875	72.0977	59.4674	69.4996

EUR/CZK	Average	Highest	Lowest	Final
2014	27.5364	27.944	27.323	27.735
2015	27.2831	28.328	27.019	27.023
2016	27.0342	27.153	27.017	27.021
2017 (until August 21)	26.631	27.247	25.911	26.086

EUR/PLN	Average	Highest	Lowest	Final
2014	4.1843	4.3776	4.096	4.2732
2015	4.1828	4.3657	3.9878	4.2639
2016	4.3635	4.999	4.2417	4.4103
2017 (until August 21)	4.2645	4.4215	4.1606	4.2738

EUR/NOK	Average	Highest	Lowest	Final
2014	8.3544	9.5420	8.0890	9.0420
2015	8.9496	9.6160	8.3275	9.6030
2016	9.2906	9.7085	8.9175	9.0863
2017 (until August 21)	9.222	9.602	8.807	9.2903

EUR/SEK	Average	Highest	Lowest	Final
2014	9.0985	9.6234	8.7661	9.3930
2015	9.3535	9.6557	9.1141	9.1895
2016	9.4689	10.0025	9.1381	9.5525
2017 (until August 21)	9.5929	9.7953	9.4183	9.5173

EUR/DKK	Average	Highest	Lowest	Final
2014	7.4548	7.4665	7.4370	7.4453
2015	7.4587	7.4717	7.4345	7.4626
2016	7.4452	7.4645	7.4338	7.4344
2017 (until August 21)	7.4369	7.444	7.4331	7.4373

The above rates are provided solely for the convenience of the reader and are not necessarily the rates used in the preparation of YIT’s or Lemminkäinen’s financial statements and financial statement information. No representation is made that the euros could have been converted into Russian roubles, Tsek korunas, Polish zlotys, Norwegian kronor, Swedish kronor or Danish kronor at the rates shown or at any other rate at such dates or during such periods.

CERTAIN IMPORTANT DATES

June 19, 2017	Stock Exchange Release on the Merger

July 27, 2017	Notice of the Extraordinary General Meeting of YIT

July 27, 2017	Notice of the Extraordinary General Meeting of Lemminkäinen

August 25, 2017	Finnish language Merger Prospectus and Offering Circular available

August 31, 2017	Record date of the Extraordinary General Meetings of Lemminkäinen and YIT

September 7, 2017 at 10:00 a.m.
The last day for the holders of nominee registered shares to become registered in the temporary shareholders’ register maintained by Euroclear Finland in order to obtain the right to participate to the Extraordinary General Meeting of YIT

September 7, 2017 at 10:00 a.m.
The last day for the holders of nominee registered shares to become registered in the temporary shareholders’ register maintained by Euroclear Finland in order to obtain the right to participate to the Extraordinary General Meeting of Lemminkäinen

September 7, 2017 at 10.00 a.m.	The last date for advance notices of participation to the Extraordinary General Meeting of YIT

September 7, 2017 at 4.00 p.m.	The last date for advance notices of participation to the Extraordinary General Meeting of Lemminkäinen

September 12, 2017 at 10:00 a.m.	Extraordinary General Meeting of YIT

September 12, 2017 at 3:00 p.m.	Extraordinary General Meeting of Lemminkäinen

November 1, 2017 or January 1, 2018 (estimate)	Planned Effective Date (provided that the conditions for the execution of the Merger are fulfilled)

On or about the Effective Date	Merger Consideration Shares registered in the book-entry accounts of the shareholders of Lemminkäinen

On or about the Effective Date	Trading in the Merger Consideration Shares commences on the official list of Nasdaq Helsinki

MERGER OF YIT AND LEMMINKÄINEN

The review below provides a general overview of the Merger and the Combined Company and is based on, among others, the assumption that the Merger and the combination of YIT’s and Lemminkäinen’s business operations will be implemented in the manner and within the timetable planned in this Offering Circular. However, there are no guarantees that the Merger will be executed or that YIT’s and Lemminkäinen’s business operations will be combined in the manner and within the timetable laid out in this Offering Circular, either of which could result in any statement on the Combined Company below being unfulfilled. See “Risk factors – Risks relating to the Merger – There is no certainty that the Merger will be completed or its completion could not be delayed.” and “Risk factors – Risks relating to the Merger – The Merger may not necessarily be completed in the manner currently contemplated, which could have a material adverse effect on the estimated benefits of the Merger or the market price of the shares in YIT or Lemminkäinen.”.

Background for the Merger

On June 19, 2017, the Boards of Directors of YIT and Lemminkäinen concluded the Combination Agreement concerning the combination and signed the Merger Plan according to which the two companies will merge. Summaries of the Merger Plan and the Combination Agreement are presented below in the sections “ – Combination Agreement” and “ – Merger Plan”. The Merger Plan is attached to this Offering Circular as Appendix E.

The reasons for YIT’s and Lemminkäinen’s combination and the financial grounds are described below in the section “Information on the Combined Company”.

Overview of the Merger

The proposed Merger will be completed through a statutory absorption merger pursuant to the Finnish Companies Act in such a manner that all assets and liabilities of Lemminkäinen are transferred without a liquidation procedure to YIT.

Lemminkäinen’s shareholders will receive as Merger Consideration 3.6146 Merger Consideration Shares for each share they hold in Lemminkäinen (i.e. the Merger Consideration Shares will be issued to the shareholders of Lemminkäinen in proportion to their existing shareholding in Lemminkäinen with a ratio of 3.6146:1), with the exception of those Lemminkäinen’s shareholders who demand the redemption of their shares and vote against the Merger at the Extraordinary General Meeting of Lemminkäinen deciding on the Merger. The total number of Merger Consideration Shares to be issued is expected to be 83,876,431 shares (excluding treasury shares held by Lemminkäinen and assuming that none of Lemminkäinen’s shareholders will demand redemption of his or her shares in Lemminkäinen at the Extraordinary General Meeting of Lemminkäinen resolving on the Merger).

The Board of Directors of YIT and Lemminkäinen have on July 27, 2017 proposed that the Extraordinary General Meetings of YIT and Lemminkäinen, which has been convened to be held on September 12, 2017, will resolve on the Merger in accordance with the Merger Plan. The completion of the Merger is subject to, among others, approval by the Extraordinary General Meetings of YIT and Lemminkäinen, approval from the relevant competition authorities, fulfilment of the other conditions set forth in the Combination Agreement and the Merger Plan or a waiver of each of such condition, and that the Combination Agreement has not been terminated in accordance with its provisions and that the execution of the Merger is registered with the Trade Register. Information on the conditions for the completion of the Merger included in the Combination Agreement and the Merger Plan is presented below in the section “ – Merger Plan – Conditions for the Merger” and in the Merger Plan, which is attached to this Offering Circular as Appendix E. Lemminkäinen will be automatically dissolved on the Effective Date.

In addition, the Shareholders’ Nomination Board of YIT has made a proposal to the Extraordinary General Meeting of YIT on the remuneration to be paid to the members who will be elected to the Board of Directors of the Combined Company, including annual and meetings fees. Furthermore, due to the Merger, the Shareholders’ Nomination Board of YIT has made a proposal to the Extraordinary General Meeting of YIT for a temporary deviation from the standing orders of Shareholders’ Nomination Board of YIT with respect to the timing of the shareholders’ right to make nominations. The full notice to the Extraordinary General Meeting of YIT is available at www.yitgroup.com/en/corporate-governance/annual-general-meeting/egm-20172.

The execution of the Merger is intended to be registered with the Trade Register either approximately on November 1, 2017 or no later than on January 1, 2018 (i.e. on the Effective Date), as possible, provided that the conditions for the completion of the Merger have been fulfilled or they have been waived. For this reason, Lemminkäinen does not intend to hold an Annual General Meeting in 2018. In accordance with the Finnish Companies Act, once the Merger has been executed, the Board of Directors of Lemminkäinen will call the shareholders to a shareholders’ meeting to approve Lemminkäinen’s closing accounts.

Lemminkäinen has received an advance tax ruling from the Finnish Large Tax Payer’s Office (Konserniverokeskus) according to which the Merger will be treated as a tax-neutral merger as defined in Section 52 a of the Finnish Business Income Tax Act (360/1968, as amended, “Finnish Business Income Tax Act”).

Fairness opinion -statements

With support in their assessments in the form of a fairness opinion from the respective financial advisors of YIT and Lemminkäinen, the Boards of Directors of YIT and Lemminkäinen have concluded that the Merger and the Merger Consideration are in the best interests of the respective companies and their respective shareholders.

Shareholder support

Shareholders holding in aggregate approximately 20 per cent of the shares and votes in YIT, including Elo Mutual Pension Insurance Company, Etera Mutual Pension Insurance Company, Antti Herlin (himself and through his controlled companies), Ilmarinen Mutual Pension Insurance Company, Kaleva Mutual Insurance Company, Mandatum Life Insurance Company Limited and Varma Mutual Pension Insurance Company, and shareholders holding in aggregate approximately 64 per cent of the shares and votes in Lemminkäinen, including certain members of the Pentti family and companies controlled by them, Etera Mutual Pension Insurance Company, Ilmarinen Mutual Pension Insurance Company and Varma Mutual Pension Insurance Company have undertaken, subject to certain customary conditions committed to attend the respective Extraordinary General Meetings of YIT and Lemminkäinen and to vote in favor of the Merger.

Financing

Information on the Combined Company’s financing is presented in the sections “Information on YIT – Operating and financial review and prospects of YIT – Liquidity and capital resources – New Financing Agreements” and “Information on the Combined Company – Financing”.

Combination Agreement

This summary is not an exhaustive presentation of the terms and conditions of the Combination Agreement. The summary aims to describe the terms and conditions of the Combination Agreement insofar as they could have a material effect on shareholders’ assessment of the terms and conditions of the Merger.

General

YIT and Lemminkäinen have on June 19, 2017 entered into a Combination Agreement in which the two companies agreed on combining their business operations through a statutory absorption merger pursuant to the Finnish Companies Act, under which all assets and liabilities of Lemminkäinen are transferred without a liquidation procedure to YIT. Lemminkäinen will dissolve and automatically cease to exist as independent separate legal entity as a consequence of the completion of the Merger. More information on the conditions for the completion of the Merger is provided in the section “ – Merger Plan – Conditions for the Merger”.

Representations and warranties

The Combination Agreement contains certain customary representations and warranties as well as undertakings, such as, inter alia, each party conducting its business in the ordinary course of business before the completion of the Merger, keeping the other party informed of any and all matters that may be of material relevance for the purposes of effecting the completion of the Merger, preparing the necessary regulatory filings and notifications in cooperation with the other party, cooperating with the other party in relation to the financing of the Combined Company and the negotiations to be conducted with the creditors potentially opposing the Merger. In addition, YIT and Lemminkäinen each undertake not to solicit proposals competing with the transaction agreed in the Combination Agreement, to inform each other about any competing proposals, and to provide the other party a reasonable opportunity to negotiate with the Board of Directors of the contacted party about matters arising from the competing proposal. The companies’ Boards of Directors may decide to recommend a competing proposal only if required to do so in order to comply with their fiduciary duties pursuant to the Finnish Companies Act. At the request of the other party the Board of Directors in question shall, however, always convene an Extraordinary General Meeting to resolve on the Merger pursuant to the Combination Agreement.

YIT and Lemminkäinen give each other customary reciprocal representations and warranties related to, inter alia, authority to enter into the Combination Agreement, due incorporation, status of the shares in the respective company, preparation of financial statements and interim reports, compliance with applicable licenses, laws and agreements, legal proceedings, ownership of intellectual property, taxes, employees and completeness of the due diligence materials provided to the other party.

Lemminkäinen has in the Combination Agreement undertaken to pay the first installment of rewards accrued in 2016 and unpaid under Lemminkäinen’s long-term share based incentive plan in cash in September 2017. In addition, YIT and Lemminkäinen have undertaken to take any actions necessary to ensure that following the Merger, the unpaid share rewards earned under Lemminkäinen’s long-term incentive plan, shall be paid with shares in YIT by utilizing the Merger Consideration exchange ratio.

YIT and Lemminkäinen shall bear their own fees, costs and expenses incurred in connection with the Merger.

Termination

The Combination Agreement may be terminated by mutual written consent duly authorized by the Boards of Directors of YIT and Lemminkäinen. Each of YIT and Lemminkäinen may terminate the Combination Agreement inter alia if (i) the Merger has not been completed by April 1, 2018, unless such date has not under certain circumstances been postponed by a maximum of three (3) months; (ii) the Extraordinary General Meetings of YIT and Lemminkäinen have failed to approve the merger; (iii) if any governmental entity (including any competition authority) gives an order or takes any regulatory action that is non-appealable and conclusively prohibits the completion of the Merger; or (iv) in case of a material breach by the other party of any of the representations, warranties, covenants or undertakings under the Combination Agreement if such breach has resulted, or could reasonably be expected to result, in a material adverse effect, as describe, in the Combination Agreement, in respect of the YIT Group, the Lemminkäinen Group or the Combined Company. If the Combination Agreement is terminated due to the Extraordinary General Meeting of either YIT or Lemminkäinen having failed to approve the Merger, the company in question shall reimburse the other party the reasonable transaction costs.

Governing law

The Combination Agreement shall be governed by the laws of Finland.

Merger Plan

This summary is not an exhaustive presentation of the terms and conditions of the Merger Plan. The summary aims to describe the terms and conditions of the Merger Plan insofar as they could have a material effect on shareholders’ assessment of the terms and conditions of the Merger. The Merger Plan is presented in Appendix E to this Offering Circular.

The Merger Plan and its appendices is available on YIT’s website at www.yitgroup.com/merger and Lemminkäinen’s website at www.lemminkainen.com/merger and on weekdays during normal office hours at YIT’s registered office in the address Panuntie 11, FI-00620 Helsinki, Finland and at Lemminkäinen’s registered office in the address Salmisaarenaukio 2, FI-00181 Helsinki, Finland.

General

In accordance with the Merger Plan concluded between YIT and Lemminkäinen on June 19, 2017, the Boards of Directors of YIT and Lemminkäinen propose to the Extraordinary General Meetings of the respective companies that the Extraordinary General Meetings would resolve upon the Merger of Lemminkäinen into YIT through an absorption merger, so that all assets and liabilities of Lemminkäinen shall be transferred without a liquidation procedure to YIT as set forth in the Merger Plan. As Merger Consideration, the shareholders of Lemminkäinen shall receive Merger Consideration Shares in proportion to their shareholdings in Lemminkäinen, as stated below in the section “ – Merger Consideration”. Lemminkäinen shall be automatically dissolved as a result of the Merger. The trading in Lemminkäinen’s shares on Nasdaq Helsinki is expected to end no later than on the Effective Date and the shares of Lemminkäinen are intended to be removed from Nasdaq Helsinki no later than on the Effective Date .

Amendments of the Articles of Association of YIT

The Merger Plan includes a proposal on amending Articles of Association of YIT in connection with the registration of the execution of the Merger with the Trade Register. The amendments proposed in the Merger Plan include changing the field of business of YIT, changing the number of members of the Board of Directors of YIT, adding a provision for electing new Chairman and/or Vice Chairman of the Board of Directors where the Chairman or Vice Chairman of the Board of Directors leaves his/her post during his/her term of office and changing the due date for convening a General Meeting, as well as several other amendments that are technical in nature. The amended Articles of Association of YIT have been appended to the Merger Plan.

The Board of Directors of YIT

According to the Articles of Association of YIT proposed in the Merger Plan, the Board of Directors of YIT shall consist of a Chairman and Vice Chairman appointed by the General Meeting of shareholders as well as a minimum of three (3) and a maximum of seven (7) members. The number of the members of the Board of Directors of YIT shall be confirmed and the members of the Board of Directors shall be elected by the Extraordinary General Meeting of YIT resolving on the Merger. Both the resolution confirming the number of the members on the Board of Directors and the resolution on the election of the members of the Board of Directors are conditional upon the completion of the Merger. The term of such members of the Board of Directors shall commence on the Effective Date and expire at the end of the first Annual General Meeting of YIT following the Effective Date.

The Shareholders’ Nomination Board of YIT, after consultation with the Nomination Committee of the Board of Lemminkäinen, proposes to the Extraordinary General Meeting of YIT resolving on the Merger that a Chairman and a Vice Chairman as well as six (6) members be elected to the Board of Directors of YIT. The Shareholders’ Nomination Board of YIT also proposes that Matti Vuoria, the current Chairman of the Board of Directors of YIT, be conditionally elected to continue as Chairman of the Board of Directors of YIT, and that Berndt Brunow, the current Chairman of the Board of Directors of Lemminkäinen, be conditionally elected as new Vice Chairman of the Board of Directors of YIT, and that additionally Erkki Järvinen, Inka Mero and Tiina Tuomela, each a current member of the Board of Directors of YIT, be conditionally elected to continue on the Board of Directors of YIT, and that Harri-Pekka Kaukonen, Juhani Mäkinen and Kristina Pentti-von Walzel, each a current member of the Board of Directors of Lemminkäinen, be conditionally elected as new members of the Board of Directors of YIT for the term commencing on the Effective Date and expiring at the end of the first Annual General Meeting of YIT following the Effective Date.

The term of the members of the Board of Directors of YIT not conditionally elected to continue to serve on the Board of Directors of YIT for the term commencing on the Effective Date shall end on the Effective Date. The term of the members of the Board of Directors of Lemminkäinen shall end on the Effective Date.

It has been agreed in the Merger Plan that, the Shareholders’ Nomination Board of YIT, after consultation with the Nomination Committee of the Board of Lemminkäinen, may amend the above-mentioned proposal concerning the election of members of the Board of Directors of YIT, in case one or more of the above-mentioned persons would not be available for election at the Extraordinary General Meeting resolving on the Merger. The Board of YIT, after consultation with the Shareholders’ Nomination Board of YIT  and the Nomination Committee of the Board of Lemminkäinen, may as necessary convene a General Meeting of Shareholders after the Extraordinary General Meeting of YIT resolving on the Merger to resolve to supplement or amend the composition of the Board of Directors of YIT prior to the Effective Date if, for example in case a conditionally elected member of the Board of Directors of YIT dies, resigns or has to be replaced by another person for some other reason.

Remunerations of the Boards of Directors of YIT and Lemminkäinen

It has been agreed in the Merger Plan that the Shareholder’s Nomination Board of YIT, after consultation with the Nomination Committee of the Board of Lemminkäinen, shall propose to the Extraordinary General Meeting of YIT resolving on the Merger a resolution on the remuneration of the new members of the Board of Directors of YIT, including remuneration of the new members of the Audit Committee and Personnel Committee of YIT, for the term commencing on the Effective Date. The annual remuneration of the new members of to be elected shall be paid in proportion to the length of their term of office. Otherwise, the resolutions on Board remuneration made by the Annual General Meeting of YIT held on March 16, 2017 shall remain in force unaffected. The members of the Board of Directors of Lemminkäinen shall be paid a reasonable remuneration for the preparation of the final accounts of Lemminkäinen.

Merger Consideration

General

The shareholders of Lemminkäinen shall receive as Merger Consideration 3.6146 Merger Consideration Shares for each share owned in Lemminkäinen (i.e. the Merger Consideration Shares shall be issued to the shareholders of Lemminkäinen in proportion to their existing shareholding with a ratio of 3.6146:1), with the exception of those shareholders of Lemminkäinen who demand the redemption of their shares and vote against the Merger at the Extraordinary General Meeting of Lemminkäinen deciding on the Merger.

There is only one share class in YIT, and the shares of YIT do not have a nominal value. Shares in Lemminkäinen held by Lemminkäinen or YIT do not carry a right to the Merger Consideration. In case the number of the Merger Consideration Shares received by a shareholder of Lemminkäinen is a fractional number, the fractions will be rounded down to the nearest whole number. Fractional entitlements to the Merger Consideration Shares shall be aggregated and sold in public trading on Nasdaq Helsinki, and the proceeds will be distributed to the shareholders of Lemminkäinen entitled to receive such fractional entitlements in proportion to holding of such fractional entitlements. Any costs related to the sale and distribution of fractional entitlements shall be borne by YIT.

The Merger Consideration has been determined based on the relation valuations of YIT and Lemminkäinen. The value determination has been made by applying generally used valuation methods. The value determination has been based on the stand-alone valuations of YIT and Lemminkäinen including market-based valuation adjusted for company-specific factors.

Distribution of the Merger Consideration

The allocation of the Merger Consideration is based on the shareholding in Lemminkäinen at the end of the last trading day preceding the Effective date. The final total number of the Merger Consideration Shares shall be determined on the basis of the number of shares in Lemminkäinen held by shareholders, other than Lemminkäinen itself or YIT, at the end of the day preceding the Effective Date. Such total number of Merger Consideration Shares shall be rounded down to the nearest full share. On the date of the Offering Circular, Lemminkäinen holds 15,000 treasury shares, and YIT does not own shares in Lemminkäinen. Based on the situation on the date of the Offering Circular, the total number of the Merger Consideration Shares would therefore be 83,876,431 shares.

Payment of the Merger Consideration

The Merger Consideration shall be paid to the shareholders of Lemminkäinen on the Effective Date or as soon as reasonably possible thereafter through the book-entry system maintained by Euroclear Finland. The Merger Consideration payable to each shareholder of Lemminkäinen shall be calculated, using the exchange ratio set forth in the section “ – General” above, based on the number of shares in Lemminkäinen registered in each separate book-entry account of each such shareholder at the end of the last trading day preceding the Effective Date. The Merger Consideration shall be distributed automatically, and no actions are required from the shareholders of Lemminkäinen in relation thereto. The Merger Consideration Shares shall carry full shareholder rights as from the date on which they are registered with the Trade Register.

Listing of the Merger Consideration Shares

YIT has agreed to apply for the listing of the Merger Consideration Shares to public trading on the official list of Nasdaq Helsinki. The trading in the Merger Consideration Shares on the official list of Nasdaq Helsinki is expected to begin on or about the Effective Date, or as soon as reasonably possible thereafter.

Share capital of YIT

The share capital of YIT shall be increased by EUR 500,000 in connection with the registration of the execution of the Merger with the Trade Register.

Matters outside ordinary business operations

YIT and Lemminkäinen have agreed in the Merger Plan that they shall continue their operations in the ordinary course of business and in a manner consistent with past practice, unless the parties expressly agree otherwise.

Except as set forth in the Combination Agreement, YIT and Lemminkäinen shall during the merger process not resolve on any matter (regardless of whether such matters are ordinary or extraordinary) which would affect the shareholders’ equity or number of outstanding shares in the relevant company, including but not limited to corporate acquisitions and divestments, share issues, acquisition or disposal of treasury shares, dividend distributions, changes in share capital or any comparable actions, or take or commit to take any such actions, unless the parties specifically agree otherwise.

Conditions for the Merger

The completion of the Merger is conditional upon the satisfaction or, to the extent permitted by applicable law, waiver of each of the conditions set forth below:

(i) the Merger having been duly approved by the Extraordinary General Meeting of shareholders of Lemminkäinen;

(ii) shareholders of Lemminkäinen representing no more than twenty (20) per cent of all shares and votes in Lemminkäinen having demanded the redemption of his/her/its shares in Lemminkäinen pursuant to Chapter 16, Section 13 of the Finnish Companies Act;

(iii) the Merger, the proposed amendments to the Articles of Association, the number and election of the members of the Board of Directors (including the election of the Chairman and the Vice Chairman of the Board of Directors) and the remuneration of the members of the Board of Directors (including remuneration of the members of the Audit Committee and Personnel Committee of YIT), as set forth in the Merger Plan, as well as the issuance of new shares of YIT as Merger Consideration to the shareholders of Lemminkäinen and a temporary deviation from the Standing Order of the YIT’s Shareholders’ Nomination Board respectively, having been duly approved by the Extraordinary General Meeting of shareholders of YIT;

(iv) the necessary statutory or regulatory approvals, permits, consents or clearances, including the relevant competition clearances, required for the completion of the Merger having been obtained on terms containing no undertakings or remedies which in the opinion of the Boards of Directors of both parties, acting in good faith, would reasonably be expected to have a material adverse effect, as defined in the Combination Agreement, on the Combined Company after the Merger, taken as a whole, or be otherwise materially adverse to the Combined Company after the Merger in view of the benefits sought from the Merger;

(v) YIT having obtained from the Nasdaq Helsinki written confirmations that the listing of the Merger Consideration Shares on the official list of the said stock exchange will take place promptly on the Effective Date or as soon as possible thereafter;

(vi) the financing required in connection with the Merger being available materially in accordance with the post-Merger financing arrangement of YIT;

(vii) no event of default under any arrangement in respect of financial indebtedness of either party having, as of the Signing Date, an outstanding principal amount of no less than EUR 90,000,000 having occurred and being continuing or being reasonably likely to occur as a result of the execution, if such event of default would, in the opinion of the Boards of Directors of both parties acting in good faith, be reasonably expected to have a material adverse effect, as defined in the Combination Agreement, on the Combined Company after the Merger;

(viii) no event, circumstance or change having occurred on or after the date of the Combination Agreement that would have a material adverse effect, as defined in the Combination Agreement, in respect of the Lemminkäinen Group or YIT Group or, the Combined Company after the Merger;

(ix) neither party not, on or after the date of the Combination Agreement, having received information on an event, circumstance or change having occurred prior to the date of the Combination Agreement and previously undisclosed to it that would have a material adverse effect, as defined in the Combination Agreement, in respect of the Lemminkäinen Group or YIT Group or, the Combined Company after the Merger; and

(x) the Combination Agreement not having been terminated in accordance with its provisions.

Extraordinary General Meeting of YIT for approving the Merger

General

The Board of Directors of YIT has on July 27, 2017 proposed that the Extraordinary General Meeting of YIT convened to be held on September 12, 2017 shall resolve on the Merger in accordance with the Merger Plan.

Right to participate

In order to have the right to participate in the Extraordinary General Meeting, a shareholder must be registered in the company’s shareholder register, which is maintained by Euroclear Finland, no later than on the record date of the Extraordinary General Meeting on August 31, 2017. A shareholder entered in the Company’s shareholders’ register wishing to participate in the Extraordinary General Meeting must register for the meeting by 10:00 a.m. Finnish time on September 7, 2017, using one of the following methods:

a)	online through YIT Corporation’s website: www.yitgroup.com/egm2017

b)	by telephone at the number +358 (0)20 770 6890 between 9 a.m. and 4 p.m. on weekdays

The shareholder’s name and personal identification number or business ID, as well as the name of his/her eventual assistant or proxy representative and the personal identification number of the proxy representative must be given in connection with the registration. The personal data disclosed by the shareholders to YIT Corporation will only be used in connection with the Extraordinary General Meeting and the processing of related necessary registrations. A shareholder, his/her representative or proxy representative shall present an identity document and/or proxy when requested at the registration desk.

Holder of nominee registered shares

A holder of nominee registered shares has the right to participate in the Extraordinary General Meeting based on the shares that would entitle him/her to be registered in the shareholder register maintained by Euroclear Finland on August 31, 2017. In addition, the right to participate requires that the holder of nominee registered shares is temporarily entered to the shareholder register maintained by Euroclear Finland based on these shares on September 7, 2017, at 10:00 a.m. at the latest. This is considered registration for the Extraordinary General Meeting as regards nominee registered shares.

Such shareholders are advised to request from their custodian bank the necessary instructions regarding registration in the temporary shareholder register of the company, the issuing of proxy documents and registration for the Extraordinary General Meeting well in advance. The account operator of the custodian bank has to register a holder of nominee registered shares who wishes to participate in the Extraordinary General Meeting into the temporary shareholders’ register of the company at the latest by the time stated above.

Proxy representative and powers of attorney

A shareholder may participate in the Extraordinary General Meeting and exercise his/her rights at the meeting by way of proxy representation. A proxy representative shall produce a dated proxy document or otherwise in a reliable manner demonstrate his/her right to represent the shareholder. When a shareholder participates in the Extraordinary General Meeting by means of several proxy representatives representing the shareholder with shares held in different securities accounts, the shares by which each proxy representative represents the shareholder shall be identified in connection with the registration for the Extraordinary General Meeting. A proxy template is available on the Company’s website at www.yitgroup.com/egm2017.

Any proxy documents should be notified in connection with the registration and they should be delivered as originals to YIT Corporation, Viivi Kuokkanen, PL 36, 00621, Helsinki, Finland, prior to the end of the registration period. Alternatively, a copy of the proxy may be sent by e-mail to viivi.kuokkanen@yit.fi, in addition to which the original proxy must be presented at the meeting.

Right to vote and majority required for approving the Merger

Each YIT share will give its owner one vote at the Extraordinary General Meeting of YIT. The Merger must be approved by YIT shareholders representing at least two-thirds of the votes cast and shares represented at YIT’s Extraordinary General Meeting. The Merger must be approved in accordance with the Merger Plan without any amendments. If the Extraordinary General Meeting of YIT does not approve the Merger, the Merger will not be executed. Shareholders representing a total of approximately 20 per cent of YIT’s shares and votes have undertaken, subject to certain customary conditions, to attend the Extraordinary General Meeting of YIT and to vote in favor of the Merger. See section “ – Shareholder support” above.

Extraordinary General Meeting of Lemminkäinen for approving the Merger

General

The Board of Directors of Lemminkäinen proposed on July 27, 2017 that the Extraordinary General Meeting of Lemminkäinen convened to be held on September 12, 2017 shall resolve on the Merger in accordance with the Merger Plan.

Right to participate

Each shareholder who is on August 31, 2017 registered in the shareholders’ register of the company held by Euroclear Finland has the right to participate in the Extraordinary General Meeting. A shareholder whose shares are registered on his/her personal Finnish book-entry account is registered in the shareholders’ register of the company.

A shareholder who is registered in the shareholders’ register of the company and who wants to participate in the Extraordinary General Meeting shall register for the meeting no later than on September 7, 2017 at 4:00 p.m. by giving a prior notice of participation, which shall be received by the company no later than on the above mentioned date. Such notice can be given:

(a)	at the company website www.lemminkainen.com;

(b)	by telephone +358 2071 53378; or

(c)	by regular mail to Lemminkäinen Corporation, Pirjo Favorin, P.O. Box 169, 00181 Helsinki, Finland.

In connection with the registration, a shareholder shall notify his/her name, personal identification number, address, telephone number and the name of a possible assistant or proxy representative and the personal identification number of the proxy representative. The personal data given to Lemminkäinen is used only in connection with the Extraordinary General Meeting and the processing of related registrations.

Holders of nominee registered shares

A holder of nominee registered shares has the right to participate in the Extraordinary General Meeting by virtue of such shares based on which he/she on the record date of the Extraordinary General Meeting, i.e. on August 31, 2017, would be entitled to be registered in the shareholders’ register of the company held by Euroclear Finland The right to participate in the Extraordinary General Meeting requires, in addition, that the shareholder on the basis of such shares has been temporary registered into the shareholders’ register held by Euroclear Finland at the latest on September 7, 2017 at 10:00 a.m. As regards nominee registered shares, this constitutes due registration for the Extraordinary General Meeting.

A holder of nominee registered shares is advised to request without delay necessary instructions regarding the temporary registration in the shareholders’ register of the company, the issuing of proxy documents and registration for the Extraordinary General Meeting from his/her custodian bank. The account management organisation of the custodian bank has to temporary register a holder of nominee registered shares who wants to participate in the Extraordinary General Meeting into the shareholders’ register of the company at the latest by the time stated above.

Proxy representative and powers of attorney

A shareholder may participate in the Extraordinary General Meeting and exercise his/her rights at the meeting by way of proxy representation. A proxy representative shall produce a dated proxy document or otherwise in a reliable manner demonstrate his/her right to represent the shareholder at the Extraordinary General Meeting. When a shareholder participates in the Extraordinary General Meeting by means of several proxy representatives representing the shareholder with shares in different securities accounts, the shares by which each proxy representative represents the shareholder shall be identified in connection with the registration for the Extraordinary General Meeting.

Possible proxy documents should be delivered in originals to Lemminkäinen Corporation, Pirjo Favorin, P.O. Box 169, 00181 Helsinki, Finland before the expiration of the registration period.

Right to vote and majority required for approving the Merger

Each Lemminkäinen share will give its holder one vote at the Extraordinary General Meeting of Lemminkäinen. The Merger must be approved by Lemminkäinen shareholders representing at least two-thirds of the votes cast and shares represented at Lemminkäinen’s Extraordinary General Meeting. The Merger must be approved in accordance with the Merger Plan without any amendments. If the Extraordinary General Meeting of Lemminkäinen does not approve the Merger, the Merger will not be executed. Shareholders representing a total of approximately 64 per cent of Lemminkäinen’s shares and votes have undertaken, subject to certain customary conditions, to attend the Extraordinary General Meeting of Lemminkäinen and to vote in favor of the Merger. See section “ – Shareholder support” above.

Right of redemption

If the Extraordinary General Meeting of Lemminkäinen approves the Merger, and provided that the conditions for the completion of the Merger have been fulfilled or waived, all shareholders of Lemminkäinen who demanded the redemption of their shares at the Extraordinary General Meeting and later voted against the Merger shall have the right pursuant to Chapter 16, Section 13 of the Finnish Companies Act to have their shares in Lemminkäinen redeemed in cash at a fair price. According to the Combination Agreement and the Merger Plan, the completion of the Merger requires that shareholders of Lemminkäinen representing more than 20 per cent of all shares and votes in Lemminkäinen do not demand the redemption of their shares in Lemminkäinen at the Extraordinary General Meeting of Lemminkäinen resolving on the Merger (unless YIT and Lemminkäinen waive this demand). See also “Risk factors – Risks relating to the Merger”.

Fees and costs relating to the Merger

The total costs for YIT and Lemminkäinen arising in connection with the Merger, mostly consisting of expenses related to financial reporting, legal matters and advisory services as well as expenses arising out of the procedure for obtaining consents related to bonds, are expected to amount to approximately EUR 15.0 million (excluding the estimated transaction costs of the refinancing).

In accordance with customary practice, YIT and Lemminkäinen have agreed with the financial advisors that part of their remuneration shall be paid only if the Merger is completed. Fees to be paid to financial advisors that are conditional on the completion of the Merger, amount to in total approximately EUR 5.8 million.

Listing of the Merger Consideration Shares

Trading in the Merger Consideration Shares is expected to commence on the official list of Nasdaq Helsinki on or about the Effective Date or as soon as possible thereafter.

INFORMATION ON THE COMBINED COMPANY

The following discussion provides an overview of the Combined Company and is based on, among other things, the assumption that the Merger and the combination of the business operations of YIT and Lemminkäinen will be completed in the manner and the timeframe contemplated in this Offering Circular. However, there can be no certainty that the Merger will be completed, or that the business operations of YIT and Lemminkäinen will be combined in the manner or timeframe contemplated in this Offering Circular, any of which could cause any of the statements below regarding the Combined Company to not materialize. See “Risk factors – Risks relating to the Merger – There is no certainty that the Merger will be completed or its completion could not be delayed.” and “Risk factors – Risks relating to the Merger – The Merger may not necessarily be completed in the manner currently contemplated, which could have a material adverse effect on the estimated benefits of the Merger or the market price of the shares in YIT or Lemminkäinen.”

The following discussion includes estimates relating to the synergy benefits expected to arise from the Merger and the combination of the business operations of YIT and Lemminkäinen as well as the related integration costs. Such estimates present the expected future impact of the Merger and the combination of the business operations of YIT and Lemminkäinen on the Combined Company’s business, financial position and results of operations. Such estimates have been prepared by YIT and Lemminkäinen and are based on a number of assumptions and judgments. The assumptions relating to the estimated synergy benefits and the related integration costs are inherently uncertain and are subject to a wide variety of significant business, economic, and competitive risks and uncertainties that could cause the actual synergy benefits from the Merger and the combination of the business operations of YIT and Lemminkäinen, if any, and the related integration costs to differ materially from the estimates in this Offering Circular. For information on the assumptions used to estimate the synergy benefits expected to arise from the Merger and the combination of the business operations of YIT and Lemminkäinen as well as the related integration costs, see “ – Assumptions used when estimating synergies and integration costs” below.

The rationale of the combination

The combination of YIT and Lemminkäinen will create a strong platform for future growth through economies of scale. The Combined Company will have a wide presence in several economic regions, where the Combined Company can accelerate growth while simultaneously reducing sensitivity on country-specific construction cycles. The market conditions among the key growth markets for the Combined Company have improved, and the efficiency and development programmes implemented by both companies in recent years support the development of competitiveness and profitability.

The combination is a strategically important leap to create a platform to grow to one of the leading urban developers in the Northern European construction market. The combination of YIT and Lemminkäinen will form a balanced business portfolio of Housing, Business Premises, Infrastructure and Partnership Properties (a new business area as of January 1, 2018). Together, the companies can leverage their broad professional network to provide customers cost-competitive yet high quality and complex solutions. The companies will create a broad project execution platform for their diversified customer base. A broadened service offering will decrease the Combined Company’s sensitivity to economic fluctuations, which will support cash flow generation and help the combination to reach its growth targets. Furthermore, employees will gain improved career opportunities under a larger corporation and the combination is expected to be an attractive employer for both existing and new talent.

Through the combination, the Combined Company’s risk profile will be reduced and financial position improved. The counter-cyclicality of business operations provides operative stability that supports strategic planning and resource management. The wider geographical presence, improved business segments and solid financial resources will create several growth opportunities during different economic cycles. In addition, the benefits of scale enable new market opportunities and ability to capture larger projects. Self-developed projects involving partners will serve as the Combined Company’s engine of growth. The Combined Company’s increased size and strengthened capital base are also expected to improve financing options and reduce financial costs.

Overview

The Combined Company is a construction company operating in the Northern European market, with a significant foothold in Finland and reputable brands in the Nordic countries, Russia, the Baltic countries and central Eastern Europe. The Combined Company offers construction services for the industrial and public sectors, and residential and business premises construction services in Finland and Russia, as well as road maintenance and paving and maintenance services after the hand-over of apartments to its consumer customers in Russia. The Combined Company has a strong market position in the infrastructure construction and building construction segments in Northern Europe. The Combined Company estimates that it is one of the largest paving providers in the Nordic countries, one of the largest residential construction companies in Finland and one of the largest foreign residential construction companies in Russia. The Combined Company also operates as a paving contractor in infrastructure construction projects in Russia.

The Combined Company’s name is YIT Corporation and its domicile is Helsinki. The Combined Company’s pro forma revenue in 2016 were EUR 3.4 billion and it has around 10,000 employees. The Combined Company has operations in 11 countries (Finland, Russia, Sweden, Norway, Denmark, Estonia, Latvia, Lithuania, Czech Republic, Slovakia and Poland).

Synergies

The combination of YIT and Lemminkäinen is expected to create significant value for the shareholders of the Combined Company through the synergies arising from the coordination of the companies’ operations and through increasing business opportunities. The total synergies are estimated to amount to approximately EUR 40 million per annum, and they are expected to be realised in full by the end of 2020. The majority of the planned synergies are expected to be achieved through the decrease of administrative costs, development of procurement, streamlining of the organisation and coordination of operating methods and processes. A significant part of the synergies is expected to arise from YIT’s estimate that it will be able to accelerate growth due to stronger financial resources and improve, among other things, the revenue of YIT’s plot reserves by utilising new construction site resources. The Combined Company will benefit more and gain larger economies of scale from information system projects compared to YIT prior to the combination as the same system can be used by several parties. The integration of the operations will be started immediately after the proposed Merger is completed. The integration costs are expected to have a non-recurring cash flow effect of approximately EUR 40 million for years 2017–2019. YIT and Lemminkäinen will inform, consult and negotiate with the appropriate employee organisations regarding the social, financial and legal effects of the proposed Merger in accordance with the requirements of applicable laws. The Combined Company will continue to evaluate synergies beyond the current plans.

The growth opportunities and advantages of synergies provided by the combination are expected to increase the Combined Company’s attractiveness as an investment. Furthermore, the Combined Company’s more balanced and improved risk profile together with improving competitiveness are expected to enable growing and attractive dividends to its shareholders in the future.

The statements above concerning synergies and integration costs could constitute forward-looking statements that should not be unduly relied on. The actual results of operations could differ materially from the results of operations presented in the forward-looking statements due to numerous factors. For more information, see “Forward-looking Statements”. More information on the assumptions used to estimate the synergies and integration costs expected to arise from the Merger and the combination of YIT’s and Lemminkäinen’s business operations is presented below in the section “ -– Assumptions used when estimating synergies and integration costs”. See also “Risk factors – Risks Relating to the Merger – The Combined Company may not necessarily be able to realize some or any of the estimated benefits of the Merger, and it may not necessarily be successful in combining the business operations of YIT and Lemminkäinen in the manner or within the timeframe currently estimated”.

Assumptions used when estimating synergies and integration costs

The estimates of the synergies and integration costs expected to arise from the Merger and the combination of YIT’s and Lemminkäinen’s business operations have been prepared by YIT and Lemminkäinen and are based on numerous estimates and assumptions. Such estimates describe the future effects on the Combined Company’s business, financial position and results of operations that are expected to arise from the Merger and the combination of YIT’s and Lemminkäinen’s business operations. The assumptions related to the estimated synergies and integration costs are inherently uncertain and subject to a wide variety of significant business, economic, and competitive risks and uncertainties that could cause the actual synergy benefits from the Merger and the combination of the business operations of YIT and Lemminkäinen, if any, and the related integration costs to differ materially from the estimates in this Offering Circular. These assumptions include, among others:

•	the completion of the Merger and the combination of YIT’s and Lemminkäinen’s business operations in the manner and timeframe contemplated in this Offering Circular;

•	the successful integration of the Combined Company’s operating models, best practices, organisations and personnel.

•	the successful implementation of the Combined Company’s business unit structure, creating clear roles and responsibilities;

•	the streamlining of the Combined Company’s group administration and selected regional units in the planned manner and timeframe;

•	the negotiations for lease agreements of office premises to be conducted in the manner presumed and scale estimated;

•	the integration of YIT’s and Lemminkäinen’s IT systems to be conducted in accordance with the targets planned;

•	the optimisation of the Combined Company’s procurement functions in the planned manner and timeframe;

•	the market opportunities and the functioning of financial markets to remain at least within the estimated level, enabling the Combined Company to reach the profitable growth as aimed; and

•	no material changes in the costs underlying the analysis of synergy benefits, which are based on historical performance data, during the integration.

The Combined Company’s strategy

The Combined Company’s goal is to become one of the leading players in the urban development market in Northern Europe. The Combined Company strives to improve its quality and customer experience further and to continuously provide its customers with new innovative services and solutions. The Combined Company’s more balanced product and service offering and wider geographical presence are expected to improve the Combined Company’s tolerance for cyclicality and risks. An improved tolerance for cyclicality supports cash flow generation and helps achieve growth targets. The Combined Company’s success will be based, first and foremost, on a professionally skilled personnel and the continuous development of competence.

The Combined Company’s business will be divided in the following four business areas, which will enable development and connecting of cities more broadly than before:

Housing: Construction and development of apartments and entire residential areas.

Business Premises: Construction and development of offices, business, production and logistics premises and public buildings, solutions for the health care sector, and property development services. Renovation is also part of the service portfolio.

Infrastructure: Transport infrastructure construction, including bridges, underground construction, earthworks and foundation, building of energy, water supply and industrial plants, paving, as well as maintenance.

Partnership Properties (new business area as of January 1, 2018): On June 19, 2017, YIT announced that its Board of Directors has decided to establish the new Partnership Properties business area. The new business area will focus on financing the development of significant projects as well owning and timely divestment of developed properties. According to its strategy, YIT targets to make the majority of big and long-term investments with partners. The object of the new business area is to improve the group’s growth capability, to improve completion and visibility on the reporting of partnership projects and to enable the creation of a project portfolio of stable cash flows.

Visionary urban development is the glue that holds all the business areas together. A significant competitive edge is created by combining the different business areas’ technical and project development expertise for creating new large projects. The Combined Company’s investment capacity will grow significantly with the help of the new Partnership Properties business area. The Combined Company’s Board of Directors will eventually decide on the more detailed structure of the company’s operational and financial reporting.

The Combined Company’s goal is to further develop YIT’s and Lemminkäinen’s strategies, which are described in further detail under “Information on YIT – Business of YIT – Strategy” and “Information on Lemminkäinen – Business of Lemminkäinen – Strategy”. The management of the Combined Company will continue to examine and develop the strategy, which the Board of the Combined Company will approve at a later date.

Financial targets

The Boards of Directors of YIT and Lemminkäinen have together with the management considered appropriate financial targets for the Combined Company and agreed on the following framework. Subsequent to the completion of the combination, the new management team of the Combined Company will together with the Board of Directors of the Combined Company refine and possibly adapt these targets.

The preliminary long-term financial targets of the Combined Company are:

•	return on capital employed of more than 12 per cent (ROCE >12%); equity ratio above 40 per cent;

•	equity ratio of more than 40 per cent;

•	positive cash flow after dividends;

•	annually growing dividend per share.

The statements set forth in this section include forward-looking statements and are not guarantees of the Combined Company’s financial performance in the future. The Combined Company’s actual results of operations and financial position could differ materially from the results of operations or financial position presented in or implied by such forward-looking statements as a result of numerous factors discussed in, among other sections, “Forward-looking statements”, “Risk factors” and “Information on YIT – Operating and financial review and prospects of YIT – Key factors affecting the results of operations”.  These forward-looking statements should be treated with caution.

Board of Directors and management

According to the amendments to YIT’s Articles of Association proposed in the Merger Plan, YIT would have a Board of Directors consisting of a Chairman and a Vice Chairman as well as a minimum of three (3) and maximum of seven (7) ordinary members appointed by the General Meeting. After consultation with the Nomination Committee of the Board of Directors of Lemminkäinen, the Shareholder’s Nomination Board of YIT proposes to the Extraordinary General Meeting of YIT resolving on the Merger that Erkki Järvinen, Inka Mero and Tiina Tuomela, each a current member of the Board of Directors of YIT, be conditionally elected to continue to serve on the Board of Directors of YIT after the completion of the combination, and that Harri-Pekka Kaukonen, Juhani Mäkinen and Kristina Pentti-von Walzel, each a current member of the Board of Directors of Lemminkäinen, be conditionally elected as new members of the Board of Directors of YIT after the completion of the combination, and that as Chairman of the Board of Directors of the Combined Company would be conditionally elected Matti Vuoria, the current Chairman of the Board of Directors of YIT, and as new Vice-Chairman of the Board of Directors would be conditionally elected Berndt Brunow, the current Chairman of the Board of Directors of Lemminkäinen. For a description of the proposed members of the Board of Directors of the Combined Company, see the following sections below: “Information on YIT – YIT’s Board of Directors, Management Board and auditors – Board of Directors” and “Information on Lemminkäinen – Board of Directors, Group Executive Team and auditors of Lemminkäinen – Board of Directors and Group Executive Team – Board of Directors”.

Kari Kauniskangas would continue as the President and CEO of YIT following the combination, and Ilkka Salonen, the current CFO of Lemminkäinen, would be appointed as the CFO. For a description of the President and CEO of the Combined Company, see “Information on YIT – YIT’s Board of Directors, Management Board and auditors – Management Board” and for a description of the CFO, see “Information on Lemminkäinen – Board of Directors, Group Executive Team and auditors of Lemminkäinen – Board of Directors and Group Executive Team – Group Executive Team”.

Corporate governance and listing of the Shares

YIT’s registered office is located in Helsinki, Finland and its reporting languages are Finnish and English. YIT’s shares are listed on Nasdaq Helsinki. YIT will continue to follow those rules and regulations for corporate governance applicable to a company whose shares are listed on Nasdaq Helsinki.

Shares and ownership

At the date of this Offering Circular, YIT has 125,815,209 shares outstanding (excluding treasury shares) and Lemminkäinen had 23,204,900 shares outstanding (excluding treasury shares). Pursuant to the Merger Plan, Lemminkäinen’s shareholders will receive 3.6146 new shares of YIT as Merger Consideration for each share in Lemminkäinen owned by them, corresponding to an ownership in the Combined Company following the completion of the combination of 60 per cent for YIT’s shareholders and 40 per cent for Lemminkäinen’s shareholders, assuming that none of Lemminkäinen’s shareholders demand at the  Extraordinary General Meeting of Lemminkäinen resolving on the Merger that their shares in Lemminkäinen be redeemed. The total number of the Merger Consideration Shares is expected to be 83,876,431 shares, and the total number of outstanding shares in YIT is expected to be 209,691,640 shares (excluding treasury shares held by YIT and Lemminkäinen and assuming that none of Lemminkäinen’s shareholders demand at the Extraordinary General Meeting of Lemminkäinen resolving on the Merger that their shares in Lemminkäinen be redeemed). Each share in YIT entitles the holder to one vote at the general meetings of shareholders of YIT. See also “Shareholder rights”.

The following table presents the largest shareholders of the Combined Company (as at August 22, 2017), assuming that all of YIT’s and Lemminkäinen’s shareholders are shareholders also on the date of the implementation of the combination.

Shareholder	Number of Shares	% of all shares and votes
Varma Mutual Pension Insurance Company	15,945,975	7.6%
PNT Group Oy	15,296,799	7.2%
Pentti Heikki Oskari Estate	8,146,216	3.9%
OP mutual funds	5,927,552	2.8%
Forstén Noora Eva Johanna	5,115,530	2.4%
Herlin Antti	4,710,180	2.2%
Pentti Lauri Olli Samuel	4,198,845	2.0%
Elo Mutual Pension Insurance Company	3,549,054	1.7%
Ilmarinen Mutual Pension Insurance Company	3,392,535	1.6%
Fideles Oy	3,188,800	1.5%
Danske Invest mutual funds	3,016,115	1.4%
State Pension Fund	2,975,000	1.4%
Pentti-von Walzel Anna Eva Kristina	2,749,192	1.3%
Pentti-Kortman Eva Katarina	2,715,410	1.3%
Vimpu Intressenter Ab	2,710,950	1.3%
Etera Mutual Pension Insurance Company	2,662,223	1.3%
Pentti Timo Kaarle Kristian	2,368,575	1.1%
Mariatorp Oy	2,349,490	1.1%
Wipunen Varainhallinta Oy	2,349,490	1.1%
Mandatum Life Unit-Linked	2,093,580	1.0%
20 largest, total	95,461,511	45.2%
Nominee-registered	40,125,404	19.0%
Other[1]	75,512,938	35.8%
Total number of shares[1]	211,099,853	100.0%
[1] Includes YIT’s treasury shares

Financing

YIT has received a financing commitment for the Merger from Nordea and Danske Bank. The new financing to be arranged in connection with the Merger will consist of a EUR 240 million bridge financing agreement and a EUR 300 million revolving credit facility (“New Financing Agreements”), which will become available to the Combined Company as of the Effective Date. In accordance with these financing commitments, YIT and the banks signed on August 24, 2017 a bridge financing agreement and a revolving credit facility agreement. In the bridge financing agreement, Nordea and Danske Bank will act as lead arrangers and arrangers, and Danske Bank as agent. In the revolving credit facility Nordea, Danske Bank, OP Corporate Bank, Handelsbanken, SEB, Swedbank will act as lead arrangers and arrangers and LähiTapiola as arranger and Danske Bank as agent.  In addition, YIT and Lemminkäinen intend to agree to amendments to the terms and conditions of certain existing debts and to arrange the appropriate waivers for the terms.

In accordance with the bridge financing agreement, the Combined Company will be granted a loan of EUR 240 million that will become available to the Combined Company on the condition that the Merger has been executed and certain other conventional preconditions have been fulfilled. As a precaution arrangement, the purpose of the bridge financing is, if needed, to (directly or indirectly) refinance certain existing debts of YIT and Lemminkäinen and finance the redemption of the shares of Lemminkäinen shareholders who oppose the Merger. Lemminkäinen’s EUR 35.2 million hybrid bond, as well as certain bilateral bank loans and other bank financing instruments can be refinanced with the bridge loans, if needed. The bridge financing will mature for repayment after 12 months of the signing of the agreement, although it includes an option for a six-month extension. Provided that certain usual preconditions are met, the bridge financing will become available as of the Effective Date and must be drawn down by April 30, 2018 or, if later, within three months of the Effective Date. If the Merger has not been executed by March 31, 2018, the bridge financing will be cancelled immediately and in full. The interest rate paid on the loans drawn down under the bridge financing agreement consists of the sum of the applicable margin and the Euribor rate.

The new revolving credit facility will become available on the condition that the Merger has been executed and certain other conventional preconditions have been fulfilled. The new revolving credit facility can be used for refinancing YIT’s existing revolving credit facility and meeting the general financing needs of the Combined Company’s group. The new revolving credit facility replaces YIT’s and Lemminkäinen’s existing revolving credit facilities of EUR 200 million. The revolving credit facility will mature for repayment after 3 years of the signing of the agreement, although it includes an option for a one-year extension. The interest rate paid on the loans drawn down under the revolving credit facility agreement consists of the sum of the applicable margin and the Euribor rate. The margin charged on the revolving credit facility will be determined on the basis of the company’s indebtedness (the ratio of net debt to EBITDA). If the Merger has not been executed by March 31, 2018, the financing under the revolving credit facility will be cancelled immediately and in full.

The bridge financing agreement and the revolving credit facility agreement include the usual terms and conditions concerning early repayment and cancellation. The bridge financing agreement also includes the requirement that the Combined Company must use all funds obtained from long-term bank loans or issues on the capital markets (excluding commercial papers) for the early repayment of the bridge loan. The bridge financing agreement and the revolving credit facility agreement include the usual financial covenants, business covenants, insurances and acceleration clauses (with certain exceptions and conditions). The loans drawn down under the bridge financing agreement and the revolving credit facility agreement are unsecured and non-guaranteed.

Certain other financing arrangements

In June 2017, YIT initiated a consent solicitation process concerning its outstanding EUR 100,000,000 and EUR 50,000,000 fixed-rate senior unsecured bonds maturing in 2020 and 2021 (“YIT’s Bonds”) in order to obtain the consent of the holders of YIT’s Bonds for the Merger as well as an exemption concerning a potential breach of the commitments and obligations based on the Bonds as a result of the Merger. In connection with the consent solicitation process, the holders of the Bonds have also been requested to confirm that they have waived their right to oppose the Merger pursuant to Chapter 16, section 6 of the Finnish Companies Act. All holders of YIT’s Bonds provided the solicited consents and exemptions that came into effect in July 2017. The decision became final and binding on the holders of the YIT’s Bonds if it was approved by holders of the YIT’s Bonds who represented at least 50 per cent of the adjusted nominal capital of the units held by the holders of the YIT’s Bonds who participated in the decision-making process. The holders of the Bonds who voted in favour of the proposal were entitled to a total fee of 0.10 per cent of the Bonds’ nominal capital. YIT has paid a total of EUR 150,000 in fees to the holders of the YIT’s Bonds.

In August 2017, Lemminkäinen initiated a consent solicitation process concerning its outstanding EUR 100,000,000 fixed-rate unsecured bond maturing in 2019 (“Lemminkäinen’s Bond”) in order to obtain the consent of the holders of Lemminkäinen’s Bond for the Merger and for the change of the issuer of Lemminkäinen’s Bond, a waiver concerning a potential breach of the commitments and obligations of the terms and conditions of Lemminkäinen’s Bond as a result of the Merger, as well as decisions to amend the terms and conditions of Lemminkäinen’s Bond to take into account for the size and structure of the Combined Company following the completion of the Merger. In connection with the consent solicitation process, the holders of Lemminkäinen’s Bond were also requested to waive their right to oppose the Merger pursuant to Chapter 16, Section 6 of the Finnish Companies Act. Those holders of Lemminkäinen’s Bond who voted on the proposal (either for or against) are entitled to a fee amounting to either 0.1 or 0.6 per cent of the principal amout of Lemminkäinen’s Bond held and voted for by each holder. The higher fee will be paid to those holders of Lemminkäinen’s Bond who delivered a voting instruction in favour of the proposal by the earlier deadline set in the consent solicitation memorandum (in both cases, the payment of the fee is contingent on the approval and entry into force of the proposal and the execution of the Merger). The maximum amount of fees to be paid is thus EUR 600,000 provided that all aforementioned preconditions for payments of the fee are met. A meeting of the holders of Lemminkäinen’s Bond was held on August 18, 2017 in which the holders of Lemminkäinen’s Bond resolved to approve the proposal relating to granting consents and waivers and took decisions to amend the terms and conditions of the Notes. In order for the decisions to pass at the meeting of the holders of Lemminkäinen’s Bond the proposals were to be approved by bondholders who represented at least 75 per cent of the adjusted nominal amount of Lemminkäinen’s Bond represented at the meeting. As the holders of Lemminkäinen’s Bond provided the solicited consents and waivers and agreed to the requested changes, Lemminkäinen’s Bond remains valid and will be transferred to the Combined Company’s liabilities on the Effective Date. The consents and waivers became effective immediately upon approval and the amendments will become effective on the Effective Date.

Additionally, YIT’s and Lemminkäinen’s financing agreements and other financing arrangements include customary clauses concerning mergers and change of control, which could be breached as a result of the Merger unless the appropriate waivers or consents are obtained from the other contracting parties. YIT and Lemminkäinen have initiated the necessary processes to obtain the necessary consents and waivers. Furthermore, certain existing financing arrangements are expected to be refinanced or terminated in connection with the Merger, when they will be replaced with the new revolving credit facility agreement or other arrangements or in the event that YIT does not otherwise need the arrangements in question after the Merger. See “Risk factors – Risks relating to the Merger –  Certain financing and other agreements or bonds entered into by YIT and Lemminkäinen, respectively, may be terminated by YIT’s and Lemminkäinen’s respective counterparties as a result of the Merger.”.

YIT’S CAPITALIZATION AND INDEBTEDNESS

The following table sets forth YIT’s capitalization and indebtedness as at June 30, 2017 (i) on an actual basis as derived from YIT’s unaudited half-year financial report as at and for the six months ended on June 30, 2017 and (ii) on a pro forma basis, considering the effects of the Merger assuming that the Merger had been completed on June 30, 2017. This table should be read in conjunction with “Unaudited Pro Forma Financial Information,” “Information on the Combined Company – Financing,” “Information on YIT – Operating and financial review and prospects of YIT”, “Information on Lemminkäinen – Operating and financial review and prospects of Lemminkäinen” and YIT’s and Lemminkäinen’s audited consolidated financial statements and unaudited half-year financial reports as at and for the six months ended on June 30, 2017 incorporated by reference into this Offering Circular.

(EUR in millions)	For the six months ended June 30, 2017 Actual (unaudited)	For the six months ended June 30, 2017 Pro forma[2] (unaudited)
Capitalization
Current borrowings [1]
Unsecured/Unguaranteed	367.5	450.2
Secured /Guaranteed	12.5	61.3
Total current borrowings	380.0	511.5

Non-current borrowings [1]
Unsecured/Unguaranteed	216.8	343.4
Secured /Guaranteed	51.7	51.8
Total non-current borrowings	268.5	395.2

Total interest-bearing debt	648.5	906.7

Equity
Share capital	149.2	149.7
Other reserves and retained earnings	384.1	972.8
Total equity attributable to the equity holders of the parent company	533.4	1,122.6
Non-controlling interest	-	0,0
Total equity	533.4	1,122.6
Total equity and interest-bearing debt	1,181.9	2,029.3

Indebtedness
Interest-bearing receivables	39.9	39.9
Cash and cash equivalents	35.3	77.1
Liquidity	75.2	117.0
Current borrowings	380.0	511.5
Net current financial indebtedness	304.7	394.5
Non-current borrowings	268.5	395.2
Net financial indebtedness	573.3	789.7

[1] Housing companies completed and handed over typically have non-current borrowings from RS bank, for which the housing company has provided collateral notes or tenancy right of the plot as pledged securities. Each shareholder is liable to a share of cost of borrowings and installments of the borrowing as allocated by the Articles of Association. The shares of borrowings of unsold housing units included in YIT’s inventory are presented in YIT’s consolidated statement of financial position, but YIT’s interpretation is that as a non-controlling shareholder allocated collaterals are no secured for the consolidated group.
[2] For information on pro forma adjustments and the basis for preparing the information set forth in this column, see “Unaudited Pro Forma Financial Information”.

More information of YIT’s contractual, contingent and off-balance sheet liabilities is presented in sections “Information about YIT – Operating and financial review and prospects of YIT – Contractual obligations and contingent liabilities” and “Information on YIT – Operating and financial review and prospects of YIT – Off-balance sheet liabilities”.

More information on Lemminkäinen’s contractual, contingent and off-balance sheet liabilities is presented in sections “Information about Lemminkäinen – Operating and financial review and prospects of Lemminkäinen – Contractual obligations and contingent liabilities” and “Information on Lemminkäinen – Operating and financial review and prospects of Lemminkäinen – Off-balance sheet liabilities”.

More information on the New Financing Agreements is presented in “Information on the Combined Company – Financing”. More information on the consent solicitation process of YIT’s Bonds and Lemminkäinen’s Bonds has been presented in “Information on the Combined Company – Certain other financing arrangements”.

Since June 30, 2017, there have not been any material changes in YIT’s capitalization and indebtedness up until the date of this Offering Circular.

Sufficiency of working capital

In the view of YIT’s management, YIT’s working capital is sufficient for YIT’s present needs for the next 12 months following the date of this Offering Circular.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

Selected consolidated financial information of YIT

The following tables set forth selected consolidated financial information of YIT as at and for the six months ended June 30, 2017 and 2016 and as at and for the years ended December 31, 2016, 2015 and 2014. The selected consolidated financial information below has been derived from YIT’s unaudited half-year financial report as at and for the six months ended June 30, 2017 prepared in accordance with “IAS 34 – Interim Financial Reporting,” including the unaudited comparative consolidated financial information as at and for the six months ended June 30, 2016, and YIT’s audited consolidated financial statements as at and for the years ended December 31, 2016, 2015 and 2014 prepared in accordance with IFRS as adopted by the EU, all of which are incorporated by reference into this Offering Circular.

The selected consolidated financial information presented below should be read together with “Presentation of financial information”, “Information on YIT – Operating and financial review and prospects of YIT” and YIT’s audited consolidated financial statements and unaudited consolidated half-year financial information incorporated by reference into this Offering Circular.

In YIT’s 2015 financial statements, an error pertaining to previous years was corrected. The error was due to the incorrect processing of area costs in the project reporting on one of YIT’s Russian subsidiaries. The error has been corrected in the opening balance sheet for the year 2014. Due to the correction certain consolidated financial information for the year ended December 31, 2014 presented herein in this Offering Circular is adjusted and based on unaudited comparative information which has been derived from YIT’s consolidated financial statements as at and for the year ended December 31, 2015.

The following tables set forth historical financial information for YIT’s segments derived from YIT’s percentage-of-completion (POC) based segments information, which is based on management reporting. In the management reporting income and costs of constructing self-developed housing and business premises are recognised by multiplying degree of completion and degree of sale, according to so called percentage-of-completion method, which differs from the group’s IFRS accounting principles. In accordance with the group’s IFRS accounting principles revenue of self-developed residential projects is recognized only based on handing over when the project is complete and of self-developed business premises recognition criteria is evaluated on a case-by-case basis in accordance with the terms and conditions of each project. Impacts on the revenue and adjusted operating profit of the differences between revenue recognition methods are presented on the line IFRS adjustments. In addition, in the group reporting certain interest expenses are capitalized in accordance with IAS 23 –standard and reported as part of project expenses included in the operating profit when the project is completed. This result differences in reported operating profit and financial expenses between segment reporting and group reporting.

Consolidated statement of income

	For the six months ended June 30,		For the year ended December 31,
	2017	2016	2016	2015	2014
	(unaudited)		(audited)
(EUR in millions, unless otherwise indicated)
CONSOLIDATED STATEMENT OF INCOME
Revenue	961.2	734.0	1,678.3	1,732.2	1,778.6
Other operating income	5.0	7.2	12.8	16.0	14.4
Change in inventories of finished goods and work in progress	-0.1	45.4	13.0	-116.7	14.1
Production for own use	0.4	0.3	0.3	0.6	2.1
Materials and supplies	-158.1	-116.7	-245.2	-233.5	-318.4
External services	-488.2	-386.2	-892.4	-774.9	-856.3
Personnel expenses	-140.1	-118.1	-250.3	-244.0	-264.3
Other operating expenses	-147.1	-145.9	-281.7	-286.0	-263.1
Share of results in associated companies and joint ventures	-0.2	-0.2	-0.6	0.0	0.3
Depreciation, amortisation and impairment	-6.9	-6.4	-16.5	-12.1	-12.6
Operating profit	25.8	13.3	17.7	81.6	94.8
Financial income and expenses, total	-6.7	-12.7	-20.1	-20.3	-20.5
Result before taxes	19.2	0.6	-2.5	61.3	74.3
Income taxes	-4.4	-0.1	-4.7	-14.0	-18.5
Result for the period	14.8	0.5	-7.1	47.2	55.8

Attributable to
Equity holders of the parent company	14.8	0.5	-7.1	47.2	55.9
Non-controlling interest	-	-	-	0.0	-0.1

Earnings per share for profit attributable to the equity holders of the parent company
Basic, EUR	0.12	0.00	-0.06	0.38	0.44
Diluted, EUR	0.12	0.00	-0.06	0.37	0.44

Consolidated statement of comprehensive income

	For the six months ended June 30,		For the year ended December 31,
	2017	2016	2016	2015	2014

	(unaudited)		(audited)		(adjusted, unaudited)[1]
(EUR in millions)
CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME
Result for the period	14.8	0.5	-7.1	47.2	55.8
Items that may be reclassified subsequently to profit/loss:
Cash flow hedges	0.3	0.2	0.5	0.2	0.4
- Deferred tax	-0.1	-0.0	-0.1	-0.0	-0.1
Change in the fair value of available-for-sale assets	-	-	-	0.0	-0.0
- Deferred tax	-	-	-	-0.0	0.0
Change in translation differences	-20.0	34.8	75.2	-32.9	-163.9
Other change	-	-	-	-	0.2
Items that may be reclassified subsequently to profit/loss, total	-19.8	35.0	75.6	-32.7	-163.4
Items that will not be reclassified to profit/loss:
Change in fair value of defined benefit pension	-	-	-1.1	-0.0	-0.2
- Deferred tax	-	-	0.2	0.0	0.0
Items that will not be reclassified to profit/loss, total	-	-	-0.9	-0.0	-0.2
Other comprehensive income, total	-19.8	35.0	74.7	-32.7	-163.5
Total comprehensive income	-4.9	35.4	67.6	14.5	-107.7

Attributable to
Equity holders of the parent company	-4.9	35.4	67.6	14.5	-107.7
Non-controlling interest	-	0.0	-	0.0	-0.1

[1] In YIT’s 2015 financial statements, an error pertaining to previous years was corrected. The error was due to the incorrect processing of area costs in the project reporting on one of YIT’s Russian subsidiaries. The error has been corrected retrospectively in the opening balance sheet for the year 2014. As a result of the correction the translation differences and total comprehensive income decreased by EUR 3.0 million. The adjusted figures for the year 2014 are unaudited.

Consolidated statement of financial position

	As at June 30,	As at December 31,
	2017	2016	2015	2014
	(unaudited)	(audited)		(adjusted, unaudited)[2]
(EUR in millions)
CONSOLIDATED STATEMENT OF FINANCIAL POSITION
Assets
Non-current assets
Property, plant and equipment	55.0	53.2	47.3	55.4
Goodwill	8.1	8.1	10.9	10.9
Other intangible assets	12.3	11.9	14.1	11.3
Investments in associated companies and joint ventures	81.9	63.5	0.7	0.8
Available-for-sale financial assets	0.4	0.4	0.4	0.8
Interests-bearing receivables	39.9	34.6[1]	-	-
Other receivables	2.6	3.2[1]	3.7	2.9
Deferred tax assets	52.8	54.2	40.5	41.6
Total non-current assets	253.1	229.1	117.7	123.7
Current assets
Inventories	1,701.9	1,746.6	1,528.4	1,682.6
Trade and other receivables	219.0	235.4	187.6	216.8
Income tax receivables	5.3	6.5	10.7	10.8
Cash and cash equivalents	35.3	66.4	122.2	199.4
Total current assets	1,961.5	2,054.9	1,848.9	2,109.7
Total assets	2,214.5	2,284.0	1,966.6	2,233.4

Equity and liabilities
Equity attributable to the equity holders of the parent company
Share capital	149.2	149.2	149.2	149.2
Legal reserve	1.5	1.5	1.5	1.5
Other reserves	0.6	-0.0	-	-0.1
Treasury shares	-7.2	-8.3	-8.3	-8.3
Translation differences	-205.0	-185.0	-260.2	-227.3
Fair value reserve	-0.0	-0.3	-0.7	-0.8
Retained earnings	594.3	606.7	641.4	616.1
Total equity attributable to the equity holders of the parent company	533.4	563.9	523.0	530.3
Non-controlling interest	-	-	0.1	0.3
Total equity	533.4	563.9	523.1	530.6
Non-current liabilities
Deferred tax liabilities	14.4	17.6	18.5	15.6
Pension obligations	2.1	2.1	0.9	0.9
Provisions	46.6	44.8	40.8	40.6
Borrowings	268.5	249.1	266.1	275.2
Other liabilities	53.2	51.0	10.4	22.9
Total non-current liabilities	384.8	364.6	336.7	355.2
Current liabilities
Advances received[3]	476.5	473.9	376.9	402.8
Trade and other payables[3]	402.8	395.2	323.4	302.0
Income tax liabilities	6.1	4.4	1.3	2.4
Provisions	31.0	31.7	20.2	20.2
Borrowings	380.0	450.4	385.1	620.2
Total current liabilities	1,296.4	1,355.5	1,106.8	1,347.6
Total liabilities	1,681.2	1,720.1	1,443.5	1,702.8
Total equity and liabilities	2,214.5	2,284.0	1,966.6	2,233.4
[1] Non-current interest-bearing receivables in the statement of financial position as at December 31, 2016 includes a reclassification of EUR 1.0 million from other receivables. Adjusted figures are unaudited.
2 In YIT’s 2015 financial statements, an error pertaining to previous years was corrected. The error was due to the incorrect processing of area costs in the project reporting on one of YIT’s Russian subsidiaries. The error has been corrected retrospectively in the opening balance for the year 2014. Due to the correction deferred tax assets increased by EUR 1.3 million, inventory decreased by EUR 6.3 million, total assets decreased by EUR 5.0 million, translation differences in equity increased by EUR 3.0 million, retained earnings decreased by EUR 8.0 million and total equity attributable to the equity holders of the parent company decreased by EUR 5.0 million. The adjusted information for the year 2014 are unaudited. The adjustments had no impact to the result for the period or consolidated cash flow statement for years 2014 and 2015.
[3] Reclassified to correspond YIT’s current presentation.  Reclassified financial information as at December 31, 2016, 2015 and 2014, respectively, are unaudited.

Consolidated cash flow statement data

	For the six months ended June 30,		For the year ended December 31,
	2017	2016	2016	2015	2014
	(unaudited)		(audited)
(EUR in millions)
CONSOLIDATED CASH FLOW STATEMENT DATA
Net cash generated from operating activities[1]	77.3	50.6	35.9	194.4	154.8
Net cash used in investing activities	-27.8	-49.5	-79.2	-12.1	-7.6
Net cash used in financing activities	-79.0	-54.8	-18.4	-259.5	-7.5
Net change in cash and cash equivalents	-29.4	-53.7	-61.7	-77.1	139.7
Cash and cash equivalents at the beginning of the period	66.4	122.2	122.2	199.4	76.3
Foreign exchange rate effect on cash and cash equivalents	-1.7	2.1	6.0	-0.1	-16.8
Cash and cash equivalents at the end of the period	35.3	70.5	66.4	122.2	199.4

[1] Net cash generated from operating activities includes operating cash flows for both continued and discontinued operations. YIT’s Building services business that was transferred under Caverion Oyj as a result of partial demerger registered in June 2013 has been accounted for as a discontinued operation and related cash transactions has been presented as cash flow from discontinued operations for all periods presented. Net cash generated from operating activities related to the discontinued operations were EUR -0.1 million for the six months ended June 30, 2017, EUR -0.1 million for the six month ended June 30, 2016, EUR -0.2 million for the year 2016, EUR -1.3 million for the year 2015 and EUR-4.7 million for the year 2014.

Segment information

	For the six months ended June 30,		For the year ended December 31,
	2017	2016	2016	2015	2014
	(unaudited)		(audited)	(unaudited)[1]	(unaudited)[2]
(EUR in millions)
REVENUE BY SEGMENT
Housing Finland and CEE	444.8	350.8	727.9	777.8	726.5
Housing Russia	120.7	107.9	267.9	266.4	474.1
Business premises and infrastructure	376.1	371.9	797.4	615.6	599.3
Other items and eliminations	-4.6	-4.6	-9.7	-8.6	1.4
Revenue total, POC	937.0	826.1	1,783.6	1,651.2	1,801.2
IFRS adjustments	24.2	-92.1	-105.3	81.0	-22.6
Revenue total, IFRS	961.2	734.0	1,678.3	1,732.2	1,778.6

ADJUSTED OPERATING PROFIT BY SEGMENT (unaudited)
Housing Finland and CEE	39.1	28.6	59.9	56.0	63.7
Housing Russia	-0.4	-5.8	-2.3	10.9	55.8
Business premises and infrastructure	14.0	18.8	38.1	22.7	20.4
Other items and eliminations	-11.0	-9.3	-15.7	-13.5	-13.5
Adjusted operating profit total, POC	41.7	32.2	79.9	76.0	126.4
IFRS adjustments	-14.8	-18.9	-35.2	15.9	-19.2
Adjusted operating profit total, IFRS	26.9	13.3	44.7	91.9	107.3
Adjusting items	-1.1	-	-27.0	-10.4	-12.4
Operating profit total, IFRS	25.8	13.3	17.7	81.6	94.8

OPERATING PROFIT BY SEGMENT
Housing Finland and CEE	39.1	28.6	59.9	56.0	57.6
Housing Russia	-0.4	-5.8	-29.3	0.6	49.8
Business premises and infrastructure	14.0	18.8	38.1	22.7	20.1
Other items and eliminations	-12.0	-9.3	-15.7	-13.6	-13.5
Operating profit total, POC	40.7	32.2	52.9	65.7	114.0
IFRS adjustments	-14.8	-18.9	-35.2	15.9	-19.2
Operating profit total, IFRS	25.8	13.3	17.7	81.6	94.8
[1] The segment information for the year 2015 has been restated to reflect the change in reporting structure as of January 1, 2016.  Under the changed reporting structure Equipment business is reported as part of Business Premises and Infrastructure segment instead of Other items.  The restated information is unaudited.
[2] The segment information for the year 2014 has been restated to reflect the change in reporting structure as of January 1, 2015, but the information has not been restated to reflect changes in reporting structure as of January 1, 2016. The restated information is unaudited.

Key figures

	As at and for the six months ended June 30,		As at and for the years ended December 31,
	2017	2016	2016	2015	2014
	(unaudited)		(unaudited, unless otherwise indicated)
(EUR in millions, unless otherwise indicated)
KEY FIGURES
Group reporting, IFRS
Revenue	961.2	734.0	1,678.3	1,732.2	1,778.6
Operating profit	25.8	13.3	17.7	81.6	94.8
Operating profit margin, %	2.7%	1.8%	1.1%	4.7%	5.3%
Adjusted operating profit[1]	26.9	13.3	44.7	91.9	107.3
Adjusted operating profit margin, %	2.8%	1.8%	2.7%	5.3%	6.0%
Result before taxes	19.2	0.6	-2.5	61.3	74.3
Result for the period	14.8	0.5	-7.1	47.2	55.8
Earnings per share, EUR[3]	0.12	0.00	-0.06	0.38	0.44
Operating cash flow after investments, excluding discontinued operations[4]	49.7	1.1	-43.1	183.7	151.9
Gross investments[5]	29.0	51.0	83.5	12.0	13.9
Return on equity, %[6]	-	-	-1.3%	9.0%	9.1%*
Return on investment (rolling 12 months), %[8]	2.7%	-	1.6%	6.4%	6.4%*
Equity ratio at the end of the period, %[9]	30.7%	-	31.2%	32.9%	28.9%*
Interest bearing net debt at the end of the period[10]	573.3	-	598.6	529.0	696.0
Gearing at the end of the period, %[11]	115.0%	-	112.3%	101.1%	131.2%

Segment reporting, POC
Revenue	937.0	826.1	1,783.6	1,651.2	1,801.2
Operating profit	40.7	32.2	52.9	65.7	114.0
Operating profit margin, %	4.3%	3.9%	3.0%	4.0%	6.3%
Adjusted operating profit[12]	41.7	32.2	79.9	76.0	126.4
Adjusted operating profit margin, %	4.5%	3.9%	4.5%	4.6%	7.0%
Return on investment (rolling 12 months), %[8]	5.6%	-	4.7%	5.3%	7.7%*
Order backlog at the end of the period	2,565.7	2,714.1	2,613.1	2,172.9	2,125.9
* Adjusted in the year 2015 for an error pertaining to previous years related to project reporting on one of YIT’s Russian subsidiaries.

Definitions of key figures
(1)	Adjusted operating profit	=	Operating profit - Adjusting items(2)

(2)	Adjusting items	=
Material items outside ordinary course of business such as gains or losses arising from the divestments of a business or part of a business, impairment charges of goodwill and plots of land, impairment charges of property plant and equipment and other assets, costs on the basis of statutory personnel negotiations and adaption measures, costs related to business acquisitions, material effect on profit and loss from disputes based on a decision by a court or arbitration proceedings and transaction costs related to the planned merger transaction.

(3)	Earnings per share	=	Result for the period (attributable to owner of the parent)	x 100
Average number of shares outstanding

(4)	Operating cash flow after investments, excluding discontinued operations	=	Operating cash flow after investments presented in cash flow statement - cash flow from operations for discontinued operations

(5)	Gross investments	=	Investments in property, plant and equipment and intangible assets, excluding additions in financial leases, and investments in subsidiaries, associated companies and joint ventures

(6)	Return on equity, %	=	Result for the period	x 100
Total equity (annual average)

(7)	Interest bearing debt	=	Non-current borrowings + Current borrowings

(8)	Return on investment (rolling 12 months), % **	=	Result before taxes + Financial expenses +/- Exchange rate differences (net)	x 100
Total equity (average) + Interest bearing debt(7) (average)

(9)	Equity ratio at the end of the period, %	=	Total equity	x 100
Total assets - Advances received

(10)	Interest bearing net debt at the end of the period	=	Interest bearing debt(7) - Cash and cash equivalents - Interest-bearing receivables

(11)	Gearing at the end of the period, %	=	Interest bearing debt(7) - Cash and cash equivalents	x 100
Total equity

(12)	Adjusted operating profit, POC	=	Operating profit, POC – Adjusting items (2)

(13)	Order backlog
In the order backlog, work in progress is reported, and completed projects are removed from the order backlog. The order backlog regarding sold work in progress represents, for example, sold apartments. The order backlog regarding unsold but completed work comprehends the share of unsold apartments. The unsold apartments of a completed site are removed from the order backlog and reported in completed unsold production.

** Return on investment (rolling 12 months), % POC is calculated using the same definitions but based on information for segment reporting (POC).

Reconciliation of certain alternative performance measures

	For the six months ended June 30,		For the year ended December 31,
	2017	2016	2016	2015	2014
	(unaudited)		(unaudited, unless otherwise indicated)
(EUR in millions)
Operating profit, IFRS	25.8	13.3	17.7[3]	81.6[3]	94.8[3]
Adjusting items
Impairment of land plots (Housing Russia)	-	-	18.0	-	-
Project expense provision related to plots in Moscow area (Housing Russia)	-	-	6.6	-	-
Impairment of goodwill (Housing Russia)	-	-	2.4	-	-
Restructuring of operations[1]	-	-	-	2.7	3.4
Development expenses for projects not implemented (Housing Russia)	-	-	-	7.7	-
Write-downs of assets under the capital release program[2]	-	-	-	-	9.0
Transaction cost related to planned merger	1.1	-	-	-	-
Total adjusting items	1.1	-	27.0	10.4	12.4
Adjusted operating profit total, IFRS	26.9	13.3	44.7	91.9	107.3
[1] Restructuring of operations of EUR 2.7 million in 2015 relates to the Housing Russia segment. From the restructuring of operations in 2014, EUR 0.2 million relates to the Housing Finland and CEE segment, EUR 3.1 million to the Housing Russia segment and EUR 0,1 million to the Business premises and infrastructure segment.
[2] From the write-downs of assets under the capital release program in 2014, EUR 5.9 relates to the Housing Finland and CEE segment, EUR 2.9 million to the Housing Russia segment and EUR 0.1 million to the Business premises and infrastructure segment.
[3] Audited.

Significant change in the financial position of YIT

In YIT’s view there has not been any significant change in the financial position or result of operations between the period presented above and the date of this Offering Circular.

Selected Consolidated Financial Information of Lemminkäinen

The following tables set forth selected consolidated financial information for Lemminkäinen as at and for the six months ended June 30, 2017 and 2016 and as at and for the years ended December 31, 2016, 2015 and 2014. The selected consolidated financial information below has been derived from Lemminkäinen’s unaudited half-year financial report as at and for the six months ended June 30, 2017 prepared in accordance with “IAS 34 – Interim Financial Reporting” including the unaudited comparative consolidated financial information as at and for the six months ended June 30, 2016, and Lemminkäinen’s audited consolidated financial statements as at and for the years ended December 31, 2016, 2015 and 2014 prepared in accordance with IFRS as adopted by the EU, all of which are incorporated by reference into this Offering Circular.

The selected consolidated financial information presented below should be read together with “Presentation of financial information”, “Information on Lemminkäinen – Operating and financial review and prospects of Lemminkäinen” and Lemminkäinen’s audited consolidated financial statements and unaudited consolidated half-year financial information incorporated by reference into this Offering Circular.

Lemminkäinen adjusted the comparative consolidated cash flow statement for year the 2014 in its consolidated financial statements for the year 2015. The adjustment specifies the presentation of changes in exchange rates and derivatives, and it affects the cash flows from operating and financing activities. The adjusted information is unaudited.

Consolidated income statement

	For the six months ended June 30,		For the year ended December 31,
	2017	2016	2016	2015[1]	2014[1]
	(unaudited)		(audited)
(in EUR millions, unless otherwise indicated)
Net sales	706.3	673.8	1,682.7	1,879.0	2,044.5

Other operating income	4.7	5.4	43.6	11.0	18.3
Change in inventories of finished goods and work in progress	17.2	-10.5	-31.2	-81.1	14.5
Production for own use	0.2	0.1	0.1	0.1	1.4
Use of materials and services	526.9	475.9	1,158.9	1,299.6	1,477.5
Employee benefit expenses	139.3	130.2	303.1	294.9	337.0
Depreciation and amortisation	12.6	13.4	34.3	38.0	43.2
Impairment	0.2	-	0.2	0.4	1.3
Other operating expenses	65.8	58.7	132.6	140.2	184.0
Share of the profit of associates and joint ventures	-0.7	-0.8	1.5	1.4	0.5

Operating profit / loss	-17.0	-10.2	67.6	37.3	36.3

Net finance income (+)/ costs (-)	-8.4	-8.7	-18.4	-20.6	-37.9

Result before taxes	-25.4	-18.9	49.2	16.7	-1.7

Income taxes	4.4	3.3	-11.2	-9.4	-3.3

Result for the period from continuing operations	-21.0	-15.6	38.0	7.2	-5.0

Result from discontinued operations	-	-	-	-	23.1[2]

Result for the period	-21.0	-15.6	38.0	7.2	18.1

Result for the period attributable to
Equity holders of the parent company	-21.0	-15.6	38.0	7.2	18.2
Non-controlling interests	0.0	0.0	0.0	0.0	-0.0

Earnings per share from the result for the period attributable to equity holders of the parent company, EUR
Basic
From continuing operations	-0.96	-0.83	1.27	-0.15	-0.68
From discontinued operations	-	-	-	-	1.08[2]
From result for the period	-0.96	-0.83	1.27	-0.15	0.40
Diluted
From continuing operations	-0.96	-0.83	1.26	-0.15	-0.68
From discontinued operations	-	-	-	-	1.08[2]
From result for the period	-0.96	-0.83	1.26	-0.15	0.40

[1] The figures for 2015 and 2014 include the road maintenance business in Norway and building construction business in Sweden, which the company divested in the third quarter of 2015.
[2] Includes the technical building services business that was divested in the second quarter of 2014 and classified as discontinued operations.

Consolidated statement of comprehensive income

	For the six months ended June 30,		For the year ended December 31,
	2017	2016	2016	2015	2014
	(unaudited)		(audited)
(in EUR millions)
Result for the period	-21.0	-15.6	38.0	7.2	18.1

Items that will not be reclassified to profit or loss
Defined benefit pension obligations	-	0.0	0.4	0.3	-0.0

Items that may be reclassified subsequently to profit or loss
Translation difference	-2.4	3.9	7.3	-4.2	-18.6
Cash flow hedge	-	-	-	-	0.1

Other comprehensive income, total	-2.4	3.9	7.7	-3.9	-18.5

Comprehensive income for the period	-23.4	-11.7	45.7	3.4	-0.4

Comprehensive income for the period attributable to
Equity holders of the parent company	-23.4	-11.7	45.7	3.4	-0.3
Non-controlling interests	0.0	0.0	0.0	0.0	-0.0

Comprehensive income attributable to equity holders of the parent company arises from
Continuing operations	-23.4	-11.7	45.7	3.4	-23.5
Discontinued operations	-	-	-	-	23.1[1]

[1] Includes the technical building services business that was divested in the second quarter of 2014 and classified as discontinued operations.

Consolidated statement of financial position

	As at June 30,	As at December 31,
	2017	2016	2015	2014
	(unaudited)	(audited)
(in EUR millions)
ASSETS
Non-current assets
Property, plant and equipment	139.1	136.6	149.1	181.2
Goodwill	53.2	53.9	53.1	53.8
Other intangible assets	8.5	10.0	14.0	20.2
Investments in associates and joint ventures	4.1	5.4	4.7	6.9
Available-for-sale financial assets	1.9	2.3	2.7	3.2
Deferred tax assets	33.5	30.7	36.9	42.0
Other non-current receivables	0.9	0.9	0.5	0.5
Total	241.2	239.6	261.0	307.9

Current assets
Inventories	392.1	359.3	402.0	524.0
Trade and other receivables	327.5	235.7	241.9	290.0
Income tax receivables	1.1	2.0	2.7	1.7
Available-for-sale financial assets	-	-	-	25.1
Cash and cash equivalents	56.2	131.4	127.9	109.1
Total	776.9	728.4	774.5	949.9

TOTAL ASSETS	1,018.0	968.0	1,035.5	1,257.8

EQUITY AND LIABILITIES

Equity attributable to shareholders of the parent company
Share capital	34.0	34.0	34.0	34.0
Share premium account	5.7	5.7	5.7	5.7
Invested unrestricted equity fund	91.5	91.4	91.4	91.4
Hybrid bonds	34.8	34.8	111.6	138.4
Translation differences	-21.0	-18.6	-25.9	-21.7
Retained earnings	170.2	148.2	153.4	146.4
Result for the period	-21.0	38.0	7.2	18.2
Total equity attributable to shareholders of the parent company	294.3	333.7	377.6	412.4

Non-controlling interests	0.0	0.0	0.1	0.1
Total equity	294.3	333.7	377.6	412.5

Non-current liabilities
Interest-bearing liabilities	119.2	119.6	123.1	139.5
Deferred tax liabilities	9.8	12.3	14.7	15.6
Pension obligations	-	-	0.1	0.6
Provisions	19.9	20.4	26.6	27.5
Other liabilities	0.1	0.3	0.5	0.8
Total	149.0	152.5	164.9	183.9

Current liabilities
Interest-bearing liabilities	93.8	92.9	131.6	208.3
Provisions	11.9	12.1	13.1	11.1
Advance payments received	170.0	122.5	105.4	145.4[1]
Trade and other payables	297.7	253.4	242.1	295.5[1]
Income tax liabilities	1.3	0.8	0.8	1.1
Total	574.7	481.7	492.9	661.4

Total liabilities	723.7	634.3	657.8	845.3

TOTAL EQUITY AND LIABILITIES	1,018.0	968.0	1,035.5	1,257.8
[1] Lemminkäinen reclassified advance payments received and liabilities to companies under construction as a separate line item on consolidated statement of financial position in 2015. Information for the year 2014 has been reclassified accordingly. Reclassified information is unaudited.

Consolidated cash flow statement data

	For the six months ended June 30,		For the year ended December 31,
	2017	2016	2016	2015	2014[1]
	(unaudited)		(audited)		(unaudited, unless otherwise indicated)
(in EUR millions)
Cash flow from operating activities	-44.8	7.2	131.7	106.6	-48.4
Cash flow from investing activities	-8.8	-0.7	2.3	27.7	50.5[2]
Cash flow from financing activities	-21.1	-18.5	-131.0	-115.0	56.4

Change in cash and cash equivalents	-74.7	-12.0	3.0	19.4	58.5[2]
Cash and cash equivalents at the beginning of the period	131.4	127.9	127.9	109.1	51.1[2]
Translation difference of cash and cash equivalents	-0.5	0.2	0.4	-0.5	-0.5[2]
Cash and cash equivalents at the end of the period	56.2	116.2	131.4	127.9	109.1[2]
[1] In its consolidated financial statement for the year 2015, Lemminkäinen has adjusted the cash flow statement for the year 2014. The adjustment specifies the presentation of changes in exchange rates and derivatives and it affects the cash flows from operating and financing activities. Adjusted information is unaudited. Cash flow from operating activities includes EUR 59.7 million of damages related to asphalt cartel paid in the first quarter of 2014. Cash flows include the cash flows from the technical building services business that was divested and classified as discontinued operations in the second quarter of 2014.
[2] Audited.

Key figures

		As at and for the six months ended June 30,		As at and for the year ended December 31,
		2017	2016	2016	2015	2014
		(unaudited)		(unaudited, unless otherwise indicated)
Net sales	EUR in millions	706.3	673.8	1,682.7[4]	1,879.0[4]	2,044.5[4]
Operating profit / loss	EUR in millions	-17.0	-10.2	67.6[4]	37.3[4]	36.3[4]
Operating margin	%	-2.4	-1.5	4.0	2.0	1.8
Result before taxes	EUR in millions	-25.4	-18.9	49.2[4]	16.7[4]	-1.7[4]
Result for the period	EUR in millions	-21.0	-15.6	38.0[4]	7.2[4]	18.1[5]
Basic earnings per share	EUR	-0.96	-0.83	1.27[4]	-0.15[4]	0.40[5]
Diluted earnings per share	EUR	-0.96[6]	-0.83[6]	1.26[4]	-0.15[4,6]	0.40[5,6]
Cash flow from operating activities	EUR in millions	-44.8	7.2	131.7[4]	106.6[4]	-48.4[3]
Order book	EUR in millions	1,647.4	1,495.7	1,265.2	1,180.3	1,456.1
Total assets	EUR in millions	1,018.0	-	968.0[4]	1,035.5[4]	1,257.8[4]
Interest-bearing net debt[8]	EUR in millions	156.8	-	81.1	126.8	213.6
Equity ratio[1,8]	%	34.7	-	39.5	40.6	37.1
Gearing[2,8]	%	53.3	-	24.3	33.6	51.8
Return on capital employed (ROCE), rolling 12 months[8]	%	11.0	-	11.3	5.3	4.5[7]
Gross investments	EUR in millions	18.1	6.8	20.8	10.3	30.0
Personnel at the end of period		5,960	5,391	4,244	4,059	4,748
[1] Equity ratio, if hybrid bonds were treated as debt: 6/2017: 30.6%, 12/2016: 35.4%, 12/2015: 28.6 % and 12/2014: 24.6%.
[2] Gearing, if hybrid bonds were treated as debt: 6/2017: 73.8%, 12/2016: 38.8%, 12/2015: 89.6 % and 12/2014: 128.4%.
[3] In its consolidated financial statement for the year 2015, Lemminkäinen has adjusted the cash flow statement for the year 2014. The adjustment specifies the presentation of changes in exchange rates and derivatives and it affects the cash flows from operating and financing activities. Adjusted information is unaudited. Cash flow from operating activities includes EUR 59.7 million of damages related to asphalt cartel paid in the first quarter of 2014. Cash flows include the cash flows from the technical building services business that was divested and classified as discontinued operations in the second quarter of 2014.
[4] Audited, continuing operations.
[5] Audited, includes the technical building services business that was divested and classified as discontinued operations in the second quarter of 2014.
[6] When calculating the diluted earnings per share the potentially dilutive shares of share based compensation plans have not been included in the diluted weighted average number of shares because they are antidilutive. The dilutive potential shares as at June 30, 2017 amounted to 87,741 shares, as at June 30, 2016 to 13,203 shares, as at December 31, 2015 to 88,188 shares and as at December 31, 2014 to 33,779 shares.
[7] Lemminkäinen has presented the key figure Return on capital employed first time in its consolidated financial statements for the year 2015. Comparative information for the year 2014 has been presented in the consolidated financial statements for the year 2015.
[8] Lemminkäinen has presented the share of loans that corresponds to the sold portion of the apartments that are still under construction as non-interest-bearing current liability under line item advanced payments received in the statement of financial position thus that amount has been included in the equity ratio but not included in the interest-bearing net debt, gearing or return on capital employed of Lemminkäinen.

Calculations of key figures

Interest-bearing net debt[2]

Interest-bearing liabilities - liquid funds[1]

Equity ratio, %[2]

Total equity	x 100
Total equity and liabilities - advance payments received

Gearing, %[2]

Interest bearing liabilities – liquid funds[1]	x 100
Total equity

Return on capital employed, rolling 12 months, % (ROCE)[2]

Operating profit / loss	x 100
Total equity (quarterly average) + interest-bearing liabilities (quarterly average)

Basic earnings per share

Result for the period attributable to owners of the parent company - accrual basis interest of hybrid bond adjusted with tax effect
Weighted average number of ordinary shares outstanding

Diluted earnings per share

Result for the period attributable to owners of the parent company – accrual basis interest of hybrid bond adjusted with tax effect
Weighted average number of ordinary shares outstanding + dilutive potential ordinary shares

Gross investments

Gross investments includes period’s investment in non-current assets excluding sale of assets.

Order Book

Order book includes all work ordered by customers of which revenue has not been recognized. In residential building projects, the project is included in the order book once the so called RS capacity, according to the Housing Transactions Act, has been reached and the sale of the apartments can begin. The residential housing projects are excluded from the order book once they are completed.

[1] Liquid funds

Cash and cash equivalents + current available-for-sale financial assets

[2] Lemminkäinen has presented the share of loans that corresponds to the sold portion of the apartments that are still under construction as non-interest-bearing current liability under line item advanced payments received in the statement of financial position thus that amount has been included in the equity ratio but not included in the interest-bearing net debt, gearing or return on capital employed of Lemminkäinen.

Significant change in the financial position of Lemminkäinen

In Lemminkäinen’s view there has not been any significant change in the financial position or result of operations between the period presented above and the date of this Offering Circular.

UNAUDITED PRO FORMA FINANCIAL INFORMATION

The following unaudited pro forma combined financial information (the “Unaudited Pro Forma Financial Information”) is presented for illustrative purposes only to give effect to the merger of YIT and Lemminkäinen. The Unaudited Pro Forma Financial Information is prepared based on the historical financial information of YIT and Lemminkäinen presented in accordance with IFRS. For additional information on the historical results and financial position of YIT or Lemminkäinen, refer to the audited historical consolidated financial information and the unaudited half-year financial reports of YIT and Lemminkäinen incorporated by reference into this Offering Circular.

Merger of YIT and Lemminkäinen

The Boards of Directors of YIT and Lemminkäinen have, on July 27, 2017, proposed that the Extraordinary General Meetings of YIT and Lemminkäinen, both convened to be held on September 12, 2017, would resolve on the Merger as set forth in the Merger Plan. The completion of the Merger is subject to, inter alia, approval by the Extraordinary General Meetings of YIT and Lemminkäinen, merger control approvals by the relevant competition authorities, fulfilment of other conditions to completion set forth in the Combination Agreement and the Merger Plan, or to the extent permitted by applicable law, waiver of such conditions. Furthermore, it is required for the completion of the Merger that the Combination Agreement has not been terminated in accordance with its provisions, and that the execution of the Merger is registered with the Trade Register. Information on the conditions for the completion of the Merger included in the Combination Agreement and the Merger Plan is being presented in the section “Merger of YIT and Lemminkäinen – Merger Plan – Conditions for the Merger” and in the Merger Plan, which is attached to this Offering Circular as Appendix E. Lemminkäinen will automatically dissolve on the Effective Date.

In connection with the proposed merger, YIT has received a financing commitment for the Merger from Nordea and Danske Bank. For more information on the New Financing Agreements, see “Information on the Combined Company – Financing”.

The execution of the Merger is intended to be registered with the Trade Register on or about November 1, 2017, or on January 1, 2018, at latest, as possible (i.e. on the Effective Date), provided that the conditions for the completion of the Merger have been fulfilled or duly waived.

Basis of presentation

The Merger will be accounted for as a business combination at consolidation using the acquisition method of accounting under the provisions of IFRS 3, Business Combinations (“IFRS 3”) with YIT determined as the acquirer of Lemminkäinen. The acquisition method of accounting applies the fair value concepts defined in IFRS 13, Fair Value Measurement (“IFRS 13”), and requires, among other things, that the identifiable assets acquired and liabilities assumed in a business combination are recognised at their fair values as of the acquisition date, with any excess of the purchase consideration over the fair value of identifiable net assets acquired recognised as goodwill. The purchase price calculation presented herein has been made solely for the purpose of preparing this Unaudited Pro Forma Financial Information. The Unaudited Pro Forma Financial Information has been prepared in accordance with the Annex II to the Commission Regulation (EU) No 809/2004, as amended and on a basis consistent with the accounting principles applied by YIT in its consolidated financial statements. The Unaudited Pro Forma Financial Information has not been compiled in accordance with Article 11 of Regulation S-X under the Securities Act or the guidelines established by the American Institute of Certified Public Accountants.

The Unaudited Pro Forma Financial Information is derived from (a) the audited consolidated financial statements of YIT for the year ended December 31, 2016 (b) the unaudited half-year financial report of YIT as at and for the six months ended June 30, 2017 (c) the audited consolidated financial statements of Lemminkäinen for the year ended December 31, 2016 and (d) the unaudited half-year financial report of Lemminkäinen as at and for the six months ended June 30, 2017. In the following tables this information is labelled as “historical”.

The unaudited pro forma combined statement of financial position as at June 30, 2017 gives effect to the Merger as if it had occurred on that date. The unaudited pro forma combined statements of income for the six months ended June 30, 2017 and for the year ended December 31, 2016 give effect to the Merger as if it had occurred on January 1, 2016.

The Unaudited Pro Forma Financial Information reflects adjustments to historical financial information to give pro forma effect to events that are directly attributable to the Merger and which are factually supportable. The Unaudited Pro Forma Financial Information and explanatory notes present how YIT’s statements of income and statement of financial position may have appeared had the businesses actually been combined and had YIT’s capital structure reflected the Merger as of the dates noted above.

YIT has performed a preliminary alignment of Lemminkäinen’s accounting policies to ensure comparability in the Unaudited Pro Forma Financial Information. Based on the information available at this time, YIT is not aware of any accounting policy differences that could have a material impact on the Unaudited Pro Forma Financial Information. However, certain reclassifications have been made to amounts reflected in Lemminkäinen’s historical financial information to align with YIT’s presentation as described further in Note 1 to the Unaudited Pro Forma Financial Information. Upon the completion of the Merger, YIT will conduct a detailed review of Lemminkäinen’s accounting policies and estimates applied. As a result of that review, YIT may identify additional accounting policy differences between the two companies that, when conformed, could have further impact on the Combined Company’s financial information. Also, the accounting policies to be applied by the Combined Company in the future may differ from the accounting policies applied in the Unaudited Pro Forma Financial Information.

The Unaudited Pro Forma Financial Information reflects the application of pro forma adjustments that are preliminary and which are based upon available information and certain assumptions, described in the accompanying notes to the Unaudited Pro Forma Financial Information below and, that management believes are reasonable under the circumstances. Actual results of the Merger may materially differ from the assumptions used in the Unaudited Pro Forma Financial Information. The Unaudited Pro Forma Financial Information has been prepared by management for illustrative purposes only and, because of its nature, it addresses a hypothetical situation, and therefore does not represent the actual financial position or results of the YIT’s operations that would have been realised had the Merger occurred as of the dates indicated, nor is it meant to be indicative of any anticipated financial position or future results of operations that YIT may experience going forward. In addition, the accompanying unaudited pro forma combined statement of income do not reflect any expected cost savings, synergy benefits or future integration costs that are expected to be generated or may be incurred as a result of the Merger.

All amounts presented are in millions of euros unless otherwise noted. The Unaudited Pro Forma Financial Information set forth herein has been rounded. Accordingly, in certain instances, the sum of the numbers in a column or row may not conform exactly to the total amount given for that column or row.

Unaudited Pro Forma Combined Statement of Financial Position as at June 30, 2017

(EUR in millions)	YIT historical	Lemminkäinen historical	Merger (Note 2)	Combined Company pro forma
Assets
Non-current assets
Property, plant and equipment	55.0	139.1	18.8	212.9
Goodwill	8.1	53.2	327.9	389.2
Other intangible assets	12.3	8.5	51.1	71.9
Investments in associated companies and joint ventures	81.9	4.1	-	86.0
Available-for-sale financial assets	0.4	1.9	-	2.3
Interests-bearing receivables	39.9	-	-	39.9
Other receivables	2.6	0.9	1.1	4.5
Deferred tax assets	52.8	33.5	-24.3	62.0
Total non-current assets	253.1	241.2	374.5	868.7
Current assets
Inventories	1,701.9	392.1	29.3	2,123.2
Trade and other receivables	219.0	327.5	-1.9	544.5
Income tax receivables	5.3	1.1	-	6.4
Cash and cash equivalents	35.3	56.2	-14.5	77.1
Total current assets	1,961.5	776.9	12.9	2,751.3
Total assets	2,214.5	1,018.0	387.5	3,620.0

Equity and liabilities
Total equity attributable to the equity holders of the parent company	533.4	294.3	294.9	1,122.6
Non-controlling interest	-	0.0	-	0.0
Total equity	533.4	294.3	294.9	1,122.6
Non-current liabilities
Deferred tax liabilities	14.4	9.8	10.8	35.0
Pension obligations	2.1	-	-	2.1
Provisions	46.6	19.9	33.3	99.9
Borrowings	268.5	119.2	7.5	395.2
Other liabilities	53.2	0.1	-	53.3
Total non-current liabilities	384.8	149.0	51.6	585.4
Current liabilities
Advances received	476.5	170.0	-	646.4
Trade and other payables	402.8	297.7	3.3	703.8
Income tax liabilities	6.1	1.3	-	7.4
Provisions	31.0	11.9	-	42.9
Borrowings	380.0	93.8	37.7	511.5
Total current liabilities	1,296.4	574.7	41.0	1,912.0
Total liabilities	1,681.2	723.7	92.6	2,497.4
Total equity and liabilities	2,214.5	1,018.0	387.5	3,620.0

Refer to accompanying notes to Unaudited Pro Forma Financial Information

Unaudited Pro Forma Combined Statement of Income for the six months ended June 30, 2017

(EUR in millions, unless otherwise indicated)	YIT historical	Lemminkäinen reclassified (Note 1)	Merger (Note 2)	Note	Combined Company pro forma
Revenue	961.2	720.5	-2.3	2a	1,679.4
Other operating income	5.0	4.7	-		9.7
Change in inventories of finished goods and work in progress	-0.1	17.2	-		17.2
Production for own use	0.4	0.2	-		0.6
Materials and supplies	-158.1	-194.1	-5.0	2a	-357.2
External services	-488.2	-332.8	-		-821.0
Personnel expenses	-140.1	-139.3	0.3	2a	-279.1
Other operating expenses	-147.1	-80.4	2.9	2b	-224.7
Share of results in associated companies and joint ventures	-0.2	-0.7	-		-0.9
Depreciation, amortisation and impairment	-6.9	-12.8	-6.0	2a	-25.8
Operating profit	25.8	-17.4	-10.2		-1.8
Financial income and expenses, total	-6.7	-7.9	2.1	2c	-12.5
Result before taxes	19.2	-25.4	-8.1		-14.3
Income taxes	-4.4	4.4	1.7		1.7
Result for the period	14.8	-21.0	-6.5		-12.6

Attributable to
Equity holders of the parent company	14.8	-21.0	-6.5		-12.6
Non-controlling interest	-	0.0	-		0.0

Earnings per share for profit attributable to the equity holders of the parent company
Basic, EUR	0.12				-0.06
Diluted, EUR	0.12				-0.06

Weighted average number of shares outstanding
Basic, thousand shares	125,643				209,519
Diluted, thousand shares	127,549				211,903

Refer to accompanying notes to Unaudited Pro Forma Financial Information

Unaudited Pro Forma Combined Statement of Income for the year ended December 31, 2016

(EUR in millions, unless otherwise indicated)	YIT historical (audited)	Lemminkäinen reclassified (Note 1)	Merger (Note 2)	Note	Combined Company pro forma
Revenue	1,678.3	1,719.7	-11.0	2a	3,387.0
Other operating income	12.8	43.6	-		56.5
Change in inventories of finished goods and work in progress	13.0	-31.2	-		-18.3
Production for own use	0.3	0.1	-		0.4
Materials and supplies	-245.2	-426.2	-3.6	2a	-675.0
External services	-892.4	-732.8	-		-1,625.1
Personnel expenses	-250.3	-303.1	-0.0	2a	-553.4
Other operating expenses	-281.7	-170.9	-12.0	2b	-464.6
Share of results in associated companies and joint ventures	-0.6	1.5	-		0.8
Depreciation, amortisation and impairment	-16.5	-34.5	-12.1	2a	-63.1
Operating profit	17.7	66.3	-38.7		45.3
Financial income and expenses, total	-20.1	-17.0	2.9	2c	-34.3
Result before taxes	-2.5	49.2	-35.9		11.0
Income taxes	-4.7	-11.2	7.3		-8.6
Result for the period	-7.1	38.0	-28.6		2.4

Attributable to
Equity holders of the parent company	-7.1	38.0	-28.6		2.4
Non-controlling interest	-	0.0	-		0.0

Earnings per share for profit attributable to the equity holders of the parent company
Basic, EUR	-0.06				0.01
Diluted, EUR	-0.06				0.01

Weighted average number of shares outstanding
Basic, thousand shares	125,577				209,453
Diluted, thousand shares	127,366				211,720

Refer to accompanying notes to Unaudited Pro Forma Financial Information

Notes to Unaudited Pro Forma Financial Information

Tabular amounts in millions of euros, unless noted otherwise.

1)	Alignment of Lemminkäinen’s financial information with YIT’s presentation

Certain reclassifications have been made to align Lemminkäinen’s historical financial information with YIT’s financial statement presentation. Upon completion of the Merger, YIT will conduct a detailed review of Lemminkäinen’s financial statement presentation. As a result of that review, YIT may identify additional presentation differences between the two companies that, when conformed, could have further impact on the presentation of the Combined Company’s financial information.

The following reclassifications have been made to align Lemminkäinen’s historical statement of income for the six months ended June 30, 2017 with YIT’s statement of income presentation:

	For the six months ended June 30, 2017
(EUR in millions)	Lemminkäinen historical	Reclassifications	Note	Lemminkäinen reclassified
Revenue (Net sales)	706.3	14.2	(i)	720.5
Use of materials and services	-526.9	526.9	(ii)	-
Materials and supplies	-	-194.1	(ii)	-194.1
External services	-	-332.8	(ii)	-332.8
Other operating expenses	-65.8	-14.7	(i),(iv)	-80.4
Impairment	-0.2	0.2	(iii)	-
Depreciation and amortisation	-12.6	12.6	(iii)	-
Depreciation, amortisation and impairment	-	-12.8	(iii)	-12.8
Operating profit	-17.0	-0.4	(iv)	-17.4
Financial income and expenses, total	-8.4	0.4	(iv)	-7.9

(i)	Reclassification of EUR 14.2 million from Revenue to Other operating expenses.

(ii)	Reclassification of EUR 526.9 million from Use of materials and services to Materials and supplies (EUR 194.1 million) and External services (EUR 332.8 million).

(iii)	Reclassification of EUR 0.2 million from Impairment and EUR 12.6 million from Depreciation and amortisation to Depreciation, amortisation and impairment (EUR 12.8 million).

(iv)	Reclassification of EUR 0.4 million from Financial income and expenses, total to Other operating expenses.

The following reclassifications have been made to align Lemminkäinen’s historical statement of income for the year ended December 31, 2016 with YIT’s statement of income presentation:

	For the year ended December 31, 2016
(EUR in millions)	Lemminkäinen historical (audited)	Reclassifications	Note	Lemminkäinen reclassified
Revenue (Net sales)	1,682.7	37.0	(i)	1,719.7
Use of materials and services	-1,158.9	1,158.9	(ii)	-
Materials and supplies	-	-426.2	(ii)	-426.2
External services	-	-732.8	(ii)	-732.8
Other operating expenses	-132.6	-38.3	(i),(iv)	-170.9
Impairment	-0.2	0.2	(iii)	-
Depreciation and amortisation	-34.3	34.3	(iii)	-
Depreciation, amortisation and impairment	-	-34.5	(iii)	-34.5
Operating profit	67.6	-1.3	(iv)	66.3
Financial income and expenses, total	-18.4	1.3	(iv)	-17.0

(i)	Reclassification of EUR 37.0 million from Revenue to Other operating expenses.

(ii)	Reclassification of EUR 1,158.9 million from Use of materials and services to Materials and supplies (EUR 426.2 million) and External services (EUR 732.8 million).

(iii)	Reclassification of EUR 0.2 million from Impairment and EUR 34.3 million from Depreciation and amortisation to Depreciation, amortisation and impairment (EUR 34.5 million).

(iv)	Reclassification of EUR 1.3 million from Financial income and expenses, total to Other operating expenses.

2)	The Merger

The following pro forma adjustments give effect to the Merger on the unaudited pro forma combined statement of financial position as at June 30, 2017.

(EUR in millions)	2a) Preliminary purchase price allocation	2b) Transaction costs	2c) New Financing Agreements	Merger in total
Assets
Non-current assets
Property, plant and equipment	18.8	-	-	18.8
Goodwill	327.9	-	-	327.9
Other intangible assets	51.1	-	-	51.1
Investments in associated companies and joint ventures	-	-	-	-
Available-for-sale financial assets	-	-	-	-
Interests-bearing receivables	-	-	-	-
Other receivables	-	-	1.1	1.1
Deferred tax assets	-24.6	0.3	-	-24.3
Total non-current assets	373.2	0.3	1.1	374.5
Current assets
Inventories	29.3	-	-	29.3
Trade and other receivables	-1.2	-	-0.7	-1.9
Income tax receivables	-	-	-	-
Cash and cash equivalents	-	-10.4	-4.0	-14.5
Total current assets	28.1	-10.4	-4.7	12.9
Total assets	401.3	-10.2	-3.6	387.5
Equity and liabilities
Total equity attributable to the equity holders of the parent company	308.7(¹)	-10.2	-3.6	294.9
Non-controlling interest	-	-	-	-
Total equity	308.7	-10.2	-3.6	294.9
Non-current liabilities
Deferred tax liabilities	10.8	-	-	10.8
Pension obligations	-	-	-	-
Provisions	33.3	-	-	33.3
Borrowings	7.5	-	-	7.5
Other liabilities	-	-	-	-
Total non-current liabilities	51.6	-	-	51.6
Current liabilities
Advances received	-	-	-	-
Trade and other payables	3.3	-	-	3.3
Income tax liabilities	-	-	-	-
Provisions	-	-	-	-
Borrowings	37.7	-	-	37.7
Total current liabilities	41.0	-	-	41.0
Total liabilities	92.6	-	-	92.6
Total equity and liabilities	401.3	-10.2	-3.6	387.5

(¹) The following illustrates the pro forma adjustments of the preliminary purchase price allocation affecting the pro forma equity attributable to owners of the parent:

(EUR in millions)	Reclassification of the hybrid bond to current borrowings (2a)(viii)	Elimination of Lemminkäinen’s equity	Preliminary estimate of the fair value of the purchase consideration	2a) Preliminary purchase price allocation in total
Share capital	-	-34.0	0.5	-33.5
Hybrid bond	-34.8	-	-	-34.8
Other reserves and retained earnings	-	-225.4	602.5	377.1
Total equity attributable to the equity holders of the parent company	-34.8	-259.5	603.0	308.7

2 a) Preliminary purchase price allocation to acquired assets and assumed liabilities

The Merger will be accounted using the acquisition method of accounting where YIT acquires Lemminkäinen. Under the acquisition method of accounting, purchase consideration is allocated to assets acquired and liabilities assumed based on their estimated fair values as of the acquisition date. The excess of the estimated preliminary purchase consideration over the estimated fair value of the identifiable net assets acquired will be allocated to goodwill in this Unaudited Pro Forma Financial Information.

Preliminary estimate of the fair value of the purchase consideration

The preliminary estimate of the purchase consideration transferred to acquire Lemminkäinen as if the acquisition of Lemminkäinen occurred on June 30, 2017:

Preliminary estimate of purchase consideration	Note	(EUR in million)
Preliminary fair value estimate of YIT equity issued as the Merger Consideration Shares	(i)	601.8
Estimated fair value of the long-term incentive program of Lemminkäinen allocated to pre-combination services	(ii)	1.2
Total		603.0

The preliminary fair value estimate of purchase consideration has been calculated based on the following assumptions:

(i)
The purchase consideration is determined based on the fair value of the Merger Consideration Shares. The total number of the Merger Consideration Shares to be issued is expected to be 83,876,431 shares (excluding the treasury shares held by Lemminkäinen and assuming that none of the shareholders of Lemminkäinen demands redemption of his or her shares at the EGM of Lemminkäinen deciding on the Merger) with an aggregate fair value of EUR 601.8 million based on the July 31, 2017 closing price of EUR 7.175 of the YIT share on Nasdaq Helsinki, corresponding to the preliminary estimate of the purchase consideration used for the Unaudited Pro Forma Financial Information. Lemminkäinen’s shareholders will receive as merger consideration 3.6146 Merger Consideration Shares for each share in Lemminkäinen owned by them. The Merger Consideration settled in shares will be recorded in non-restricted equity of YIT with the exception of the increase in share capital amounting to EUR 0.5 million.

(ii)
Following the completion of the Merger, the unsettled share-based rewards earned under Lemminkäinen’s long-term incentive plan for earning periods 2016 and 2017 shall be settled in YIT’s shares using the exchange ratio of 3.6146 set out in the Merger Plan and otherwise in accordance with the terms of the incentive plan. The long-term incentive plan for earning periods 2016 and 2017 will have ongoing service and performance obligations subsequent to the Merger. The reward is assumed to amount to 430 thousand YIT’s shares and the fair value of the reward has been calculated using the July 31, 2017 closing price of EUR 7.175 of the YIT share on Nasdaq Helsinki totalling EUR 3.1 million. The portion of the reward to be settled in YIT’s shares is accounted for as purchase consideration to the degree to which the rewards have been earned at the date of the acquisition, totalling EUR 1.2 million. The allocation of the fair value of long-term incentive program between pre-combination and post-combination services reflected with in this Unaudited Pro Forma Financial Information is based on preliminary estimates and, accordingly, the final purchase consideration determined at the Effective Date will likely result in differences.

The preliminary purchase consideration reflected in the Unaudited Pro Forma Financial Information does not purport to represent the actual consideration to be transferred upon the completion of the Merger. In accordance with IFRS, the fair value of the Merger Consideration Shares to be issued by YIT corresponding to the purchase consideration transferred in the acquisition will be measured on the Effective Date at the then-current market price (fair value) of the YIT share. This requirement will likely result in a purchase consideration different from the amount used in the Unaudited Pro Forma Financial Information and that difference may be material. A change of five percent per share in the YIT share price would increase or decrease the purchase consideration expected to be transferred by approximately EUR 30.1 million, which would be reflected in the Unaudited Pro Forma Financial Information as an increase or decrease to goodwill.

Assets acquired and liabilities assumed in connection with the Merger

YIT has made a preliminary allocation of the preliminary purchase consideration, which is based upon estimates that are believed to be reasonable. As at the date of this Offering Circular, YIT has not completed all of the detailed valuation studies necessary to arrive at the required estimates of fair value for all of Lemminkäinen’s assets to be acquired and liabilities to be assumed. Upon the completion of the Merger, YIT will conduct a detailed valuation of all assets and liabilities as of the acquisition date at which point the fair value of acquired assets and assumed liabilities may materially differ from the amounts presented herein. Lemminkäinen’s unaudited consolidated statement of financial position information as at June 30, 2017 was used in the preliminary purchase price allocation presented below and accordingly, the final fair values will be determined on the basis of assets acquired and liabilities assumed at the Effective Date.

The net assets acquired and the preliminary purchase price allocation are detailed as follows:

(EUR in millions)	Lemminkäinen historical	Preliminary purchase price allocation	Note	Acquired assets and assumed liabilities at fair value
Property, plant and equipment	139.1	18.8	(i)	157.9
Goodwill	53.2	327.9	(ii)	381.1
Other intangible assets	8.5	51.1	(iii)	59.6
Investments in associated companies and joint ventures	4.1	-		4.1
Available-for-sale financial assets	1.9	-		1.9
Interests-bearing receivables	-	-		-
Other receivables	0.9	-		0.9
Deferred tax assets	33.5	-24.6	(iv)	9.0
Total non-current assets	241.2	373.2		614.4
Inventories	392.1	29.3	(v)	421.4
Trade and other receivables	327.5	-1.2	(ix)	326.2
Income tax receivables	1.1	-		1.1
Cash and cash equivalents	56.2	-		56.2
Total current assets	776.9	28.1		804.9
Total assets	1,018.0	401.3		1,419.3
Deferred tax liabilities	9.8	10.8	(vi)	20.6
Pension obligations	-	-		-
Provisions	19.9	33.3	(vii)	53.2
Borrowings	119.2	7.5	(viii)	126.7
Other liabilities	0.1	-		0.1
Total non-current liabilities	149.0	51.6		200.6
Advances received	170.0	-		170.0
Trade and other payables	297.7	3.3	(ix)	301.0
Income tax liabilities	1.3	-		1.3
Provisions	11.9	-		11.9
Borrowings	93.8	37.7	(viii)	131.5
Total current liabilities	574.7	41.0		615.6
Total liabilities	723.7	92.6		816.3
Net assets acquired (excluding goodwill)				221.9
Non-controlling interest				0.0
Preliminary estimate of purchase consideration				603.0
Goodwill				381.1

Fair valuation of assets and liabilities

(i)
A preliminary fair value adjustment of EUR 18.8 million has been recorded to Property, plant and equipment in the unaudited pro forma combined statement of financial position as at June 30, 2017 to reflect the fair value of acquired assets of EUR 157.9 million. The fair value adjustment mainly relates to industrial properties in Finland, asphalt plants and paving equipment and mineral aggregate deposits.

Based on the preliminary valuation, additional depreciation expense of EUR 0.8 million has been recorded to the unaudited pro forma combined statement of income for the six months ended June 30, 2017 and EUR 1.6 million for the year ended December 31, 2016. The remaining depreciation period for the acquired Property, plant and equipment adjusted for fair value is estimated to be between 9-25 years.

(ii)
The goodwill recognized in the unaudited pro forma combined statement of financial position as at June 30, 2017 represents the excess of the preliminary purchase consideration transferred over the preliminary fair value of identifiable net assets acquired. The preliminary goodwill amount of EUR 381.1 million arising in the combination is mainly attributable to synergies and assembled workforce. YIT expects that the goodwill will not be deductible for tax purposes.

For pro forma presentation purposes, the difference of EUR 327.9 million between Lemminkäinen’s existing goodwill of EUR 53.2 million and the preliminary goodwill amount arising in the combination of EUR 381.1 million is adjusted in the unaudited pro forma combined statement of financial position.

(iii)
The preliminary fair values of other intangible assets have been determined primarily through the use of the “income approach” which requires an estimate or forecast of expected future cash flows. Either the multi-period excess earnings method or the relief-from-royalty method has been used as the income based valuation method. The following table sets forth the preliminary fair value adjustments of the identifiable other intangible assets, estimated average useful lives representing the amortisation periods and estimated amortisation for the periods presented in this Unaudited Pro Forma Financial Information:

			Estimated amortisation
(EUR in millions)	Fair value adjustment	Useful life	For the six months ended June 30, 2017	For the year ended December 31, 2016
Customer related intangibles	21.4	5-15 years	1.3	2.6
Marketing related intangibles	16.1	15 years	0.5	1.1
Contract based intangibles	13.6	2 years	3.4	6.8
Total	51.1		5.3	10.5

Customer related intangibles represent the fair value of the customer agreements and underlying relationships with Lemminkäinen’s customers. Based on the preliminary valuation, amortisation expense of EUR 1.3 million has been recorded to the unaudited pro forma combined statement of income for the six months ended June 30, 2017 and EUR 2.6 million for the year ended December 31, 2016.

Marketing related intangibles represents the fair value of Lemminkäinen’s brand portfolio. Based on the preliminary valuation, amortisation expense of EUR 0.5 million has been recorded to the unaudited pro forma combined statement of income for the six months ended June 30, 2017 and EUR 1.1 million for the year ended December 31, 2016.

Contract based intangibles represents the fair value Lemminkäinen’s order backlog. Based on the preliminary valuation, amortisation expense of EUR 3.4 million has been recorded to the unaudited pro forma combined statement of income for the six months ended June 30, 2017 and EUR 6.8 million for the year ended December 31, 2016.

(iv)
The adjustment of EUR 24.6 million reflects the recognition of the non-current deferred tax asset on the tax loss carryforwards to the amount that there is sufficient taxable temporary differences or there is convincing evidence that the tax loss carryforwards can be utilized in the Combined Company. The tax loss carryforwards in the parent company in Finland will not be available under currently enacted tax laws applying to the change of control as of and at June 30, 2017.

(v)
A preliminary fair value adjustment of EUR 29.3 million has been recorded to inventories in the unaudited pro forma combined statement of financial position as at June 30, 2017 to reflect the preliminary fair value of acquired inventories of EUR 421.4 million. YIT expects that the acquired inventory will turn-over within 24 months and accordingly, the fair value adjustment of EUR 14.7 million has been recorded to the unaudited pro forma combined statement of income as an expense for the year ended December 31, 2016 and EUR 7.3 million for the six months ended June 30, 2017.  This adjustment will not have a continuing impact on the Combined Company’s results or financial position.

(vi)
Represents the estimated non-current deferred tax liability related to the fair value adjustments reflected in the unaudited pro forma combined statement of financial position (excluding adjustments related to goodwill, which is assumed to be non-deductible). The deferred tax assets and liabilities related to fair value adjustments have been offset as they relate to income taxes on the same jurisdiction and a right to set off tax assets against tax liabilities exists. The resulting impact increases deferred tax liabilities by EUR 10.8 million. Deferred income tax impacts for non-financial assets were calculated based on an assumed blended tax rate of 20.4 percent and for assumed financial liabilities based on nominal tax rate of 20.0 percent representing the tax rate in Finland. The tax rates are based on preliminary assumptions related to the underlying jurisdictions that the income or expense will be recorded. The effective tax rate of the Combined Company could be significantly different depending on the post-acquisition activities, including cash needs, geographical mix of net income and tax planning strategies

(vii)
A preliminary adjustment of EUR 33.3 million has been recognised to assumed contingent liabilities related to legal proceedings. The adjustment reflects the fair value of the assumed contingencies taking into account a reasonable risk premium for such contingencies. The adjustment is based on preliminary information and the fair value for the assumed contingent liabilities at the Effective Date might differ when additional information is available. This adjustment will not have a continuing impact on the Combined Company’s results once the contingencies have been resolved or settled.

(viii)
YIT assumes Lemminkäinen’s hybrid bond of EUR 34.8 million in the Merger which Lemminkäinen has classified as equity at consolidation. The bybrid bond has been reclassified from equity to current borrowings since, from the acquirer’s perspective, the bybrid bond is not an acquired asset but is considered as an assumed liability. Further, it has been fair valued at the make whole price of EUR 37.7 million for the Unaudited Pro Forma Financial Information purposes, as defined in the terms and conditions of the hybrid bond, representing the settlement price for the bond as at June 30, 2017.

A fair value adjustment of EUR 7.5 million has been recognized for the Lemminkäinen’s Bond included in Lemminkäinen’s interest-bearing liabilities. The carrying value of the Notes amounts to EUR 107.3 million after the adjustment representing the ask price of the Lemminkäinen’s Bond as at June 30, 2017.

(ix)
This adjustment consist of elimination of transactions between YIT and Lemminkäinen, elimination of capitalised expenses related to Lemminkäinen’s financing arrangements expiring in the Merger and liabilities related to employee benefits that are contingent on the Merger.

Adjustment includes the elimination of Trade and other receivables and Trade and other payables balances between YIT and Lemminkäinen amounting to EUR 0.3 million as at June 30, 2017. The Revenue of EUR 2.3 million and corresponding the Materials and supplies have been eliminated from the unaudited pro forma combined statement of income for the six months ended June 30, 2017 and, respectively, EUR 11.0 million from the unaudited pro forma combined statement of income for the year ended December 31, 2016.

The capitalised transaction costs of EUR 1.0 million related to Lemminkäinen’s current revolving credit facility  has been eliminated from the Trade and other receivables on the unaudited pro forma combined statement of financial position as at June 30, 2017.as this current revolving credit facility is intended to be terminated on the Effective Date.

Employee benefit liabilities related adjustments to trade and other payables on the unaudited pro forma combined statement of financial position as at June 30, 2017 amount to EUR 3.5 million, which relate to Merger related bonuses and to the settlement of a portion of the Lemminkäinen long-term incentive plan’s 2016 earnings period, reflecting the aggregate amount of assumed liabilities at the acquisition date.

Following the completion of the Merger, the unsettled share-based rewards earned under Lemminkäinen’s long-term incentive plan for earning periods 2016 and 2017 shall be settled in YIT’s shares as set out in the Merger Plan and otherwise in accordance with the terms of the long-term incentive plan. The long-term incentive plan for earning periods 2016 and 2017 will have ongoing service and performance obligations subsequent to the Merger. The reward is assumed to amount to 430 thousand YIT’s shares and the fair value of the reward has been calculated using the July 31, 2017 closing price of EUR 7.175 of the YIT share on Nasdaq Helsinki. The portion of the fair value reflecting post-combination services will be recorded as personnel expenses over the remaining vesting period of the awards. Accordingly, an incremental expense of EUR 5.0 thousand has been recorded to the unaudited pro forma combined statement of income as personnel expenses for the year ended December 31, 2016 and a reduction of personnel expenses of EUR 0.3 million for the six months ended June 30, 2017.

The following tables set forth the impact of the acquisition and the preliminary purchase price allocation that has been reflected to the unaudited pro forma combined statement of income for the six months ended June 30, 2017 and for the year ended December 31, 2016:

	For the six months ended June 30, 2017
(EUR in millions)	Additional depreciation of tangible assets	Additional amortisation of intangible assets	Inventory fair value adjustment	Elimination of transaction between YIT and Lemminkäinen	Long-term incentives	Total
Revenue	-	-	-	-2.3	-	-2.3
Materials and supplies	-	-	-7.3	2.3	-	-5.0
Personnel expenses	-	-	-	-	0.3	0.3
Depreciation, amortisation and impairment	-0.8	-5.3	-	-	-	-6.0
Operating profit	-0.8	-5.3	-7.3	-	0.3	-13.1
Result before taxes	-0.8	-5.3	-7.3	-	0.3	-13.1
Income taxes	0.2	1.1	1.5	-	-0.1	2.7
Result for the period	-0.6	-4.2	-5.8	-	0.2	-10.4

	For the year ended December 31, 2016
(EUR in millions)	Additional depreciation of tangible assets	Additional amortisation of intangible assets	Inventory fair value adjustment	Elimination of transactions between YIT and Lemminkäinen	Long-term incentives	Total
Revenue	-	-	-	-11.0	-	-11.0
Materials and supplies	-	-	-14.7	11.0	-	-3.6
Personnel expenses	-	-	-	-	-0.0	-0.0
Depreciation, amortisation and impairment	-1.6	-10.5	-	-	-	-12.1
Operating profit	-1.6	-10.5	-14.7	-	-0.0	-26.8
Result before taxes	-1.6	-10.5	-14.7	-	-0.0	-26.8
Income taxes	0.3	2.1	3.0	-	0.0	5.5
Result for the period	-1.2	-8.4	-11.7	-	-0.0	-21.3

2 b) Transaction costs

The total costs of EUR 15.0 million expected to be incurred by YIT and Lemminkäinen in connection with the Merger primarily comprise financial, legal and advisory costs as well as costs related to the bond consent solicitation processes. The estimated transaction costs of EUR 12.0 million has been recorded in other operating expenses in the unaudited pro forma combined statement of income for the year ended December 31, 2016. The total amount of transaction costs already incurred of EUR 2.9 million have been recorded in YIT’s and Lemminkäinen’s consolidated statements of income for the six months ended June 30, 2017, and have been eliminated from Other operating expenses for that period. This adjustment is not expected to have a continuing impact on the Combined Company’s results or financial position.

The estimated costs for issuance of the Merger Consideration Shares amount to EUR 1.1 million (net of taxes) and have been deducted from equity in the unaudited pro forma combined statement of financial position as at June 30, 2017. The tax effect for the adjustment of EUR 0.3 million is included in the deferred tax assets in the unaudited pro forma combined statement of financial position.

In the unaudited pro forma combined statement of financial position, the unpaid portion of the transaction costs that are not recorded as accounts payable as at June 30, 2017 amounting to EUR 10.4 million has been deducted from cash and cash equivalents.

Further, the total transaction costs includes the estimated costs for the consent fees of EUR 1.7 million for the YIT’s and Lemminkäinen’s Bonds recognised in the Financial income and expenses in the unaudited pro forma combined statement of income for the year ended December 31, 2016. This adjustment will not have a continuing impact on the Combined Company’s results.

2 c) New Financing Agreements

YIT has received a financing commitment for the Merger from Nordea and Danske Bank. The New Financing Agreements will consist of a EUR 240 million bridge financing agreement and a EUR 300 million revolving credit facility, which will become available to the Combined Company as of the Effective Date. In accordance with these financing commitments, YIT and the banks signed on August 24, 2017 a bridge financing agreement and a revolving credit facility agreement. In the bridge financing agreement, Nordea and Danske Bank will act as lead arrangers and arrangers, and Danske Bank as agent. In the revolving credit facility Nordea, Danske Bank, OP Corporate Bank, Handelsbanken, SEB, Swedbank will act as lead arrangers and arrangers and LähiTapiola as arranger and Danske Bank as agent. The purpose of the bridge financing is to act as back-up facility to refinance certain existing debts of YIT and Lemminkäinen, if so required, and finance the redemption of the shares of Lemminkäinen shareholders who oppose the Merger. Accordingly, the Unaudited Pro Forma Financial Information reflects the effect of the facility and commitment fees related to this financing commitments that the Combined Company will incur during the periods presented.

For pro forma purposes, the financial expenses have been adjusted by EUR 1.5 million for the six months ended June 30, 2017 and EUR 2.8 million for the year ended December 31, 2016 to reflect the amortisation of the fair value adjustments recorded on Lemminkäinen’s Bond and hybrid bond to the respective periods. The adjustment to financial expenses includes the interest expense of the hybrid bond that has been transferred from equity to financial expenses after taking into consideration the fair value adjustment, and the impact is EUR -0.4 million to the unaudited pro forma combined income statement for the six months ended June 30, 2017 and EUR -0.9 million for the year ended December 31, 2016. As a result, the pro forma combined income statements reflect the effective interest cost on the assumed liabilities calculated on their acquisition date fair values over the estimated life of the borrowings. The effective interest rates used for pro forma purposes vary from 2.3 percent to 3.5 percent depending on the underlying loan.

The following table sets forth the impact of the Merger including the New Financing Agreements to financial costs in the unaudited pro forma combined statement of income for the six months ended June 30, 2017:

(EUR in millions)	Transaction costs related to bridge financing agreement	Transaction costs related to revolving credit facility	Interest adjustments of Lemminkäinen’s Bond and hybrid bond	Costs related to the bonds’ consent solicitation processes	Total adjustment

Financial income and expenses, total	-	0.6	1.5	-	2.1

The following table sets forth the impact of the Merger including the New Financing Agreements to financial costs in the unaudited pro forma combined statement of income for the year ended December 31, 2016:

(EUR in millions)	Transaction costs related to bridge financing agreement	Transaction costs related to revolving credit facility	Interest adjustments of Lemminkäinen’s Bond and hybrid bond	Costs related to the bonds’ consent solicitation processes	Total adjustment

Financial income and expenses, total	-1.0	2.8	2.8	-1.7	2.9

Transaction costs related to revolving credit facility and the interest adjustments of Lemminkäinen’s Bond and hybrid bond have a continuing impact on the Combined Company’s financial expenses.

Additional pro forma information

Earnings per share

Pro forma basic earnings per share is calculated by dividing the pro forma net result attributable to equity holders of the parent by the pro forma weighted average number of shares outstanding as adjusted for the Merger.

Pro forma diluted earnings per share is calculated by adding the historical dilution effect to the calculated pro forma weighted average number of shares. The Merger is assumed to have dilution effect regarding Lemminkäinen’s long-term incentive program.

The following table sets forth the pro forma earnings per share attributable to parent company’s shareholders for the periods indicated:

	For the six months ended June 30, 2017	For the year ended December 31, 2016
Pro forma result attributable to parent company’s shareholders, EUR million	-12.6	2.4
Weighted average number of shares outstanding – historical	125,642,920	125,577,058
Merger Consideration Shares to be issued to Lemminkäinen’s shareholders	83,876,431	83,876,431
Pro forma weighted average number of shares outstanding – basic	209,519,351	209,453,489
Dilution effect – historical	1,905,680	1,788,750
Dilution effect from the Lemminkäinen’s long-term incentive program	478,179	478,179
Pro forma weighted average number of shares outstanding – diluted	211,903,210	211,720,418
Pro forma earnings per share attributable to parent company’s shareholders – basic, EUR	-0.06	0.01
Pro forma earnings per share attributable to parent company’s shareholders – diluted, EUR	-0.06	0.01

Pro forma adjusted operating profit and pro forma adjusted operating profit excluding PPA

The following tables set forth a reconciliation of the Combined Company’s pro forma adjusted operating profit and pro forma adjusted operating profit excluding PPA to pro forma reported operating profit for the six months ended June 30, 2017 and for the year ended December 31, 2016:

	For the six months ended June 30, 2017
(EUR in millions)	YIT historical	Lemminkäinen reclassified (Note 1)	Merger (Note 2)	Combined Company pro forma

Operating profit (IFRS)	25.8	-17.4	-10.2	-1.8
Items affecting comparability reported historically(1)	1.1	5.1	-	6.2
Transaction costs incurred(2)	-	-	-2.9	-2.9
Adjusted operating profit(2)(3)	26.9	-12.3	-13.1	1.6
Estimated inventory fair value adjustment(4)	-	-	7.3	7.3
Estimated depreciation and amortisation expenses from fair value adjustments(4)	-	-	6.0	6.0
Adjusted operating profit excluding PPA(4)	26.9	-12.3	0.3	14.9

	For the year ended December 31, 2016
(EUR in millions)	YIT historical	Lemminkäinen reclassified (Note 1)	Merger (Note 2)	Combined Company pro forma

Operating profit (IFRS)	17.7	66.3	-38.7	45.3
Items affecting comparability reported historically(1)	27.0	-22.5	-	4.5
Estimated transaction costs(2)	-	-	12.0	12.0
Adjusted operating profit(2)(3)	44.7	43.8	-26.8	61.7
Estimated inventory fair value adjustment(4)	-	-	14.7	14.7
Estimated depreciation and amortisation expenses from fair value adjustments(4)	-	-	12.1	12.1
Adjusted operating profit excluding PPA(4)	44.7	43.8	-0.0	88.4

(1)	Represents items affecting comparability historically reported by YIT and Lemminkäinen based on YIT’s definitions of the items affecting comparability and which are set forth in the following table:

(EUR in millions)	For the six months ended June 30, 2017	For the year ended December 31, 2016
YIT’s items affecting comparability
Impairment of land plots	-	18.0
Project expense provision related to plots in Moscow area	-	6.6
Impairment of goodwill	-	2.4
Transaction costs related to planned Merger	1.1	-
Total items affecting comparability	1.1	27.0

Lemminkäinen’s items affecting comparability
Transaction costs related to planned Merger	1.8	-
Compensation related to the Helsinki Court of Appeal’s decision regarding breach of the Finnish environmental protection law	3.4	-
Reimbursements related to the Helsinki Court of Appeal’s decisions regarding the asphalt cartel	-	-19.4
Lowered provisions related to the Helsinki Court of Appeal’s decisions regarding the asphalt cartel	-	-8.0
Write-downs related to non-core businesses	-	4.9
Total items affecting comparability	5.1	-22.5

(2)
Pro forma adjusted operating profit excludes pro forma adjustments that do not have a continuing impact on the Combined Company’s results and which are deemed to be material items outside ordinary course of business comprising transaction costs related to the Merger.

(3)
YIT defines adjusted operating profit as operating profit excluding material items outside ordinary course of business (for more detailed description see “Presentation of Financial Information – Alternative Performance Measures”).

(4)
Adjusted operating profit excluding PPA excludes, in addition to the items excluded in adjusted operating profit, cost impacts of the fair value adjustments relating to purchase price allocation, such as fair value adjustments on acquired inventory, depreciation of fair value adjustments on acquired property, plant and equipment and amortisation of fair value adjustments on acquired intangible assets, which are deemed to be material pro forma adjustments. The business combination accounting under the provisions of IFRS 3 is referred to as purchase price allocation (“PPA”).

Pro forma interest bearing net debt, equity ratio and gearing

The following tables set forth the pro forma net debt, equity ratio and gearing of the Combined Company as at June 30, 2017, including all the pro forma adjustments impacting the net borrowings and the total equity of the Combined Company:

		Pro forma net debt as at June 30, 2017
(EUR in millions, unless otherwise indicated)	YIT historical	Lemminkäinen historical	Merger (Note 2)	Combined Company pro forma
Assets
Interest-bearing receivables	39.9	-	-	39.9
Cash and cash equivalents	35.3	56.2	-14.5	77.1

Liabilities
Non-current borrowings	268.5	119.2	7.5	395.2
Current borrowings	380.0	93.8	37.7	511.5
Interest bearing net debt at the end of the period	573.3	156.8	59.7	789.7

		Pro forma equity ratio as at June 30, 2017
(EUR in millions, unless otherwise indicated)	YIT historical	Lemminkäinen historical	Merger (Note 2)	Combined Company pro forma
Total equity	533.4	294.3	294.9	1,122.6
Advances received	476.5	170.0	-	646.4
Total assets	2,214.5	1,018.0	387.5	3,620.0
Equity ratio at the end of the period, %	30.7%	34.7%		37.8%

		Pro forma gearing as at June 30, 2017
(EUR in millions)	YIT historical	Lemminkäinen historical	Merger (Note 2)	Combined Company pro forma
Interest bearing debt	648.5	213.0	45.2	906.7
Cash and cash equivalents	35.3	56.2	-14.5	77.1
Total equity	533.4	294.3	294.9	1,122.6
Gearing at the end of the period, %	115.0%	53.3%		73.9%

INFORMATION ON YIT

Business of YIT

Overview

YIT is a group providing construction services in Finland, Russia and in the Baltic countries as well as in central Eastern European countries, parent company of which is YIT Corporation. YIT and its group companies provide construction services for the industrial and public sectors as well as residential construction services for consumers. In addition, YIT and its group corporations provide, for example, road maintenance services in Finland and after-sales services and maintenance for consumer customers’ new homes in Russia. In 2016, YIT Group’s IFRS-based revenue amounted to nearly EUR 1.7 billion, and YIT Group employed approximately 5,300 people.

YIT leads the way in the construction field, creating sustainable urban environments by building housing, business premises, infrastructure and entire areas. YIT has over 100 years of experience and a strong market position: it is, according to its estimate, one of the largest residential construction companies in Finland and one of the largest foreign residential construction companies in Russia. In addition, YIT is, according to its estimates, one of the largest business premises and infrastructure construction companies in Finland.

YIT aims at being a leading European developer, builder and service provider creating value responsibly together with its interest groups. YIT aims at further improving its quality and customer service and continuously introducing new and innovative housing solutions for consumers. YIT also develops innovative business premises concepts to respond to the changing needs of its customers’ business operations by utilising the possibilities of developing urban structures. YIT’s success is first and foremost based on its corporate culture built on its values, skilled employees and continuous development of competence.

YIT Corporation is domiciled in Helsinki, and its registered address is Panuntie 11, FI-00620 Helsinki, Finland. YIT’s shares have been listed on Nasdaq Helsinki since 1995. The company’s market capitalization as at June 30, 2017 was approximately EUR 921.0 million.

YIT Group has three segments on the date of this Offering Circular: Housing Finland and CEE, Housing Russia and Business Premises and Infrastructure. The chart below sets forth YIT’s organisation on the date of this Offering Circular. As of January 1, 2018, YIT’s business segment structure will be updated again, when the new Partnership Properties segment starts its operation.

1 YIT Group’s internal audit function supports the mangament in relation to developing and monitoring risk management, internal control and good corporate governance. Internal audit function reports to the Board of Directors’ Audit Committee and, administratively, to the President and CEO.

Strategy

YIT launched its renewed strategy in summer 2016 for the years 2017–2019 which was confirmed in September 2016. The engine for growth and profitability is project development in growth centres. The volume of the project development can be further increased by involving YIT’s partners wider than before. YIT wants to differentiate itself from its competitors by providing visionary urban development, passionate execution and inspiring leadership and genuinely caring for its customers.

Profitability improvement

In the Housing segments, profitability will be improved by increasing consumer sales and supply of affordable apartments in growth centres. Smartti housing concept innovations will be utilised also in more traditional housing production. The profitability of the Business Premises and Infrastructure segment will be improved by increasing the amount of projects with longer value-chain, both in self-developed and tender-based business. The Performance Leap -development program aims at reducing waste in current processes and ways of working. The target is a significant reduction of production costs through closer cooperation between design management, procurement and production. This will be implemented by increasing the usage of pre-fabricates, shortening the production lead time and reinforcing central areas of expertise. In different parts across the Group, YIT has achieved excellent results in improving customer experience, quality as well as occupational safety and wellbeing. The development work will continue further and the best practices will promptly be spread out throughout the Group.

Enhancement of growth

YIT will further enhance project development in growth centres and expand its co-operation with its partners to innovate, finance and execute projects. YIT has established a new unit focusing on innovating long-term development projects in the whole Group as well as a joint venture company called Regenero for developing new large-scale real estate projects in the Helsinki metropolitan area. In addition, YIT has been participating in the establishment of a fund investing in housing development projects in the Baltic countries and the central Eastern European countries. The fund supports YIT’s growth strategy in the Baltic countries and the central Eastern European countries by providing financing to projects under construction phase and by releasing capital to new projects in earlier stages. YIT’s volume of orders in Finland, the Baltic countries and the central Eastern European countries is strong. The projects under way give a strong foundation for the growth in the next three-year period. The success of the projects requires fostering the corporate culture strengths and competent personnel. The Living services and Renovation services -development programs boost new business. Growth is sought by generating new business models and concepts.

Improving capital efficiency is a theme that has a prominent role in YIT’s business. Developing capital-efficient business models, utilising partnerships and effectively managing sales risk are essential measures for financing growth also in the future.

YIT continues to improve capital turnover as part of its normal business operations after the completion of the specific capital release program, which was completed at the end of 2016. YIT aims to reduce the amount of capital invested in Russia by a total of RUB 6 billion (approximately EUR 90 million2) by the end of 2018 as compared to the level on June 30, 2016 and invest the released capital in project development in growth centres in Finland, the Baltic countries and the central Eastern European countries.

New development programmes launched

In 2016, in order to support the implementation of the strategy, two new development programs were launched – the Renovation services and the Performance Leap. Moreover, it was decided to continue the Living services project with renewed content. The renewal process of YIT concerning adapting to the changing market environment will be expedited through internal changes in operating practices, building partnerships, engaging in deeper co-operation with customers and investing in innovations. Innovations help YIT to accelerate its renewal and further increase its competitiveness. YIT’s vision is to “bring more life in sustainable cities”. To speed up growth, YIT expands its co-operation with partners. A good example of project development in growth centres is the Tripla project in Central Pasila, Helsinki, which will consist of, among others, a shopping centre, apartments, a hotel, offices and public transport terminal. When completed, the shopping centre will be the largest shopping centre in Finland measured by the number of business premises. The leasable area available is over 85,000 square meters for more than 250 units. Furthermore, the shopping centre consists of a parking facility comprising space for more than 2,000 cars. In the coming years, Pasila will develop into the second centre of Helsinki and an even more important transport hub than it used to be, and the number of residents and jobs in the area is estimated to double by 2040. The construction starts from Tripla implemented by YIT. In the northern side of Tripla, the city of Helsinki has zoned “Ratapihakorttelit”, which will have apartments for 3,000 people. YIT has established a joint venture for the execution of the shopping centre, of which its ownership share is 38.75 per cent.

13 Calculated by applying the exchange rate of June 30, 2017.

Financial targets

In connection with the strategy renewal in 2016, YIT’s Board of Directors decided on the financial targets and specified the cash flow target. Going forward, the cash flow target is operating cash flow after investments sufficient for paying dividends. Previously, YIT has communicated that the target is to have sufficient operating cash flow after investment for both paying dividends and reducing debt. The aim is not to increase the net debt level, and the surplus of cash flow will be used to accelerate the growth. At the same time, the improvement of the key figures is expected to be realised primarily through improvement of YIT’s profitability and operative result. Other long-term targets remained unchanged. YIT’s financial targets valid before the Merger are set on the basis of the figures reported according to the segment reporting (POC).

Long-term target	Target level	Actual in 2016
Revenue growth	5–10 per cent on average	8 per cent, 9 per cent at comparable exchange rates
Return on investment (rolling 12 months)	15 per cent	4.7 per cent
Operating cash flow after investments	Sufficient for paying dividends	EUR -43.1 million[1]
Equity ratio, at the end of period	40 per cent	35.1 per cent
Dividend payout	40–60 per cent of result for the financial year	373.3 per cent
[1] Operating cash flow after investments, excluding discontinued operations

The statements set forth in this section include forward-looking statements and are not guarantees of YIT’s financial performance in the future. YIT’s actual results of operations and financial position could differ materially from the results of operations or financial position presented in or implied by such forward-looking statements as a result of numerous factors. These factors are discussed in, among other sections, “Forward-looking statements”, “Risk factors” and “– Operating and financial review and prospects of YIT – Key factors affecting the results of operations”. These forward-looking statements should be treated with caution.

History

YIT’s story begins in 1912, at the Helsinki branch office established by the Swedish company Ab Allmänna Ingeniörsbyrån in the then Grand Duchy of Finland. The company’s goal was to enter the Russian market through Finland. These efforts were, however, curbed by World War I and Finland’s independence, and the operations ceased. Finnish businessmen resumed the operations by founding Ab Allmänna Ingeniörsbyrån – Yleinen Insinööritoimisto Oy in 1920. The company quickly established a solid reputation and built water supply systems for most of Finland’s cities. In its current form, YIT is composed of an entity consisting of Yleinen Insinööritoimisto Oy, Pellonraivaus Oy, established during World War II (and changed its name to Perusyhtymä Oy in 1968), and Insinööritoimisto Vesto Oy (“Vesto”).

In 1961, Pellonraivaus Oy acquired the majority of shares in YIT and Vesto, thereby becoming the parent company of both companies, which nonetheless remained independent entities. The companies competed with each other in different sectors of the construction industry. From 1977 to 1982, the companies were engaged in extensive construction exports to the Soviet Union. In 1986, Vesto’s operations were integrated into those of Yleinen Insinööritoimisto Oy. The following year, the operations of Yleinen Insinööritoimisto Oy were incorporated to the operations of Perusyhtymä Oy, which changed its name into YIT-Yhtymä Oy. Thus all of the operations of YIT’s predecessor companies were transferred under the same company. YIT-Yhtymä went public in 1995, by listing on the Helsinki Stock Exchange. The company also expanded its operations from construction to building system services by acquiring the Finnish company Oy Huber in 1997. YIT branched out into Russia by acquiring the St. Petersburg -based construction company called ZAO Lentek. Because of the acquisition, YIT undertook housing development instead of construction projects in Russia, and acquired plots.

In the 2000s, YIT grew into an international group through corporate acquisitions in both building system services and housing construction. In the 2000s, YIT acquired Calor Ab in Sweden, ABB’s Building Systems -business operations in eight countries as well as the building system services -business operations of the German company MCE AG in six countries. By 2008, YIT had, according to its estimates, become one of the largest foreign building company in Russia. In addition to St. Petersburg, housing construction expanded and to Moscow, Yekaterinburg and Rostov.

In 2010, YIT acquired a small Slovakian construction company, with the objective of becoming a major housing construction company in the central Eastern European countries, alongside Russia and the Baltic countries. During the same year, YIT acquired the building system services business of the German company Caverion Corporation, and thereby building system services became YIT’s largest business segment. In the 2010s, YIT had two important business segments: construction and building system services.

In 2013, YIT demerged into two separate listed companies. Building System services were transferred into Caverion Corporation, and YIT continued to develop construction services.

In autumn 2013, YIT launched a capital release programme, within the framework of which over EUR 380 million of capital was released from the balance sheet by autumn 2016. The capital release programme included the release of capital through the reduction of the inventory of unsold completed apartments, sales of self-developed business premises under construction and sales of slow-moving assets. In addition, the capital release programme included utilisation and development of new off-balance sheet partnership models. The programme was completed at the end of 2016, and the target of releasing about EUR 380 million of capital was achieved on schedule. The targets were in part more than achieved. For example, the inventory of unsold completed apartments was reduced more than targeted. The programme reduced the net debt significantly and strengthened the cash flow, but in the short term, it had a negative impact on profitability.

After the demerger, YIT continued to build the foundations for growth in the central Eastern European countries, and it established a new unit in Poland in 2015. In 2016, YIT established a unit focusing on innovation of long-term development projects, as well as a joint venture called Regenero in the Helsinki capital region.

On June 19, 2017, the Boards of Directors of Lemminkäinen and YIT agreed on the combination of the two companies and concluded the Combination Agreement and signed the Merger Plan, under which Lemminkäinen would merge into YIT through a statutory absorption merger where all assets and liabilities of Lemminkäinen are transferred without a liquidation procedure to YIT. For more information on the Merger, see section “Merger of YIT and Lemminkäinen”.

YIT’s business segments

YIT’s business segment structure was changed as of the beginning of 2015 so that the Group’s three reporting segments (later business segments) are, as of January 1, 2015, the following: 1) Housing Finland and CEE, 2) Housing Russia and 3) Business Premises and Infrastructure. The change of the previous business segment structure aimed at renewing the business segment structure to correspond better to YIT’s new management structure and business areas. Furthermore, YIT’s reporting structure was amended as of the beginning of 2016 so that the equipment business is reported as a part of the Business Premises and Infrastructure segment instead of the other items. The reason for this change was the integral role of the equipment business in the operations of the Business Premises and Infrastructure segment, especially when it comes to the infrastructure’s special equipment. YIT’s business segment structure will be updated again as of January 1, 2018, when the new Partnership Properties segment starts its operation.

The majority of the revenue of YIT Group’s construction projects is recognised as income using the percentage of completion method. Self-developed residential projects are recognised as income in YIT’s group reporting upon handover when the project is completed, whereas in self-developed business premises projects the recognition practice is evaluated individually for each project on a case-by-case basis, in accordance with the terms and conditions of each contract. Because the recognition is based on handover, YIT’s profit based on group reporting may vary significantly from quarter to quarter depending on the timing of completion of projects.

YIT’s segment reporting (POC) is based on the management’s internal reporting, where self-developed residential and business premises projects are recognised as income by multiplying the per centage of completion by the per centage of sale using so called per centage of completion method. YIT’s segment reporting (POC) differs from the Group’s IFRS accounting principles. The impact of the differences in principles of income recognition on revenue and adjusted operating profit is presented in the line IFRS adjustment. Furthermore, in Group reporting, part of the interest expenses are capitalised according to the IAS 23 standard, which results differences in operating profit and financial expenses between segment reporting and Group reporting.

YIT’s operating area covers Finland, Russia, the Baltic countries, the Czech Republic, Slovakia and Poland. The table below sets forth the distribution of the Group’s revenue by geographical area:

	January 1–June 30,		January 1–December 31,
	2017	2016	2016	2015	2014
	(unaudited)		(audited)
The distribution of the revenue by geographical area
Revenue, EUR million
Finland	743.5	619.1	1,233.3	1,240.1	1,162.5
Russia	151.3	44.6	271.6	335.1	452.1
Baltic Countries and central Eastern Europe (the CEE countries)	66.3	70.2	173.4	157.0	164.0
Total	961.2	734.0	1,678.3	1,732.2	1,778.6

The distribution of the revenue, per cent
Finland	77	84	73	72	66
Russia	16	6	16	19	25
Baltic Countries and central Eastern Europe (the CEE countries)	7	10	11	9	9
Total	100	100	100	100	100

The table below sets forth YIT’s revenue and adjusted operating profit by segment based on segment reporting (POC), as well as the reconciliations to the group reporting for the periods indicated:

	For the six months ended June 30, (unaudited)		For the year ended December 31, (unaudited, unless otherwise indicated)
	2017	2016	2016	2015[2]	2014[3]
Revenue by business segments
Revenue, EUR million
Housing Finland and CEE	444.8	350.8	727.9[4]	777.8	726.5
Housing Russia	120.7	107.9	267.9[4]	266.4	474.1
Business Premises and Infrastructure	376.1	371.9	797.4[4]	615.6	599.3
Other items and eliminations	-4.6	-4.6	-9.7[4]	-8.6	1.4
Total revenue, POC	937.0	826.1	1,783.6	1,651.2	1,801.2
IFRS adjustment	24.2	-92.1	-105.3[4]	81.0	-22.6
Total revenue, IFRS	961.2	734.0	1,678.3[4]	1,732.2	1,778.6

The distribution of the revenue, per cent[1]
Housing Finland and CEE	47	42	41	47	40
Housing Russia	13	13	15	16	26
Business Premises and Infrastructure	40	45	44	37	33
Total	100	100	100	100	100

Adjusted operating profit total, EUR million
Housing Finland and CEE	39.1	28.6	59.9	56.0	63.7
Housing Russia	-0.4	-5.8	-2.3	10.9	55.8
Business Premises and Infrastructure	14.0	18.8	38.1	22.7	20.4
Other items and eliminations	-11.0	-9.3	-15.7	-13.5	-13.5
Adjusted operating profit total, POC	41.7	32.2	79.9	76.0	126.4
IFRS adjustment	-14.8	-18.9	-35.2	15.9	-19.2
Adjusted operating profit total, IFRS	26.9	13.3	44.7	91.9	107.3
Adjustments[5]	-1.1	-	-27.0	-10.4	-12.4
Operating profit total, IFRS	25.8	13.3	17.7	81.6	94.8
[1] Per centages have been calculated from the segments’ external revenue figures based on segment reporting.
[2] The segment information for 2015 has been adjusted to correspond with the change in reporting structure in effect as of January 1, 2016, and due to the adjustments, the figures are unaudited.
[3] The segment information for 2014 has been adjusted to correspond with the change in reporting structure in effect as of January 1, 2015, but the information has not been adjusted for the changes in reporting structure in effect as of January 1, 2016. The adjusted information is unaudited.
[4] Audited.
[5] The adjustments are material items outside ordinary course of business. For more information, see “Selected consolidated financial information – Selected consolidated financial information of YIT – Reconciliation of certain alternative performance measures”.

The table below sets forth YIT’s order backlog based on segment reporting (POC) as at the dates indicated:

	June 30,	December 31,
	(unaudited)	(unaudited)
	2017	2016	2015	2014
(POC, EUR million)
Order backlog
Housing Finland and CEE	909.3	833.4	802.7	798.5
Housing Russia	392.3	463.4	508.5	653.5
Business Premises and Infrastructure	1,264.2	1,316.3	861.6	673.9
Total order backlog	2,565.7	2,613.1	2,172.9	2,125.9

In the order backlog, work in progress is reported, and completed projects are removed from the order backlog. The order backlog regarding sold work in progress represents, for example, sold apartments. The order backlog regarding unsold but completed work comprehends the share of unsold apartments. The unsold apartments of a completed site are removed from the order backlog and reported in completed unsold production.

As at December 31, 2016, 60 per cent of the order backlog was sold (December 31, 2015: 49 per cent and December 31, 2014: 40 per cent).

	June 30	December 31
	2017	2016	2015	2014
	(unaudited)	(unaudited)
(Floor sq. m.)
Plot reserve
Housing Finland and CEE	2,064,000	2,529,000	2,187,000	2,216,000
Housing Russia	2,186,000	2,115,000	2,193,000	2,466,000
Business Premises and Infrastructure	564,000	686,000	1,002,700	1,071,000

Housing Finland and CEE

The Housing Finland and CEE segment’s business comprises of the development and construction of apartments, entire residential areas and leisure-time residences. The segment’s main focus is on self-developed projects. The Housing Finland and CEE segment operates in Finland, Estonia, Latvia, Lithuania, the Czech Republic, Slovakia and Poland. In the Housing Finland and CEE segment’s business, YIT is one of the market leaders in Finland and one of the major operators in the CEE countries (except for Poland where the operations were started in 2016).

YIT’s Housing Finland and CEE segment’s units operate mainly as developer contractors. In certain units, YIT takes care of acquisition of building plots, site planning and obtaining of building permits, whereas the implementation is carried out by an external company acting as the main contractor. Instead of separate projects at individual plots, construction of an area is becoming a more commonly used as an advanced operating model. It enables, among others, creation of an attractive brand for the area and efficiency based on repetition due to the volume of several implementation stages. In addition to developer contracting, the production includes some ARA-subsidised rental apartments, among others.3 In addition to construction, the segment’s business is evolving towards services provided during the utilisation of the building, which further extends the service chain and customer relations.

In addition to consumers and smaller investors, the segment’s customers include institutional investors to whom complete projects are sold in addition to single apartments. These projects are financed by instalments paid by the buyers and also by selling receivables. In developer contracting, the income from residential projects is recognised on the basis of the percentage of sales and completion. In the CEE countries and the Baltic countries, YIT also has project-specific joint ventures.

YIT has its own strong sales network, and as a rule, apartments are sold by its own sales representatives. In Finland, YIT sells almost 90 per cent of its production through its own sales network. Apartments are mainly sold through its own sales network also in the CEE countries. YIT’s own marketing department typically takes care of the marketing of apartments, utilising digital marketing, Internet and print media.

Housing Russia

The Housing Russia segment’s business comprises development and construction of apartments and entire residential areas in Russia. YIT has operated in Russia over 55 years. During the last ten years, YIT has focused on self-developed housing construction, while the role of providing maintenance and additional services has increased during the recent years, in respect of residential projects. In addition, YIT has an industrial park plot near St. Petersburg, of which YIT has sold several plots to companies operating in various industries. YIT provides contracting services only to its own subsidiaries. The Housing Russia segment operates in seven areas in Russia: Rostov-on-Don, Yekaterinburg, Kazan, Moscow, the Moscow region, St. Petersburg and Tyumen.

YIT is one of the largest western constructors of self-developed residential buildings in Russia. Its customers are mainly households and companies offering their services from the street level of residential buildings. YIT’s Service business unit provides maintenance services for residential buildings and various living services in all cities where YIT operates.

In each subsidiary of YIT, sales is generally carried out by their own sale representatives. YIT has its own sales network also in Russia. Through its own sales network, YIT sells almost 80 per cent of its production. YIT’s own marketing department emphasising digital marketing usually carries out the marketing of apartments.

14 ARA-subsidised rental apartments mean apartments, which are built in support of an interest subsidy or a supplementary collateral as applied from the Housing Finance and Development Centre of Finland (ARA). This does not give rise to any obligations towards the construction company; instead, the obligations concern the owner of the building. However, ARA subsidy may set a certain maximum cost level per square meter, and the ordering party must ensure that this limit is not exceeded.

Business Premises and Infrastructure

The Business Premises and Infrastructure segment comprises business premises construction in Finland, the Baltic counties and the central Eastern European countries, as well as infrastructure services in Finland. The segment’s geographical markets are Finland, Estonia, Latvia, Lithuania and Slovakia for business premises. Infrastructure projects are geographically concentrated in Finland. YIT’s Business Premises and Infrastructure segment is one of the major operators in Finland. In addition, it has a strong foothold in the Baltic countries, especially in Estonia and Lithuania. In Slovakia and the Czech Republic, the segment is a small but growing builder of business premises. The segment’s customers include users or tenants of the premises, which mostly are companies. Additionally, the segment’s customers include institutional investors, other companies as well as the public sector.

YIT operates extensively in various sectors from new construction to renovation. The Business Premises and Infrastructure segment’s business includes development, construction and renovation of offices, shopping centres, public premises, care sector premises and other business premises. In addition, the segment builds roads, bridges, tunnels, railway and metro stations, harbours and power plants, as well as maintains roads and streets and carries out machinery business.

In this segment, YIT pursues self-developed projects, acquires users and tenants for the premises, and develops and builds the premises. Self-developed projects are typically offices, retail premises or logistics or care sector premises. YIT may act as a partial owner during the development and construction phases, as well as during the use of the premises. The acquisition of users, leasing and investor sales for YIT’s self-developed projects is usually centralised. Self-developed projects are primarily sold to professional real estate owners.

YIT is also a significant contractor of office premises and infrastructure projects, and it provides contracting services both to the public and private sector. Contracting projects are offered and implemented using various procurement models such as total contracts, plan and implement contracts (ST model), co-operative project management contracts, alliance contracts and life-cycle projects. Through life-cycle projects, the customer is provided with a solution and its maintenance over an agreed life-cycle, e.g. 20 or 25 years.

The table below sets forth YIT’s largest ongoing self-developed business premises projects.

Project, location	Value, EUR million	Project type	Percentage of completion	Estimated completion	Sold/ for sale	Leasable area, sq. m.
Mall of Tripla, Helsinki	~600	Retail	32%	2019	YIT’s ownership 38.75%	85,000
Kasarmikatu 21, Helsinki	n/a	Office	69%	12/17	YIT’s ownership 40%	16,000
K3 Wihuri, Vantaa	n/a	Logistics/ Office	35%	4/18	Sold	25,000
K3 Posti terminal, Vantaa	~29	Logistics	6%	6/18	Sold	26,000
Extension of Business Park Rantatie, Helsinki	~25	Office	85%	11/17	Sold	6,000

The table below sets forth YIT’s largest ongoing business premises and infrastructure contracts.

Project	Value, EUR million	Project type	Percentage of completion	Estimated completion
E18 Hamina-Vaalimaa motorway	~260	Infrastructure	83%	12/2018
Tampere light railway	~110	Infrastructure	8%	12/2021
Myllypuro Campus	~70	Public area	9%	8/2019
Helsingin Central Library	~50	Public area	28%	9/2018
Naantali CHP power plant	~40	Infrastructure	99%	9/2017

Partnership Properties segment (as of January 1, 2018)

YIT published a release on June 19, 2017 that YIT Corporation’s Board of Directors had decided to establish a new segment, Partnership Properties. The new segment will focus on financing the development of significant projects as well as ownership and timely divestment of developed properties. According to its strategy, YIT targets to make the majority of big and long-term investments with partners.

Partnership Properties segment will be reported as a separate segment as of the beginning of 2018, which will improve the transparency of the value of YIT’s project development portfolio. YIT estimates that the total value of such investments may increase from the current total value of EUR 1 billion to over EUR 2 billion by the end of 2020. At the date of the release, the amount of YIT’s investments or agreed commitments in joint ventures is approximately EUR 170 million. The target is to increase this amount to approximately EUR 300–400 million by the end of 2020, considering the frames based on the financial targets, such as keeping the group cash flow positive after dividend.

The completion of large development projects through financial partnership models and an own property management unit is justified from the capital effectiveness and risk management point of view. Partnership Properties segment supports YIT’s opportunities to implement large urban development projects according to its strategy. The object of the new segment is to improve the group’s growth capability, to improve completion and visibility on the reporting of partnership projects and to enable the creation of a project portfolio of stable cash flows.

Partnership Properties segment operates in close cooperation with other segments of YIT. The operations of the segment focus on creating financing structures and ownership as the responsibility for project development and implementation regarding all projects remains with the existing segments. The Group’s CFO Esa Neuvonen is responsible for preparations for the new segment.

The statements above concerning the development of the total value of investments of the Partnership Properties segment or the amount of YIT’s investments or agreed commitments in joint ventures could constitute forward-looking statements that should not be unduly relied on. The actual development could differ materially from the development of the of total value of investments or the amount of YIT’s investments or agreed commitments in joint ventures presented in forward-looking statements due to many various factors. For more information, see “Forward-looking statements”. See also “Risk factors – Risks relating to the Combined Company, its industry and operating environment – The fair value of the Combined Company’s real estate properties and other owned assets may fluctuate, and the Combined Company may not be able to sell properties at a financially reasonable price or at all.” and “Risk factors – Risks relating to the Combined Company, its industry and operating environment – The Combined Company is a party to associated companies and joint ventures which are subject to risks relating to, among other, disagreements regarding decision making and business operating, as well as distribution of liabilities among other parties.”

Supply chain and logistics

YIT’s largest purchases relate to subcontractor services and raw materials. YIT uses suppliers and subcontractors extensively in its operations in all of the countries where it operates. The materials used in construction come from an extensive network of suppliers. The materaials come mainly form YIT’s current operating countries in Europe, but also on a small scale from suppliers in Asia. With regard to subcontractors, operating models vary by country and business unit: in some operating countries, all of the labour force used in construction, with the exception of project management, comes from the subcontractor network, while in Finland, for example, the labour force of subcontractors mainly complements YIT’s own labour force in the area of construction. Subcontractors and their labour force are largely from YIT’s operating countries and their neighbouring countries. The share of international procurement is very significant in the Business Premises and Infrastructure segment, whereas in the Housing Finland and CEE segment the procurement is largely domestic. The Housing Russia segment’s special target is to increase the share of domestic procurement, and so far it has succeeded in that.

Property, plant and equipment

Real estate and business premises

YIT operates mainly in leased office premises, and the lease agreements are recorded as operating lease agreements. YIT’s most significant office premises are its head office in Panuntie 11, Helsinki, Finland. YIT has an extensive office network in Finland, the Baltic countries, the CEE countries and Russia, including approximately 30 offices in Finland, approximately 10 offices in the Baltic countries and the central Eastern European countries and approximately 15 offices in Russia. In addition to office premises, the Company has machinery and fixture warehouses in its major operating countries.

The table below sets forth the significant premises possessed by YIT on the date of this Offering Circular. YIT’s management is not aware of any easements related to the premises below.

Country	City	Possession basis	Purpose	Area (s. qm., estimated)
Finland	Helsinki	Leased	Group’s head office	25,703
Russia	Moscow	Leased	Head office for Russia	260
	St. Petersburg	Leased	Division’s office	15,178
Estonia	Tallinn	Leased	Head office for Estonia	1,200
Latvia	Riga	Leased	Head office for Latvia	414
Lithuania	Kaunas	Leased	Head office for Lithuania	2,142
Poland	Warsaw	Leased	Head office for Poland	260
Czech Rep.	Prague	Leased	Head office for Czech Republic	912
Slovakia	Bratislava	Leased	Head office for Slovakia	1,489
Total				32,547

Machinery and equipment

YIT’s significant machinery and equipment include the machinery and equipment used in the infrastructure business. These machines and equipment are, for example, construction site modules, excavation machinery and various types of lifting machines. The housing construction business in Russia, the Baltic countries and the CEE countries leases part of the needed machinery and equipment. The machinery and equipment are movable and can be employed across YIT’s operating markets.

Information technology and security

YIT Group’s IT infrastructure is managed at the Group level, and it is maintained and developed as a complete architecture. Centralised solutions create the foundation for IT purchases, and a large part of the main IT systems have been harmonised especially in project management and internal and external communications. Furthermore, harmonisation of systems for financial administration and customer relation management is about to begin. In Russia, the harmonisation of certain integral IT functions is still ongoing or implemented using existing systems. Solutions based on private and public cloud platforms are used as platforms for information and applications. The Tier 1 support for end-users will be completely outsourced in YIT Group by the end of 2017.

As regards cyber security, YIT monitors both services and terminals to detect any data security issues and take necessary actions. YIT’s Management Board has confirmed an information security policy, and compliance with it is monitored as a part of risk management procedures as well as internal and external audits. In the end of 2016, over 75 per cent of the end-users of YIT Group’s IT systems had participated in web-based information security training.

Research and development

In 2016, YIT’s research and development activities continued in development projects on themes derived from the strategy, and as part of the development of self-developed projects. In line with the renewed strategy, development activities were enhanced and refocused based on three development programmes: Performance Leap, Renovation Services and Living Services. The development programmes have been supported by improvements in customer insight and experience, along with strategic development related to utilising information.

The target for the Performance Leap development programme is to reduce the production costs of construction by at least 10 per cent and the production costs of housing by 15 per cent through the development of operations rather than cost cuts. The Renovation Services development programme is designed to strengthen YIT’s position as a renovation company, utilising YIT’s extensive project development and contracting expertise. The Living Services development programme is designed to develop new business and business models that support housing by offering solutions and services that make the customer’s life easier. YIT has also launched a system development project to implement systems for customer and product information management shared on the Group level.

In 2014 and 2015, YIT continued the group-wide development programmes launched in 2013. The aim of the Best Living Experience programme in housing development was to support the forerunner position and profitability throughout the Group’s housing business in all operating countries. The key development areas of the Wider Financial Operating Space programme were effective capital allocation, improving capital turnover and efficient inventory management. Also the Excellent Leadership programme progressed.

The table below sets forth YIT’s research and development expenditure for the years ended December 31, 2016, December 31, 2015 and December 31, 2014.

	January 1 – December 31
	2016	2015	2014
	(unaudited)
Research and development costs

Research and development costs (EUR million)	15.8	15.8	14.5
Research and development costs (% of revenue) (IFRS)	0.9	0.9	0.8

Intellectual property

YIT aims to protect all intellectual property rights that are material for its operations through appropriate registrations or otherwise. YIT’s most important intellectual property rights are trademarks and domain names. In addition, YIT’s subsidiary has registered a patent and utility models, which do not have a material effect on YIT’s business or results. YIT owns the immaterial property rights that are material for its operations, and its operations or results are not dependent on any patents or licenses.

YIT’s intellectual property rights have been registered in the name of the parent company YIT or its subsidiaries. The intellectual property rights related to the main brand, i.e. the trademark “YIT”, are managed at the Group level. The trademark “YIT” has been registered as a word mark and a figurative mark in all countries where YIT operates, and in certain other countries. Subsidiaries may independently apply and manage immaterial property rights needed in their business. To ensure unified operating procedures and consistent and efficient protection of IP rights, YIT Group has confirmed a common IP policy and practices related to it.

Environment and occupational health and safety matters

Environment

Operations in the construction business involve the substantial use of versatile construction materials. As such, the efficiency of the use of construction materials has, in addition to environmental effects, a significant cost effect. Every construction project is unique, which makes it difficult to develop such an unambiguous measure of material efficiency that would accurately reflect its true level. For this reason, material efficiency is monitored and managed on a project-specific basis. In addition to project-specific analysis, YIT develops, in at a general level, among others, design management and technical calculation practices from the perspective of material efficiency, focusing on aspects such as the optimisation of building structures and the selection of materials.

YIT’s industry is not particularly energy-intensive. YIT, however, does consume a significant amount of energy, and energy-efficiency is also an important factor in the cost-efficiency of YIT’s own operations. Due to the project-intensive nature of YIT’s business, energy consumption can vary significantly from one period to the next. YIT focuses on the energy-efficiency of its own operations particularly at the project and unit level by developing, among others, various energy-efficient working methods as well as replacing its vehicles and equipment as energy efficiency improves. YIT’s infrastructure business is granted with the ISO14001 certification.

Significant amounts of waste are generated in the construction business. A particularly large volume of waste is generated when a construction site has existing buildings that are demolished to make way for new construction. Similar to materials and energy, the reutilisation of waste, reducing waste volume and recycling waste are cost-efficiency issues for YIT, and as such they are managed and developed on a project-specific and unit-specific basis. As a rule, YIT’s construction sites sort the construction waste generated and the focus is placed on reducing the volume of waste. Waste that can be re-utilised as material is re-used depending on the local availability of re-use methods.

The risk of significant environmental damages is quite small in YIT’s business operations, although local damages may be significant in cases such as fuel leaks. YIT’s construction sites have established practices for avoiding and managing such risks. In addition to the prevention of actual environmental damage, YIT also takes special protection measures in its construction projects to avoid negative impacts from construction on endangered species, for example. The assessment is very project-specific in these situations.

Occupational health and safety

Occupational health and safety is one of the key responsibility aspects related to YIT’s personnel. This is to create the foundation for an employment relationship that is good in other respects as well. As the risk of occupational accidents is always present in YIT’s line of business, YIT places significant focus on the development of occupational safety. Over a period of several years, YIT has created a very systematic approach to ensure occupational safety. The systematic approach includes personnel training, the development of operating methods, management engagement, as well as continuous reporting and monitoring. The international health and safety certification OHSAS 18001 covers all YIT’s operations in Finland, the Baltic countries and the CEE countries.

In 2015, YIT launched new measures to improve corporate security in many focus areas. The development efforts have focused on areas such as enhancing occupational safety, particularly through influencing attitudes and developing observation procedures. Further, focus areas include general information security and improving related competencies. Measures have also been implemented to ensure ethical procurement and increase personnel safety.

During 2016, the strategy for occupational safety was renewed and three focus areas were chosen: safety management and leadership, proactive measures and convenience in everyday life and functioning tools. Digitalisation of the construction sites has been improved and for example on many sites safety observations are being recorded with a mobile application. The development work will continue further in 2017. The impact of occupational safety visits by the management has been studied and, as a result, the occupational safety visits will be further increased. The most essential measurements for occupational safety (accident frequency rate, among others) show good progress, but consistent work in order to improve occupational safety will continue.

The table below sets forth statistics on occupational accidents in YIT’s operations in 2014–2017.

	2017[1]	2016	2015	2014
Occupational accidents

Accident frequency rate (accidents per million working hours)	12	10	10	12
Fatal accidents[2]	0	1	2	3
[1] Until June 30, 2017. [2] Including fatal accidents of YIT’s and subcontractors’ employees at YIT’s sites.

Organisation

Organisational structure

On the date of this Offering Circular, YIT Group consists of parent company YIT Corporation and several subsidiaries and partly owned companies in various countries. The parent company is responsible for, among others, the management of YIT Group and financing, financial administration, human resources, legal matters, communications and marketing at the Group level. YIT Group’s business operations are carried out by YIT Corporation’s local subsidiaries utilising local resources and operating models. In addition to Finland, YIT operates mainly in Russia, the Baltic countries and the central Eastern European countries.

The segments are responsible for day-to-day operations and the implementation of YIT’s strategy. The heads of business areas and countries report to the heads of business segments. Project managers are responsible for project management and the financial results of projects. All projects are monitored in management boards of the segments.

Group legal structure and significant subsidiaries

The table below sets forth YIT’s most significant subsidiaries, associated companies and joint ventures on June 30, 2017:

Name	Domicile	Nature of business	Ownership of the parent company (%)	Ownership of the Group (%)	Ownership of non-controlling interest (%)
Shares in subsidiaries, owned by the parent company
YIT Construction Ltd	Helsinki	Construction	100.00	100.00
YIT Equipment Ltd	Urjala	Construction machinery and equipment rental	100.00	100.00
YIT Information Services Ltd	Helsinki	IT services	100.00	100.00
YIT IT East Oy	Helsinki	Holding company		100.00
OOO YIT Information Systems	Pietari	IT services		100.00

Shares in subsidiaries, owned by YIT Construction Ltd				100.00
AS YIT Ehitus	Tallinn	Construction		100.00
AS Koidu Kinnisvara	Tallinn	Construction		100.00
Tarea OÜ	Tallinn	Construction		100.00
SIA YIT Celtnieciba	Riga	Construction		100.00
YIT Invest Export Oy	Helsinki	Holding company		100.00
AO YIT Moskovia	Moscow	Construction		100.00
OOO YIT-Service	Moscow	Property maintenance		100.00
AO YIT Stroi	Moscow	Construction		100.00
OOO YIT Service	St. Petersburg	Property maintenance		100.00
Urepol Oy	Helsinki	Holding company		100.00
AO YIT Don	Rostov	Construction		100.00
OOO SP YIT Don	Rostov	Construction		100.00
OOO YIT Don Service	Rostov	Property maintenance		100.00
AB YIT Kausta	Kaunas	Construction		100.00
UAB YIT Kausta Bustas	Vilnius	Construction		100.00
YIT Salym Development Oy	Helsinki	Holding company		100.00
AO YIT Saint-Petersburg	St. Petersburg	Construction		100.00
Tortum Oy Ab	Helsinki	Holding company		100.00
AO YIT Uralstroi	Yekaterinburg	Construction		100.00
OOO YIT Comfort	Yekaterinburg	Construction		100.00

Name	Domicile	Nature of business	Ownership of the parent company (%)	Ownership of the Group (%)	Ownership of non-controlling interest (%)
OOO Ural YIT Service	Yekaterinburg	Property maintenance		100.00
OOO YIT Tyumen	Tyumen	Construction		100.00
OOO YIT Service Tyumen	Tyumen	Property maintenance		100.00
Finn-Stroi Oy	Helsinki	Holding company		100.00
AO YIT CityStroi	Moscow	Construction		99.83	0.17
OOO Hetber	Moscow	Construction		100.00
OOO Emerkom-Spetstroi	Moscow	Construction		100.00
OOO YIT CityService	Moscow	Property maintenance		100.00
ZAO TPK Strojmaterialy	Moscow	Construction		100.00
YIT Jupiter Oy	Helsinki	Holding company		100.00
YIT Mars Oy	Helsinki	Holding company		100.00
YIT Saturnus Oy	Helsinki	Holding company		100.00
YIT Sirius Oy	Helsinki	Holding company		100.00
AO YIT Moscow Region	Voskresensk	Construction		99.98	0.02
YIT Uranus Oy	Helsinki	Holding company		100.00
YIT Neptunus Oy	Helsinki	Holding company		100.00
OOO YIT Kazan	Kazan	Construction		100.00
OOO YIT Service Kazan	Kazan	Property maintenance		100.00
OOO YIT SSC	Kazan	Internal services		100.00
YIT Stavo s.r.o1	Prague	Construction		92.00	8.00
YIT Slovakia a.s.	Bratislava	Construction		100.00
YIT Development SP. Z O.O.	Warsaw	Construction		100.00
[1] YIT Group’s ownership in YIT Stavo s.r.o is 100% in IFRS accounting, because the minority share of 8% held by the management and employees is treated as a share based transaction paid in cash.

The Group’s associated companies and joint ventures	Domicile	Ownership (%)
Associated companies
Mikkelin Kuntatyö Oy	Mikkeli	40.0

Joint ventures
Kasarmikatu Holding Oy	Helsinki	40.0
Tripla Mall GP Oy	Helsinki	38.75
Tripla Mall Ky	Helsinki	38.75
Regenero Oy	Helsinki	50.0
Konopna Residence s.r.o	Bratislava	40.0
Tieyhtiö Vaalimaa Oy	Helsinki	20.0
YCE Housing I Ky	Helsinki	40.0
First SPV a.s.	Bratislava	50.0

Mikkelin Kuntatyö Oy (previously YIT Kuntatekniikka Oy) business is to construct, maintain and develop good living environment and to provide services related to infrastructure and real estate primarily in the Mikkeli region and, in regard of infrastructure services, other parts of Eastern Finland. To dissolve the company, the company went into liquidation on February 14, 2017. YIT Construction Ltd has acquired the company’s infrastructure business.

Kasarmikatu Holding Oy invests in the office building project in Kasarmikatu, Helsinki.

Tripla Mall GP Oy’s and Tripla Mall KY’s fields of business are real estate investments, shopping mall operations and ownership of real estate companies. These partly owned companies invest in the Tripla construction project in Pasila.

Regenero Oy’s business focuses on large-scale projects combining housing, business and office premises in the capital region.

Konopna Residence S.r.o invests in real estate development projects.

Tieyhtiö Vaalimaa Oy’s business is to plan, construct, develop, finance and maintain the E18 Hamina–Vaalimaa motorway.

YCE Housing I Ky is a private equity investment company.

First SPV a.s’s business is to invest in real estate development projects.

Employees

On June 30, 2017, YIT employed 5,776 people. In recent years, personnel-related focus areas have included, among other things, the recruitment of salaried employees/clerical workers, assigning resources to demanding projects and internal job rotation, the management of trainees, participatory and motivating leadership, occupational safety and the ability to work, project management and increasing customer insight. The organisation also implemented a system that includes so called personnel master data.

A large number of trainees is typical for YIT especially in the summer period. The target for 2017 is to introduce YIT’s industry to approximately 800 new people through training positions. In demand of temporary labour force, YIT uses short term agency contract workers in quantity which is varying. Agency contract workers do not constitute significant share in YIT’s personnel.

YIT was ranked as an ideal employer in the construction industry in Universum Professionals Survey 2016 (university-educated professionals) as well as in Universum Student Survey 2016. YIT is perceived as a respected company that can offer challenging and diverse tasks. Professional training and development, the opportunity to hold supervisory and managerial positions and a corporate culture that values employees were also frequently highlighted by the respondents. YIT has dominated the top of the rankings of ideal employers in the construction industry in both surveys throughout the 2010s with the exception of a second-place ranking one year.

The table below sets forth selected information on YIT’s employees on June 30, 2017, June 30, 2016, December 31, 2016, December 31, 2015 and December 31, 2014.

	June 30		December 31
	2017	2016	2016	2015	2014
YIT’s employees

Number of employees
Housing Finland and CEE	1,923	1,849	1,695	1,719	1,783
Housing Russia	1,430	1,493	1,428	1,582	1,980
Business Premises and Infrastructure	2,179	2,098	1,940	1,847	1,814
Group Services	244	192	198	192	304
Total	5,776	5,632	5,261	5,340	5,881

Personnel by geographical area
Finland	3,600	3,431	3,120	3,104	3,210
Russia	1,439	1,482	1,418	1,569	1,963
The CEE countries	737	719	723	667	708
Group, total	5,776	5,632	5,261	5,340	5,881

Personnel by gender, %
Female	26	26	26	26	26
Male	74	74	74	74	74

Personnel expenses from the beginning of the year (EUR million)	140.1	118.1	250.3	244.0	264.3

Material agreements

During the current year or the years ended December 31, 2016 and December 31, 2015, except for the Merger Plan described in section “Merger of YIT and Lemminkäinen – Merger Plan” and the Combination Agreement described in section “Merger of YIT and Lemminkäinen – Combination Agreement”, YIT has not concluded material agreements outside their ordinary course of business where YIT or some company in YIT Group has been a party to.

On the date of this Offering Circular, except for the Merger Plan described in section “Merger of YIT and Lemminkäinen – Merger Plan” and the Combination Agreement described in section “Merger of YIT and Lemminkäinen – Combination Agreement”, YIT Group has not concluded material or potentially material agreements outside their ordinary course of business based on which some Group company would have material obligations or rights from YIT Group’s perspective.

Insurance

YIT’s insurance guidelines are part of the risk management of YIT and its subsidiaries. The insurance guidelines address insurances against loss or damage related to employees, property and operations. The consistent insurance guidelines aim to ensure that YIT has an extensive and clear insurance solution with low total costs. The insurance guidelines define YIT’s insurance principles for each type of insurance. In addition, YIT prepares annually a more detailed insurance manual describing the content of YIT’s property, interruption of business operations as well as construction work and liability insurances.

YIT maintains several different insurances at the Group level, including insurance for damage to property, the interruption of business operations, installation, construction and delayed works, operation and product liability and management’s liability. Locally, YIT maintains statutory occupational accident, traffic and environmental liability insurances, as well as voluntary travel and accident insurances. YIT Group has also initiated a review on cyber risks to create a total picture of cyber risks and their potential financial impacts on the business. At the same time, YIT has decided to assess wider possibilities to get insurances for cyber risks.

YIT’s management believes that YIT’s insurance policies provide sufficient cover against possible claims for damages and liabilities resulting from YIT’s business operations. YIT’s management is not aware of any significant deficiencies in insurance coverage. The insurances are subject to customary limitations, and due to this, insurances may not cover all damages incurred. See “Risk factors – Risks relating to the Combined Company, its industry and operating environment – The Combined Company may fail to maintain its insurance coverage or the terms and conditions of the Combined Company’s insurances may not cover all of the Combined Company’s losses or all claims for damage resulting from potential future accidents.”.

Legal proceedings

YIT Group is involved in legal proceedings in preparation and pending that are connected to ordinary course of business and outcomes of which are difficult to predict. Prudence principle has been applied in the evaluations. YIT Group considers that the legal proceedings do not have a significant effect on YIT Group’s financial position or profitability.

Operating and financial review and prospects of YIT

The review below of YIT’s financial position and results of operations should be read together with YIT’s audited consolidated financial statements prepared for the years ended on December 31, 2016, December 31, 2015 and December 31, 2014, which are incorporated by reference into this Offering Circular, and YIT’s unaudited half-year financial report prepared for the six-month period ended on June 30, 2017, including unaudited comparative consolidated financial information for the six-month period ended on June 30, 2017, all of which are incorporated by reference into this Offering Circular, as well as with other information on YIT’s business presented in this Offering Circular. Further information on the basis for preparing consolidated financial statements is presented in “Presentation of financial information” and “ – Critical accounting policies”. In the financial information presented in this review, the Merger, the results of operations or financial position of the Combined Company or refinancing under New Financing Agreements are not taken into account. In “Unaudited Pro Forma Financial Information”, Unaudited Pro Forma Financial Information is presented assuming that the Merger would have been completed at an earlier point of time.

The review below contains forward-looking statements that reflect the current view of YIT’s management and necessarily involve risks and uncertainties. YIT’s actual results of operations or financial position could differ materially from those presented in such forward-looking statements as a result of numerous factors described below and elsewhere in this Offering Circular, especially in “Risk factors”. See “Forward-looking statements”.

Operating environment January—June 2017

The following review on YIT’s operating environment is based on the estimates presented by YIT’s management on the date of this Offering Circular.

Housing Finland and CEE

In Finland, consumer confidence picked up during the period from January to June 2017, which was seen as good consumer demand in apartments. However, there were no signs of overheating. Demand focused especially on affordable apartments in growth centres. Also the demand for bigger apartments improved.

Residential investors were more selective in their investments and the demand focused on the capital region.

In the Baltic countries and the central Eastern European countries, consumer confidence was on a good level especially in the Czech Republic and has improved from the beginning of the year 2017 clearly especially in Latvia. Residential demand was especially brisk in Slovakia, the Czech Republic and Latvia. Residential prices of new apartments increased slightly on average. The shortage of resources in the Baltic countries and the central Eastern European countries caused cost pressure especially in the Czech Republic and Slovakia.

Mortgage interest rates were on a low level in all operating countries, and the availability of financing was good. In Finland, new drawdowns of mortgages increased as compared to the same time last year.

Housing Russia

In early 2017, Russian consumers were cautious in their purchasing decisions in spite of the economy becoming more stable. The increase in real wages was slow, and stronger rouble made consumers even more cautious, but during the second quarter, the decline in consumers’ purchasing power seems to have stopped.

Residential demand remained weak. The ending of the state’s interest rate subsidy programme on mortgages targeted to new apartments at the turn of the year led to an increase in the mortgage interest base and increased expectations of a decrease in the interest rate level. The Russian Central Bank’s key rate cuts further increased expectations of a decrease in interest rates and this was partly reflected in the housing demand. Residential prices remained stable on average. The mortgage interest rate for new apartments continued to decrease below 11 per cent during the second quarter.

Business Premises and Infrastructure

Investors’ interest towards projects in prime growth centres was on a good level in the Finnish business premises market. In Finland, the good overall market sentiment supported private investments. The tender market and infrastructure market were active especially in the capital region and growth centres.

In the Baltic countries and Slovakia, investor demand for business premises was good and rental levels have remained stable. Tender market has remained stable in the Baltic countries.

Key factors affecting the results of operations

The results of YIT’s operations are influenced by a number of factors that are by their nature either external or internal. External factors are mainly outside YIT’s influence while internal factors are within YIT’s influence.  Below are presented key factors that, in the view of YIT, influence the results of its operations.

Internal factors:

•	Project and risk management

•	Availability and commitment of resources, key personnel and project managers

•	Improvement of the efficiency of operations

•	Implementation of corporate responsibility

•	Measures to release capital in a demanding market situation

External factors:

•	Development of global economy, functioning of financial markets and political environment

•	Economic development in Russia

•	Economic development in Finland

•	Changes in infrastructure investments made by the public sector

•	Changes in demand

•	Changes in legislation, as well as permitting and authority approval processes

•	Development of exchange rates

Internal factors

Project and risk management

Most of YIT’s business is project-based, meaning that successful project management plays an integral role in determining YIT’s result. The most significant project management risks are related to factors such as pricing, planning, scheduling, procurement, cost management and, in self-developed business, also the management of the sales risk. YIT’s major business premises and infrastructure projects in Finland, such as the Tripla project and the E18 Hamina-Vaalimaa motorway, generate a significant share of YIT’s expected revenue in coming years, meaning that successful project management in the projects is integral.

Availability of employees, key personnel and project managers

In Finland, the availability of the personnel needed for growing YIT’s production volume might prevent gaining customers and growing the business as planned. Competitors’ need for personnel also presents a risk of losing key personnel and expertise.

Improvement of the efficiency of operations

Production costs have a significant impact on YIT’s result. YIT has responded to this with the Performance Leap programme launched in 2016, targeting to reduce the production costs of construction by at least 10 per cent and the production costs of housing by 15 per cent through the development of operations rather than cost cuts. Improvement of the efficiency of operations and management of production costs, in particular with a successful implementation of the Performance Leap programme, have an integral impact on the results of YIT’s operations.

Implementation of corporate responsibility

Corporate responsibility and ethics, responsibility and transparency required by it have a material impact on YIT’s reputation and, by implication, YIT’s profit. YIT’s largest impact to the society and stakeholders comes from YIT’s products, services and, in particular, the development of the urban environment. Corporate responsibility plays a vital role in this activity. Therefore, YIT’s reputation is largely dependent on ensuring that YIT’s stakeholders, such as societal players, customers, employees and other contracting parties consider YIT’s operations ethical, responsible and transparent.

External factors

Development of global economy, functioning of financial markets and political environment

The general economic development, functioning of the financial markets and the political environment in YIT’s operating countries have a significant impact on YIT’s business. Negative development in consumers’ purchasing power, consumer or business confidence, and the availability of financing for consumers or businesses, or interest rates would likely weaken the demand for YIT’s products and services. A drop in residential prices or an increase in investors’ yield requirements would pose a risk for YIT’s profitability, should these materialise.

Economic development in Russia

There is still significant uncertainty related to the economic development of Russia, although the situation seems to have stabilised. The volatility of the oil price and the rouble, geopolitical tensions and inflation may have an influence on the demand for apartments due to a weakening in purchasing power and consumer confidence. Declining purchasing power also impacts the development of residential prices. The mortgage subsidy programme of the Russian state ended at the end of 2016, and YIT’s management believes that this already has impacted housing demand.

Economic development in Finland

In 2016, Finland accounted for 73 per cent of YIT’s revenue, which highlights the significance of Finland’s economic development for YIT’s business. A slowing recovery of the Finnish economy and the indebtedness of the public sector may weaken consumers’ purchasing power and general confidence, which would have a negative impact on the demand for apartments and business premises.

Changes in infrastructure investments made by the public sector

A continuing increase of public sector debt could also make it more difficult to finance infrastructure investments. Investors have played a central role in YIT’s Finnish business in recent years. An increase in price levels, supply of rental accommodation or weakening in tenant demand on the business premises or residential market and better yield of alternative investments could lead to a significant decrease in investor demand.

Changes in demand

Ensuring competitive products and services corresponding to customer demand is critical for YIT’s business. Changes in customer preferences and in the competitors’ offerings present risks related to the demand for YIT’s products and services. New competitors, business models and products on the housing market may create risks related to the demand for the YIT’s products and services.

Changes in legislation, as well as permitting and authority approval processes

Changes in legislation and authority processes may slow down the progress of projects or prevent them from being realised. There are uncertainty factors related to authorities’ actions, permit processes and their efficiency particularly in Russia, the Baltic countries and the central Eastern European countries.

Measures to release capital in a demanding market situation

The improvement of the capital turnover will continue as a part of normal business. YIT’s target is to decrease the capital employed in Russia by RUB 6 billion (approximately EUR 90 million4) by the end of 2018 as compared to the situation in June 2016. Measures to release capital in a challenging market situation involve the risk of financial losses.

13 The amount calculated by applying the exchange rate June 30, 2017.

Development of exchange rates

The most significant financial risks are the risks related to foreign exchange rate development and the availability of financing. YIT Group’s most significant currency risk is related to rouble-denominated investments. For further information, see “ – Liquidity and capital resources”.

Recent events

There have been no significant changes in YIT’s financial or commercial position in the period between June 30, 2017 and the date of this Offering Circular.

Outlook and Guidance

Outlook

This section “Outlook” contains forward-looking statements. These statements are no guarantees of YIT’s future financial performance. YIT’s actual result or financial position may differ in a material way from the result or financial position contained in or implied by the forward-looking statements. This may be due to several factors, which are described, among others, in sections “Risk factors” and “Forward-looking statements”. Undue reliance should not be placed on these forward-looking statements.

Finland

Consumer demand is estimated to remain on a good level and to continue to focus on affordable apartments in growth centres. The investor activity is estimated to decline slightly and the importance of location remains significant. Residential price polarisation is estimated to continue especially between growth centres and the rest of Finland. Access to mortgage financing is estimated to remain good. The tenants’ interest for business premises is estimated to pick up slightly in growth centres. The real estate investors’ activity is expected to remain on a good level with focus on prime locations in the capital region especially. Business premises contracting is estimated to remain active. New infrastructure projects are estimated to revitalise the market. The increased competition for skilled labour due to high construction activity is expected to continue. Construction costs are estimated to increase slightly. Construction volume growth is expected to slow down. Bank regulation and increased capital requirements of financial institutions might have an impact on construction and real estate development.

Russia

The Russian economy is expected to remain stable on the current level. Stabilisation of the economy is estimated to have a moderate, positive impact on the residential market. The weakening of rouble and expectations of interest rate cuts are expected to have an impact on consumers’ behaviour. Residential prices are expected to remain stable. Residential demand is expected to focus on affordable apartments also in Russia. Construction cost inflation is estimated to remain moderate.

The Baltic countries and the central Eastern European countries

Residential demand is expected to remain on a good level. Residential prices are estimated to remain stable or increase slightly. Good access to financing and low interest rates are estimated to support the residential demand.  Shortage of resources is estimated to increase construction cost inflation.

Guidance (Segment reporting, POC)

YIT published on July 13, 2017 the following guidance for the year 2017 based on segment reporting (POC).

The Group revenue is estimated to grow by 5–12 per cent. The adjusted operating profit is estimated to be in the range of EUR 105–115 million.

The adjusted operating profit does not include material reorganisation costs, impairments changes or other items impacting comparability.

Previously, the Group revenue was estimated to grow by 0–10% and the adjusted operating profit was estimated to be in the range of EUR 90–105 million.

Guidance Raise

YIT raised its guidance for the year 2017 regarding both the Group revenue and the adjusted operating profit.

Regarding the sales process of the Kasarmikatu 21 office project in Helsinki, based on the price and terms indications from potential investors and ongoing further negotiations, YIT estimates that the transaction will be completed by the end of 2017. The transaction has a positive impact on the Group’s adjusted operating profit.

The more positive development of the Group revenue and the adjusted operating profit is supported also by good residential sales and demand in Finland, the Baltic countries and the central Eastern European countries. The residential sales in Russia have been weaker than expected in the beginning of the year. The adjusted operating profit for Housing Russia segment is still estimated to positive and to stay on a low level.

Guidance rationale

In addition to the market outlook, the 2017 guidance is based on the following factors: at the end of June, the company’s order backlog was solid and 58 per cent of it was sold5. Projects already sold or signed pre-agreements are estimated to contribute over half of rest of 2017 revenue.

The increased share of consumer sales in the Housing Finland and CEE is likely to have a moderate positive impact on the adjusted operating profit of the segment. The impacts of the shift between relative proportions of consumer and investor sales will be visible in the result gradually.

In the Housing Russia, the adjusted operating profit is estimated to be positive but to remain on a low level. Capital release actions in Russia are likely to have a negative impact on profitability.

The investor transaction of the Kasarmikatu 21 office project is estimated to be completed by the end of 2017.

The statements presented above are not prepared in accordance with the generally accepted practices of the United States. Therefore, investors from the United States should not base their investment decision on these statements.

Factors affecting guidance

YIT’s guidance is based on estimates and assumptions by the company’s management regarding revenue and adjusted operating profit according to the company’s segment reporting (POC), as well as regarding development in the operating environment.  YIT’s guidance is based in particular on YIT’s order backlog, the management’s estimate of the share of projects sold or signed pre-agreements of the rest of 2017 revenue, and the management’s estimate regarding the development of the segments, as well as on the market outlook. The most significant factors affecting revenue and operating profit on which YIT can have an influence are sales and pricing, project management and project risk management, product development and the product offering, cost management and measures affecting the capital efficiency. Factors outside of YIT’s sphere of influence are connected mainly to global economic development, the functionality of financing markets and the interest rate, the political environment, economic development in areas of operation, changes in demand for apartments and business premises, the availability of resources such as key persons, changes in public and private sector investments and changes in legislation, permit and authorisation processes and the duration thereof, as well as the development of foreign exchange rates. Due to the long-term nature of construction and urban development projects, the changes in the demand may be quicker than the company’s ability to adapt its offering. In July, residential sales to consumers are estimated to be around 110 units in Finland (July 2016: approximately 90), around 80 units in the central Eastern Europe countries (July 2016: over 60) and around 200 units in Russia (July 2016: over 200).

16  In the order backlog is reported production-in-progress. Complete production will exit the order backlog. Production-in-progress recorded as sold means, for example, sold residential premises, whereas unsold order backlog means share of the unsold residential premises. Unsold units of complete production will exit the order backlog and they will be reported as unsold complete production in the inventory.

Results of operations

General

The table below sets forth YIT’s income statement information for the periods indicated:

	For the six months ended June 30,		For the year ended December 31,
	2017	2016	2016	2015	2014
	(unaudited)		(audited)
(EUR million)
CONSOLIDATED INCOME STATEMENT
Revenue	961.2	734.0	1,678.3	1,732.2	1,778.6
Other operating income	5.0	7.2	12.8	16.0	14.4
Change in inventories of finished goods and in work in progress	-0.1	45.4	13.0	-116.7	14.1
Production for own use	0.4	0.3	0.3	0.6	2.1
Materials and supplies	-158.1	-116.7	-245.2	-233.5	-318.4
External services	-488.2	-386.2	-892.4	-774.9	-856.3
Personnel expenses	-140.1	-118.1	-250.3	-244.0	-264.3
Other operating expenses	-147.1	-145.9	-281.7	-286.0	-263.1
Share of results in companies	-0.2	-0.2	-0.6	0.0	0.3
Depreciation, amortisation and impairment	-6.9	-6.4	-16.5	-12.1	-12.6
Operating profit	25.8	13.3	17.7	81.6	94.8
Financial income and expenses, total	-6.7	-12.7	-20.1	-20.3	-20.5
Profit before taxes	19.2	0.6	-2.5	61.3	74.3
Income taxes	-4.4	-0.1	-4.7	-14.0	-18.5
Result for the period	14.8	0.5	-7.1	47.2	55.8

The table below sets forth a summary of YIT’s revenue, operating profit and adjusted operating profit by segment based on the present segment reporting structure for the six months ended June 30, 2017 and June 30, 2016 and the years ended December 31, 2016 and December 31, 2015:

	For the six months ended June 30,		For the year ended December 31,
	2017	2016	2016	2015
	(unaudited)		(audited)	(unaudited)[1]
(EUR million)
REVENUE BY SEGMENT
Housing Finland and CEE	444.8	350.8	727.9	777.8
Housing Russia	120.7	107.9	267.9	266.4
Business Premises and Infrastructure	376.1	371.9	797.4	615.6
Other items and eliminations	-4.6	-4.6	-9.7	-8.6
Total revenue, POC	937.0	826.1	1,783.6	1,651.2
IFRS adjustment	24.2	-92.1	-105.3	81.0
Total revenue, IFRS	961.2	734.0	1,678.3	1,732.2

ADJUSTED OPERATING PROFIT PER SEGMENT (unaudited)
Housing Finland and CEE	39.1	28.6	59.9	56.0
Housing Russia	-0.4	-5.8	-2.3	10.9
Business Premises and Infrastructure	14.0	18.8	38.1	22.7
Other items and eliminations	-11.0	-9.3	-15.7	-13.5
Adjusted operating profit total, POC	41.7	32.2	79.9	76.0
IFRS adjustment	-14.8	-18.9	-35.2	15.9
Adjusted operating profit total, IFRS	26.9	13.3	44.7	91.9
Adjustments	-1.1	-	-27.0	-10.4
Operating profit total, IFRS	25.8	13.3	17.7	81.6

OPERATING PROFIT PER SEGMENT
Housing Finland and CEE	39.1	28.6	59.9	56.0
Housing Russia	-0.4	-5.8	-29.3	0.6
Business Premises and Infrastructure	14.0	18.8	38.1	22.7
Other items and eliminations	-12.0	-9.3	-15.7	-13.6
Operating profit total, POC	40.7	32.2	52.9	65.7
IFRS adjustment	-14.8	-18.9	-35.2	15.9
Operating profit total IFRS	25.8	13.3	17.7	81.6
[1] Due to the change, the segment information for the year ended December 31, 2015 have been adjusted to correspond the new segment structure in effect as of January 1, 2016. The adjusted segment information is unaudited.

The table below sets forth a summary of YIT’s revenue, operating profit and adjusted operating profit by segment based on YIT’s previous segment reporting structure in effect as of January 1, 2015 for the years ended December 31, 2015 and December 31, 2014:

	For the year ended December 31,
	2015	2014
	(audited)	(unaudited)[1]
(EUR million)
REVENUE PER SEGMENT
Housing Finland and CEE	777.8	726.5
Housing Russia	266.4	474.1
Business Premises and Infrastructure	607.1	599.3
Other items and eliminations	-0.1	1.4
Total revenue, POC	1,651.2	1,801.2
IFRS adjustment	81.0	-22.6
Total revenue, IFRS	1,732.2	1,778.6

ADJUSTED OPERATING PROFIT PER SEGMENT (unaudited)
Housing Finland and CEE	56.0	63.7
Housing Russia	10.9	55.8
Business Premises and Infrastructure	21.9	20.4
Other items and eliminations	-12.8	-13.5
Adjusted operating profit total, POC	76.0	126.4
IFRS adjustment	15.9	-19.2
Adjusted operating profit total, IFRS	91.9	107.3
Adjustments	-10.4	-12.4
Operating profit total, IFRS	81.6	94.8

OPERATING PROFIT PER SEGMENT
Housing Finland and CEE	56.0	57.6
Housing Russia	0.6	49.8
Business Premises and Infrastructure	21.9	20.1
Other items and eliminations	-12.9	-13.5
Operating profit total, POC	65.7	114.0
IFRS adjustment	15.9	-19.2
Operating profit total, IFRS	81.6	94.8

The review below presents certain significant consolidated income statement items for the six-month period ended June 30, 2017 as compared to the six-month period ended June 30, 2016, for the year ended December 31, 2016 as compared to the year ended December 31, 2015, and for the year ended December 31, 2015 as compared to the year ended December 31, 2014. The comparison between the six-month period ended June 30, 2017 and June 30, 2016, and the year ended December 31, 2016 and December 31, 2015 also includes comparison of revenue and operating profit/loss by segment based on the reporting structure effective as of January 1, 2016, including adjusted segment information for the year ended December 31, 2015. The comparison between the years ended December 31, 2015 and December 31, 2014 also includes comparison of revenue and operating profit/loss by segment based on the previous reporting structure effective from January 1, 2015 to December 31, 2015, including accordingly adjusted segment information for the year ended December 31, 2014. For more information on the changes in YIT’s reporting on segments, see “Selected consolidated financial information – Selected consolidated financial information of YIT” above.

The majority of the revenue from the Group’s construction projects is recognised on the basis of per centage of completion method. In self-developed residential construction, the revenue is recognised in YIT’s IFRS-based group reporting when the project is completed and handed over, whereas in self-developed construction of business premises the recognition is based on contract terms of each project. Because the recognition is based on YIT’s group reporting, the group’s income and costs may vary significantly from quarter to quarter depending on the time of completion of projects.

YIT’s segment reporting (POC) is based on the management’s internal reporting, where the revenue of self-developed residential and business premises construction are recognised based on the percentage of completion of the construction and the percentage of sales of a project, i.e. using so called percentage of completion method.This method differs from the group’s IFRS-based accounting principles. The impact of the differences in revenue recognition principles on revenue and adjusted operating profit is presented through the line item IFRS adjustment. In addition to the above, in the group reporting part of the interest expenses are capitalised according to IAS 23 standard and reported as project costs included in the operating profit when project is completed. This causes differences in operating profit and financial expenses between segment reporting and group reporting.

Six month period ended June 30, 2017 as Compared to six months period ended June 30, 2017.

Revenue

The Group’s revenue

YIT Group’s revenue for the six-month period ended June 30, 2017 amounted to EUR 961.2 million. The revenue increased by EUR 227.2 million, or 31 per cent, as compared to EUR 734.0 million for the six-month period ended June 30, 2016. The increase in revenue was mainly due to, among others, a high number of completed residential projects especially in Russia.

YIT Group’s revenue based on segment reporting (POC) for the six-month period ended June 30, 2017 amounted to EUR 937.0 million. The revenue increased by EUR 110.9 million, or 13 per cent, as compared to EUR 826.1 million for the six-month period ended June 30, 2016. Revenue increased mainly in the Housing Finland and CEE segment due to strong residential and plot sales. Revenue increased also in the Housing Russia segment due to strengthening of the rouble.

Revenue of the Housing Finland and CEE segment (POC)

The segment’s revenue for the six-month period ended June 30, 2017 amounted to EUR 444.8 million. The revenue increased by EUR 94.0 million, or 27 per cent, as compared to EUR 350.8 million for the six-month period ended June 30, 2016. Revenue increased due to good residential sales for consumers and plot sales.

Revenue of the Housing Russia segment (POC)

The segment’s revenue for the six-month period ended June 30, 2017 amounted to EUR 120.7 million. The revenue increased by EUR 12.8 million, or 12 per cent, as compared to EUR 107.9 million for the six-month period ended June 30, 2016. Revenue increased mainly due to strengthening of the rouble. At comparable exchange rates, revenue decreased by 9 per cent due to low residential sales.

Revenue of the Business Premises and Infrastructure segment (POC)

The segment’s revenue for the six-month period ended June 30, 2017 amounted to EUR 376.1 million. The revenue increased by EUR 4.2 million, or one per cent, as compared to EUR 371.9 million for the six-month period ended June 30, 2016. The segment’s revenue remained stable as compared to the same time last year.

Operating profit/loss and adjusted operating profit/loss

The Group’s operating profit and adjusted operating profit

YIT Group’s operating profit for the six-month period ended June 30, 2017 amounted to EUR 25.8 million. The operating profit increased by EUR 12.5 million, or 94 per cent, as compared to EUR 13.3 million for the six-month period ended June 30, 2016. The increase in operating profit was due to, among others, a high number of completed residential projects. The operating profit for the six-month period ended June 30, 2017 includes adjustment items of EUR -1.1 million related to transaction costs of the planned combination with Lemminkäinen. The adjusted operating profit for the six-month period ended June 30, 2017 amounted to EUR 26.9 million. The operating profit for the six-month period ended June 30, 2016 did not include any adjustment items.

YIT Group’s operating profit based on segment reporting (POC) for the six-month period ended June 30, 2017 amounted to EUR 40.7 million. The operating profit increased by EUR 8.5 million, or 26 percent, as compared to EUR 32.2 million for the six-month period ended June 30, 2016. The increase in operating profit was mainly due to strong residential sales in the Housing Finland and CEE segment, sales for consumers were especially good. When the adjustment items of EUR -1.1 million are taken into account, the adjusted operating profit based on segment reporting (POC) amounted EUR 41.7 million for the six-month period ended June 30, 2017.

Operating profit and adjusted operating profit of the Housing Finland and CEE segment (POC)

The segment’s operating profit for the six-month period ended June 30, 2017 amounted to EUR 39.1 million. The operating profit increased by EUR 10.5 million, or 37 per cent, as compared to EUR 28.6 million for the six-month period ended June 30, 2016. The increase in operating profit was due to the segment’s strong residential sales, and sales for consumers were especially good. The segment’s operating profit did not include adjusting items in the review periods.

Operating loss and adjusted operating loss of the Housing Russia segment (POC)

The segment’s operating loss for the six-month period ended June 30, 2017 amounted to EUR 0.4 million. The operating loss decreased by EUR 5.4 million, or 93 per cent, as compared to EUR 5.8 million for the six-month period ended June 30, 2016. Lower residential sales compared to the comparison period had an effect on the operating loss, but improved gross margins of projects and strengthened rouble had a positive effect on the development of the operating loss. The segment’s operating loss did not include adjusting items in the review periods.

Operating profit and adjusted operating profit of the Business Premises and Infrastructure segment (POC)

The segment’s operating profit for the six-month period ended June 30, 2017 amounted to EUR 14.0 million. The operating profit decreased by EUR 4.8 million, or 26 per cent, as compared to EUR 18.8 million for the six-month period ended June 30, 2016. The decrease in operating profit was due to, among others, weakened margins in certain projects in the Baltic countries and the central Eastern European countries and seasonal variation of infrastructure projects. The segment’s operating loss did not include adjusting items in the review periods.

Financial income and expenses

YIT Group’s financial income and expenses for the six-month period ended June 30, 2017 amounted to EUR -6.7 million. The financial income and expenses decreased by EUR 6.0 million, or 47 per cent, as compared to EUR ‑12.7 million for the six-month period ended June 30, 2016. The decrease in financial income and expenses were due to gains on interest rate derivatives and the decreasing of the hedged rouble position. In addition, YIT has from the beginning of the year 2017 changed its IAS 23 based interest capitalization principles to better reflect the proportion of interest expenses directly related to construction. Interest expenses were capitalized at the amount of EUR 1.9 million in accordance with IAS 23 during the six-month period ended June 30, 2017 and EUR 10.1 million during the six-month comparison period ended June 30, 2016.

Income taxes

YIT Group’s income taxes for the six-month period ended June 30, 2017 amounted to EUR 4.4 million. The income taxes increased by EUR 4.3 million as compared to EUR 0.1 million for the six-month period ended June 30, 2016.

Result for the period

YIT Group’s result for the six-month period ended June 30, 2017 amounted to EUR 14.8 million. The result increased by EUR 14.3 million as compared to EUR 0.5 million for the six-month period ended June 30, 2016. The increase in the result was due to, among others, the high number of completed residential projects.

Year ended December 31, 2016 as compared to the year ended December 31, 2015

Revenue

The Group’s revenue

YIT Group’s revenue for the year ended December 31, 2016 amounted to EUR 1,678.3 million. The revenue decreased by EUR 53.9 million, or 3 per cent, as compared to EUR 1,732.2 million for the year ended December 31, 2015. The decrease in revenue was due to the asymmetry between the completion and recognition time of projects in the Housing Finland and CEE segment, as well as in the Housing Russia segment.

YIT Group’s revenue based on segment reporting (POC) for the year ended December 31, 2016 amounted to EUR 1,783.6 million. The revenue increased by EUR 132.4 million, or 8 per cent, as compared to EUR 1,651.2 million for the year ended December 31, 2015. The revenue increased especially in the Business Premises and Infrastructure segment due to the shopping centre project Mall of Tripla. The Housing Finland and CEE segment’s revenue was burdened by the decrease of capital release measures in Finland and the transition in the relative share between consumer and investor sales towards direct consumer sales.

Revenue of the Housing Finland and CEE segment (POC)

The segment’s revenue for the year ended December 31, 2016 amounted to EUR 727.9 million. The revenue decreased by EUR 49.9 million, or 6 per cent, as compared to EUR 777.8 million for the year ended December 31, 2015. The decrease in revenue was mainly due to the decrease in capital release measures in Finland and the transition in the relative share between consumer and investor sales towards direct consumer sales.

Revenue of the Housing Russia segment (POC)

The segment’s revenue for the year ended December 31, 2016 amounted to EUR 267.9 million. The revenue increased by EUR 1.5 million, or one per cent, as compared to EUR 266.4 million for the year ended December 31, 2015. The increase in revenue was due to the moderate growth in demand for small apartments.

Revenue of the Business Premises and Infrastructure segment (POC)

The segment’s revenue for the year ended December 31, 2016 amounted to EUR 797.4 million. The revenue increased by EUR 181.8 million, or 30 per cent, as compared to EUR 615.6 million for the year ended December 31, 2015. The increase in revenue was mainly due to the shopping centre project Mall of Tripla.

Operating profit and adjusted operating profit

The Group’s operating profit and adjusted operating profit

YIT Group’s operating profit for the year ended December 31, 2016 amounted to EUR 17.7 million. The operating profit decreased by EUR 63.9 million, or 78 per cent, as compared to EUR 81.6 million for the year ended December 31, 2015. The decrease in operating profit was due to, among others, the modest margins of projects completed in Russia. The operating profit for the year ended December 31, 2016 includes adjustment items of EUR -27.0 million related to the revaluation of the Housing Russia segment’s plots. The operating profit for the year ended December 31, 2015 includes adjustment items of EUR -10.4 million related to the reorganisation of the Russian operations and the development costs of discontinued projects in the Moscow area. The adjusted operating profit amounted to EUR 44.7 million for the year ended December 31, 2016 and EUR 91.9 for the year ended December 31, 2015.

YIT Group’s operating profit based on segment reporting (POC) for the year ended December 31, 2016 amounted to EUR 52.9 million. The operating profit decreased by EUR 12.8 million, or 19 percent, as compared to EUR 65.7 million for the year ended December 31, 2015. The decrease in operating profit based on the segment reporting (POC) was mainly due to the write-downs and project expense provisions of EUR ‑27.0 million related to the revaluation of plots in the Housing Russia segment. When adjusted for the adjustment items of EUR ‑27.0 million, the operating profit based on the segment reporting (POC) for the year ended December 31, 2016 amounted to EUR 79.9 million. The corresponding operating profit adjusted for the adjustment items of EUR -10.4 million amounted to EUR 76.0 million for the year ended December 31, 2015. The increase in adjusted operating profit was due to the strong sales of apartments and the positive development of the relative share between consumer and investor sales in the Housing Finland and CEE segment. The profitability was also supported by the higher volume and better margin content of the order backlog in the Business Premises and Infrastructure segment.

Operating profit and adjusted operating profit of the Housing Finland and CEE segment (POC)

The segment’s operating profit for the year ended December 31, 2016 amounted to EUR 59.9 million. The operating profit increased by EUR 3.9 million, or 7 per cent, as compared to EUR 56.0 million for the year ended December 31, 2015. The increase in operating profit was due to the alignment of product offering according to demand and, as a result for this, strong sales of apartments and the positive development of the relative share between consumer and investor sales. The segment’s operating profit did not include adjustment items in the review period.

Operating profit and adjusted operating profit of the Housing Russia segment (POC)

The segment’s operating loss for the year ended December 31, 2016 amounted to EUR 29.3 million. The operating loss increased by EUR 29.9 million as compared to the operating profit of EUR 0.6 million for the year ended December 31, 2015. For the year ended December 31, 2016, YIT recorded a write-down of EUR 18.0 million in the value of plots located in Russia, a project cost reserve of EUR 6.6 million related to four plots located in the Moscow area and an impairment charge of EUR 2.4 million in goodwill. The segment’s operating loss adjusted for these adjustment items totalling EUR -27.0 million amounted to EUR -2.3 million for the year ended December 31, 2016. The segment’s operating profit for the year ended December 31, 2015 included cost items of EUR 10.3 million outside the ordinary course of business operations, of which EUR 2.6 million related to the segment’s reorganisation and EUR 7.7 million to the development costs of discontinued projects in the Moscow area. When adjusted for these cost items, the segment’s adjusted operating profit for the year ended December 31, 2015 amounted to EUR 10.9 million.

Operating profit and adjusted operating profit of the Business Premises and Infrastructure segment (POC)

The segment’s operating profit for the year ended December 31, 2016 amounted to EUR 38.1 million. The operating profit increased by EUR 15.4 million, or 68 per cent, as compared to EUR 22.7 million for the year ended December 31, 2015. The increase in operating profit was due to higher volume and better margin content of the order backlog. The segment’s operating profit did not include any adjusting items during the review periods.

Financial income and expenses

YIT Group’s financial income and expenses for the year ended December 31, 2016 amounted to EUR -20.1 million. The financial income and expenses decreased by EUR 0.2 million, or one per cent, as compared to EUR ‑20.3 million for the year ended December 31, 2015. The decrease in financial income and expenses was due to the net effect of higher translation differences and lower valuation losses of interest rate derivatives, as well as higher amount of capitalisation based on the IAS 23 standard.

Income taxes

YIT Group’s income taxes for the year ended December 31, 2016 amounted to EUR 4.7 million. The income taxes decreased by EUR 9.3 million, or 66 per cent, as compared to EUR 14.0 million for the year ended December 31, 2015.

Result for the period

YIT Group’s result for the year ended December 31, 2016 was EUR 7.1 million negative. The result decreased by EUR 54.3 million as compared to the positive result of EUR 47.2 million for the year ended December 31, 2015. The decrease in result was mainly due to the write-downs recorded for 2016 and modest margins of projects completed in Russia.

Year ended December 31, 2015 as compared to the year ended December 31, 2014

Revenue

The Group’s revenue

YIT Group’s revenue for the year ended December 31, 2015 amounted to EUR 1,732.2 million. The revenue decreased by EUR 46.4 million, or 3 per cent, as compared to EUR 1,778.6 million for the year ended December 31, 2014. The decrease in revenue was due to lower apartment sales in the Housing Russia segment and a weaker rouble.

YIT Group’s revenue based on segment reporting (POC) for the year ended December 31, 2015 amounted to EUR 1,651.2 million. The revenue decreased by EUR 150.0 million, or 8 per cent, as compared to EUR 1,801.2 million for the year ended December 31, 2014. The revenue increased in the Housing Finland and CEE segment with the support of strong apartment sales in the CEE countries, and decreased in the Housing Russia segment due to the lower apartment sales and weaker rouble.

Revenue of the Housing Finland and CEE segment (POC)

The segment’s revenue for the year ended December 31, 2015 amounted to EUR 777.8 million. The revenue increased by EUR 51.3 million, or 7 per cent, as compared to EUR 726.5 million for the year ended December 31, 2014. The increase in revenue was due to strong apartment sales in the CEE countries.

Revenue of the Housing Russia segment (POC)

The segment’s revenue for the year ended December 31, 2015 amounted to EUR 266.4 million. The revenue decreased by EUR 207.7 million, or 44 per cent, as compared to EUR 474.1 million for the year ended December 31, 2014. The decrease in revenue was due to lower apartment sales and a weaker rouble.

Revenue of the Business Premises and Infrastructure segment (POC)

The segment’s revenue for the year ended December 31, 2015 amounted to EUR 607.1 million. The revenue increased by EUR 7.8 million, or one per cent, as compared to EUR 599.3 million for the year ended December 31, 2014. The revenue remained stable.

Operating profit and adjusted operating profit

The Group’s operating profit and adjusted aperating profit

YIT Group’s operating profit for the year ended December 31, 2015 amounted to EUR 81.6 million. The operating profit decreased by EUR 13.2 million, or 14 per cent, as compared to EUR 94.8 million for the year ended December 31, 2014. The decrease in operating profit was due to, among others, lower number of completed consumer projects. In addition, the operating profit for the year of December 31, 2015 included cost items of EUR 10.4 million outside the ordinary course of business, of which EUR 2.7 million related to the reorganisation of Russian operations and EUR 7.7 million to projects in the Moscow region that YIT decided to discontinue. When adjusted for these cost items, the adjusted operating profit for the year ended for the year ended December 31, 2015 amounted to EUR 91.9 million. The operating profit for the year ended December 31, 2014 included cost items of EUR 12.4 million outside the ordinary course of business related mainly to impairment losses resulting from capital release measures in Russia and the Baltic counties. The adjusted operating profit for the year of 2014 amounted to EUR 107.3 million.

YIT Group’s operating profit based on segment reporting (POC) for the year ended December 31, 2015 amounted to EUR 65.7 million. The operating profit decreased by EUR 48.3 million, or 42 per cent, as compared to EUR 114.0 million for the year ended December 31, 2014. The decrease in operating profit was due to lower revenue in the Housing Russia segment as compared to the previous year and lower project margins. In addition, the operating profit for the year of 2015 included cost items of EUR 10.4 million outside the ordinary course of business. When adjusted for these cost items, the adjusted operating profit based on the segment reporting (POC) for the year of 2015 amounted to EUR 76.0 million. Changes in foreign exchange rates had a negative impact of EUR 4.4 million on the operating profit without adjusting items. The adjusted operating profit based on segment reporting (POC) for the year of 2014 amounted to EUR 126.4 million, and the cost items treated as adjusting items totalled EUR 12.4 million.

Operating profit and adjusted operating profit of the Housing Finland and CEE segment (POC)

The segment’s operating profit for the year ended December 31, 2015 amounted to EUR 56.0 million. The operating profit decreased by EUR 1.6 million, or 3 per cent, as compared to EUR 57.6 million for the year ended December 31, 2014. The decrease in operating profit was due to the significantly higher share of investment sales in the revenue in Finland and the capital release measures. The operating profit for the year of 2014 includes cost items of EUR 6.1 million outside the ordinary course of business, relating to impairment losses recorded from capital release measures and the reorganisation of the segment’s operations.

Operating profit and adjusted operating profit of the Housing Russia segment (POC)

The segment’s operating profit for the year ended December 31, 2015 amounted to EUR 0.6 million. The operating profit decreased by EUR 49.2 million or 99 per cent as compared to EUR 49.8 million for the year ended December 31, 2014. The decrease in operating profit was due to lower revenue as compared to the previous year and lower project margins. In addition, the weakening of the rouble had a negative impact of EUR 4.4 million on the adjusted operating profit. The operating profit for the year of 2015 included cost items of EUR 10.3 million treated as adjustment items, of which EUR 2.6 million related to the reorganisation of Russian operations and EUR 7.7 million to projects in the Moscow region that YIT decided to discontinue. The operating profit for the year of 2014 includes cost items of EUR 6.0 million treated as adjusting items, relating to reorganisation of operations and impairment losses of balance sheet items included in the capital release program. The segment’s adjusted operating profit amounted to EUR 10.9 million for the year ended December 31, 2015 and EUR 55.8 million for the year ended December 31, 2014.

Operating profit and adjusted operating profit of the Business Premises and Infrastructure segment (POC)

The segment’s operating profit for the year ended December 31, 2015 amounted to EUR 21.9 million. The operating profit increased by EUR 1.8 million, or 9 per cent, as compared to EUR 20.1 million for the year ended December 31, 2014. The increase in operating profit was mainly due to the improved profitability in business premises construction. The operating profit for the year of 2014 includes adjusting items of EUR 0.2 million related to reorganisation of operations and impairment losses of balance sheet items included in the capital release program.

Financial income and expenses

YIT Group’s financial income and expenses for the year ended December 31, 2015 amounted to EUR -20.3 million. The financial income and expenses decreased by EUR 0.2 million, or one per cent, as compared to EUR -20.5 million for the year ended December 31, 2014. The financial income and expenses for the year 2015 remained at the level of the year 2014.

Income taxes

YIT Group’s income taxes for the year ended December 31, 2015 amounted to EUR 14.0 million. The income taxes decreased by EUR 4.5 million, or 24 per cent, as compared to EUR 18.5 million for the year ended December 31, 2014.

Result for the period

YIT Group’s result for the year ended December 31, 2015 amounted to EUR 47.2 million. The result decreased by EUR 8.6 million, or 15 per cent, as compared to of EUR 55.8 million for the year ended December 31, 2014. The decrease in the result was due to, among others, lower amount of completed consumer projects as compared to the previous year. In addition, the result included cost items of EUR 10.4 million for the year of 2015 and EUR 12.4 million for the year of 2014 treated as adjusting items. These adjusting items are described in more detail above.

Liquidity and capital resources

General

YIT’s main financing needs relate to funding of business operations and investments, project financing and debt payments. YIT’s main capital resources are its operating activities, credit and overdraft facilities and commercial paper programmes. YIT negotiates and agrees on project loans for significant projects.

Cash flows

The table below sets forth YIT’s cash flows for the periods indicated:

	January 1 – June 30,		January 1 – December 31,
	2017	2016	2016	2015	2014
	(unaudited)		(audited)
(EUR million)
Net cash generated from operating activities [1]	77.3	50.6	35.9	194.4	154.8
Net cash used in investing activities	-27.8	-49.5	-79.2	-12.1	-7.6
Net cash used in financing activities	-79.0	-54.8	-18.4	-259.5	-7.5
Net change in cash and cash equivalents	-29.4	-53.7	-61.7	-77.1	139.7
[1] The net cash flow generated from operating activities includes both continuing and discontinued operations. YIT’s Building Services business that was transferred to Caverion Corporation in the partial demerger implemented in June 2013 have been classified in discontinued operations, and the cash flow items related to this business are presented in the cash flow from discontinued operations for all periods presented. The net cash flow from discontinued operating activities amounted to EUR -0.1 million for the six-month period ended June 30, 2017, EUR -0.1 million for the six-month period ended June 30, 2016, EUR -0.2 million for the year 2016, EUR -1.3 million for the year 2015 and EUR -4.7 million for the year 2014.

Net cash generated from operating activities

YIT’s net cash generated from operating activities for the six-month period ended June 30, 2017 amounted to EUR 77.3 million, as compared to EUR 50.6 million for the six-month period ended June 30, 2016. The change in the net cash flow from operating activities between the review periods was mainly due to the positive development of the operating profit.

The net cash generated from operating activities amounted to EUR 35.9 million for the yearyear ended December 31, 2016, EUR 194.4 million for the year ended December 31, 2015 and EUR 154.8 million for the yearyear ended December 31, 2014. The change in the net cash generated from operating activities was mainly due to the change in working capital related to the capital release programme during years 2014 and 2015 in the Housing Finland and CEE segment and the Housing Russia segment.

Net cash used in investing activities

YIT’s net cash used in investing activities for the six-month period ended June 30, 2017 amounted to EUR -27.8 million, as compared to EUR -49.5 million for the six-month period ended June 30, 2016. The change in the net cash used in investing activities was mainly due to smaller investments made in associated companies and joint ventures during the six-month period ended June 30, 2017 compared to the comparison period.

The net cash used in investment activities amounted to EUR ‑79.2 million for the year ended December 31, 2016, EUR ‑12.1 million for the year ended December 31, 2015 and EUR ‑7.6 million for the year ended December 31, 2014. The change in the net cash used in investment activities was mainly due to the investments in associated companies and joint ventures during 2016, such as Tripla and Kasarmikatu.

Net cash used in financing activities

YIT’s net cash used in financing activities for the six-month period ended June 30, 2017 amounted to EUR -79.0 million, as compared to EUR -54.8 million for the six-month period ended June 30, 2016. The change in the net cash used in financing activities between the review periods was mainly due to repayment of current borrowings during the six-month period ended June 30, 2017.

The net cash used in financing activities amounted to EUR ‑18.4 million for the year ended December 31, 2016, EUR ‑259.5 million for the year ended December 31, 2015 and EUR ‑7.5 million for the year ended December 31, 2014. The change in the net cash used in financing activities was mainly due to the loan repayments in the capital release programme in 2015.

Liquidity

YIT’s liquidity position is strong. YIT’s cash and cash equivalents as at June 30, 2017 amounted to EUR 35.3 million. In order to ensure its liquidity, as at June 30, 2017 YIT also had access to a committed undrawn revolving credit facility of EUR 200 million and EUR 74.0 million in undrawn overdraft facilities. YIT does not have any significant available-for-sale financial assets.

Borrowings and net debt

Debt financing plays a key role in supporting return on equity in a business that ties up significant capital. YIT’s financing is managed on a centralised basis at the group level, and a significant proportion of financing comes from the Finnish market. Short-term financing is managed within the framework of the commercial paper programme of EUR 400 million. In addition to the issued bonds, YIT also has bilateral loans from banks and insurance companies, as well as construction stage financing i.e. receivables sold to banks and shares of loans for already-built but unsold apartments.

In 2016, YIT signed a new EUR 200 million syndicated unsecured revolving credit facility agreement with its core banks to refinance the syndicated EUR 300 million unsecured revolving credit facility maturing in 2018.

In 2016, a consortium consisting of the European Investment Bank (EIB), the Nordic Investment Bank (NIB), Danske Bank and Handelsbanken granted YIT 10-year project loans amounting to a total of approximately EUR 300 million, which will finance half of the construction of the Mall of Tripla. This secured financing for the mall joint venture with competitive terms.

YIT’s revolving credit facility agreement, YIT’s Bonds and a part of bank loans include a covenant requiring the Group’s equity ratio to be at least 25.0 per cent. In addition, the revolving credit facility agreement and one bank loan include a covenant requiring the Group’s gearing ratio to be at or below 150.0 per cent. As at June 30, 2017, YIT Group’s equity ratio was 30.7 per cent and gearing ratio 115.0 per cent.

As at June 30, 2017 interest-bearing debt amounted to EUR 648.5 million and interest-bearing net debt was EUR 573.3 million. As at December 31, 2016 interest-bearing debt amounted to EUR 699.5 million and interest-bearing net debt was EUR 598.6 million. A total of EUR 41.2 million of long-term loans will mature during the remainder of 2017.

The table below sets forth YIT’s non-current and current borrowings and net debt position for the dates indicated.

	As at June 30,	As at December 31,
	2017	2016	2015	2014
	(unaudited)	(audited, unless otherwise indicated)
(EUR million, unless otherwise indicated)
Non-current borrowings
Bonds	149.6	149.5	99.5	105.3
Loans from financial institutions	32.9	5.4	84.9	67.3
Pension loans	51.7	60.7	81.6	102.5
Other loans	34.3	33.5	-	0.0
Finance lease liabilities	0.0	-	0.1	0.1
Non-current borrowings, total	268.5	249.1	266.1	275.2

Current borrowings
Bonds	-	-	105.4	105.4
Loans from financial institutions	34.6	84.4	4.8	79.7
Overdraft facility used	0.0	0.0	1.2	-
Pension loans	12.5	21.0	21.0	21.0
Commercial papers	111.8	68.9	38.8	147.4
Developer contracting liabilities
Receivables sold to financing companies[1]	179.0	226.0	140.0	176.3
Liability in housing corporation loans[2]	42.0	50.0	73.7	88.1
Other loans	0.0	-	0.0	2.2
Finance lease liabilities	0.2	0.1	0.1	0.1
Current borrowings, total	380.0	450.4	385.1	620.2
Interest-bearing debt, total	648.5	699.5	651.2	895.4

Less: Cash and cash equivalents	-35.3	-66.4	-122.2	-199.4
Interest-bearing receivables[3]	-39.9	-34.6	-	-
Interest-bearing net debt	573.3	598.6	529.0	696.0

Key figures

Gearing ratio, %[4]	115.0%	112.3%	101.1%	131.2%
[1] Receivables sold are contracting receivables sold to banks or financial institutions. Interests paid for the receivables sold are included in finance costs.
[2] Liabilities in housing corporation loans relate to completed apartments for sale. Interests on them are booked in project expenses.
[3] Interest-bearing receivables are related to co-operation projects, and the largest single item is the interest-bearing receivable regarding the obligation to construct parking spaces in the Tripla project.
The amount of interest-bearing receivables as at December 31, 2016 has been adjusted due to the reclassified item of EUR 1.1 million and the presented figure is unaudited.
[4] The gearing ratio is calculated by subtracting cash and cash equivalents from interest-bearing debts and dividing the result by total equity. The presented figures are unaudited.

Bonds

In March 2016, YIT issued an unsecured EUR 50 million bond as targeted to domestic institutional investors. The bond matures on 24 March 2021, and carries a coupon of 5.500 per cent.

In March 2015, YIT issued an unsecured EUR 100 million bond targeted as a private placement to two domestic institutional investors. The bond matures on 25 March 2020, and carries a coupon of 6.25 per cent.

In June 2017, YIT initiated a consent solicitation process as regards to the bonds mentioned above (together, YIT’s Bonds as defined above in “Information on the Combined Company – Certain other financing arrangements”) in order to get approvals from the holders of YIT’s Bonds for the Merger and waivers any breach of the commitments or obligations based on YIT’s Bonds due to the Merger. In connection with the consent solicitation process, the holders of YIT’s Bonds were requested to confirm that they have waived the right to oppose the Merger in accordance with chapter 16, section 6 of the Finnish Companies Act. All holders of YIT’s Bonds granted the requested consents and waivers, and they entered into force in July 2017.

INFORMATION ON BONDS	Coupon, %	Currency	Nominal value, EUR million
Fixed rate bonds
3/2015–2020	6.250	EUR	100.0
3/2016–2021	5.500	EUR	50.0
Total		EUR	150.0

New Financing Agreements

The financing agreements that YIT has signed in connection with the merger of YIT and Lemminkäinen are described in section “Information on the Combined Company – Financing”.

Balance sheet data

The table below sets forth YIT’s historical statement of financial position data as at the dates indicated:

	As at June 30,	As at December 31,
	2017	2016	2015	2014
	(unaudited)	(audited)		(adjusted, unaudited)[1]
(EUR million)
Total non-current assets	253.1	229.1	117.7	123.7
Total current assets	1,961.5	2,054.9	1,848.9	2,109.7
Total assets	2,214.5	2,284.0	1,966.6	2,233.4

Total equity	533.4	563.9	523.1	530.6
Total non-current liabilities	384.8	364.6	336.7	355.2
Total current liabilities	1,296.4	1,355.5	1,106.8	1,347.6
Total equity and liabilities	2,214.5	2,284.0	1,966.6	2,233.4
1 In YIT’s 2015 financial statements, an error pertaining to previous years was corrected. The error was due to the incorrect processing of area costs in the project reporting on one of YIT’s Russian subsidiaries. The error has been corrected retrospectively in the opening balance sheet for the year 2014. As a result of the correction, the following adjustments were made to the balance sheet items for the year 2014: deferred tax assets for non-current assets increased by EUR 1.3 million, inventories for current assets decreased by EUR 6.3 million, assets on the balance sheet decreased by EUR 5.0 million in total, translation differences in equity increased by EUR 3.0 million, retained earnings decreased by EUR 8.0 million and the total equity attributable to the equity holders of the parent company decreased by EUR 5.0 million. The adjusted figures for the year 2014 are unaudited.

Assets

YIT’s non-current assets mainly comprise of tangible assets, shares in associated companies and joint ventures, interest-bearing receivables and deferred tax assets. The current assets mainly comprise of inventory, trade receivables and other receivables, as well as cash and cash equivalents.

Non-current assets

YIT’s non-current assets as at June 30, 2017 amounted to EUR 253.1 million, and they increased by EUR 24.0 million, or 10 per cent, as compared to EUR 229.1 million as at December 31, 2016. The increase was mainly due to investments in associated companies and joint ventures.

YIT’s non-current assets as at December 31, 2016 amounted to EUR 229.1 million, and they increased by EUR 111.4 million, or 95 per cent, as compared to EUR 117.7 million as at December 31, 2015. The increase was mainly due to investments in the shares of associated companies and joint ventures and the interest-bearing receivable of EUR 33.5 million regarding the obligation to redeem parking spaces in the Tripla project.

YIT’s non-current assets as at December 31, 2015 amounted to EUR 117.7 million, and they decreased by EUR 6.0 million, or 5 per cent, as compared to EUR 123.7 million as at December 31, 2014. The decrease was mainly due to the decrease in machinery and equipment in the Business Premises and Infrastructure segment.

Current assets

YIT’s current assets as at June 30, 2017 amounted to EUR 1,961.5 million, and they decreased by EUR 93.4 million, or 5 per cent, as compared to EUR 2,054.9 million as at December 31, 2016. The decrease was mainly due to a decrease in inventories, trade and other receivables, as well as cash and cash equivalents.

YIT’s current assets as at December 31, 2016 amounted to EUR 2,054.9 million, and they increased by EUR 206.0 million, or 11 per cent, as compared to EUR 1,848.9 million as at December 31, 2015. The increase was mainly due to an increase in inventory of the Housing Finland and CEE segment and the Business Premises and Infrastructure segment as a result of a higher order backlog.

YIT’s current assets as at December 31, 2015 amounted to EUR 1,848.9 million, and they decreased by EUR 260.8 million, or 12 per cent, as compared to EUR 2,109.7 million as at December 31, 2014. The decrease was mainly due to the decrease in inventory as a result of capital release programme.

Equity and liabilities

YIT’s equity mainly consists of the share capital of EUR 149.2 million for all periods set forth, retained earnings and translation differences. YIT’s non-current liabilities mainly consist of borrowings, provisions, other liabilities and deferred tax liabilities. YIT’s current liabilities mainly consist of advances received, trade payables and other liabilities, borrowings and provisions.

Equity

YIT’s equity as at June 30, 2017 amounted to EUR 533.4 million, and it decreased by EUR 30.5 million, or 5 per cent, as compared to EUR 563.9 million as at December 31, 2016. The decrease was mainly due to negative translation differences of EUR 20.0 million included in the equity during the review period 2017 and dividends of EUR 27.6 million paid during the review period 2017, offset by the result of the review period of EUR 14.8 million.

YIT’s equity as at December 31, 2016 amounted to EUR 563.9 million, and it increased by EUR 40.8 million, or 7.8 1, as compared to EUR 523.1 million as at December 31, 2015. The increase was mainly due to the positive translation differences of EUR 75.2 million included in the equity in the year of 2016, offset by the comprehensive result for the year of 2016 of EUR -8.0 million recorded in the retained earnings and the dividends of EUR 27.6 million paid during the year of 2016.

YIT’s equity as at December 31, 2015 amounted to EUR 523.1 million, and it decreased by EUR 7.5 million, or one per cent, as compared to EUR 530.6 million as at December 31, 2014. The decrease was mainly due to the combined effect of the negative translation differences of EUR 32.9 million recorded in equity in the year of 2015, the dividends of EUR 22.6 million paid during the year of 2015 and the result for the year of 2015 of EUR 47.2 million recorded in the retained earnings.

Non-current liabilities

YIT’s non-current liabilities as at June 30, 2017 amounted to EUR 384.8 million, and they increased by EUR 20.2 million, or 6 per cent, as compared to EUR 364.6 million as at December 31, 2016. The increase was mainly due to refinancing measures of mature loans.

YIT’s non-current liabilities as at December 31, 2016 amounted to EUR 364.6 million, and they increased by EUR 27.9 million, or 8 per cent, as compared to EUR 336.7 million as at December 31, 2015. The increase was mainly due to the increased liabilities related to the purchase of plots in the Housing Finland and CEE segment and the Business Premises and Infrastructure segment.

YIT’s non-current liabilities as at December 31, 2015 amounted to EUR 336.7 million, and they decreased by EUR 18.5 million, or 5 per cent, as compared to EUR 355.2 million as at December 31, 2014. The decrease was mainly due to the repayment of a pension loan and the decreased liabilities related to the purchase of plots in the year.

Current liabilities

YIT’s current liabilities as at June 30, 2017 amounted to EUR 1,296.4 million, and they decreased by EUR 59.1 million, or 4 per cent, as compared to EUR 1,355.5 million as at December 31, 2016. The decrease was mainly due to refinancing measures of mature loans and a decrease in construction stage financing.

YIT’s current liabilities as at December 31, 2016 amounted to EUR 1,355.5 million, and they increased by EUR 248.7 million, or 22 per cent, as compared to EUR 1,106.8 million as at December 31, 2015. The increase was mainly due to the increase in the amount of receivables sold and the increased advances received.

YIT’s current liabilities as at December 31, 2015 amounted to EUR 1,106.8 million, and they decreased by EUR 240.8 million, or 18 per cent, as compared to EUR 1,347.6 million as at December 31, 2014. The decrease was mainly due to the repayment of loans, the redemption of commercial papers and the decrease in the amount of receivables sold.

Contractual liabilities and commitments

Lease liabilities

YIT Group has leased the office facilities in use, and the operating lease agreements of office facilities have a period of validity of up to eight years. Most of the agreements include the possibility of continuing after the initial expiry date. The index, renewal and other terms of the lease agreements of office facilities are dissimilar to each other. Other liabilities relating to operating leases also include the liabilities of the operating lease agreements of employee cars, which have an average duration of about four years. The Group has also sold plots and transferred the preliminary agreements for the purchase of plots to funds. YIT will continue developing and constructing its projects on the plots and pay rent for the plots to the funds. The minimum lease payments for these plot leases have been calculated until the probable start date, and they are included in the figures of the table below and amount to EUR 14.0 million as at June 30, 2017 (as at December 31, 2016: EUR 13.7 million, as at December 31, 2015: EUR 14.8 million and as at December 31, 2014: EUR 4.0 million).

The table below sets forth the minimum lease payments of YIT’s non-cancellable operating leases as at the dates indicated:

	As at June 30,	As at December 31,
	2017	2016	2015	2014
	(unaudited)	(audited)
(EUR million)
Minimum payment of non-cancellable lease agreements
In one year’s time	26.6	27.6	20.9	23.6
After one year but in five year’s time	66.5	73.2	76.4	72.1
After five years	13.3	17.5	29.6	46.5
Total	106.3	118.3	126.9	142.2

YIT’ will change the treatment of lease agreements due to the IFRS 16 standard in effect as at January 1, 2019, and starting from 2019, YIT will record almost all lease agreements in its balance sheet. For more information on the application of the IFRS 16 standard, see note 1 to the consolidated financial statements for the year that ended on December 31, 2016 included in this Offering Circular by reference, and “Risk factors – Risks relating to the Combined Company, its industry and operating environment – Due to the adoption of the “IFRS 16 – Leases” standard, the Combined Company will be forced to change its accounting policies and may be forced to adjust some of the consolidated financial statements it has published and change the way in which it conducts its business operations.”.

Guarantees and commitments

The table below sets forth YIT’s guarantees and commitments as at the dates indicated.

	June 30,	December 31,
	2017	2016	2015	2014[1]
	(unaudited)	(audited)
(EUR million)
Guarantees on behalf of associated companies and joint ventures	5.0	5.0	5.0	6.8

Other commitments
Rental guarantees for clients	5.0	3.9	7.1	1.4

Investment commitments
Investment commitments	55.8	57.4	-	-
Purchase commitments	298.1	285.2	396.5	490.9

As a result of the partial demerger registered on June 30, 2013, YIT has secondary liability for guarantees transferred to Caverion Corporation, with a maximum total amount of EUR 31.3 million as at June 30, 2017 (as at December 31, 2016: EUR 37.4 million, as at December 31, 2015: EUR 42.0 million and as at December 31, 2014: EUR 114.8 million).

The parent company of YIT Group, YIT Corporation, has guaranteed obligations of its subsidiaries. As at June 30, 2017, the total amount of these guarantees was EUR 1,410.4 million (as at December 31, 2016: EUR 1,429.2 million, as at December 31, 2015: EUR 1,058.5 million and as at December 31, 2014: EUR 961.9 million).

YIT Group is involved in legal proceedings in preparation and pending that are connected to ordinary operations and whose outcomes are difficult to predict. Prudence principle is applied in the evaluations. It is the understanding of YIT Group that the legal proceedings are not expected to have a significant effect on the Group’s result.

Repurchase commitments are primarily preliminary agreements for plot acquisition, which are realised when conditions specified in the preliminary agreement are met, such as the confirmation of the area plan.

Investment commitments include an investing obligation in Tripla Mall Ky according to the terms in the shareholders’ agreement.

Off-balance sheet liabilities

Except for the contractual obligations and contingent liabilities described above in section “ – Contractual obligations and contingent liabilities”, YIT does not have off-balance sheet units or arrangements which, when reasonably estimated, could have a significant impact on YIT’s business, financial position or results of operations.

Investments

YIT’s gross investments for the six months’ period that ended on June 30, 2017 amounted to EUR 29.0 million. Investments to construction equipment amounted to EUR 7.1 million and investments to information technology totalled EUR 1.5 million. Other investments including investments in shares amounted to EUR 20.4 million. These are consisted mainly of investments in joint ventures.

YIT did not make any business acquisitions during the year of 2016. The gross investments amounted to EUR 83.5 million for the year that ended on December 31, 2016. Investments to construction equipment amounted to EUR 12.8 million, and investments to information technology to EUR 5.3 million. Other investments, including investments in shares, amounted to EUR 65.4 million. These are consisted mainly of investments in the joint ventures of the Tripla project and the Kasarmikatu office project.

YIT’s gross investments amounted to EUR 12.0 million for the year that ended on December 31, 2015. Investments to construction equipment amounted to EUR 3.6 million, and investments to information technology to EUR 5.1 million. Other investments, including business acquisitions, amounted to EUR 3.3 million.

YIT’s gross investments amounted to EUR 13.9 million for the year that ended on December 31, 2014. Investments to construction equipment amounted to EUR 2.8 million, and investments to information technology to EUR 5.8 million. Other investments, including business acquisitions, amounted to EUR 5.3 million.

On the date of this Offering Circular, YIT’s most significant ongoing investments focus on the joint ventures of the Tripla project and the Kasarmikatu office project, as well as on YCE Housing I Fund and E18 Hamina–Vaalimaa project. These investments are financed with operating cash flow and, if necessary, external financing. YIT has not made any final decisions on significant investment projects that have not yet started.

Pension liabilities

YIT has different defined contribution and defined benefit pension plans in its operating areas, to which the local regulations and practices of the countries in question are applied.

YIT Group has defined benefit pension plans in Finland and, in addition, in the years 2016 and 2015 defined benefit pension plans resulting from supplementary pension insurance, the pension liability of which has been calculated based on, among others, the salary level and the number of years employed. The pension plans are managed in insurance companies, and they are managed in accordance with the local pension legislation.

December 31, 2016
(EUR million)	(audited)
Present value of funded obligations	16.0
Fair value of plan assets	-13.9
Deficit/surplus	2.1
Pension liability, net	2.1

Financial risk management

General

YIT Group is exposed to a variety of financial risks in its business operations. The main risks are liquidity risk, credit risk and market risks including foreign exchange and interest rate risk. The objective of the YIT Group’s financial risk management is to minimise the uncertainty which the changes in financial markets cause to the Group’s financial performance. For more information on financial risks see also “Risk factors – Risks relating to the Combined Company, its industry and operating environment”.

The Board of Directors has approved a treasury policy for the Group. The Group Treasury is responsible for the practical implementation of the policy together with the operating units. In the operating units and subsidiaries the financing is carried out by financial personnel and management. Responsibilities between the Group Treasury and operating units are defined in the Group’s treasury policy. Operating units are responsible for providing the Group Treasury with timely and accurate information on financial position, cash flows and foreign exchange position in order to ensure the Group’s efficient risk management. In addition to the above, the Group’s treasury policy defines the principles and methods for financial risk management, cash management and specific financing-related areas e.g. commercial guarantees, relationships with financiers and customer financing.

The following describes the financial risk management principles in accordance with YIT’s treasury policy. More detailed information on YIT’s financial risk management on each years presented in this Offering Circular are included in YIT’s audited consolidated financial statements as at and for the years ended December 31, 2016, 2015 and 2014, all of which are incorporated by reference into this Offering Circular.

Interest rate risk

The Group has interest-bearing receivables related to cash and cash equivalents. Otherwise its revenues and operating cash flows are mostly independent of changes in market interest rates.

Interest rate risk arises mainly from the Group’s current and non-current loans, receivables sold to banks and financial institutions and the related interest rate derivatives. In addition, the Group has interest-bearing cash and cash equivalents. Loans issued at floating interest rates expose the Group to cash flow interest rate risk, which is hedged by interest rate derivatives. To manage the interest rate risk, the Board of Directors of YIT has defined a duration target of two years for loans and for the related interest rate derivative hedges. The duration may be deviated from by +/- 1.5 years upon the decision of Vice President, Group Treasurer. In order to meet the duration target, part of the loans at floating rates are converted to fixed rate using interest rate caps and swaps. At the end of 2016, the duration of loans including the hedging derivatives was 2.46 years.

Loans issued at fixed interest rates comprised approximately 89% of the loan portfolio at the balance sheet date December 31, 2016. The weighted average effective interest rate of the loans at fixed rate was 3.08%. The weighted average effective interest rate of the loans at floating rates was 6.83%. The weighted average effective interest rate of the portfolio as a whole was 3.48%. These figures include the effect of derivative instruments for the year 2016. In year 2016 interest rate derivatives increase the weighted average effective interest rate of the loan portfolio as a whole by 0.41 percentage points.

In addition to the duration target, the management monitors the effect of the possible change in interest rate level on the Group’s financial result on a quarterly basis. The monitoring is focused on effect of one percentage point change in interest rate level on yearly net interest expenses.

In addition to interest-bearing net debt, the foreign exchange forward contracts associated with the YIT Group’s intra group loans and the hedging of the foreign exchange risk of certain commercial contracts expose the YIT Group’s result to interest rate risk. The Group’s external loans are mainly denominated in euros, but the subsidiaries are financed in their functional currency. The most significant currencies of the intra group loans in 2016 were the Russian rouble and the Czech koruna. As the parent company hedges the receivables denominated in foreign currency, the parent company has to pay the interest rate difference between the foreign currency and the euro. During the financial year 2016 a relatively large difference in interest rates between the euro and the Russian rouble has had a significant effect on hedging costs.

Credit and counterparty risk

The Group’s credit risk is related to clients with open balances or with long term agreements and to the counterparties to cash and cash equivalents and derivative agreements. The Group Treasury is responsible for the counterparty risk of the derivative instruments and cash and cash equivalents. Operating units are responsible for the credit risk related to operating items, such as trade receivables. Customers and the nature of the agreements differ between the YIT Group’s segments. Customer-specific credit risk management is carried out in the segments’ finance departments in cooperation with the operating units.

The counterparties of financial instruments are chosen based on the management’s estimate of their reliability. The Board of Directors accepts the main banks used by the Group and counterparties to the current investments and derivative instruments and their limits. According to the treasury policy, it is possible to make short-term investments related to liquidity management. No impairment has been recognised on the derivative instruments or the cash and cash equivalents in the period. The management does not expect any credit losses from counterparties to financing assets or derivative instruments.

The Group manages credit risk related to operating items by, for example, holding the ownership of construction projects until payment is received; taking advance payments; accelerated payment programmes of projects. Furthermore, credit risk is also managed by payment guarantees; site-specific mortgages; credit risk insurance policies; and careful examination of clients’ background information. In addition, selling of receivables to financial institutions is used in the management of the credit risk of operations. The background of the new customers is examined thoroughly by, for example, acquiring credit information. The Group does not have any significant concentrations of credit risk as the clientele is widespread and geographically divided into the countries in which the Group operates. Trade receivables related to sales of office buildings and sales to investors, which are paid only when the ownership is transferred, and the related risk of insolvency of the counterparty, are typically transferred to banks and financial institutions by factoring agreements. These transfers meet the conditions set out in IAS 39 for derecognition of financial assets.

During the financial year 2016 no material credit losses were recognised. The operating units are not expecting any unusual credit risk arising from trade receivables or construction contracts.

Liquidity risk

The management continuously evaluates and monitors the amount of funding required by the Group’s business activities to ensure adequate liquid funds to finance its operations, repay its loans at maturity and to finance dividend. The funding requirements are evaluated based on a financial budget prepared every six months, a monthly financial forecast and short-term, timely cash planning. The Group Treasury is responsible for the adequacy of funding, the availability of different sources of funding and the controlled maturity profile of external loans. When making decision about a new loan it should be made sure, according to treasury policy, that only 1/4 of the loan portfolio can mature over one calendar year, in order to minimise refinancing risk. When the amount of maturing loans is calculated, commercial papers, receivables sold to banks or housing company loans are not taken into account.

Cash and cash equivalents, committed credit facilities and bank accounts with overdraft facilities are used to manage the liquidity risk. The management and acquisition of the Group’s funding is centralised to the Group Treasury. As the cash management is centralised to the Group Treasury, the use of liquid funds can be optimised between the different units of the Group.

Foreign exchange risk

The Group operates internationally and is exposed to foreign exchange risks arising from the currencies of the countries in which it operates. The risk arises mainly from the assets and liabilities on the balance sheet and net investments in foreign operations. In addition, commercial contracts of the subsidiaries cause foreign exchange risk. However, the contracts are mainly made in the units’ own functional currencies. The objective of managing foreign exchange risk at the Group is to reduce the uncertainty caused by foreign exchange rate movements on profit through cash flows and the valuation of commercial receivables and liabilities. By decision of the Board of Directors, the net investments in foreign operations are not hedged from the changes in foreign exchange rates.

At 30 June, 2017 the capital invested in Russia EUR 34.8 million was debt investments (31 December 2016 EUR 26,2 million, 31 December 2015 EUR 98.6 million) and EUR 349,5 million was equity investments or similar permanent net investments (31 December 2016 EUR 362.8 million, 31 December 2015 EUR 219.0 million). In accordance with YIT’s hedging policy, the debt investments to subsidiaries are hedged against exchange rate risk, while equity investments are not hedged due to their permanent nature.

Loans taken by the parent company are mainly denominated in euro, but the intra-group loans are given in the functional currency of each subsidiary. The parent company hedges this foreign exchange risk by using foreign exchange forward contracts and, if necessary, currency options.

Capital risk management

The Group’s objectives when managing capital are to maintain the optimal strategic capital structure. The Group’s capital risk management aims to safeguard its long-term ability to continue as a going concern, to increase shareholder value and secure the company’s ability to pay dividends.

In YIT’s business operations capital is particularly tied up in plot reserves, their development and ongoing construction production. In business where investments are small, such as infrastructure construction, the objective is effective turnover of net working capital. In the more capital-intensive business operations, such as residential development projects and real estate development projects, it is essential to adjust the capital investments according to the market conditions by decreasing or increasing the number of plot investments and project start-ups. The amount and structure of capital is also controlled by adjusting the amount of dividend, acquiring the company’s own shares, issuing new shares or selling assets in order to reduce debt. YIT monitors its capital structure on the basis of the equity ratio. The strategic goal for YIT’s equity ratio set by the Board of Directors is 40% (POC).

Critical accounting policies

In preparing financial statements management has to make estimates and assumptions that affect the reported amounts of financial statements, interim reports and notes of both aforementioned. The estimates and assumptions are regularly reviewed and they are based on historical knowledge and other conditions, such as future expectations and assumptions considered to be reasonable at the time of preparing the financial statements. Amounts and their recognition dates could differ from the estimates if different assumptions were used or different factors of uncertainty were accounted. In YIT’s view, the accounting policies applied in financial statements presented herein are those that could have most significant effect on reported result due to the underlying assumptions used. More detailed information of accounting policies applied by YIT is included in YIT’s audited consolidated financial statements as at and for the years ended December 31, 2016, 2015 and 2014.

Critical accounting estimates and judgements

When financial statements are prepared in accordance with IFRS, the Group management must make estimates and exercise judgement in the application of the accounting policies. Estimates and assumptions have an effect on the amounts of assets, liabilities and contingent liabilities in the balance sheet of the financial statements. The final actual results may differ from the estimates. The following presents the critical accounting estimates and judgements included in the financial statements:

Estimated impairment of goodwill

Goodwill is tested for any impairment annually in accordance with the accounting policy stated in note 13 to the YIT’s audited consolidated financial statements for the year ended December 31, 2016 incorporated by reference into this Offering Circular. The recoverable amounts of cash-generating units have been determined based on value-in-use calculations. The cash flows in the value-in-use calculations are based on the management’s best estimate of result and market development for the subsequent years.

The cash flows in the value-in-use calculations reflect the best estimate for different time periods, and the sensitivity analysis for discount rate, profitability as well as terminal value growth rate have been made. As at December 31, 2016, Group’s goodwill amounted to EUR 8.1 million.

Percentage of completion revenue recognition of long-term projects

Due to estimates included in the revenue recognition of long-term service agreement and construction projects, revenue and profit presented by financial period only rarely correspond to the equal distribution of the total profit over the duration of the project. When revenue recognition is based on the percentage of completion method, the final result of the projects is regularly and reliably estimated. Calculation of the total result of projects includes estimates on the total expenditure required to complete the project as well as the development of sales prices. If the estimates of the end result of a contract change, the sales and profits recognised are adjusted in the reporting period when the change first becomes known and can be evaluated. If it is probable that the total expenditure required to complete a contract will exceed the total income from the project, the expected loss is expensed immediately. In 2016, revenue recognition through percentage of completion method amounted to EUR 1,523.9 million, representing 91 percent of the Group’s revenue (for more information see Note 3 to the consolidated financial statements as at and for the year ended of 31 December, 2016 incorporated by reference into this Offering Circular).

Income taxes

The Group is subject to income taxes in several countries. Evaluating the total amount of income taxes at the Group level requires significant consideration, so the amount of total tax includes uncertainty. As at December 31, 2016, deferred tax receivables before the offset amounted to EUR 55.8 million and deferred tax liabilities before the offset amounted to EUR 19.2 million (for more information see Note 17 to the consolidated financial statements as at and for the year ended of 31 December, 2016 incorporated by reference into this Offering Circular).

Provisions

The recognition of provisions is associated with estimates concerning probability and quantity. Provisions are booked for loss-making agreements when the obligatory expenditure required to meet obligations exceeds the benefits yielded by the agreement. The amount of the guarantee and Finnish 10-year provisions for commitments in the construction industry provision is set on the basis of experience of the materialization of these commitments. On December 31, 2016, provisions amounted to EUR 76.4 million (for more information see Note 23 to the consolidated financial statements as at and for the year ended of 31 December, 2016 incorporated by reference into this Offering Circular).

Pension benefits

The current value of pension obligations depends on various actuarial factors and the discount rate used. Changes in the assumptions and discount rate have an effect on the carrying amount of pension liabilities. The discount rate used is the market rate of high-quality corporate bonds or the interest rate of treasury notes for the currency in which the benefits will be realised. The maturity of the reference rate used corresponds substantially to the maturity of the calculated pension liability. Other assumptions are based on actuarial statistics and prevailing market conditions. As at December 31, 2016, defined benefit pension obligation resulting from Finnish supplementary pension insurance  amounted to EUR 2.1 million (for more information see Note 22 to the consolidated financial statements as at and for the year ended of 31 December, 2016 incorporated by reference into this Offering Circular).

Inventories

On each closing date, the Group assesses the valuing of inventory and possible decrease in value based on its best estimate. The estimates are based on systematic and continuous monitoring. Plot reserves are measured at acquisition cost and the value is impaired only when it is estimated that the building being constructed on the plot will be sold at a price lower than the sum of the price of the plot and the construction costs. The management has made the valuing of plot reserves by using time period of 3–4 years. As at December 31, 2016, work in progress amounted to EUR 899.9 million, completed housing units amounted to EUR 171.9 million and plot reserves amounted to EUR 620.7 million (for more information see Note 18 to the consolidated financial statements as at and for the year ended of 31 December, 2016 incorporated by reference into this Offering Circular).

Trade receivables

The Group books write-offs or provision on receivables when it is evident that no payment can be expected. Group adopts its policy of valuing trade receivables for accounting of write-offs and the bookings include estimates and critical judgements. The estimates are based on experience on realised write-offs in previous years, empirical knowledge of debt collecting, analysis made of clients and general market situation at the time. On December 31, 2016, trade receivables amounted to EUR 114.2 million (for more information see Notes 16 and 19 to the consolidated financial statements as at and for the year ended of 31 December, 2016 incorporated by reference into this Offering Circular).

New Standards and Interpretations

YIT has not yet applied the following new or amended standards and interpretations, which are published and will be entered into force later.

•	“IFRS 9 Financial Instruments” and related amendments to several other standards, the effective date for the standard is 1 January, 2018;

•	“IFRS 15 Revenue from Contracts with Customers” and related amendments to several other standards, the effective date for the standard is 1 January, 2018; and

•	“IFRS 16 Leases” and related amendments to several other standards, the effective date for the standard is 1 January, 2019.

YIT Group will adopt above-mentioned standards as each enters in to force. For more information on applying the new and revised standards is presented in the Note 1 to the audited consolidated financial statements as at and for the year ended December 31, 2016 and section 1.1 to the unaudited half-year financial report for the six month period ended June 30, 2017, which are both incorporated by reference into this Offering Circular.

YIT’s Board of Directors, Management Board and auditors

General

Pursuant to the provisions of the Finnish Companies Act and the Articles of Association of YIT, the administration and management of YIT is divided between the shareholders, the Board of Directors and the Managing Director (i.e. the President and CEO of YIT). The Company’s Management Board assists the Managing Director in running the Company’s operations.

The shareholders participate in supervision and control of YIT through passing resolutions in the General Meetings. The General Meetings are usually convened by the Board of Directors. In addition, a General Meeting shall be held if this is requested in writing by YIT’s auditor or by shareholders representing no less than one tenth of all the shares issued by YIT.

The business address of the members of the Board of Directors, the President and CEO and the Management Board is c/o YIT Oyj, Panuntie 11, FI-00620 Helsinki.

In addition to laws and regulations in force at the time in question, the rules of Nasdaq Helsinki and YIT’s Articles of Association, YIT’s governance complies without exceptions with the Finnish Corporate Governance Code 2015 issued by the Securities Market Association (Corporate Governance Code).

Based on an independent assesment, all members of YIT’s Board of Directors are independent of YIT. In addition, all members of YIT’s Board of Directors are independent of the major shareholders of YIT.

Board of Directors

The Annual General Meeting appoints annually YIT’s Board of Directors which comprises of, pursuant to YIT’s Articles of Association, the Chairman, the Vice Chairman and a minimum of three (3) and a maximum of five (5) members. The term of office of each member of the Board of Directors expires at the end of the next Annual General Meeting following their election.

The Board of Directors is responsible for YIT’s administration and the appropriate organisation of its operations, and that the control of YIT’s accounts and finances is appropriately arranged. The Board of Directors decides on matters of principle and on issues that are extensive in view of the scope and nature for YIT. The Board of Directors’ task is to steer YIT’s operations in a manner that will add the greatest possible added value to the capital invested in YIT over the long term.

YIT’s Board of Directors appoints the President and CEO (i.e. the Managing Director of YIT), and decides on his or her remuneration and other terms and conditions of service that are defined in a written contract of service. The Board of Directors also approves guiding values, strategy and operating policies of the Group, and ensures that they are up-to-date and correctly implemented. The Board of Directors also ensures that YIT has a functional system of internal control, that the Group’s internal risk management principles have been defined and that the key business risks have been identified and are being systematically monitored. The Board of Directors approves the operational guidelines and annual plan for the internal audit, and also assesses the effectiveness of internal audit.

YIT’s President and CEO (i.e. the Managing Director) as referendary and Corporate General Counsel as secretary of the Board of Directors attend the meeting of the Board of Directors. Other members of the Management Board and other management attend meetings as required.

YIT’s Annual General Meeting held on 16 March 2017 confirmed that the Board of Directors consists of the Chairman, Vice Chairman and four members. Matti Vuoria was elected the Chairman of the Board, Juhani Pitkäkoski Vice Chairman of the Board and Satu Huber, Erkki Järvinen, Inka Mero and Tiina Tuomela members of the Board. In 2016, YIT’s Board held 12 meetings.

The table below presents the members of YIT’s Board of Directors as at the date of this Offering Circular.

Name	Born	Position	Board member since
Matti Vuoria	1951	Chairman	2016
Satu Huber	1958	Member	2009
Erkki Järvinen	1960	Member	2013
Inka Mero	1976	Member	2016
Juhani Pitkäkoski	1958	Member	2014
Tiina Tuomela	1966	Member	2017

Matti Vuoria has been the Chairman of YIT’s Board of Directors and the Personnel Committee since 2016. Mr Vuoria serves currently, among others, as the Chairman of the Board of Finland Regional Bank of Svenska Handelsbanken. In addition, he is a member of the Board of Directors of Cleantech Invest Oyj, Wihuri Oy and Wihuri Packaging Oy. Mr. Vuoria has served as President and CEO of Varma Mutual Pension Insurance Company in 2004–2013, as full-time Chairman of the Board of Directors of Fortum Corporation in 1998–2003 and as Secretary General of Ministry of Trade and Industry in 1992–1998. He holds the degrees of BA and LL.M. Mr Vuoria is independent of YIT and its major shareholders.

Juhani Pitkäkoski has been the Vice Chairman of YIT’s Board of Directors since 2016 and a member of the Board of Directors and the Audit Committee since 2014. Pitkäkoski has served as the Director at Caverion Corporation, Division Industrial Solutions in 2015-2017. Previously, he served as the Director at Caverion Corporation, Merges & Acquisitions in 2014–2015, and as President and CEO in 2013–2014. In addition, Pitkäkoski was the President and CEO of YIT Corporation in 2008–2013, and he served in various positions at YIT Group in 1991–2008. He holds the degree of LL.M. Mr Pitkäkoski is independent of YIT and its major shareholders.

Satu Huber has been a member of YIT’s Board of Directors since 2009 and of the Personnel Committee since 2017. Huber serves currently as the Managing Director of Elo Mutual Insurance Company and as a member of the Board of Directors of Finance Finland, Ahlsell AB, Finnish Centre of Pensions, The Finnish Pension Alliance TELA, EVA (Finnish Business and Policy Forum) and ETLA (Research Institute of the Finnish Economy). In addition, she is a member of the Council of Helsinki Region Chamber of Commerce and Finnish Chambers of Commerce, a member of Strategic Committee of Agence France Tresor and Trilateral Commission, a member of the Advisory Board of Hanken Centre for Corporate Governance and a member of the Supervisory Board of Finnish Cultural Foundation. Previously, Huber served as the Vice President of Elo Mutual Pension Insurance Company 2014–2015, as the Managing Director of Tapiola Mutual Pension Insurance Company in 2008–2013, as the Managing Director of Federation of Finnish Financial Services in 2006–2008 and as the Director of Finance Division of State Treasury in Finland in 1997–2006. She holds the degree of M.Sc. (Econ.). Mrs Huber is independent of YIT and its major shareholders.

Erkki Järvinen has been a member of YIT’s Board of Directors since 2013 and the Chairman of YIT’s Audit Committee since 2016. He serves currently as the President and CEO of Tikkurila Group and in addition, he is the Chairman of the Board of the Association of Finnish Paint Industry, the Vice Chairman of the Board of Snellman AB, a member of the Uusimaa regional management board of the Confederation of Finnish Industries (EK) and a member of the Board of Directors of East Office of Finnish Industries Ltd, Chemical Industry Federation of Finland, Association of Finnish Advertisers, Helsinki Region Chamber of Commerce and Economic Information Office. Järvinen was the President and CEO of Rautakirja Corporation on 2001–2008 and the President of Kiosk operations in 1997–2001. He holds the degree of M.Sc. (Econ.). Mr Järvinen is independent of YIT and its major shareholders.

Inka Mero has been a member of YIT’s Board of Directors and the Personnel Committee since 2016. She is a Co-Founder and the Chairman of the Board of Directors of Pivot5 Oy and KoppiCatch Oy. In addition, Mrs Mero is a member of the Board of Directors of Fiskars Corporation and Nokian Tyres Plc. Previously, she served as the CEO of Playforia Oy in 2006–2008, as Director of Nokia Plc in 2005–2006, as VP Sales and Marketing of Digia Plc in 2001–2005 and as Business Development and Investment Manager of Sonera Corporation in 1996–2001. She holds the degree of M.Sc. (Econ). Mrs Mero is independent of YIT and its major shareholders.

Tiina Tuomela has been a member of YIT’s Board of Directors and the Audit Committee since 2017. Mrs Tuomela serves currently as the Executive Vice President of Fortum, Generation Division. In addition, she is a member of the Board of Teollisuuden Voima Oyj, Kemijoki Oyj and several companies of the Fortum Corporation. Previously, Mrs Tuomela served as the Executive Vice President, Nuclear and Thermal Power Division of Fortum Corporation in 2014–2016, as Vice President, Finance in Power Division of Fortum Power and Heat Oy in 2009–2014, as Vice President, Business Control and Support, Generation of Fortum Power and Heat Oy in 2005–2009, as well as in several managerial positions (business control, investments, strategy) at Fortum in 1990–2005. She holds the degrees of MSc (Eng) and MBA. Mrs Tuomela is independent of YIT and its major shareholders.

Board Committees

General

The Board of Directors has two committees: the Personnel Committee and the Audit Committee.

The Board of Directors elects the members and Chairmen of the committees from among its members at its constitutional meeting following the Annual General Meeting. The committees assist the Board of Directors by preparing proposals and recommendations in their areas of expertise for the Board’s decisions. All committees have written standing orders ratified by the Board of Directors. The committees report to the Board of Directors on the matters dealt with by them and the required actions on a regular basis at the Board of Directors’ meeting following each committee meeting.

Personnel Committee

The task of the Personnel Committee is to assist the Board of Directors in matters related to appointing and rewarding key personnel. Among other things, the Personnel Committee prepares proposals for the development of the Group’s corporate culture and HR policy, remuneration and incentive schemes, the rules for performance-based bonuses and the proposals for performance-based bonuses paid to the management. In addition, identifying talents, the development of key personnel and planning for management successors fall under the preparation responsibility of the Committee.

The Committee convenes as necessary and as summoned by the Chairman. It has a minimum of 3 and a maximum of 5 members who all have knowledge of Group’s business operations and business segments as well as HR and reward-related matters. The majority of the members of the Personnel Committee must be independent of YIT. The President and CEO and other members of YIT’s executive management cannot be members of the Personnel Committee.

On the date of this Offering Circular, the members of the Personnel Committee were Matti Vuoria (the Chairman), Satu Huber and Inka Mero. The Group’s Senior Vice President, Human Resources, acts as the secretary of the Personnel Committee.

Audit Committee

The Audit Committee assists the Board of Directors in the supervision of the Group’s reporting and accounting processes. Its tasks include, among others, overseeing YIT’s financial reporting process, the effectiveness of internal control, internal audit and risk management systems, as well as monitoring and assessing the audit. The Committee participates in the preparation of the Group’s financing policy, financing plan and financing arrangements. The Committee reviews financial Statements and interim reports and monitors auditing. It evaluates compliance with laws and regulations and follows the Group’s financial position.

The Committee convenes five times per year and more often if necessary. It comprises of three members, the majority of whom must be independent of YIT. In addition, at least one of the members of the Committee must be independent of major shareholders. Persons who have extensive knowledge of YIT’s business operations and business segments and competence required by the position of the Committee are elected as members. In addition, at least one member must have sufficient knowledge of accounting, book-keeping or auditing.

On the date of this Offering Circular, the members of the Audit Committee were Erkki Järvinen (the Chairman), Juhani Pitkäkoski and Tiina Tuomela. The Corporate General Counsel acts as the secretary of the Audit Committee.

Shareholders’ Nomination Board

The Annual General Meeting of YIT Corporation decided on 15 March 2016 to establish a Shareholders’ Nomination Board to prepare proposals on the election and remuneration of the members of the Board of Directors for the Annual General Meeting. Moreover, the Annual General Meeting affirmed the standing orders for the Shareholders’ Nomination Board.

The Shareholders’ Nomination Board is a body comprised of YIT’s shareholders or their representatives, the duty of which is to, in accordance with the Board of Directors’ diversity principles, prepare proposals on the election and remuneration of the members of the Board of Directors for the Annual General Meeting and, where necessary, for the Extraordinary General Meeting. The primary purpose of the Shareholders’ Nomination Board is to ensure that the Board of Directors and its members have sufficient expertise, competence and experience in view of YIT’s needs, and to prepare proposals, with justifications, on the election and remuneration of members of the Board of Directors to the General Meeting for this purpose.

The Nomination Board comprises of YIT’s three major shareholders or the representatives nominated by these shareholders. The right to nominate members to represent shareholders rests with three shareholders who are registered in the shareholders’ register maintained by Euroclear Finland Ltd or another operator on the last weekday of August in the year preceding the General Meeting and who hold the largest number of votes conferred by shares according to the shareholders’ register.

The Shareholders’ Nomination Board has been established to serve until further notice. The term of office of the Nomination Board members ends at the appointment of new members every year.

The Shareholders’ Nomination Board shall submit its proposal to YIT’s Board of Directors every year, by the last weekday of January preceding the next Annual General Meeting.

The proposals of the Shareholders’ Nomination Board are published in a stock exchange release and included in the notice of meeting. Furthermore, the Shareholders’ Nomination Board shall present and justify their proposal and give an account of its operations to the Annual General Meeting.

President and CEO (i.e. the Managing Director of YIT)

The President and CEO attends to YIT’s day-to-day administration in accordance with the Finnish Companies Act, YIT’s corporate governance and the authorizations granted and instructions laid down by the Board of Directors. The President and CEO is responsible for the preparation of significant strategic measures at the Group level and the implementation of the measures decided by the Board of Directors. In addition, the President and CEO ensures that YIT has sufficient management resources and that its governance operates properly. The President and CEO also ensures that its accounting is lawful and asset management is organised reliably.

Management Board

YIT Group’s Management Board is the highest operational decision-making body and is responsible for allocating resources to the business segments. The Management Board is also responsible for assessing the performance of the business segments.

The President and CEO and other members appointed by the Board of Directors make up the Group’s Management Board. The President and CEO appoints the Management Board’s secretary. The Group Management Board, which meets on a regular basis, approximately once a month, assists the Group CEO with operational planning and management and prepares matters that are to be processed by the Board of Directors. Among other duties, the Management Board formulates and coordinates the Group’s strategic and annual planning, supervises the implementation of plans and financial reporting and prepares significant investments and mergers and acquisitions. The development of the Group’s internal co-operation and promoting joint development projects are among the Management Board’s key duties. The President and CEO is responsible for the decisions made by the Management Board. The task of the members of the Management Board is to implement the decisions in their own areas of responsibility.

The table below presents the members of YIT’s Management Board as at the date of this Offering Circular.

Name	Born	Position	Management Board member since
Kari Kauniskangas	1974	President and CEO	2013[1]
Tero Kiviniemi	1971	Executive Vice President, Head of the Business Premises and Infrastructure segment	2009
Teemu Helppolainen	1962	Head of the Housing Russia segment	2013
Antti Inkilä	1969	Head of the Housing Finland and CEE segment	2015
Juha Kostiainen	1965	Senior Vice President, Sustainable Urban Development	2016
Esa Neuvonen	1967	Chief Financial Officer	2016
Juhani Nummi	1967	Senior Vice President, Business Development	2013
Pii Raulo	1967	Senior Vice President, Human Resources	2011
[1] President and CEO since 2013 and a member of YIT’s Management Board since 2008.

Kari Kauniskangas has been a member of YIT’s Management Board since 2008, and he has served the President and CEO of YIT Corporation as of the beginning of 2013. Mr Kauniskangas serves currently as the Managing Director of YIT Construction Ltd and a member of the Board of the Finnish-Russian Chamber of Commerce and East Office of Finnish Industries. Previously, he served as the Executive Vice President and deputy to the President and CEO of YIT Corporation in 2008–2013, Head of International Construction Services of YIT Construction Ltd in 2008–2013, Business Premises, Head of Division, Senior Vice President in 2005–2007, Regional Manager of Housing Construction Oulu in 2001–2005 and in various positions at YIT Construction Ltd in 1997–2000. He holds the degrees of M.Sc. (Eng.) and B.Sc. (Econ.).

Tero Kiviniemi has served as a member of YIT’s Management Board since 2009, Executive Vice President since 2013 and Head of the Business Premises and Infrastructure segment since 2014. Kiviniemi is currently the Chairman of the Board of Etera Mutual Pension Insurance Company, and the Chairman of the Election Committee and the Construction Pool of the Confederation of Finnish Construction Industries RT (CFCI). In addition, he is a member of the Board of the Confederation of Finnish Industry and Employers (TT) Foundation and a member of the Election Committee of the Confederation of Finnish Industries EK. Previously, Mr Kiviniemi served as the Head of YIT’s Construction Services Finland segment in 2009–2013, as the Head of the Business Premises and Infrastructure segment in 2008–2009, as Business Unit Manager of Structural engineering and regional Infra Services in 2005–2008 and in various positions at YIT Construction Ltd in 1996–2005. He holds the degrees of M.Sc. (Eng.) and Executive MBA.

Teemu Helppolainen has served as a member of YIT’s Management Board since 2013 and the Head of the Housing Russia segment since 2015. He serves currently as the Vice Chairman and as a member of the Board of Directors of Association of European Businesses. Mr Previously, Helppolainen served as YIT Corporation’s’ Head of business area Russia in 2014, as Senior Vice President, International Construction Services, Moscow and Russian Regions in 2009–2014 and as Senior Vice President, Moscow Region in 2008–2009. In addition, he was Raisio Nutrition Ltd’s Director of Russian and Ukrainian operations in 2005–2008. He holds the degree of M.Sc. (Econ.).

Antti Inkilä has been a member of YIT’s Management Board and the Head of the Housing Finland and CEE segment. Inkilä serves currently as a vice member of the Board of the District of Metropolitan Area of Confederation of Finnish Construction Industries. Previously, Mr Inkilä served as YIT Construction Ltd’s Head of the Apartment Houses Metropolitan Area unit in 2008–2014, as The Head of Apartments Uusimaa business unit in 2008, as the Chief of Developer Contracting of Apartment Houses Metropolitan Area business unit in 2006–2008, as Production Manager of Apartment Houses Metropolitan Area in and in various positions at YIT Construction Ltd since 1994. He holds the degree of M.Sc. (Tech.).

Juha Kostiainen has been a member of YIT’s Management Board and the Senior Vice President, Sustainable Urban Development since 2016. Mr. Kostiainen is currently a member of the Management Board of the New energy programme of Academy of Finland, the Chairman of the Board of Regenero Oy, a member of the Board of European International Contractors and Tyrsky Consulting Oy, as well as a member of the of Advisory Board of Infrastructure and Public Services of VTT – Technical Recearch Centre of Finland Ltd. In addition, Mr Kostiainen is Adjunct professor of strategic urban development at the University of Tampere. Previously, Mr Kostiainen served as YIT Corporation’s Senior Vice President, as Urban Development and Corporate Relations in 2012–2016, as Finnish Innovation Fund Sitra’s Director responsible for communications and public affairs in 2012, as Programme Director in 2009–2011 and as Business Director in 2009, as YIT Corporation’s Senior Vice President, Corporate Communications and Business Development in 2007–2008, as Vice President, Business Development 2005–2007 and as Vice President, Corporate Planning 2003–2005, as YIT Construction’s Development Manager in 2001–2003 and as Business Sector Manager of City of Tampere in 1997–2001. He holds the degrees of M.Sc. (Tech) and D.Sc. (Adm.).

Esa Neuvonen has served as a member of YIT’s Management Board and the Chief Financial Officer since 2016. Mr. Neuvonen serves currently as a member of the office board of Svenska handelsbanken’s Pasila office and as a member of the advisory counsel of Nordea Corporate Merchant banking. Previously, he served as the Chief Financial Officer of Sato Corporation in 2009–2016, Senior Vice President of Teliasonera’s Integrated Enterprise Services, Business Control and Development in 2007–2008, TeliaSonera Finland’s CFO/Vice President, Head of finance and business control in 2005–2006, TeliaSonera Finland’s CFO/Vice President, Head of finance and administration in 2003–2005 and Sonera Corporation’s Vice President, Sales&Marketing, Finance and business support in 2002. He holds the degree of M.Sc. (Econ.).

Juhani Nummi has been a member of YIT’s Management Board and the Senior Vice President, Business Development since 2013. Previously, Mr Nummi was YIT Construction Ltd’s Senior Vice President, Business Development, Construction Services Finland in 2006–2013 and Development Manager in 2003–2006. In addition, he was Product Manager of Proha Oyj/Artemis Finland Oy in 2001–2003. He holds the degree of M.Sc. (Eng.).

Pii Raulo has been a member of YIT’s Management Board and the Senior Vice President, Human Resources since 2011. She also serves currently as a member of the Supervisory Board of Etera Mutual Pension Insurance Company. Previously, Raulo served as the HR Director of YIT Construction Services Finland in 2008–2011 and as the HR manager in 2004–2007, as well as Manager of Administration at McKinsey & Company in 1997–2004. She holds the degree of M.Sc. (Econ.).

Information about the members of the Board of Directors and Management Board

On the date of this Offering Circular, none of the members of the Board of Directors or the Management Board of YIT have in the previous five years:

•	been convicted in relation to fraudulent crimes or offences,

•
held an executive position, been included in the executive management, or been a member of the administrative management or supervisory bodies of any company, or acted as a general partner in a limited partnership at the time of or preceding any bankruptcy, administration of an estate or liquidation (excluding liquidations executed to dissolve a company due to reasons related to taxation or streamlining of group structure); or

•
been subject to any official public incrimination and/or sanctions by any statutory or regulatory authorities (including any designated professional bodies) or been disqualified by a court from acting as a member of the administrative, management or supervisory bodies of a company or from acting in the management or conduct of the affairs of any company.

 Conflicts of interests

Provisions regarding conflicts of interest of the members of the Board of Directors are set forth in the Finnish Companies Act. According to Chapter 6, Section 4 of the Finnish Companies Act, a member of the Board of Directors shall be disqualified from the consideration of a matter pertaining to a contract between the member and the company. A member shall likewise be disqualified from the consideration of a matter pertaining to a contract between the company and a third party, if the member is to derive an essential benefit in the matter and that benefit may be contrary to the interests of the company. The provisions of the section in question on a contract apply correspondingly to other transactions and court proceedings.

As far as YIT is aware, the members of the Board of Directors, the Chairman, Management Board, or the President and CEO have no conflicts between their duties at YIT and their private interests or other duties.

There are no family relationships between the members of the Board of Directors, the President and CEO, and the members of the Management Board.

Management remuneration

YIT’s Annual General Meeting elects the members of the Board of Directors on an annual basis and determines their fees. These fees are paid entirely as monetary compensation. Members of YIT’s Board of Directors do not fall within the scope of share-based incentive scheme, nor do they have an employment contract with YIT.

The Annual General Meeting 2017 resolved that the Chairman of the Board is paid a fixed annual fee of EUR 79,200, the Vice Chairman of the Board of Directors and Chairman of the Audit Committee are paid a fixed annual fee of EUR 60,000, and each Board member are paid a fixed annual fee of EUR 46,000. Furthermore it was resolved that the award and payment of the fixed annual fee be contingent on the Board members committing to purchasing, based directly on the resolution of the Annual General Meeting, YIT’s shares amounting to 40% of the fixed annual fee from a regulated market (Nasdaq Helsinki) at a price determined by public trading. Further, the shares shall be purchased within two weeks from the publication on the interim report for the period January 1 – March 31, 2017.

In addition, the members of the Board of Directors receive a meeting fee of EUR 550 per meeting, and the members of the Board’s Committees receive a meeting fee of EUR 550 per meeting. Per diems for trips in Finland and abroad in accordance with the State’s travelling compensation regulations.

In the year ended 31 December 2016, a total of EUR 331,550 in fees was paid to the members of the Board of Directors.

The table below sets forth the compensation paid to the Board of Directors. The amounts are in the currency of euro. On the period of January 1, 2017 – June 30, 2017, the members of the Board of Directors have been remunerated with a fee for the whole term of office, and, the members elected in 2016 have been remunerated with a fee for the period covering the year 2017.

Name	Term of office	January 1 – June 30, 2017	2016	2015	2014
Henrik Ehrnrooth	2009–2014	0	0	0	17,600
Reino Hanhinen	1988–2016	0	20,100	87,450	84,550
Kim Gran	2008–2016	0	12,050	68,250	64,950
Satu Huber	2009–	61,800	57,800	53,950	55,050
Erkki Järvinen	2013–	75,000	55,050	55,050	55,600
Inka Mero	2016–	61,250	42,800	0	0
Juhani Pitkäkoski	2014–	78,300	63,850	55,050	42,800
Teuvo Salminen	2001–2009, 2014–2016	0	12,800	55,050	42,800
Matti Vuoria	2016–	101,750	67,100	0	0
Tiina Tuomela	2017–	49,000	0	0	0
Total		427,100	331,550	374,800	363,350

Members of YIT’s Board of Directors do not fall within the scope of the share-based incentive scheme.

In accordance with the share based incentive scheme, YIT’s President and CEO received 7,750 shares based on the result of 2016, 15,500 shares based on the result of 2015 and 12,750 shares based on the result of 2014, and the Management Board (excluding CEO) received 25,240 shares based on the result of 2016, 47,120 shares based on the result of 2015 and 39,780 shares based on the result of 2014. These shares and the monetary bonus related to them (to cover the taxes and tax-like payments) will be handed over and paid to the President and CEO and the members of the Management Board in 2019, 2018 and 2017 as stipulated by the rules of the share-based incentive scheme, provided that the conditions for transfer are fulfilled. As provided by the rules of share-based incentive scheme, instead of shares, the reward can be paid as a monetary compensation corresponding to the market price of the shares on the transfer date.

The table below sets forth the Management Board’s and the President and CEO’s salaries, fees and benefits for the presented periods.

Management Board’s paid salaries, fees and benefits (the President and CEO’s salary, fees and benefits not included)	For the year ended December 31,
	January 1 – June 30, 2017	2016	2015	2014
	(unaudited)
(EUR)
Salary	784,851	1,649,493	1,378,248	1,159,148
Fringe benefits	35,770	77,279	69,392	53,345
Annual performance-based bonus	168,858	344,288	127,063	229,457
Pension plans	139,592	285,724	319,633	242,352
Total	1,129,071	2,356,784	2,219,783	1,684,412
Share-based incentive scheme, EUR	486,712[1]	0	0	0
Earned shares for the financial period, pcs	0	25,420	47,120	39,780

The President and CEO’s paid salary, fees and benefits	For the year ended December 31,
	January 1 – June 30, 2017	2016	2015	2014
	(Unaudited)
(EUR)
Salary1)	228,849	456,805	454,258	413,617
Fringe benefits	6,847	13,887	15,307	15,264
Annual performance-based bonus	78,979	130,170	186,000	118,990
Pension plans	49,583	91,280	128,353	105,973
Total	364 258	692,142	789,918	653,844
Share-based incentive scheme (Shares, amount)	205,009[1]	0	0	0
Earned shares for the financial period, pcs	0	7,750	15,500	12,750
[1] Paid shares and thereto related monetary bonus for earning period 2014

In March 2014, YIT’s President and CEO was paid a performance bonus of EUR 45,238 on the basis of the result for the period from July to December 2013, and in September 2014, EUR 73,752 on the basis of the result for the period from January to June 2014.

In March 2015, YIT’s President and CEO was paid a performance bonus of EUR 111,000 on the basis of the result for the period from July to December 2014, and in September 2015, EUR 75,000 on the basis of the result for the period from January to June 2015.

In March 2016, YIT’s President and CEO was paid a performance bonus of EUR 71,680 on the basis of the result for the period from July to December 2015, and in September 2016, EUR 58,490 on the basis of the result for the period from January to June 2016.

The contractual retirement age of the President and CEO and his/her deputy is 62. In other respects, the statutory retirement ages apply to the members of the Management Board. The contractual pension of the President and CEO and his/her deputy amounts to 60 per cent of salary accounted according to Finnish employment pension laws. The pension scheme is benefit-based.

The contractual period of notice is for from six months to nine months. If YIT terminates the contract, the President and CEO and his deputy shall also be paid separate compensation amounting to 12 months’ salary. At the moment of financial statements on December 31, 2016, the estimated total amount of termination compensations was EUR 1.9 million.

Merger renumeration

In addition to the above described management remuneration, YIT’s Board of Directors is, in connection with the Merger and in accordance with the customary principles and terms, authorized to decide on possible termination or any other specific compensation that are reasonable.

Management holdings

YIT’s Board of Directors and President and CEO held on August 22, 2017 a total of 164,105 shares in YIT, corresponding to approximately 0.13 per cent of shares in YIT and votes attached to the shares. The number of shares includes the shares owned directly and through their related parties and controlled entities.

The table below sets forth the number of shares in YIT held by the members of YIT’s Board of Directors and the Management Board as on August 22, 2017:

	Position	Shares
Matti Vuoria	Chairman of the Board	4,345
Satu Huber	Member of the Board	7,567
Erkki Järvinen	Member of the Board	3,291
Inka Mero	Member of the Board	2,567
Juhani Pitkäkoski	Vice Chairman of the Board	53,391
Tiina Tuomela	Member of the Board	2,567
Kari Kauniskangas	President and CEO	30,374
Tero Kiviniemi	Executive Vice President, Head of the Business Premises and Infrastructure segment	18,852
Teemu Helppolainen[1]	Executive Vice President, Head of the Housing Russia segment	13,875
Antti Inkilä	Executive Vice President, Head of the Housing Finland and CEE segment	6,777
Juha Kostiainen	Senior Vice President, Sustainable Urban Development	1,020
Esa Neuvonen	Chief Financial Officer	0
Juhani Nummi	Senior Vice President, Business Developmen	8,119
Pii Raulo	Senior Vice President, Human Resources	11,360
[1] Through controlled entities: 2,600

Incentive schemes

Performance bonuses

The basis of remuneration is a fixed salary, in addition to which most of the Group’s salaried employees are included in a short-term performance-based bonus scheme. The Board of Directors confirms the criteria for the payment of performance-based bonuses every six months. The bonuses paid are determined on the basis of the realization of personal profit objectives, the Group’s financial result, and the attainment of profitability, growth and development objectives. Performance and development discussions are an essential part of the management by key results system. In these discussions, employees and their superiors agree on the key objectives and their relative weighting and review the fulfilment of the previously agreed objectives. The key principles and objectives for the result period influencing the personal performance-based bonuses are specified at the business division and unit level. The maximum annual performance-based bonus paid to the CEO and the Management Board may equal 50–60 per cent of their annual taxable pay excluding the performance-based bonus. Other monetary rewards in use at YIT include years-of-service bonuses.

Share-based incentive schemes

The earnings periods of YIT’s incentive scheme are the years 2014, 2015 and 2016. Any bonus will be determined on the basis of the indicators decided annually by YIT’s Board of Directors for each earnings period and their target levels. Return on investment is the key indicator in the scheme. An additional target related to the Group’s cash flow was set for 2014. The targets for 2015 were return on investment and net debt and for 2016 were return on investment and earnings per share. YIT’s Board of Directors also decides on the approximately 200 key persons from different YIT countries to be included in the incentive scheme for each earnings period. The same employees are not automatically covered by the scheme during all earnings periods. Under the incentive scheme, a total of 650,000 (years 2014 and 2015) and 700,000 (2016) shares can be rewarded annually.

YIT’s Board of Directors decided on 16 March 2017 to launch a new share-based incentive scheme for key persons, comprising three earnings periods. The earnings periods of the incentive scheme are the years 2017, 2018 and 2019. Any bonus will be determined on the basis of the indicators decided annually by YIT’s Board of Directors for each earnings period and their target levels. Return on investment is the key indicator in the scheme. Besides this, a target related to the Group’s Net Promoter Score (NPS) has been set for 2017. YIT’s Board of Directors also decides on the approximately 250 key persons from different YIT countries to be included in the incentive scheme for each earnings period. The same key employees are not automatically covered by the scheme during all earnings periods. Under the incentive scheme, in 2017, 2018 and 2019, a maximum of 700,000 shares can be distributed each year.

Auditors

Pursuant to Article 7 of YIT’s Articles of Association, YIT shall have one auditor that shall be an auditing firm approved by the Central Chamber of Commerce. The auditor’s term shall expire at the end of the next Annual General Meeting following the election.

PricewaterhouseCoopers Oy, Authorized Public Accountants, has audited YIT’s audited consolidated financial statements for the years ended December 31, 2016, December 31, 2015 and December 31, 2014, incorporated by reference into this Offering Circular. On the date of this Offering Circular, YIT’s auditor is PricewaterhouseCoopers Oy, Authorized Public Accountants, with Juha Walhroos, Authorized Public Accountant as the auditor with principal responsibility.

YIT’s shares and share capital

General information on YIT

YIT was established on September 1, 1987 when Perusyhtymä Oy and YIT Oy Yleinen Insinööritoimisto merged. YIT is a public limited liability company organized under the laws of Finland. YIT’s registered company name is YIT Oyj, YIT Abp in Swedish and YIT Corporation in English, and it is domiciled in Helsinki. YIT is registered with the Trade Register under the business identity code 0112650-2. YIT’s registered office is located in the address Panuntie 11, FI-00620 Helsinki, Finland, and its telephone number is +358 20 433 111.

YIT has one series of shares, and the ISIN code of the shares is FI0009800643. The trading code of YIT’s shares at Nasdaq Helsinki is YTY1V.

According to Article 2 of YIT’s Articles of Association, the objects of YIT are to engage in production in the construction industry, manufacture and leasing of and trade with building materials and components in Finland and abroad. In addition to the foregoing activities, YIT shall buy and sell real estate property and shares in real estate and housing companies as well as lease apartments and properties complete with buildings and facilities and engage in other activities related to the foregoing. YIT may also trade in securities. YIT may engage in the activities in accordance with its declared objects either directly or through its subsidiaries and affiliated companies and joint ventures. In its capacity as the parent company in the Group, YIT offers services in the areas of Group administration, personnel management, financing, accounting, legal matters, taxation, investor relations, communications and other shared services.  The Merger Plan proposes to amend Article 2 of YIT’s Articles of Association in connection with the registration of the execution of the Merger with the Finnish Trade Register in such manner that YIT may own real estate properties and shares in housing and real estate companies, in addition to buying and selling them. Furthermore, YIT may offer services in the areas of administration, personnel management, financing, accounting, legal matters, taxation, investor relations and communications as well as other services to the Group companies and affiliated companies. For more information, see “Merger of YIT and Lemminkäinen – Merger Plan – Amendments of the Articles of Association of YIT”.

Shares and share capital

Historical development of the share capital

The share capital or number of shares of YIT have not changed during the period covered by the historical financial information.

On the date of the Offering Circular, YIT’s fully paid share capital is EUR 149,216,748.22 and the number of YIT’s outstanding shares is 127,223,422.

Authorizations in effect

YIT’s Annual General Meeting held on 16 March 2017 resolved to authorize YIT’s Board of Directors to decide on the purchase of YIT shares.

The authorization covers the purchasing of a maximum of 10,760,000 company shares. However, the number of shares held by YIT may not represent more than 10 per cent of all shares in YIT. This number includes all the treasury shares held by YIT and its subsidiaries pursuant to Chapter 15, Section 11(1) of the Finnish Companies Act. The trading will take place on a regulated market operated by Nasdaq Helsinki, and the shares will be purchased at their market value formed in public trading on Nasdaq Helsinki at the time of the purchase using unrestricted equity. The authorization includes the right to purchase YIT shares in disproportion to the shareholders’ holdings.

The Annual General Meeting held on 16 March 2017 also resolved to authorize the Board of Directors to decide on a share issue. Based on the authorization a maximum of 25,000,000 shares may be issued.

The authorization may be used in full or in part by issuing YIT shares in one or more issues so that the maximum number of shares issued is 25,000,000 shares. Based on the authorization, the Board of Directors may also decide on the conveyance of the shares issued in deviation from the shareholders’ pre-emptive subscription rights. Based on the authorization, the Board of Directors may decide on to whom and in which order the shares will be issued. In the share issue based on the authorization, shares can be issued for subscription with or without consideration. Based on the authorization, the Board of Directors may also decide on a free share issue to YIT itself so that the number of shares held by the YIT after the share issue represents a maximum of 10 per cent of all shares in YIT. This number includes all the treasury shares held by YIT and its subsidiaries pursuant to Chapter 15, Section 11(1) of the Finnish Companies Act.

The authorization includes the right of the Board of Directors to decide on the terms and conditions of share issues and matters related to measures in accordance with the Finnish Companies Act, including the right to decide whether any subscription price be recognised in full or in part under invested unrestricted equity reserve or as an increase in share capital. The share issue authorization also includes the Board of Directors’ authorization to decide on the transfer of own shares held by YIT and own shares to be purchased based on the authorization described above. The authorization concerns a maximum of 12,400,000 own shares to be purchased and held by YIT. The Board of Directors is authorized to decide on the purpose of assignment of the shares and on all terms and conditions associated with the assignment, irrespective of the purpose for which the treasury shares held by YIT were originally acquired.

Dividends and dividend policy

YIT’s Board of Directors has set the dividend payout target to 40-60 per cent of the result for the financial year. The amount of dividends may, however, be affected by investment needs targeted at YIT’s growth or other financing needs.

There are no guarantees that dividend or capital return will be paid in the future or the amount of dividends or capital return which are to be paid for any certain year.

According to the Finnish Companies Act, the General Meeting decides on the distribution of dividends based on a proposal by the company’s Board of Directors. Dividend is generally declared once every year and may be paid only after the General Meeting has approved YIT’s financial statements. For a description of the restrictions applicable to dividend distributions, see “Shareholders rights – Dividend and distribution of unrestricted equity”.

Year ended	Dividend, EUR per share
December 31, 2016	0.22
December 31, 2015	0.22
December 31, 2014	0.18

A summary of certain tax impacts affecting the shareholders is presented in section “Taxation”.

YIT’s ownership structure

The following table sets forth the ten largest shareholders of YIT on August 22, 2017 that appear on the shareholders’ register maintained by Euroclear Finland Ltd:

Shareholder	Number of shares	% of shares and votes
Varma Mutual Pension Insurance Company	12,000,000	9.43
OP funds	5,927,552	4.66
Antti Herlin	4,710,180	3.70
ELO Mutual Pension Insurance Company	3,335,468	2.62
The State Pension Fund	2,975,000	2.34
Danske Invest funds	2,947,517	2.32
Ilmarinen Mutual Pension Insurance Company	2,237,573	1.76
OP Cooperative	1,535,002	1.21
Aktia funds	1,530,000	1.20
Etera Mutual Pension Insurance Company	1,410,000	1.11
Ten largest, total	38,608,292	30.35
Other shareholders	88,615,130	69.65
Total number of YIT’s shares	127,223,422	100.0

On August 22, 2017, YIT holds 1,408,213 treasury shares. The treasury shares do not carry any rights in YIT’s General Meetings.

All YIT’s shares carry equal voting rights, and no YIT’s shareholder has different voting rights as compared to other shareholders.

As far as YIT is aware, YIT is not under direct or indirect ownership or control of any individual person.

YIT is not aware of any of such agreements concluded between its shareholders, which could be meaningful in terms of ownership or using voting rights in the General Meetings.

Related party transactions

The following table sets forth the related party transactions of YIT for the years ended December 31, 2016, December 31, 2015 and December 31, 2014 and for the six months ended June 30, 2017 and June 30, 2015. All the transactions included in the table’s figures have been carried out on market-based terms.

	As at or for the six months ended June 30,		As at or for the year ended December 31,
	2017	2016	2016	2015	2014
	(unaudited)		(audited, unless otherwise indicated)
(EUR million)
Related party transactions

Sales of goods and services:
To associated companies and joint ventures	75.7	93.1	211.1	32.3	26.7

Purchases of goods and services:
From entities under key personnel’s control	9.6	5.5	11.8	8.7	6.1

Trade and other receivables:
From associated companies and joint ventures	0.6	0.2	13.2	0.1	-
From entities under key personnel’s control	0.3	0.3	0.3	0.8	1.7

Trade payables and other liabilities
To associated companies and joint ventures	0.6	1.9	-	2.3	0.0
From entities under key personnel’s control	2.5	2.9	1.7	1.4	-

For the salaries paid for YIT’s Board of Directors and the Management Board, see “ – YIT’s Board of Directors, Management Board and Auditors – Management remuneration”. In addition to the remuneration and the above presented related party transactions, YIT has neither had any other significant related party transactions, nor has there been any meaningful changes in the related party transactions after the six months period ended on June 30, 2017.

YIT’s related parties include the members of the Board of Directors and Management Board, subsidiaries and joint ventures, as well as other entities over of which related parties have influence based on ownership or management. The related parties also include associated companies and joint ventures.

INFORMATION ON LEMMINKÄINEN

Business of Lemminkäinen

Overview

Lemminkäinen has, according to its management’s estimate, a strong market position in infrastructure and building construction in Northern Europe. According to its estimate, Lemminkäinen is one of the largest paving providers in the Nordic countries and among the five largest building constructors in Finland and the company has a strong position also in special infrastructure contracting in Finland. In Russia, Lemminkäinen is involved in paving and building construction in the St. Petersburg region and in paving in the Moscow region.

Lemminkäinen’s target is to improve its competitiveness in all business segments which builds a solid foundation for profitable growth. Lemminkäinen aims at developing the operational efficiency by reducing waiting times typical in construction business and implementing new energy-efficient processes in production of paving and mineral aggregates, among others. Furthermore, Lemminkäinen improves its capital efficiency by focusing investments, boosting housing sales and releasing capital through improved internal processes and procedures.

Lemminkäinen’s net sales for the year 2016 amounted to EUR 1.7 billion and operating profit to EUR 67.6 million, or 4.0 per cent of the net sales. The operating profit for the year 2016 includes reimbursements of EUR 19.4 million and lowered provisions of EUR 8.0 million related to the asphalt cartel decisions made by Helsinki Court of Appeal as well as write-offs of EUR 4.9 million related to non-core businesses. Excluding the aforementioned items, the operating profit would have been EUR 45.1 million (2.7 per cent of the net sales), which reflects the operative performance in 2016. As at June 30, 2017, Lemminkäinen employed 5,960 people. The company’s shares are listed on the official list of the Nasdaq Helsinki. As at June 30, 2017, the company’s market capitalisation was approximately EUR 596.4 million.

The following table presents Lemminkäinen’s net sales, operating profit and order book for the six months periods ended June 30, 2017 and June 30, 2016 and for the years ended December 31, 2016, December 31, 2015 and December 31, 2014.

	For the six months ended June 30,		For the year ended December 31,
	2017	2016	2016	2015[2]	2014[1,2]
(in EUR millions, unless otherwise indicated)	(unaudited)		(unaudited, unless otherwise indicated)
Key financials of Lemminkäinen
Net sales	706.3	673.8	1,682.7[3]	1,879.0[3]	2,044.5[3]
Operating profit / loss	-17.0	-10.2	67.6[3]	37.3[3]	36.3[3]
Operating margin, %	-2.4	-1.5	4.0	2.0	1.8
Order book[4]	1,647.4	1,495.7	1,265.2	1,180.3	1,456.1
[1] The figures for continuing operations, excluding the financial information for the technical building services business that was divested in the second quarter of 2014 and classified as discontinued operations.
[2] The figures for 2015 and 2014 include the road maintenance business in Norway and building construction business in Sweden, which the company divested in the third quarter of 2015.
[3] Audited.
4 At the end of the period. Order book includes all work ordered by customers of which revenue has not been recognized. In residential building projects, the project is included in the order book once the so called RS capacity, according to the Housing Transactions Act, has been reached and the sale of the apartments can begin. The residential housing projects are excluded from the order book once they are completed.

As at the date of this Offering Circular, Lemminkäinen’s business comprises of the following four business segments: Paving, Infra projects, Building construction, Finland as well as Russian operations. For more information on Lemminkäinen’s business segments, see section “ – Business Segments”. The table below presents the distribution of Lemminkäinen’s net sales by segments:

	For the six months ended June 30,		For the year ended December 31,
	2017	2016	2016	2015[1]
(in EUR millions)	(unaudited)		(unaudited, unless otherwise indicated)
Net sales
Paving	218.8	230.3[3]	648.5[3]	692.3[3]
Infra projects	201.7	181.6[3]	426.2[3]	445.3[3]
Building construction, Finland	269.6	254.1	581.2[2]	537.8[2]
Russian operations	31.3	17.9	54.5[2]	136.7[2]
Other operations and Group eliminations	-15.2	-10.1	-27.7[2]	66.8[2]
Total net sales	706.3	673.8	1,682.7[2]	1,879.0[2]
[1] The figures for 2015 include the road maintenance business in Norway and building construction business in Sweden, which the company divested in the third quarter of 2015.
[2] Audited.
[3] Lemminkäinen changed its reporting structure as of January 1, 2017 transferring the Baltic operations of the Paving segment to the Infra projects segment.

The following chart presents Lemminkäinen’s organisation as at the date of this Offering Circular.

*Internal audit acts independently and reports to the Audit Committee of the Board of Directors. Internal audit is administratively attached to the Chief Executive Officer.

Lemminkäinen’s main market area is Finland. In addition, the company operates mainly in Sweden, Norway, Denmark, Russia and the Baltic countries. The table below presents Lemminkäinen’s net sales by operating country for the six months periods ended June 30, 2017 and June 30, 2016 and for the years ended December 31, 2016, December 31, 2015 and December 31, 2014.

	For the six months ended June 30,		For the year ended December 31,
	2017	2016	2016	2015[3]	2014[2,3]
(in EUR millions)	(unaudited)		(audited)
Net sales by country[1]
Finland	482.1	459.5	1,133.0	1,117.9	1,073.2
Scandinavia	148.3	159.8	376.5	497.7	644.1
Russia	31.3	17.9	54.5	136.7	195.3
The Baltic countries	44.5	35.7	117.5	116.5	127.9
Other	0.0	1.0	1.2	10.1	3.9
Total net sales	706.3	673.8	1,682.7	1,879.0	2,044.5
[1] The net sales is presented by the customers’ location.
[2] The figures for continuing operations, excluding the financial information for the technical building services business that was divested in the second quarter of 2014 and classified as discontinued operations.
[3] The figures for 2015 and 2014 include the road maintenance business in Norway and building construction business in Sweden, which the company divested in the third quarter of 2015.

Strategy

In accordance with its strategy for 2016 – 2019, Lemminkäinen moves, as the strategy period progresses, from balance sheet strengthening to improving competitiveness and profitable growth. Lemminkäinen will continue to strengthen the balance sheet structure and to further improve capital efficiency by focusing investments, boosting housing sales and releasing capital through improved internal processes and procedures. In the near future, Lemminkäinen’s target is to improve its competitiveness in all business segments and to build a solid foundation for profitable growth.

Urbanisation and investments to the energy sector increase the demand for complex infrastructure construction projects. By utilising the expertise gained in the Finnish market, Lemminkäinen aims to grow into one of the leading providers of infrastructure construction services in selected business areas in Northern Europe. Especially in Sweden and Norway present growth opportunities, as their governmental infrastructure development programmes will continue until the 2020s. Lemminkäinen seeks growth especially in the following business areas: infra projects related to complex transport infrastructure, heavy industry and power plants as well as heavy city infra.

In Paving, Lemminkäinen seeks to improve its competitiveness in all business markets through harmonisation of the operating model and more efficient processes. The harmonisation of the operating model is based on the transfer from a regional structure towards a customer and activity-oriented organisation model, which is to be implemented during the strategy period. The implementation of the new organisation model started in Finland at the end of 2015 and in Norway at the end of 2016. As of January 1, 2016, the mineral aggregate business has been moved to an independent business area under the Paving segment.

In Building construction, Finland, the company focuses its operations to urban growth centres in the Helsinki Metropolitan Area as well as to Lahti, Kuopio, Oulu, Tampere, Turku and Vaasa. The aim is to maintain a production volume that will enable profitable business and positive cash flow.

In order to maintain a moderate risk level in the Russian operations, Lemminkäinen has decided not to start new development projects in building construction in Russia for the time being. Lemminkäinen focuses on negotiated contracting in building construction. In paving operations, Lemminkäinen seeks growth in special works.

Financial targets

Lemminkäinen’s financial targets are:

•	ROCE above 15 per cent in 2019

•	EBIT margin above 4 per cent in 2019

•	Equity ratio above 35 per cent during 2016–2019.

In addition, Lemminkäinen aims at a stable dividend policy, with at least 40 per cent of the profit for the financial year distributed to the shareholders.

Lemminkäinen’s equity ratio was 39.5 per cent as at December 31, 20166, and the company’s dividend for the year ended December 31, 2016 represented 40.3 per cent of the profit for the financial year.

The following review contains forward-looking statements, which are no guarantees of Lemminkäinen’s financial performance in the future. Lemminkäinen’s actual results of operations and financial position may differ in a material way from those presented in or induced from the forward-looking statements due to several factors described in sections “Forward-looking statements”, “Risk factors” and “– Operating and financial review and Prospects of Lemminkäinen – Main Factors Affecting the Results of Operations” below, among others. These forward-looking statements should be treated with caution.

17 Equity ratio, if hybrid bonds were treated as debt: December 31, 2016: 35.4% and December 31, 2015: 28.6%.

History

Lemminkäinen was founded in Helsinki in 1910 by a group of entrepreneurial master builders. At first, the company’s business was limited to waterproofing and bituminous yard and street works. Lemminkäinen soon added concrete products, such as stairway steps, to its product range. In 1920, the company opened its own roofing felt factory, and in the 1930s the company’s research and development work focused on asphalt production.

Lemminkäinen’s strong growth began in the 1970s when the company was developed into a diversified international construction company. Lemminkäinen’s construction project exports were initially targeted at the former Soviet Union and Africa. In 1975, Lemminkäinen acquired a majority interest in Oy Alfred Palmberg Ab, which became the hub of the company’s building construction operations. In 2000, Lemminkäinen acquired Tekmanni Oy, a technical building services company. After the acquisitions, Lemminkäinen operated in all areas of the construction sector including infrastructure construction, building construction, construction materials and technical building services.

In 1989 Lemminkäinen’s shares were listed for the first time on Helsinki Stock Exchange’s OTC List, and were transferred to Helsinki Stock Exchange’s Official List in 1995.

The years 2000–2008 were a period of rapid growth for the company. The biggest business area was building construction in Finland, where the company focused especially on own non-residential development and construction. At the end of this period, Lemminkäinen reorganised its operations outside Finland. Lemminkäinen decided to exit to a large extent from international project construction and concentrated on growth in infrastructure construction in the Nordic countries as well as residential construction in St. Petersburg, Russia. Until 2009, Lemminkäinen was a holding company consisting of several independent subsidiaries. This structure supported Lemminkäinen’s growth during the economic boom that continued for an exceptionally long time especially in Finland. However, the financial crisis in 2008–2009 showed that its previous structure and operating model were no longer competitive and that Lemminkäinen’s development required a clarification of the company structure and more standardised operating methods. The development towards one united Lemminkäinen started in 2010 with the merger of certain subsidiaries into Lemminkäinen Corporation and the centralisation of all activities under one trademark and brand.

The focusing on core business operations has continued after 2010. During 2010–2014, the company divested its roofing and concrete operations (Lemminkäinen Rakennustuotteet Oy) as well as its technical building services business (Lemminkäinen Talotekniikka Oy; former Tekmanni Oy). In 2013 and 2014, Lemminkäinen also divested its telecom network business, which focused on professional project management and implementation services for mobile telecom network projects around the world. After the divestments, the company continues to operate in infrastructure and building construction in the Baltic Sea region.

As of January 1, 2015, the infrastructure construction was divided into two business segments: Paving and Infra projects. As at the date of this Offering Circular, Lemminkäinen’s business operations are organised into four business segments: Paving, Infra projects, Building construction, Finland as well as Russian operations. In the autumn of 2015, Lemminkäinen decided not to start new development projects in building construction in Russia for the time being. During the third quarter of 2015, Lemminkäinen divested its road maintenance business in Norway and building construction business in Sweden.

On June 19, 2017, the Boards of Directors of Lemminkäinen and YIT agreed upon the combination of the two companies in a Combination Agreement and signed the Merger Plan, under which Lemminkäinen would merge into YIT through an absorption merger- in such a manner that all assets and liabilities of Lemminkäinen are transferred without a liquidation procedure to YIT. For more information on the Merger, see section “Merger of YIT and Lemminkäinen”.

Business segments

Lemminkäinen’s business is organised into four business segments: Paving, Infra projects, Building construction, Finland as well as Russian operations. As of January 1, 2017, Lemminkäinen changed its reporting structure by transferring the Paving segment’s Baltic operations to the Infra projects segment. The Paving segment includes paving and mineral aggregates operations in Finland, Sweden, Norway and Denmark. The Infra projects segment consists of rock engineering and civil engineering in Finland, Sweden and Norway as well as infrastructure construction in the Baltic countries.

Paving

Lemminkäinen is one of the leading paving providers in its main market areas. The company provides paving to different types of customer segments, such as states and municipalities, construction and industrial companies and other private sector customers as well as consumers. Approximately half of the segment’s net sales originate from public procurement by states and municipalities, however, there is some variation between the company’s operating countries. Mineral aggregates are also sold to private consumers, but the share of consumer sales is small.

Lemminkäinen offers paving for different purposes, such as highways, road network, airport runways and courtyards as well as special surfaces for bridges, landfills and industrial floors, among others. The company cooperates with its customers to produce pavements for especially demanding works, such as airport runways with special quality demands. In 2016, the company sold and paved nearly 7 million tons of asphalt mass7, and Finland represented approximately 52 per cent of the segment’s net sales.

Lemminkäinen’s paving fleet consists of approximately 90 stationary and mobile asphalt plants. The company moves asphalt plants and paving equipment across different markets according to the needs of the business. As of January 1, 2016, the mineral aggregate production was transferred to an independent business under the Paving segment. The company has a network of approximately 300 mineral aggregate sites in Finland, Sweden, Norway, Estonia and Lithuania. Lemminkäinen produces mineral aggregates for asphalt mass production and also as a raw material for building construction. The majority of the produced mineral aggregates are sold to external customers.

The company has a paving industry laboratory in all of its operating countries. The company’s Central Laboratory in Tuusula, Finland has been an active research and development laboratory for more than 20 years. The laboratory has developed new types of pavements and surfaces, such as dense asphalt, reclaimed asphalt, low-temperature asphalt and quiet asphalt.

Paving and mineral aggregate production are capital-intensive businesses that tie large amounts of capital to machinery and equipment, land areas and current assets. In recent years, Lemminkäinen has initiated a programme to rationalise the paving equipment fleet and divested the surplus equipment. In addition, as of 2014 the company has had a group-wide environment programme in paving. The programme focuses on increasing the energy efficiency of production by increasing the production of low-temperature asphalt, by decreasing the moisture content of mineral aggregate inventories and by decreasing the consumption of raw materials by utilising reclaimed asphalt.

In addition to paving, the company offers road maintenance services in Finland throughout the year. Typically, the agreements for the maintenance of the state road networkare agreed for multiple years at a time. During the third quarter of 2015, Lemminkäinen divested its road maintenance business in Norway.

18 Including the paving operations in Russia

Key financials

The following table presents the net sales, operating profit and order book of the Paving segment for the six months periods ended June 30, 2017 and June 30, 2016 and for the years ended December 31, 2016, December 31, 2015 and December 31, 2014.

	For the six months ended June 30,		For the year ended December 31,
	2017	2016[1]	2016[1]	2015 [1,2]	2014[2,3]
(in EUR millions, unless otherwise indicated)	(unaudited)		(unaudited)
Paving
Net sales	218.8	230.3	648.5	692.3	907.5
Operating profit / loss	-16.3	-9.7	20.8	15.8	32.2
Operating margin, %	-7.4	-4.2	3.2	2.3	3.5
Order book[4]	343.3	345.0	193.7	143.8	334.3
[1] Adjusted for the renewed segment structure as of January 1, 2017.
[2] Including the road maintenance business in Norway divested in the third quarter of 2015.
[3] Adjusted for the renewed segment structure as of January 1, 2015.
4 At the end of the period. Order book includes all work ordered by customers of which revenue has not been recognized.

Infra projects

Lemminkäinen provides a wide range of contracting services, including earthworks, road construction as well as foundation, civil and rock engineering. With its special machines and equipment, project management expertise and experienced machine operators, the company is able to design and execute demanding infrastructure construction projects, also for underground locations. The company conducts projects, such as road construction, bridge renovation and public transport solutions, for public sector customers. Private sector customers include companies in the energy, mining and construction industry, among others.

Lemminkäinen offers infrastructure construction and related services from design to handover and maintenance. Such projects often involve various forms on infrastructure construction and special works, such as concrete structures. The company offers projects in several contract forms of which public-private partnership projects are the most extensive.

The company has a strong position in special infrastructure contracting in Finland. The net sales and cash flows from the infrastructure project business are only partially seasonal. However, the risks associated with the infrastructure project business are also higher. In addition to Finland, the company has infrastructure business operations in Norway, Sweden and the Baltic countries. In 2016, Finland represented approximately 57 per cent of the segment’s net sales.

Key financials

The following table presents the net sales, operating profit and order book of the Infra projects segment for the six months periods ended June 30, 2017 and June 30, 2016 and for the years ended on December 31, 2016, December 31, 2015 and December 31, 2014.

	For the six months ended June 30,		For the year ended December 31,
	2017	2016[1]	2016[1]	2015[1]	2014[2]
(in EUR millions, unless otherwise indicated)	(unaudited)		(unaudited)
Infra projects
Net sales	201.7	181.6	426.2	445.3	286.0
Operating profit / loss	-1.8	0.3	12.5	12.9	7.2
Operating margin, %	-0.9	0.2	2.9	2.9	2.5
Order book[3]	371.8	361.3	271.6	269.0	214.5
[1] Adjusted for the renewed segment structure as of January 1, 2017.
[2] Adjusted for the renewed segment structure as of January 1, 2015.
3 At the end of the period. Order book includes all work ordered by customers of which revenue has not been recognized.

Building construction, Finland

Lemminkäinen is among the five largest and most experienced building constructors in Finland. The company offers solutions and services covering residential and non-residential construction, including logistics centres and industrial construction. The company is involved in both own development and construction projects and competitive and negotiated contracting, as well as public-private partnership projects and renovation construction services. The company focuses on construction projects in the Helsinki Metropolitan Area and other urban growth centres. The customers of building construction include private consumers, residential and other real estate investors, property developers, leaseholders, owner-occupiers, the state and municipalities.

Own development and construction

The majority of Lemminkäinen’s own development and construction projects are residential building projects. In 2017, the company’s largest own residential development and construction projects are located in the Helsinki Metropolitan Area, Tampere and Turku. The company has an own sales network for housing sales and it also employs external real estate agencies.

In addition, the company implements its own development and construction projects for non-residential buildings. Such projects are located in the growth centres in Finland, especially in the Helsinki Metropolitan Area, where the company’s latest non-residential and residential construction projects include the Töölönlahti area and the Jätkäsaari area, among others.

The company has a plot reserve for its own development and construction projects in Finland. Approximately one third of the plot reserve in terms of carrying value is located in the Helsinki Metropolitan Area. As at June 30, 2017, the total carrying value of the plot reserve in Finland was EUR 96.0 million.

Competitive and negotiated contracting

Tendering processes in competitive and negotiated contracting are typically organised for a group of construction companies. In recent years, the price competition has increased especially in the smaller competitive contracting projects. The company’s contracting business focuses on urban growth centres. The company’s recent contracting projects include the Helsinki-Vantaa Airport terminal expansion, the Kupittaa campus in Turku and the indoor sports centre in Turku, among others.

In negotiated contracting, the customer selects the constructor for the project and the parties negotiate for the terms of the project. Non-residential construction projects of the company are typically negotiated projects.

Renovation

The renovation construction industry is fragmented in nature and the margins are tight, especially in smaller projects and outside the Helsinki Metropolitan Area. Lemminkäinen offers renovation construction services mainly in the Helsinki Metropolitan Area for large and complex projects where it is competitive. Typically, the company’s wholesale refurbishment projects include modifications of office premises into apartments or modernisations of office premises. In wholesale refurbishment projects, the company is typically responsible for the project management. The recent major renovation construction projects in Helsinki include the renovation of the main building of the Finnish Parliament, the renovation of Eteläesplanadi 18 and the renovation of Etera’s headquarters in Western Pasila.

Public-private partnership projects

In public-private partnership projects, Lemminkäinen is responsible for the project’s overall design, construction, maintenance services, refurbishment investments and other outsourced services, among others. Based on the project agreement, the company maintains the premises in good condition in order to improve comfort, safety, energy-efficiency and functionality. The content of maintenance agreements varies between projects. A typical public-private partnership project covers 25 years, making the model most suitable for large construction and renovation projects in the public sector. Recent examples of public-private partnership projects include schools in Parkano, Pudasjärvi, Hollola and Porvoo, among others.

Key financials

The following table presents the net sales, operating profit and order book of the Building construction, Finland segment for the six months periods ended June 30, 2017 and June 30, 2016 and for the years ended December 31, 2016, December 31, 2015 and December 31, 2014.

	For the six months ended June 30,		For the year ended December 31,
	2017	2016	2016	2015	2014
(in EUR millions, unless otherwise indicated)	(unaudited)		(unaudited, unless otherwise indicated)
Building construction, Finland
Net sales	269.6	254.1	581.2[2]	537.8[2]	539.0[2]
Operating profit / loss	8.5	3.0	17.2[2]	12.9[2]	9.3[2]
Operating margin, %	3.1	1.2	3.0	2.4	1.7
Order book[1]	885.2	730.2	698.2	760.6	687.1
1At the end of the period. Order book includes all work ordered by customers of which revenue has not been recognized. In residential building projects, the project is included in the order book once the so called RS capacity, according to the Housing Transactions Act, has been reached and the sale of the apartments can begin. The residential housing projects are excluded from the order book once they are completed.
[2] Audited.

Russian operations

Lemminkäinen has operated in Russia for over 40 years. The company is involved in building construction in St. Petersburg and in paving in the St. Petersburg and Moscow regions. According to its strategy, the company has decided not to start new own development projects in building construction in Russia for the time being. Instead, it seeks possibilities to negotiated contracting in building construction. In paving, the company operates mainly as a subcontractor and contractor of special works. At present, Lemminkäinen’s largest customers in Russia include real estate investors and infrastructure constructors, to whom Lemminkäinen provides paving services as a subcontractor.

Contracting

The company offers negotiated contracting in building construction in St. Petersburg to selected customers, such as industrial companies and real estate investors. At present, the company’s largest negotiated building contracting project is the Baltic Pearl in St. Petersburg.

Paving

In Russia, Lemminkäinen concentrates on the paving business primarily in the St. Petersburg and Moscow regions. Due to the large size of typical road construction projects, the company usually operates as a subcontractor for a Russian infrastructure constructor and is responsible only for certain parts of the project, such as paving, special surfaces and water insulations. The company aims to increase the turnover of special works, such as special surfaces for bridges as well as water insulations.

Key financials

The following table presents the net sales, operating profit and order book of the Russian operations segment for the six months periods ended June 30, 2017 and June 30, 2016 and for the years ended December 31, 2016, December 31, 2015 and December 31, 2014.

	For the six months ended June 30,		For the year ended December 31,
	2017	2016	2016	2015	2014
(in EUR millions, unless otherwise indicated)	(unaudited)		(unaudited, unless otherwise indicated)
Russian operations
Net sales	31.3	17.9	54.5[2]	136.7[2]	196.1[2]
Operating profit / loss	-1.1	-1.2	-3.8[2]	2.9[2]	19.7[2]
Operating margin, %	-3.5	-6.8	-7.0	2.1	10.1
Order book[1]	101.0	59.3	101.7	7.0	86.4
1 At the end of the period. Order book includes all work ordered by customers of which revenue has not been recognized. [2] Audited.

Procurement of materials and services

For certain shared procurement categories, Lemminkäinen utilises a centralised procuring model to achieve economies of scale. The largest categories of centralised procuring are equipment, energy and transportation. The purchases of the business segments are managed centrally and implemented regionally depending on the material to be acquired.

The main raw materials of the Paving segment are bitumen and mineral aggregates, of which bitumen is procured centrally. The purchases are carried out in each country with local suppliers. In addition, the company has its own mineral aggregate production in Finland, Sweden, Norway, Estonia and Lithuania.

In the Infra projects segment, the centrally managed procuring often includes demanding overall solutions, such as bridge or illumination solutions, or imported goods and services. Local procuring is implemented as projects either based on annual agreements or by local tendering.

In the Building construction, Finland, the centrally procured materials and services are covered by annual agreements, which are applied regionally. In addition, Lemminkäinen tenders project specific procurements.

The Russian operations make the majority of their purchases with local suppliers in Russian roubles. In Russia, logistics represent a significant share of raw material costs due to the long distances. The Russian operations cooperate with the Paving segment in the procurement of asphalt plants, bitumen, mineral aggregates, energy and machinery and equipment.

Property, plant and equipment

Land and mineral aggregate areas

Lemminkäinen has approximately 300 mineral aggregate sites in Finland, Sweden, Norway, Estonia and Lithuania. The majority of the sites are located in Finland and Norway. The products quarried from the sites are rock and the products taken from the sites are natural mineral aggregates such as sand and gravel. As at June 30, 2017, the carrying value of the company’s mineral aggregate sites was EUR 20.3 million.

In addition to mineral aggregate sites, the company owns other land areas, which are mainly used as locations for asphalt plants and storages. As at June 30, 2017, the carrying value of these land areas was EUR 8.8 million.

Machinery and equipment

The company’s material machinery and equipment are the machinery and equipment used by the Paving segment. The company has approximately 90 asphalt plants, the majority of which are owned by the company, while some are leased with financial leasing agreements. The majority of the plants are located in Finland and Norway. The largest asphalt plant of the company is the Sammonmäki plant in Tuusula, Finland. Sammonmäki is also one of the largest asphalt plants in the Nordic countries. Apart from the asphalt plants, the company has no other production facilities of material importance.

In the paving business, the company’s material machinery and equipment include asphalt pavers, asphalt rollers and asphalt milling equipment. In the mineral aggregates business, Lemminkäinen uses various crushing equipment, excavators and wheel loaders. The company has machinery and equipment for special infrastructure construction projects, such as tunnel drills and stabilisation equipment. The machinery and equipment are movable and can thus be employed across the company’s operating markets. The building construction business in Finland and Russia rents the necessary machinery and equipment, such as cranes. As at June 30, 2017, the carrying value of the company’s machinery and equipment was EUR 91.8 million of which the carrying value of machinery and equipment leased under finance leases was EUR 31.2 million.

Office premises

Lemminkäinen operates mainly in leased office premises, which are recorded as operating leases. The most significant office premises of the company are the company’s head office in Salmisaarenaukio 2, Helsinki, Finland. The company has a wide office network in Finland, Denmark and Norway that consists of approximately 40 office premises in Finland, 10 individual office premises in Denmark and approximately 20 office premises Norway. In addition to the office premises, the company has machinery and equipment warehouses in the main operating countries. The following table presents the head offices by country:

Office premises	Purpose of the premises	Approximate size	Ownership
Salmisaari head office, Helsinki, Finland	Head office of Lemminkäinen Group	6,828 sqm	Leased
St. Petersburg, Russia	Lemminkäinen Russia head office	1,215 sqm	Leased
Oslo, Norway	Lemminkäinen Norway head office	500 sqm	Leased
Silkeborg, Denmark	Lemminkäinen Denmark head office	600 sqm	Owned
Stockholm, Sweden	Lemminkäinen Sweden head office	630 sqm	Leased
Riga, Latvia	Lemminkäinen Latvia head office	700 sqm	Leased
Tallinn, Estonia	Lemminkäinen Estonia head office	1,825 sqm	Owned
Vilnius, Lithuania	Lemminkäinen Lithuania head office	660 sqm	Owned

ICT

Lemminkäinen supports its business targets and customer relationships with information technology solutions. The most important information technology solutions for the company’s business operations are ERP and financial reporting systems. The company’s centralised Strategy, Development and ICT function is responsible for the company’s ICT infrastructure, services and centralised ICT solutions. The company is harmonising its ICT infrastructure and solutions group-wide, excluding Russia for legislative reason. With the harmonisation, the company seeks economies of scale and supports the continuity of business operations.

The company has adopted an information security principle approved by the Group Executive Team. The compliance with the principle is monitored as a part of risk management procedures as well as with internal and external audits.

Research and development

Lemminkäinen’s business segments are responsible for their own research and development activities. In 2014–2016, research and development activities mainly focused on the development of production technologies and energy efficiency, the improvement of operational efficiency as well as project-related development work. In addition, the company implemented measures to support utilisation of digitalisation in its operations.

Lemminkäinen has a paving laboratory in all of its operating countries focusing on paving related research and development. Lemmikäinen’s Central Laboratory is located in Finland. The company strives to increase the share of low temperature and reclaimed asphalt in its operations.

The following table presents the company’s expenditure on research and development for the years ended December 31, 2016, December 31, 2015 and December 31, 2014.

Research and Development expenditure of Lemminkäinen (per cent of net sales)
For the year ended December 31, (unaudited)
2016	0.2
2015	0.2
2014	0.5

Intellectual property

The intellectual property rights of Lemminkäinen include patents, trademarks and domain names. The intellectual property rights of the company are owned by Lemminkäinen Corporation or its subsidiaries. The company manages its intellectual property rights systematically and, when necessary, enforces them in order to support the business.

The company has registered the trademark Lemminkäinen as a word mark and/or a figurative mark in the EU, Finland and some other countries. In addition, the company has registered some less material trademarks. Lemminkäinen’s business operations, financial position or results of the operations are not in a material way dependent on any individual intellectual property rights nor are intellectual property rights material to the company’s business.

Environmental and occupational health and safety matters

Lemminkäinen has confirmed the long-term targets for its corporate responsibility, the main goal being to improve sustainable operating methods in all operations. The targets include, inter alia, zero occupational accidents, deploying Lemminkäinen-level standards for safety, work ability management and career planning to ensure life-long working ability, improving energy-efficiency and increasing material efficiency and recycling. In addition, the company’s Finnish businesses have signed the Energy Efficiency Agreement for Industries, where the company is committed to decreasing its energy consumption by 7.5 per cent by 2025.

Environment

Most of Lemminkäinen’s environmental footprint comes from the paving and mineral aggregates production, where Lemminkäinen strives to develop sustainable products and operating methods. Lemminkäinen aims to increase the amount of reclaimed asphalt in its production. By recycling old asphalt and turning it into reclaimed asphalt, Lemminkäinen can save mineral aggregates and bitumen, which is an oil-based product used as a binder in asphalt. Moreover, the reduced need for using and transporting mineral aggregates and bitumen also reduces carbon dioxide emissions. Lemminkäinen’s target is to increase the share of reclaimed asphalt in its asphalt production to 25 per cent of raw materials by 2025. In 2016, Lemminkäinen used over one million ton of old asphalt, representing approximately 15 per cent of raw materials used in asphalt production. The company also contributes to the environmental work in its industry: for example, in 2016 the company participated in the development of carbon dioxide footprint calculation methods for the paving industry in Finland, Sweden and Norway.

The company’s goal is to enhance the recycling of raw materials and to utilise waste generated as a by-product of construction projects to an increasing extent. For example, the company strives to find new applications for excavated masses by utilising, for example, blasted rock from tunnel works as a raw material in foundations and asphalt production. In addition, the company recycles water in tunnel drilling, minimizing the need for clean water.

The company strives to decrease environmental impact of its production by developing, among others, production processes and efficiency of various work phases with regard to machinery usage. For example, Lemminkäinen monitors groundwater quality and level in the company’s mineral aggregates sites. The company also monitors environmental impacts of large construction projects, such as the Tampere Rantaväylä tunnel, completed in 2016, during which the quality of air and water, among other things, was observed.

In addition to laws and regulations, the mineral aggregates and paving operations are regulated by environmental and soil excavation permits. Lemminkäinen strives to minimize the impact of its mineral aggregates sites on the surroundings with various measures, including noise and protection barriers and stable and impermeable support areas. The company strives to carry out excavation work in a manner that minimises dust. For sites not used any more, Lemminkäinen prepares an after-care plan covering nature, landscape, groundwater and the land use plan in the area.

Occupational health and safety

The goal of Lemminkäinen’s occupational safety measures is to create a safe working environment for all employees and subcontractors. Lemminkäinen is committed to the occupational safety principles of the Confederation of Finnish Construction Industries RT, which aims to accelerate the construction industry’s progress towards the zero-accident target. The company monitors the accident frequency rate monthly and makes action plans accordingly. In 2016, Lemminkäinen’s site accident rate for own personnel was 8.6 (accidents resulting in an absence of more than one day / million working hours). The company also monitors subcontractors’ accident frequency rates. The company aims to decrease the accident frequency rate again in all of its operations from 2017 onwards, and business-specific action plans have been prepared for this purpose.

The company invests in the prevention of workplace accidents and trains its personnel in occupational safety issues. Comprehensive safety training aims to reduce accident risks and help Lemminkäinen employees to incorporate safety awareness into their daily work. With construction site induction training, Lemminkäinen aims to ensure that both the company’s employees and subcontractors know the safety practices of the site. Personal protective equipment is mandatory at all of the company’s construction sites, also for subcontractors. Lemminkäinen conducts regular safety inspections at construction sites, analysing the risks of the site as well as determining appropriate occupational safety measures.

Safety communications and continuous safety-related dialogue are key elements in the safe working practices of the company. Topical safety issues are discussed together with employees and subcontractors at mandatory weekly site meetings. In order to prevent accidents in the future, the company removes deficits in its work sites based on observations made by its employees, among others.

Lemminkäinen investigates each serious accident thoroughly, examines the root causes of the accident and determines ways of working that could have prevented the accident. The company also shares information about accidents in order to prevent similar accidents from occurring in the future.

Lemminkäinen cooperates with other industry operators in developing occupational safety. In addition, the company is actively involved in promoting occupational safety work in the construction industry.

The following table presents statistics on occurred occupational accidents in Lemminkäinen’s operations during the years 2014 to 2017:

	For the six months ended June 30,	For the year ended December 31,
	2017	2016	2015	2014
Occupational accidents
Accident frequency rate (accidents/million working hours)	7.1	8.6	7.2	6.9
Fatal accidents[1]	2	0	0	1
[1] Fatal accidents of Lemminkäinen employees on Lemminkäinen’s sites. For the year 2017, the amount of occurred accidents is until July 31, 2017.

In paving, a substansial safety risk is the by-passing traffic of the paving sites, which can cause serious injuries or fatal accidents, for example in 2017 two fatal accidents involving employees of Lemminkäinen have occured at Lemminkäinen paving sites in Russia. Both Lemminkäinen own employees as well as other road users may be subject to this risk. The risk is mitigated by careful planning, traffic arrangements as well as different warning lights and signs, but the risk cannot be completely excluded as the roads are kept open during the paving works.

Organisation

Organisational structure

At the date of this Offering Circular, the Lemminkäinen Group consists of the parent company Lemminkäinen Corporation and several subsidiaries and associates in different countries. Lemminkäinen Corporation is responsible for, inter alia, the management of the group as well as group-level financing and accounting function, HR, legal affairs as well as communications and marketing. The business operations of the group are carried out by several of Lemminkäinen Corporation’s local subsidiaries that employ local resources and use local operating models. In addition to Finland, Lemminkäinen operates mainly in Sweden, Norway, Denmark, Russia and the Baltic countries.

The business segments are responsible for the daily business operations and implementation of Lemminkäinen’s strategy. Business line directors and country managers report to the Executive Vice Presidents of the business segments. Project managers are responsible for project management and the financial results of the projects. Projects are monitored in the management teams of the business segments.

Group legal structure and the most significant subsidiaries

Lemminkäinen Corporation is the parent company of the group. As at June 30, 2017, the company had a total of 25 subsidiaries. The following table presents the most significant subsidiaries of Lemminkäinen Corporation as at June 30, 2017. A list of all subsidiaries of Lemminkäinen as at December 31, 2016 is in the financial statements for the year January 1, 2016 to December 31, 2016, incorporated in this Offering Circular by reference.

Most significant subsidiaries of Lemminkäinen Corporation	Group shareholding (per cent)	Country of incorporation
Lemminkäinen Talo Oy	100.0	Finland
Lemminkäinen Infra Oy	100.0	Finland
UAB Lemminkainen Lietuva	99.9	Lithuania
OOO Lemminkäinen Stroy	100.0	Russia
Artic Pukk & Grus AS	100.0	Norway
Asfalt Remix AS1	75.0	Norway
Lemminkäinen A/S	100.0	Denmark
Lemminkäinen Eesti AS	100.0	Estonia
Lemminkäinen Norge AS	100.0	Norway
Lemminkäinen Sverige AB	100.0	Sweden
SIA Lemminkainen Latvija	100.0	Latvia
[1] Lemminkäinen has an obligation to redeem the non-controlling interest of Asfalt Remix AS within an agreed period for which reason the share of the non-controlling interest has not been recognised in the statement of financial position. The obligation has been measured at fair value and recorded as a liability in the consolidated statement of financial position. The amount of the liability is not material. Lemminkäinen has on August 8, 2017 signed a letter-of-intent regarding the sale of Asfalt Remix AS to the non-controlling owners of the company.

Personnel

Lemminkäinen employed 5,960 people as at June 30, 2017, an increase of 569 people, or 10.6 per cent, as compared to June 30, 2016. The amount of personnel in the end of the first half of the year is affected by the amount of seasonal employees in paving. As at June 30, 2017, 3,140 of the personnel were located in Finland, 846 people in Russia, 1,081 people in Sweden, Norway and Denmark, 886 people in the Baltic countries and 7 people in other countries. At the end of 2016, the company employed 4,244 people, an increase of 185 people on the previous year. Of the personnel, 1,947 were white-collars and 2,297 blue-collars.

The following tables present the company’s personnel per business segment and per country as at June 30, 2017 and June 30, 2016 as well as at December 31, 2016, December 31, 2015 and December 31, 2014.

	As at June 30,		As at December 31,
	2017	2016[1]	2016[1]	2015[1]	2014[2]
Personnel per business segment at the end of the period
Paving[4]	2,355	2,328	1,412	1,422	2,225[3]
Infra projects	1,484	1,392	1,212	1,165	439[3]
Building construction, Finland	1,137	1,087	1,048	947	1,038
Russian operations	846	439	425	405	635
Parent company and other operations	138	145	147	120	411[3]
Total	5,960	5,391	4,244	4,059	4,748
[1] Based on the renewed segment structure as of January 1, 2017.
[2] The figures for 2014 include the road maintenance business in Norway and building construction business in Sweden, which the company divested in the third quarter of 2015.
[3] Based on the renewed segment structure as of January 1, 2015.
[4] Paving segment’s personnel as at June 30, 2017 includes approximately 530 seasonal employees and as at June 30, 2016 approximately 460. During years 2016, 2015 and 2014 Lemminkäinen has had the following amount of seasonal employees: year 2016 approximately 920, year 2015 approximately 780 and year 2014 approximately 850.

	As at June 30,		As at December 31,
	2017	2016	2016	2015	2014[1]
Personnel per country at the end of the period
Finland	3,140	3,067	2,349	2,204	2,286
Sweden, Norway and Denmark	1,081	1,066	829	804	1,155
The Baltic countries	886	808	632	625	642
Russia	846	439	425	405	635
Other countries	7	11	9	21	30
Total	5,960	5,391	4,244	4,059	4,748
[1] The figures for 2014 have been adjusted for Finland and Other countries.
In 2015, the major change in the number of personnel in comparison to the year 2014 resulted from the divestment of the road maintenance business in Norway and building construction business in Sweden. In addition, co-operation negotiations have been conducted in the company during all the years covered by the historical financial information.

Material agreements

Except for the Merger Plan described in section “The Merger of YIT and Lemminkäinen – Merger Plan” and the Combination Agreement described in section “The Merger of YIT and Lemminkäinen – Combination Agreement”, there are no other agreements (other than agreements entered into in the ordinary course of business) that are, or may be, material and that have been entered into by any member of the Lemminkäinen group during the  two years immediately preceding the date of this Offering Circular or that contain any provision under which any member of Lemminkäinen group has any obligations or entitlement that is material to the Lemminkäinen group as at the date of this Offering Circular.

Insurance

Lemminkäinen maintains insurance coverage that is customary in the construction industry, including construction and erection all risks insurance and liability insurance for construction sites, which cover, inter alia, accidents and other risks related to the operations of building sites. In addition, the company has various compulsory local insurance policies and insurance policies that fulfil national insurance requirements. The company also maintains insurance coverage for, among other things, property damage, business interruption, product and general liability, transported goods, directors’ and officers’ liability and damage caused by a criminal act on the part of the company’s officers, employees or someone outside the company.

The company views that its insurance coverage is in line with other companies in the same industry, that the coverage is sufficient, considering the risks that are normally associated with the company’s business, and in accordance with the statutory and contractual requirements of the company. However, the company does not guarantee that it is not adversely affected by damage despite such insurance coverage.

Legal proceedings

Lemminkäinen operates in several countries and from time-to-time disputes arise in the course of the day-to-day operations of the company. Except for the proceedings related to the asphalt cartel and quality concerns related to ready-mixed concrete as set forth below, Lemminkäinen has not been party to any material litigation, arbitration proceedings or administrative proceedings within the past twelve months that may have a material effect on the financial position or profitability of Lemminkäinen, and Lemminkäinen is not aware of any such proceedings being pending or threatened.

The company is also involved in legal proceedings related to quotas for the amount of reclaimed asphalt.  The company has estimated that the legal proceedings relating to quotas for the amount of reclaimed asphalt and quality concerns related to ready-mixed concrete will not have a material effect on Lemminkäinen’s financial position or profitability.

Legal proceedings regarding damages related to the asphalt cartel

On November 28, 2013, the District Court of Helsinki gave its decisions in the legal proceedings concerning damages related to the asphalt cartel. The capital amount of the claims against Lemminkäinen, partly based on alleged joint and several liability together with the other asphalt industry companies, amounted to a total of approximately EUR 121 million. Regarding the partly accepted 35 claims, the District Court ordered the defendants to pay in total approximately EUR 60 million, of which damages amounted to approximately EUR 34 million and interest and legal expenses to approximately EUR 26 million. Among the defendants, Lemminkäinen’s share of the damages awarded to the claimants amounted to approximately EUR 48 million, of which damages of approximately EUR 26 million and interest and legal expenses of approximately EUR 22 million. Lemminkäinen paid its share of the damages and costs ordered by the District Court in January 2014. In addition, Lemminkäinen paid, on the basis of joint and several liability, approximately EUR 10 million in damages and costs ordered for another defendant that was expected to be unable to pay its share.

Lemminkäinen appealed on March 31, 2014 to the Court of Appeal against all 35 decisions in which the claimants’ claims were partly accepted. Altogether 23 claimants (22 municipalities and the Finnish State) lodged appeals with the Court of Appeal. On October 20, 2016, the Court of Appeal of Helsinki gave its decisions in the legal proceedings concerning the damages related to the asphalt cartel. Regarding the 37 claims against Lemminkäinen, Lemminkäinen and other asphalt industry companies are entitled to receive reimbursements in total approximately EUR 20 million (consisting of capital amount of approximately EUR 14 million less as well as interest and legal expenses of approximately EUR 6 million less than according to the decisions of the District Court). Of these reimbursements, Lemminkäinen is entitled to receive refunds (based on Lemminkäinen’s own share and those shares of other defendants that Lemminkäinen has paid) in total approximately EUR 19 million consisting of capital as well as interest and legal expenses. Lemminkäinen recorded the reimbursement as income in its fourth-quarter result in 2016.

Lemminkäinen has as such deemed the claims for damages unfounded. Lemminkäinen has requested leave to appeal from the Supreme Court concerning Helsinki Court of Appeal’s decisions regarding those claims, where the claimants’ claims were partly accepted and where Lemminkäinen did not reach a settlement with the claimants after the Helsinki Court of Appeal’s decisions. Lemminkäinen has settled with 17 municipalities and the State of Finland. The parties agreed not to request leave to appeal from the Supreme Court or to withdraw their leave to appeal concerning the Helsinki Court of Appeal’s decisions.

Concerning Lemminkäinen, there are still 13 pending requests for leave to appeal submitted by Lemminkäinen as well as 19 requests for leave to appeal submitted by municipalities in the Supreme Court concerning the Helsinki Court of Appeal’s decisions on October 20, 2016 regarding damages related to the asphalt cartel.

In addition, Lemminkäinen has been served summons regarding 21 claims against Lemminkäinen and other asphalt companies for damages. The capital amount of these claims is approximately EUR 26 million, for which Lemminkäinen has made a provision based on the Helsinki Court of Appeal’s decisions. This provision was worth approximately EUR 5.2 million in the consolidated balance sheet as at June 30, 2017.

Legal proceedings related to quotas for the amount of recycled asphalt used

On June 11, 2015, the district court of Tuusula acquitted Lemminkäinen and two of its employees of environmental infraction charges related to the quotas for the amount of recycled asphalt used in asphalt production, as defined in the environmental permits of the company’s Sammonmäki asphalt plant. The prosecutor demanded a confiscation of illegal profit of EUR 3.4 million and a corporate fine of at least EUR 120,000 from Lemminkäinen. The court ruled that neither Lemminkäinen nor the two employees were guilty of an environmental infraction. The prosecutor and the Centre for Economic Development, Transport and the Environment (ELY Centre) appealed against the decisions of the District Court.

On April 11, 2017, the Helsinki Court of Appeal gave its decision concerning the environmental infraction charges. The Court of Appeal amended the District Court of Tuusula’s liberating decision from June 2015 regarding environmental infraction charges against Lemminkäinen and two of its employees. As the District Court, the Court of Appeal has viewed that the use of recycled asphalt in asphalt production does not spoil the environment. However, the defendants who were responsible for operating the Sammonmäki asphalt plant had neglected the compliance with the environmental permit as the asphalt plant had used more recycled asphalt than allowed in the environmental permit. Therefore, the two Lemminkäinen employees have been sentenced to fines for breaching the environmental protection law.

In addition, Lemminkäinen has been sentenced to a confiscation of illegal profit of EUR 3.4 million, which, according to the Court of Appeal, the company has saved in its production costs by exceeding its recycled asphalt quotas. Lemminkäinen recorded the debt in its first quarter result of 2017. The claim related to the corporate fine was rejected.

Lemminkäinen has as such deemed the claim without foundation. The company and one of its employees have requested leave to appeal from the Supreme Court in June 2017.

Quality concerns related to ready-mixed concrete

In its construction business Lemminkäinen uses as a raw material, among other things, ready-mixed concrete. During the year 2016, especially in some infrastructure construction projects, suspicions have arisen that the ready-mixed concrete used in Finland would not entirely fulfil the predetermined quality requirements. As discussed in public in Finland, some quality problems have arisen for example during the construction of the concrete deck of the T3 building of Turku University Hospital, where Lemminkäinen is the project management contractor. It is claimed that the ready-mixed concrete would not fulfill the quality requirements, which even has led to the demolition of some structures.

The Hospital District of Southwest Finland, as client in the project for the construction of the concrete deck of the T3 building of Turku University Hospital, has presented claims for damages to Lemminkäinen relating to the quality of the ready-mixed concrete. The capital amount of these claims was approximately EUR 17 million as at June 30, 2017.

According to Lemminkäinen, the responsible party for the quality of the concrete is the supplier. Consequently, Lemminkäinen has filed a claim to the District Court of Helsinki for compensation from the supplier, Rudus Oy, regarding the expenses relating to possible quality deviations. The capital amount of the claim is currently approximately EUR 20 million. Lemminkäinen has not made any provisions for the claims.

Operating and financial review and prospects of Lemminkäinen

The following review of Lemminkäinen’s financial position and results of operations should be read in conjunction with Lemminkäinen’s audited consolidated financial statements as at and for the years ended 31 December 2016, 31 December 2015 and 31 December 2014 and with the unaudited half-year financial report as at and for the six months period ended June 30, 2017 including the unaudited comparative consolidated financial information for the six months period ended June 30, 2016, all of which are incorporated by reference to this Offering Circular as well as the information relating to Lemminkäinen’s business operations  included elsewhere in this Offering Circular. More information on the basis of preparation of Lemminkäinen’s audited consolidated financial statements is presented in section “Presentation of Financial Information” and “ – Critical Accounting Policies”. The financial information presented in this review does not take into account the Merger or the Combined Company’s results of operations or financial position or refinancing under New Financing Agreements. The section “Unaudited Pro Forma Financial Information” contains Unaudited Pro Forma Financial Information reflecting the situation as if the Merger had been completed at a prior date.

The following review includes forward-looking statements that reflect the current view of Lemminkäinen’s management and involve inherent risks and uncertainties. Lemminkäinen’s actual results of operations and financial position could differ materially from those presented in such forward-looking statements as a result of many factors described below and elsewhere in this Offering Circular, particularly in “Risk factors”. See “Forward-looking Statements”.

Operating environment in January – June 2017

The following review of Lemminkäinen’s operating environment is based on the estimates made by Lemminkäinen’s management as at the date of this Offering Circular.

Demand for Lemminkäinen’s services and solutions is affected by various global trends and market drivers. In the paving business, demand is affected especially by public sector investments in road network maintenance, price of oil, development of urban growth centres and weak infrastructure in the Baltic countries. In infrastructure construction, urbanisation, industrial investment and weak infrastructure in the Baltic countries, have an effect on the demand, among others. In building construction, urbanisation, share of apartments in investment assets and renovation needs of the building stock have an effect on the demand. The operating environments in Lemminkäinen’s main markets vary depending on the region and market in question. The operating environment according to the main market areas is described below.

Operating environment – Finland

In building construction, the overall market situation was stable during the first half-year period of 2017. Residential construction was brisk, and demand still focused on small apartments in urban growth centres. Investors’ demand remained stable and consumer sales picked up. Individual large projects and public sector projects maintained demand for non-residential construction. In the paving business, the state investments in paving remained at the same level as in 2016. In Finland, infrastructure construction was supported by projects in urban growth centres.

Operating environment – Scandinavia

In Norway and Sweden, the infrastructure construction market is strong due to several major ongoing or planned infrastructure projects. In Sweden the paving market was solid in the first half-year period of 2017 and in Norway state investments increased. In Denmark, price competition remained intense.

Russia and the Baltic countries

In Russia, economic growth is at a low level, affecting also investments in the construction industry. In negotiated contracting in building construction, reliability of the contractor remains a competitive advantage. The company’s paving business in Russia was maintained by construction and repair projects on major roads. During the first half-year period of 2017, the infrastructure construction market in the Baltic countries has started to grow.

Key factors affecting the results of operations

General

The results of Lemminkäinen’s business operations are influenced by a number of factors that are either mainly outside the company’s influence, or external, or within the company’s influence, or internal, in nature. The following list presents the key factors that in the view of the company may have an impact on the results of its operations.

Internal factors:

•	Execution of strategy

•	Operational efficiency

•	Project management

•	Recruitment and commitment of key personnel and project managers

•	Revenue split between different businesses

External factors:

•	General market situation in the construction industry

•	Demand for infrastructure construction in the public and private sector

•	The Finnish housing market

•	Competitive situation in the industry

•	Utilisation rates of asphalt plants

•	Seasonality of the business

•	Risks and uncertainties related to operating in Russia

•	Permitting and authority approval processes

•	Prices of key raw materials

•	Availability of plots

The review below describes the key factors that affect the results of the company’s operations.

Internal factors

Execution of strategy

As a part of its strategy, Lemminkäinen has during the recent years completed several restructuring programs and programs aimed at improving operational efficiency of the business. The target has, among others, been to improve operational efficiency, reduce the costs and improve management of the net working capital and operational processes.

In line with its strategy for 2016–2019, Lemminkäinen continues to strengthen its balance sheet structure, and as the strategy period progresses, the company aims at improved competitiveness and profitable growth. In order to strengthen its balance sheet and improve capital efficiency, the company focuses investments, boosts housing sales and releases capital through improved internal processes and procedures. In the near future, the company strives to improve its competitiveness in all business segments, building a foundation for profitable growth.

The company’s ability to achieve and maintain targeted cost savings, operational efficiency and other targets affects the company’s results of operations.

Ability to operate efficiently and the effective use of resources

Operational efficiency, effective use of resources and the turnover rate of plots are particularly important in capital intensive businesses, such as paving, and in markets with a tight margin environment. Lemminkäinen has mobile asphalt plants and paving fleets, which the company considers to be a competitive advantage. To improve competitiveness of its operations and effective use of resources, the company has streamlined its operating models and improved efficiency of its processes during the recent years.

Project management

The performance of individual projects is dependent on successful project management. This includes, for example, project pricing and accounting, project planning, project cost control, claims management as well as the ability to follow-up project performance and react to deviations. Competent project managers and the necessary project management processes and tools are essential to the performance of individual projects.

Recruitment and commitment of key personnel and project managers

The availability and commitment of key personnel is one of the company’s key success factors. The availability of competent project management resources is important particularly in large and demanding infrastructure and building construction projects. In order to grow its infrastructure construction business, the company needs to recruit new project management resources particularly in Sweden and Norway.

Revenue split between different businesses

Lemminkäinen’s business comprises four business segments: Paving, Infra projects, Building construction, Finland as well as Russian operations. More information on the split of Lemminkäinen’s net sales between the business segments is presented in section “– Results of operations”. The company seeks growth particularly in infra projects. In paving, the company’s target is to maintain its position in its main market area, as well as to improve operational efficiency and efficient use of capital.

The company’s building construction business in Finland includes its own development and construction projects, negotiated contracting and competitive contracting projects. The risk profile of own development and construction projects is different from contracting due to the capital tied to plot investments and market risks associated with unsold completed apartments. The company’s non-residential development and construction projects are typically sold to investors at the latest during the initial stages of construction and the market risks are therefore lower.

External factors

General market situation in the construction industry

The total volume of the construction industry is dependent on the general economic situation. In addition to public sector spending, the private sector also creates demand for construction. Actors in the private sector that are most relevant to the company include processing and energy industry companies, commercial investors as well as other construction companies and developers.

Demand for infrastructure construction in the public and private sector

The main demand drivers of infrastructure construction are the state of public sector finances and the level of public sector spending on infrastructure construction, urban growth centre development, the level of building construction (impacts especially foundation engineering and earthworks), construction, development and maintenance of traffic infrastructure, and private sector investments in key infrastructure sectors, such as the energy, transport and mining sectors.

The Finnish housing market

The key drivers behind the demand for apartments in Finland are migration, urban growth centre development, consumer purchasing power and the interest rates and availability of mortgages. In addition, the sales times for old apartments and houses and the development of housing prices influence the demand for residential construction.

Competitive situation in the industry

Lemminkäinen’s competitive environment evolves continuously and there have been changes in the competitive environment in recent years. For example, new types of specialised and smaller competitors have entered the market offering construction services based on modular building elements or focusing only on a certain area of construction, such as renovations. Due to their smaller size, such competitors can quickly adapt their operations in changing market conditions. The robust demand in the Swedish and Norwegian infrastructure construction markets in recent years, on the other hand, has attracted competitors from around Europe and thus increased price competition in Scandinavia.

Utilisation rates of asphalt plants

Achieving a sufficient utilisation rate of an individual asphalt plant is a key to profitability in paving. In addition to increased demand, higher utilisation rates can also be achieved, e.g., by optimizing fleet size and locations.

Seasonality of the business

The seasonality of certain business operations of the company affects the amount and timing of the company’s results. Time of year has a significant effect on the length of the working seasons in paving and mineral aggregates businesses, which affects the company’s result and its timing. The working seasons of these businesses and, consequently, the majority of the results, is generated in the second and third quarters of the year. In addition, the road construction projects of the Infra projects segment in the Baltic countries are seasonal, and the foundation works of the same segment may experience slight seasonal fluctuation due to the timing of building construction projects. Own development and construction projects create seasonal fluctuation in the company’s results, as the revenue generated by them is recognised on the basis of selling rate only after the project is completed.

Risks and uncertainties related to operating in Russia

Operating in Russia involves certain risks that are not as relevant in, for example, the Nordic countries. Regional political dynamics can have a significant impact on decisions concerning infrastructure projects as well as planning and zoning, and may lead to changes in the company’s operating environment that are hard to predict. The legal system, administrative procedures and interpretation of law enforcement mechanisms also involve more uncertainty. Currently, the growth outlook of the Russian economy remains uncertain and forecasting the operating environment has become more difficult. The underdevelopment of Russian internal financial markets and financing instruments and possible inability to attract foreign financing may lead to the reduction of infrastructure and building construction in Russia. The volumes in infrastructure construction is also affected by the state financing which is dependent on the oil price. In order to maintain a moderate risk level in Russian operations, Lemminkäinen will not start new development projects in building construction in Russia for the time being. For more information on these risks, see section “Risk factors”.

Permitting and authority approval processes

The company requires a substantial number of permits and other authority approvals in paving, extraction of mineral aggregates and new residential development and construction projects. The receipt of such permits, such as permits related to mineral aggregates, land usage and building permits as well as the timing of the receipt of such permits may influence the timing of net sales and the results of the company’s business operations.

Prices of key raw materials

Lemminkäinen uses a high amount of oil-based raw materials in paving and as a source of energy. Bitumen is the company’s most important raw material. The price of bitumen is tied to the market price of oil. The company employs short-term contracts, specific agreement terms (e.g. price indexation) and derivatives to manage the risks associated with the price of oil. The company also strives to increase the use of recycled asphalt as a raw material. In addition, logistics costs and the price of mineral aggregates constitute significant cost items, especially in Russia where the supply of mineral aggregates is limited.

Availability of plots

In Finland, the company’s building construction activities focus on urban growth centres. The focus is on the Helsinki Metropolitan Area, where the company seeks plots in prime locations. The company aims to avoid taking on planning and zoning risks in plot acquisitions. The availability of attractive plots in good locations and managed planning and zoning risks are key factors in the results of the company’s own development and construction projects.

Factors affecting comparability of financial information

Changes in the reporting segments

Lemminkäinen renewed its reporting structure as of January 1, 2017 transferring the Baltic operations of the Paving segment to the Infra projects segment. The half-year financial report for the six months period ended June 30, 2017 was prepared according to the new structure.

The reportable business segments remained unchanged and are:

•	Paving;

•	Infra projects;

•	Building construction, Finland; and

•	Russian operations.

As of the beginning of 2017, the Paving segment includes paving and mineral aggregates businesses in Finland, Sweden, Norway and Denmark. The Infra projects business segment consists of earthworks, rock and civil engineering in Finland, Sweden and Norway as well as infrastructure construction in the Baltic countries. Previously, the company has changed its segment reporting structure on January 1, 2016, January 1, 2015 and August 1, 2014.

In the segment structure change implemented in 2016, the Paving segment’s project-type business operations in Finland, such as earthworks, were transferred to the Infra projects segment. In the segment change implemented in 2015, the previous Infrastructure construction segment was divided into two new business segments. The paving, mineral aggregates and earthworks businesses were transferred to the new Paving segment. Foundation, civil and rock engineering constitutes the new Infra projects segment.

Due to the renewal, the segment information presented in this Offering Circular for the six months period ended June 30, 2016 and for the years ended December 31, 2016 and December 31, 2015 has been adjusted to correspond to the new segment structure effective as of January 1, 2017. Due to the adjustments, some segment information presented in this Offering Circular is unaudited.

Due to the previous changes, the segment information for the year ended December 31, 2014 presented in section “– Results of operations” is not comparable with the present reporting structure. The segment information for the year ended December 31, 2014 has been adjusted to correspond to the reporting structure in effect between January 1, 2015 and December 31, 2015, when the reporting structure consisted of the present segments, but the content of the segments did not correspond to the latest segment structure that came into effect in 2017.

Other changes regarding the historical financial information

In addition to the changes in the segment reporting mentioned above, the company adjusted the cash flow statement for the year 2014 in the financial statements for 2015. The adjustment specified the presentation of changes in exchange rates and derivatives, and it affected the cash flows from operating and financing activities. This adjustment is unaudited.

For more information, see section “Presentation of financial information”.

Recent events

Other than described below, there has not been any material change in Lemminkäinen’s financial or operative business position between June 30, 2017 and the date of this Offering Circular.

Lemminkäinen announced on August 18, 2017 that it had recieved consents, waivers and decisions from holders of the Notes of its outstanding eur 100,000,000 senior unsecured notes due 2019 to carry out, and to amend the terms and conditions of the Notes required by the Merger.  See also “Information on the Combined Company – Certain other financing arrangements”.

Future outlook and profit guidance

This section “– Future Outlook” contains forward-looking statements, which are no guarantees of Lemminkäinen’s financial performance in the future. Lemminkäinen’s actual results of operations and financial position could differ materially from those presented in or implied by these forward-looking statements as a result of many factors, including, but not limited to, those described in “Risk Factors” and ““Forward-looking Statements.” Undue reliance should not be placed on these forward-looking statements.

Future outlook

In Finland, the total volume of construction is expected to grow slightly in 2017. Residential construction overall is estimated to remain at a good level, although investor demand is expected to decline somewhat from the high levels witnessed in 2016. Demand for apartments will still be focused on small units in urban growth centres. Non-residential construction is estimated to remain stable, due to individual major projects and public sector works. Renovation is expected to grow moderately due to increasing urbanisation and public sector works.

Infrastructure construction is expected to grow approximately 2 per cent in 2017. The Government’s decisions regarding transport projects in the General Government Fiscal Plan as well as major cities’ investments in transportation infrastructure improve the outlook for both paving and infra projects. The rock engineering market is slowing down. The state’s planned investments in basic road maintenance are expected to keep demand stable for paving in 2017. Demand for infrastructure construction projects is maintained by complex projects in urban growth centres and industrial investments but the competition is intense.

In Norway and Sweden, infrastructure construction is boosted by multi-year, state-funded traffic infrastructure development programs. In both countries, infrastructure construction is expected to grow in 2017. Large-scale road and railway projects are ongoing or planned near urban growth centres in Sweden and Norway, which will increase demand for infrastructure construction projects and paving. In addition, especially Norway is investing in the development and renewal of energy production.

In Denmark, demand for paving is expected to decline as public investments in road infrastructure are decreasing.

In Russia, economic growth is estimated to remain at a low level. The fluctuations in the price of oil are reflected in the currency exchange rate. In negotiated contracting in building construction, price competition is high but the reliability of the contractor has become a competitive advantage. Construction and repair projects on major roads are expected to maintain demand for paving.

In the Baltic countries, the volume of infrastructure construction has started to grow.

There have been no significant changes in Lemminkäinen’s financial or operative position between June 30, 2017 and the date of this Offering Circular.

Profit guidance

In its half-year financial report on June 30, 2017, the company published the following profit guidance for the year 2017:

“Lemminkäinen estimates that its net sales in 2017 will grow from 2016 (EUR 1,682.7 million). Operating profit (IFRS) in 2017 is expected to improve from EUR 45.1 million which reflects the operational performance in 2016.”8

Basis of the profit guidance

The estimates of net sales and operating profit in the profit guidance are based on the present order book and an estimate of received orders in 2017, as well as the information with regard to the development of demand in the company’s industries as described above in section “ – Future outlook”. Some of the factors affecting the profit guidance are such that the company’s management may, at least in part, influence them, inter alia, by actions relating to services and solutions offered to the company’s customers, pricing, marketing and sales network, as well as the company’s cost structure, investment volume and timing. The other factors mentioned in the section “– Future outlook” are usually beyond the influence of the management.

The future outlook presented above has not been prepared in accordance with generally accepted practice in the United States. Accordingly, it should not be relied upon by U.S. investors.

Results of operations

General

The following table presents a summary of the results of operations of Lemminkäinen with regard to certain key income statement items for the periods indicated:

	For the six months ended June 30,		For the year ended December 31,
	2017	2016	2016	2015[1]	2014[1]
	(unaudited)		(audited)
(in EUR millions)
Net sales	706.3	673.8	1,682.7	1,879.0	2,044.5
Other operating income	4.7	5.4	43.6	11.0	18.3
Change in inventories of finished goods and work in progress	17.2	-10.5	-31.2	-81.1	14.5
Production for own use	0.2	0.1	0.1	0.1	1.4
Use of materials and services	526.9	475.9	1,158.9	1,299.6	1,477.5
Employee benefit expenses	139.3	130.2	303.1	294.9	337.0
Depreciation and amortisation	12.6	13.4	34.3	38.0	43.2
Impairment	0.2	-	0.2	0.4	1.3
Other operating expenses	65.8	58.7	132.6	140.2	184.0
Share of the profit of associates and joint ventures	-0.7	-0.8	1.5	1.4	0.5
Operating profit / loss	-17.0	-10.2	67.6	37.3	36.3
Net finance income (+)/ costs (-)	-8.4	-8.7	-18.4	-20.6	-37.9
Result before taxes	-25.4	-18.9	49.2	16.7	-1.7
Income taxes	4.4	3.3	-11.2	-9.4	-3.3
Result for the period from continuing operations	-21.0	-15.6	38.0	7.2	-5.0
Result from discontinued operations	-	-	-	-	23.1[2]
Result for the period	-21.0	-15.6	38.0	7.2	18.1
[1] The figures for 2015 and 2014 include the road maintenance business in Norway and building construction business in Sweden, which the company divested in the third quarter of 2015.
[2] Includes the technical building services business that was divested in the second quarter of 2014 and classified as discontinued operations.

The following table presents a summary of Lemminkäinen’s results of operations by business segments according to the present reporting segment structure9 for the six months periods ended June 30, 2017 and June 30, 2016 and the years ended December 31, 2016 and December 31, 2015:

	For the six months ended June 30,		For the year ended December 31,
	2017	2016[1]	2016[1]	2015[1,2]
	(unaudited)		(unaudited, unless otherwise indicated)
(in EUR millions)
Net sales
Paving	218.8	230.3	648.5	692.3
Infra projects	201.7	181.6	426.2	445.3
Building construction, Finland	269.6	254.1	581.2[3]	537.8[3]
Russian operations	31.3	17.9	54.5[3]	136.7[3]
Other operations and group eliminations	-15.2	-10.1	-27.7[3]	66.8[3]
Total net sales	706.3	673.8	1,682.7[3]	1,879.0[3]

Operating profit / loss
Paving	-16.3	-9.7	20.8	15.8
Infra projects	-1.8	0.3	12.5	12.9
Building construction, Finland	8.5	3.0	17.2[3]	12.9[3]
Russian operations	-1.1	-1.2	-3.8[3]	2.9[3]
Other operations	-6.3	-2.5	20.9[3]	-7.2[3]
Total operating profit / loss	-17.0	-10.2	67.6[3]	37.3[3]
[1] Due to the changes in the reporting segments, the segment information has been adjusted to correspond to the reporting structure effective as of January 1, 2017.
[2] The figures for 2015 include the road maintenance business in Norway and building construction business in Sweden, which the company divested in the third quarter of 2015.
[3] Audited.

The following table presents a summary of Lemminkäinen’s results of operations by business segments according to Lemminkäinen’s previous reporting segment structure10 effective as of January 1, 2015 for the years ended December 31, 2015 and December 31, 2014:

	For the year ended December 31,
	2015	2014[1]
	(audited)	(unaudited, unless otherwise indicated)
(in EUR millions)
Net sales
Paving	874.5	907.5
Infra projects	263.1	286.0
Building construction, Finland	537.8	539.0[2]
Russian operations	136.7	196.1[2]
Other operations and group eliminations	66.8	115.9
Total net sales	1,879.0	2,044.5[2]

20 Changes in the reporting segment structure have been described in section “ – Factors affecting comparability of financial information – Changes in the reporting segments”
21 Changes in the reporting segment structure has been described in section “ – Factors affecting comparability of financial information – Changes in the reporting segments”.

Operating profit / loss
Paving	16.9	32.2
Infra projects	11.8	7.2
Building construction, Finland	12.9	9.3[2]
Russian operations	2.9	19.7[2]
Other operations	-7.2	-32.2
Total operating profit / loss	37.3	36.3[2]
[1] Due to the changes in the reporting segments, the segment information for the year ended December 31, 2014 has been adjusted to correspond to the reporting structure effective as of January 1, 2015. The figures reflect continuing operations, excluding the financial information for the technical building services business that was divested in the second quarter of 2014 and classified as discontinued operations.
[2] Audited.

The following sections include reviews of certain income statement key figures on a group level for the six months period ended June 30, 2017 as compared to the six months period ended June 30, 2016, the year ended December 31, 2016 as compared to the year ended December 31, 2015, and the year ended December 31, 2015 as compared to the year ended December 31, 2014. The review for the six months period ended June 30, 2017 as compared to the six months period ended June 30, 2016, as well as for the year ended December 31, 2016 as compared to the year ended  December 31, 2015 includes  comparisons of net sales and operating profit / loss also by business areas according to the reporting structure effective as of  January 1, 2017, including adjusted segment information for the six months period ended June 30, 2016 and the years ended December 31, 2016 and December 31, 2015. The review for the year ended December 31, 2015 as compared to the year ended December 31, 2014 includes comparisons of net sales and operating profit / loss also by business areas according to the reporting structure effective between January 1, 2015 and December 31, 2015, including segment information adjusted according to that for the year ended December 31, 2014. More information on the changes in Lemminkäinen’s reporting segments is presented in section “– Factors affecting comparability of financial information – Changes in the reporting segments” above.

Six Months Period Ended June 30, 2017 as Compared to the Six Months Period Ended June 30, 2016

Net sales

Net sales of the group

Lemminkäinen’s net sales for the six months period ended June 30, 2017 amounted to EUR 706.3 million. The net sales increased by EUR 32.5 million, or 4.8 per cent, as compared to EUR 673.8 million for the six months period ended June 30, 2016. The increase in the net sales was mainly due to higher volumes in Infra projects, Building construction, Finland and Russian operations. In addition, changes in currency exchange rates had a positive impact of EUR 6.4 million compared to the year‑earlier period.

Net sales of Paving

The net sales of Paving for the six months period ended June 30, 2017 amounted to EUR 218.8 million. The net sales decreased by EUR 11.5 million, or 5.0 per cent, as compared to EUR 230.3 million for the six months period ended June 30, 2016. The decrease in the net sales was mainly due to lower volumes in Norway and Sweden.

Net sales of Infra projects

The net sales of Infra projects for the six months period ended June 30, 2017 amounted to EUR 201.7 million. The net sales increased by EUR 20.1 million, or 11.1 per cent, as compared to EUR 181.6 million for the six months period ended June 30, 2016. The increase in the net sales was mainly due to higher volumes in Finland, Sweden and the Baltic countries.

Net sales of Building construction, Finland

The net sales of Building construction, Finland for the six months period ended June 30, 2017 amounted to EUR 269.6 million. The net sales increased by EUR 15.5 million, or 6.1 per cent, as compared to EUR 254.1 million for the six months period ended June 30, 2016. In Building construction, Finland, net sales grew in the Helsinki Metropolitan Area due to higher volumes in residential construction.

Net sales of Russian operations

The net sales of Russian operations for the six months period ended June 30, 2017 amounted to EUR 31.3 million. The net sales increased by EUR 13.4 million, or 74.9 per cent, as compared to EUR 17.9 million for the six months period ended June 30, 2016. The increase in the net sales was due to higher volumes both in building construction and paving.

Operating profit / loss

Operating profit / loss of the group

Lemminkäinen’s operating loss for the six months period ended June 30, 2017 amounted to EUR 17.0 million. The operating loss increased by EUR 6.8 million, or 66.7 per cent, as compared to the operating loss of EUR 10.2 million for the six months period ended June 30, 2016. Operating loss increased year-on-year in Paving and Infra projects, operating loss decreased in Russian operations and operating profit improved in Building construction, Finland. In addition, the operating loss included a EUR 3.4 million compensation paid by Lemminkäinen related to the Helsinki Court of Appeal’s decision regarding breach of the Finnish environmental protection law and EUR 1.8 million transaction costs related to the planned combination of Lemminkäinen and YIT. The aforementioned items are included in the operating loss for other operations.

Operating profit / loss of Paving

The operating loss of Paving for the six months period ended June 30, 2017 amounted to EUR 16.3 million. The operating loss increased by EUR 6.6 million, or 68.0 per cent, as compared to the operating loss of EUR 9.7 million for the six months period ended June 30, 2016. In Paving, season start was delayed due to exceptionally cold weather. Operating loss increased in Norway, where operational challenges have turned out to be more persistent than anticipated; in Sweden restructuring activities are continuing as planned. In Denmark, intense competition has impacted the price levels and measures have been started to improve competitiveness.

Operating profit / loss of Infra projects

The operating loss of Infra projects for the six months period ended June 30, 2017 amounted to EUR 1.8 million. The operating loss increased by EUR 2.1 million as compared to the operating profit of EUR 0.3 million for the six months period ended June 30, 2016. In Infra projects, operating profit decreased year-on-year in Sweden, Norway and the Baltic countries but increased in Finland.

Operating profit / loss of Building construction, Finland

The operating profit of Building construction, Finland for the six months period ended June 30, 2017 amounted to EUR 8.5 million. The operating profit increased by EUR 5.5 million, or 183.3 per cent, as compared to the operating profit of EUR 3.0 million for the six months period ended June 30, 2016. In Building construction, Finland, operating profit improved due to higher volumes and margin improvements in residential development in the Helsinki Metropolitan Area and in contracting outside the Helsinki Metropolitan Area.

Operating profit / loss of Russian operations

The operating loss of Russian operations for the six months period ended June 30, 2017 amounted to EUR 1.1 million. The operating loss decreased by EUR 0.1 million, or 8.3 per cent, as compared to the operating loss of EUR 1.2 million for the six months period ended June 30, 2016. Russian operations’ operating loss was on par with the comparison period.

Net finance costs

Lemminkäinen’s net finance costs for the six months period ended June 30, 2017 amounted to EUR 8.4 million. The net finance costs decreased by EUR 0.3 million, or 3.4 per cent, as compared to the net finance costs of EUR 8.7 million for the six months period ended June 30, 2016. The net finance costs were on par with the comparison period.

Income taxes

Lemminkäinen’s income taxes amounted to EUR +4.4 million for the six months period ended June 30, 2017 and EUR +3.3 million for the six months period ended June 30, 2016.

Result for the period

Lemminkäinen’s result for the six months period ended June 30, 2017 amounted to EUR -21.0 million. The result for the period decreased by EUR 5.4 million, or 34.6 per cent, as compared to the result for the period of EUR ‑15.6 million for the six months period ended June 30, 2016. The decrease in the result for the period was mainly due to the increase in operating loss.

Year 2016 as compared to year 2015

Net sales

Net sales of the group

Lemminkäinen’s net sales for the year ended December 31, 2016 amounted to EUR 1,682.7 million. The net sales decreased by EUR 196.3 million, or 10.4 per cent, as compared to the net sales of EUR 1,879.0 million for the year ended December 31, 2015. The net sales for the year ended December 31, 2015 include the road maintenance business in Norway and building construction business in Sweden, which the company divested in the third quarter of 2015.

The net sales decreased in all business segments except for Building construction, Finland. In addition, the decrease in the net sales for the year 2016 as compared to the year 2015 was impacted by the negative changes in currency exchange rates amounting to approximately EUR 13.3 million.

Net sales of Paving

The net sales of Paving for the year ended December 31, 2016 amounted to EUR 648.5 million. The net sales decreased by EUR 43.8 million, or 6.3 per cent, as compared to the net sales of EUR 692.3 million for the year ended December 31, 2015. The net sales for the year ended December 31, 2015 include the road maintenance business in Norway, which the company divested in the third quarter of 2015. The state investments in paving increased demand for paving in Finland, which had a positive impact on the segment’s net sales.

Net sales of Infra projects

The net sales of Infra projects for the year ended December 31, 2016 amounted to EUR 426.2 million. The net sales decreased by EUR 19.1 million, or 4.3 per cent, as compared to the net sales of EUR 445.3 million for the year ended December 31, 2015. The decrease in net sales in 2016 as compared to the year 2015 was mainly due to lower volumes in earthworks and civil engineering in Finland and the Baltic countries and rock engineering in Norway.

Net sales of Building construction, Finland

The net sales of Building construction, Finland for the year ended December 31, 2016 amounted to EUR 581.2 million. The net sales increased by EUR 43.4 million, or 8.1 per cent, as compared to the net sales of EUR 537.8 million for the year ended December 31, 2015. The net sales for 2016 were improved in the Helsinki Metropolitan Area due to the increase in housing sales and especially as a result of increased volumes of negotiated contracting in other parts of Finland. In addition, the increased volumes of non-residential construction impacted the increase in net sales.

Net sales of Russian operations

The net sales of Russian operations for the year ended December 31, 2016 amounted to EUR 54.5 million. The net sales decreased by EUR 82.2 million, or 60.1 per cent, as compared to the net sales of EUR 136.7 million for the year ended December 31, 2015. According to Lemminkäinen’s strategy, the company has not started any new residential development projects in Russia, which decreased the sales volume of apartments as compared to the year-earlier period. In addition, a negative change in the currency exchange rates of EUR 4.9 million decreased the net sales. The net sales of paving increased as compared to the year 2015.

Operating profit / loss

Operating profit / loss of the group

Lemminkäinen’s operating profit for the year ended December 31, 2016 amounted to EUR 67.6 million. The operating profit increased by EUR 30.3 million, or 81.2 per cent, as compared to the operating profit of EUR 37.3 million for the year ended December 31, 2015. The operating profit for the year ended December 31, 2015 includes the road maintenance business in Norway and building construction business in Sweden, which the company divested in the third quarter of 2015. In addition, the operating profit for 2015 was decreased by a write-down worth EUR 12.9 million related to the company’s decision to withdraw from the planned Ilmatar project in Russia.

The increase in the operating profit resulted mainly from the reimbursements of approximately EUR 19.4 million and the lowered provisions of approximately EUR 8.0 million related to the Helsinki Court of Appeal’s decisions regarding the asphalt cartel. The increase in the operating profit was decreased by the write-downs of EUR 4.9 million related to non-core businesses. In addition, changes in foreign currency exchange rates had a positive impact of EUR 0.3 million on the operating profit in euros as compared to the year 2015. The operating profit improved in the Paving and Building Construction, Finland segments.

Operating profit / loss of Paving

The operating profit of Paving for the year ended December 31, 2016 amounted to EUR 20.8 million. The operating profit increased by EUR 5.0 million, or 31.6 per cent, as compared to the operating profit of EUR 15.8 million for the year ended  December 31, 2015. The operating profit of the Paving segment increased in 2016 in Norway and in the mineral aggregates business. In addition, the operating profit for the year ended December 31, 2015 includes the unprofitable road maintenance business in Norway, which the company divested in the third quarter of 2015.

Operating profit / loss of Infra projects

The operating profit of Infra projects for the year ended December 31, 2016 amounted to EUR 12.5 million. The operating profit decreased by EUR 0.4 million, or 3.1 per cent, as compared to the operating profit of EUR 12.9 million for the year ended December 31, 2015. The operating profit decreased due to lower volumes and declined margins in individual projects in Sweden as well as in individual earthwork projects in Finland. In addition, the segment’s operating profit for 2015 included improved profits of large projects in Finland.

Operating profit / loss of Building construction, Finland

The operating profit of Building construction, Finland for the year ended December 31, 2016 amounted to EUR 17.2 million. The operating profit increased by EUR 4.3 million, or 33.3 per cent, as compared to the operating profit of EUR 12.9 million for the year ended December 31, 2015. The segment’s performance in 2016 was supported mainly by increased volumes of non-residential construction and improved margins especially in residential development projects outside the Helsinki Metropolitan Area. In addition, the operating profit for 2015 includes losses from non-strategic plot sales and provisions related to warranty repairs, totalling approximately EUR 5 million.

Operating profit / loss of Russian operations

The operating loss of Russian operations for the year ended December 31, 2016 amounted to EUR 3.8, representing a decrease of EUR 6.7 million as compared to the operating profit of EUR 2.9 million for the year ended December 31, 2015. Changes in currency exchange rates had also a positive impact of EUR 0.3 million on the operating loss in 2016. The operating loss for 2016 was increased by lower volumes of building construction. According to Lemminkäinen’s strategy, the company has not started any new residential development projects in Russia, but focuses on negotiated contracting in building construction. In addition, the segment’s operating loss for 2016 was increased by the write-down related to Lemminkäinen’s only plot in Russia. The operating profit of paving improved as compared to the year 2015. The operating profit for 2015 was decreased by the write-down worth EUR 12.9 million related to the company’s decision to withdraw from the planned Ilmatar project.

Net finance costs

Lemminkäinen’s net finance costs for the year ended December 31, 2016 amounted to EUR 18.4 million. The net finance costs decreased by EUR 2.2 million, or 10.7 per cent, as compared to the net finance costs of EUR 20.6 million for the year ended December 31, 2015. The decrease in the net finance costs was mainly due to lower currency hedging costs as compared to the year 2015.

Income taxes

Lemminkäinen’s income taxes amounted to EUR -11.2 million for the year ended December 31, 2016 and EUR ‑9.4 million for the year ended December 31, 2015.

Result for the period

Lemminkäinen’s result for the year ended December 31, 2016 amounted to EUR 38.0 million. The result for the period increased by EUR 30.8 million, or 427.8 per cent, as compared to the result of EUR 7.2 million for the year ended December 31, 2015. The increase resulted mainly from the reimbursements of approximately EUR 19.4 million and the lowered provisions of approximately EUR 8.0 million related to the Helsinki Court of Appeal’s decisions regarding the asphalt cartel.

Year 2015 as compared to year 2014

Net sales

Net sales of the group

Lemminkäinen’s net sales for the year ended December 31, 2015 amounted to EUR 1,879.0 million. The net sales decreased by EUR 165.5 million, or 8.1 per cent, as compared to the net sales of EUR 2,044.5 million for the year ended December 31, 2014.

In 2015, the net sales decreased in all segments. The most significant decrease took place in Russian operations. In addition, the decrease in net sales was impacted by the divestment of the building construction business in Sweden and the road maintenance business in Norway in the third quarter of 2015. In addition, changes in currency exchange rates had a negative impact of EUR 67.2 million on the net sales for the year 2015 as compared to the year 2014.

Net sales of Paving

The net sales of Paving for the year ended December 31, 2015 amounted to EUR 874.5 million. The net sales decreased by EUR 33.0 million, or 3.6 per cent, as compared to the net sales of EUR 907.5 million for the year ended December 31, 2014. The decrease in the net sales in 2015 was mainly due to the divestment of the road maintenance business in Norway in the third quarter of 2015 and lower volumes in Denmark as compared to the year-earlier period. In addition, the decrease in the price of bitumen lowered paving’s unit prices, which had a negative impact on the net sales for year 2015.

Net sales of Infra projects

The net sales of Infra projects for the year ended December 31, 2015 amounted to EUR 263.1 million. The net sales decreased by EUR 22.9 million, or 8.0 per cent, as compared to the net sales of EUR 286.0 million for the year ended December 31, 2014. The decrease in the net sales was mainly due to lower volumes in Sweden as compared to year 2014.

Net sales of Building construction, Finland

The net sales of Building construction, Finland for the year ended December 31, 2015 amounted to EUR 537.8 million. The net sales decreased by EUR 1.2 million, or 0.2 per cent, as compared to the net sales of EUR 539.0 million for the year ended December 31, 2014. The market situation in building construction remained stable in year 2015, and the net sales remained practically at the same level in 2015 and 2014.

Net sales of Russian operations

The net sales of Russian operations for the year ended December 31, 2015 amounted to EUR 136.7 million. The net sales decreased by EUR 59.4 million, or 30.3 per cent, as compared to the net sales of EUR 196.1 million for the year ended December 31, 2014. The decrease in the net sales was mainly due to the lower volume of completed residential development projects in 2015, which decreased the amount of completed and sold apartments. Additionally, the building construction contracting decreased in 2015 as compared to 2014.

Operating profit / loss

Operating profit / loss of the group

Lemminkäinen’s operating profit for the year ended December 31, 2015 amounted to EUR 37.3 million. The operating profit increased by EUR 1.0 million, or 2.8 per cent, as compared to the operating profit of EUR 36.3 million for the year ended December 31, 2014. The operating profit in 2015 increased in Infra projects and Building construction, Finland, but decreased in Paving and Russian operations. The operating profit for 2015 was decreased by the write-down of EUR 12.9 million related to the company’s decision to withdraw from the planned Ilmatar project in Russia. In 2015, the profit of other operations was improved mainly by the cost-saving measures related to the company’s fixed costs. The operating profit for 2014 was decreased by asset write-downs of EUR 9.6 million and the increase of EUR 6.4 million in the provisions for the damages related to the asphalt cartel.

Operating profit / loss of Paving

The operating profit of Paving for the year ended December 31, 2015 amounted to EUR 16.9 million. The operating profit decreased by EUR 15.3 million, or 47.5 per cent, as compared to the operating profit of EUR 32.2 million for the year ended December 31, 2014. The decrease in the operating profit for 2015 was mainly due to the weaker performance in Norway, the divestment of the road maintenance business in Norway in the third quarter of 2015 as well as declining margins in individual earthworks projects in Finland. The result was supported by improved performance of paving operations in Finland, Sweden and the Baltic countries as compared to 2014.

Operating profit / loss of Infra projects

The operating profit of Infra projects for the year ended December 31, 2015 amounted to EUR 11.8 million. The operating profit increased by EUR 4.6 million, or 63.9 per cent, as compared to the operating profit of EUR 7.2 million for the year ended December 31, 2014. The operating profit for 2015 increased mostly in Finland due to good project management of large projects. The operating profit for 2015 also developed favourably in all operating countries, except in Sweden, where lower year-on-year volumes weakened the result. In addition, the operating profit for 2014 was weakened by a write-down of approximately EUR 3 million related to a customer’s bankruptcy.

Operating profit / loss of Building construction, Finland

The operating profit of Building construction, Finland for the year ended December 31, 2015 amounted to EUR 12.9 million. The operating profit increased by EUR 3.6 million, or 38.7 per cent, as compared to the operating profit of EUR 9.3 million for the year ended December 31, 2014. The performance of the segment in 2015 was supported by the good results in the Helsinki Metropolitan Area and the profitability improvements in other regions in Finland. In 2015, the result was weakened by expenses recognised in the second quarter of the year, exceeding EUR 5 million comprising losses from non-strategic plot sales and provisions related to warranty repairs. The result for 2014 was burdened by an approximately EUR 4 million write-down related to an earlier consortium. However, the 2014 result was boosted by the completion of a major residential and commercial project in the Töölö Bay district in Helsinki.

Operating profit / loss of the Russian operations

The operating profit of Russian operations for the year ended December 31, 2015 amounted to EUR 2.9 million. The operating profit decreased by EUR 16.8 million, or 85.3 per cent, as compared to the operating profit of EUR 19.7 million for the year ended December 31, 2014. The decrease in the operating profit was mainly due to the lower volume of completed residential development sites; in 2015 one residential development site was completed, as compared to two in 2014. The operating profit for 2015 was also decreased by the write-down related to the company’s decision to withdraw from the planned Ilmatar project, the impact of the write‑down in euros was EUR 12.9 million. In paving operations, profitability improved in 2015 due to a better contract portfolio.

Net finance costs

Lemminkäinen’s net finance costs for the year ended December 31, 2015 amounted to EUR 20.6 million. The net finance costs decreased by EUR 17.3 million, or 45.6 per cent, as compared to the net finance costs of EUR 37.9 million for the year ended December 31, 2014. Net finance costs were reduced by a decrease in interest expenses and currency hedging costs compared to 2014, among other things. In addition, the figures for 2014 were burdened by a write-down of loan receivables of approximately EUR 7 million related to a divestment, as well as the costs of renegotiated credit limits and the negative valuations of interest rate derivatives as a result of decreased interest rates.

Income taxes

Lemminkäinen’s income taxes amounted to EUR -9.4 million for the year ended December 31, 2015 and EUR ‑3.3 million for the year ended December 31, 2014.

Result for the period

Lemminkäinen’s result for the year ended December 31, 2015 amounted to EUR 7.2 million. The result for the period increased by EUR 12.2 million as compared to the result of EUR - 5.0 million for the continuing operations of the year ended December 31, 2014. The result for the year 2014 amounting to EUR 18.1 million includes the result of EUR 23.1 million from discontinued operations (technical building services business).

Liquidity and capital resources

General description

The company’s financing needs mainly relate to the funding of the business operations, investments and repayments of debt. The main sources of liquidity of the company are funds generated from operations, liquid funds, the company’s credit limits, funds raised under the company’s commercial paper program, senior and/or hybrid bonds, project loans and other debt instruments. Due to the nature of the company’s business, the importance of seasonal borrowing is large. The company manages the effects of seasonal variation on short-term liquidity with its commercial paper program, committed revolving credit facility and overdraft limits.

Cash flows

The following table presents cash flows of Lemminkäinen for the periods indicated:

	For the six months ended June 30,		For the year ended December 31.
	2017	2016	2016	2015	2014[1]
	(unaudited)		(audited)		(unaudited, unless otherwise indicated)
(in EUR millions)
Cash flows
Cash flow from operating activities	-44.8	7.2	131.7	106.6	-48.4
Cash flow from investing activities	-8.8	-0.7	2.3	27.7	50.5[2]
Cash flow from financing activities	-21.1	-18.5	-131.0	-115.0	56.4
Cash flow for the period	-74.7	-12.0	3.0	19.4	58.5[2]
1 In its consolidated financial statement for the year 2015, Lemminkäinen has adjusted the cash flow statement for the year 2014. The adjustment specifies the presentation of changes in exchange rates and derivatives and it affects the cash flows from operating and financing activities. Adjusted information is unaudited. Cash flow from operating activities includes EUR 59.7 million of damages related to asphalt cartel paid in the first quarter of 2014. Cash flows include the cash flows from the technical building services business that was divested and classified as discontinued operations in the second quarter of 2014.
[2] Audited.

Cash flow from operating activities

Lemminkäinen’s cash flow from operating activities for the six months period ended June 30, 2017 was EUR 44.8 million negative as compared to the positive cash flow from operating activities of EUR 7.2 million for the six months period ended June 30, 2016. The cash flow from operating activities changed due to changes in net working capital.  Especially in Paving and Russian operations, change in net working capital increased from the comparison period.

Lemminkäinen’s cash flow from operating activities for the year ended June 30, 2016 was EUR 131.7 million positive as compared to the positive cash flow from operating activities of EUR 106.6 million for the year ended December 31, 2015. The cash flow from operating activities was supported mainly by housing sales in Building construction, Finland. The development of the cash flow from operating activities was also impacted by Helsinki Court of Appeal’s decision regarding the damages related to the asphalt cartel. For more information on the damages related to the asphalt cartel, see “– Business of Lemminkäinen – Legal Proceedings – Legal proceedings regarding damages related to an asphalt cartel” and “– Contractual Obligations and Contingent Liabilities – Contingent Assets and Liabilities”.

Lemminkäinen’s cash flow from operating activities for the year ended December 31, 2015 was EUR 106.6 million positive as compared to the negative cash flow from operating activities of EUR 48.4 million for the year ended December 31, 2014. In 2015, the cash flow from operating activities was strengthened by changes in working capital. The company, among others, adjusted its housing production in Russia and improved invoicing efficiency. In 2014, the cash flow from operating activities included payment of EUR 59.7 million in damages of related to the asphalt cartel.

Cash flow from investing activities

Lemminkäinen’s cash flow from investing activities for the six months period ended June 30, 2017 was EUR 8.8 million negative as compared to the negative cash flow from investment activities of EUR 0.7 million for the six months period ended June 30, 2016. The change in cash flow from investing activities was caused by increased investments, which were mainly replacement investments of property, plant and equipment in Paving and Infra projects segments.

Lemminkäinen’s cash flow from investing activities for the year ended December 31, 2016 was EUR 2.3 million positive as compared to the positive cash flow from investing activities of EUR 27.7 million for the year ended December 31, 2015. In 2015, the cash flow from the investment activities was impacted by the transfer of current available-for-sale financial assets to cash and cash equivalents.

Lemminkäinen’s cash flow from investing activities for the year ended December 31, 2015 was EUR 27.7 million positive as compared to the positive cash flow from investing activities of EUR 50.5 million for the year ended December 31, 2014. In 2014, the cash flow from investing activities was impacted by the divestment of technical building services business.

Cash flow from financing activities

Lemminkäinen’s cash flow from financing activities for the six months period ended June 30, 2017 was EUR 21.1 million negative as compared to the negative cash flow from financing activities of EUR 18.5 million for the six months period ended June 30, 2016. The cash flow from financing activities was impacted mainly by the increased dividend payment of EUR 15,3 million in year 2017 compared to the dividend for the previous year of EUR 2,8 million. The impact was decreased by smaller net instalments of loans and hybrid bond compared to the comparison period.

Lemminkäinen’s cash flow from financing activities for the year ended December 31, 2016 was EUR 131.0 million negative as compared to the negative cash flow from financing activities of EUR 115.0 million for the year ended December 31, 2015. The negative cash flow from financing activities was mainly increased by the repayments of hybrid bonds in the amount of EUR 77.7 million in 2016 and EUR 27.1 million in 2015. This impact was reduced by repayments of commercial papers which were lower compared to 2015 (EUR 13.1 million in 2016 and EUR 50.2 million in 2015).

Lemminkäinen’s cash flow from financing activities for the year ended December 31, 2015 was EUR 115.0 million negative as compared to the positive cash flow from financing activities of EUR 56.4 million for the year ended December 31, 2014. The change of the cash flow from financing activities was impacted mainly by the issuance of a hybrid bond of EUR 70 million in 2014 and the issuance of a bond of EUR 100 million in 2014 which bond was used to recinance a maturing bond of EUR 60 million. In addition, the cash flow from financing activities for the year 2014 included the net proceeds of EUR 27.3 million from a share issue.

Liquidity

As at June 30, 2017, Lemminkäinen’s cash and cash equivalents amounted to EUR 56.2 million. The cash and cash equivalents include cash in hand, liquid bank deposits and other short-term liquid investments with original maturities of three months or less.

As at June 30, 2017, Lemminkäinen had unused revolving credit facilities amounting to EUR 200.0 million. In addition, the company had unused overdraft limits amounting to EUR 12.5 million as at June 30, 2017. The company has a commercial paper programme totalling EUR 300.0 million, which was unused as at June 30, 2017.

Interest-bearing liabilities

As at June 30, 2017, Lemminkäinen’s interest-bearing liabilities amounted to EUR 213.0 million, of which non-current interest-bearing liabilities amounted to EUR 119.2 million and current interest-bearing liabilities to EUR 93.8 million. In addition, the company has issued a hybrid bond included in the shareholders’ equity with a balance sheet value of EUR 34.8 million as at June 30, 2017. Current interest-bearing liabilities include borrowings of companies included in inventory, which mainly consist of non-current loans of housing companies under construction or completed. The obligations relating to these borrowings will be transferred to the buyers of the co-op shares when the premises are handed over. When the construction project is completed and the company included in inventory is sold, Lemminkäinen no longer bears any repayment or refinancing obligation related to these loans. Regarding unsold housing units, Lemminkäinen will bear the liability by paying financial consideration for the units in question during a long loan period. As at June 30, 2017, the share of loans obtained that corresponds to the sold proportion of apartments that are still under construction amounted to EUR 67.0 million and is included in current non-interest-bearing liabilities under the line item Advance payments received.

The following table presents Lemminkäinen’s interest-bearing liabilities as at June 30, 2017 classified as non-current and current interest-bearing liabilities:

Lemminkäinen’s interest-bearing liabilities	As at June 30,	As at December 31,
	2017	2016	2015	2014
	(unaudited)	(audited)
(in EUR millions)
Non-current
Borrowings from financial institutions	0.2	0.4	1.0	2.1
Finance lease liabilities	19.2	19.5	22.3	36.8
Bonds	99.8	99.7	99.7	99.6
Other liabilities	-	-	-	1.0
	119.2	119.6	123.1	139.5

Current
Borrowings from financial institutions	0.4	0.6	0.9	1.2
Pension loans	-	-	-	2.0
Finance lease liabilities	10.3	11.5	12.5	13.4
Overdraft limits	-	-	-	0.4
Commercial papers	-	-	13.1	63.4
Borrowings of companies included in inventory	83.1	80.7	104.1	127.1
Other liabilities	-	-	1.0	0.9
	93.8	92.9	131.6	208.3

In March 2017, Lemminkäinen signed a new EUR 200.0 million committed revolving credit facility agreement. The revolving credit facility will mature during the first quarter in 2020 with options for two one year extensions. Simultaneously, the company cancelled its EUR 185.0 million committed revolving credit facility that would have matured during the first quarter in 2018. As at June 30, 2017, the company had available committed revolving credit facilities worth EUR 200.0 million and overdraft limits worth EUR 12.5 million. Of the loan portfolio, 66 per cent was at a fixed interest rate.

Lemminkäinen Group shareholders’ equity includes a hybrid bond with a nominal value of EUR 35.2 million. During the last quarter of 2016 the company repurchased notes to a nominal amount of EUR 34.8 million out of this originally EUR 70 million hybrid bond issued in 2014. The hybrid bond is as an equity instrument of the company, but the bond holders do not have any shareholder rights, and the bond does not dilute shareholders’ ownership in the company. The hybrid bond is unsecured and subordinated to the company’s other debt obligations. The hybrid bond has no maturity date but the company is entitled, at its own discretion, to redeem the remaining share of the bond earliest in March 2018 or, under certain conditions, due to the execution of the Merger. The annual coupon rate for the outstanding bond as at June 30, 2017 is 8.75 per cent until the first redemption date. If the hybrid bond is not redeemed by March 31, 2018, the coupon rate will increase.

The company’s EUR 100 million unsecured senior five-year bond carries a fixed annual coupon at the rate of 7.375 per cent payable semi-annually. The terms and conditions of the bond include two financial incurrence-based covenants: an equity ratio and net debt to EBITDA. If the equity ratio covenant is not met, the company is restricted from making certain payments, including repurchases of its own shares and redemption of capital securities. If the net debt to EBITDA covenant is not met, the company is restricted in its ability to raise additional debt.

The company has a commercial paper programme totalling EUR 300.0 million, which was unused as at June 30, 2017.

Balance sheet

The following table sets forth the Lemminkäinen’s balance sheet data as at the dates indicated:

	As at June 30,	As at December 31,
	2017	2016	2015	2014
	(unaudited)	(audited)
(in EUR millions)
ASSETS
Non-current assets	241.2	239.6	261.0	307.9
Property, plant and equipment	139.1	136.6	149.1	181.2
Goodwill	53.2	53.9	53.1	53.8
Other intangible assets	8.5	10.0	14.0	20.2
Investments in associates and joint ventures	4.1	5.4	4.7	6.9
Available-for-sale financial assets	1.9	2.3	2.7	3.2
Deferred tax assets	33.5	30.7	36.9	42.0
Other non-current receivables	0.9	0.9	0.5	0.5

Current assets	776.9	728.4	774.5	949.9
Inventories	392.1	359.3	402.0	524.0
Trade and other receivables	327.5	235.7	241.9	290.0
Income tax receivables	1.1	2.0	2.7	1.7
Available-for-sale financial assets	-	-	-	25.1
Cash and cash equivalents	56.2	131.4	127.9	109.1
TOTAL ASSETS	1,018.0	968.0	1,035.5	1,257.8

EQUITY	294.3	333.7	377.6	412.5

LIABILITIES
Non-current liabilities	149.0	152.5	164.9	183.9
Interest-bearing liabilities	119.2	119.6	123.1	139.5
Deferred tax liabilities	9.8	12.3	14.7	15.6
Pension obligations	-	-	0.1	0.6
Provisions	19.9	20.4	26.6	27.5
Other liabilities	0.1	0.3	0.5	0.8

Current liabilities	574.7	481.7	492.9	661.4
Interest-bearing liabilities	93.8	92.9	131.6	208.3
Provisions	11.9	12.1	13.1	11.1
Advance payments received	170.0	122.5	105.4	145.4[1]
Trade and other payables	297.7	253.4	242.1	295.5[1]
Income tax liabilities	1.3	0.8	0.8	1.1
Total liabilities	723.7	634.3	657.8	845.3

TOTAL EQUITY AND LIABILITIES	1,018.0	968.0	1,035.5	1,257.8
[1] Lemminkäinen reclassified advance payments received and liabilities to companies under construction as a separate line item on consolidated statement of financial position in 2015. Information for the year 2014 has been reclassified accordingly. Reclassified information is unaudited.

Assets

Non-current assets

Lemminkäinen’s non-current assets as at June 30, 2017 amounted to EUR 241.2 million in total. The non-current assets increased by EUR 1.6 million, or 0.7 per cent, as compared to EUR 239.6 million as at December 31, 2016. The non-current assets remained at the same level compared to the previous balance sheet as at December 31, 2016.

Non-current assets in the balance sheet as at December 31, 2016 amounted to EUR 239.6 million in total. The non-current assets decreased by EUR 21.4 million, or 8.2 per cent, as compared to EUR 261.0 million as at December 31, 2015. The decrease of the non-current assets was mainly caused by the depreciation of property, plant and equipment. Lemminkäinen made no significant capital expenditures in the year 2016.

Non-current assets in the balance sheet as at December 31, 2015 amounted to EUR 261.0 million in total. The non-current assets decreased by EUR 46.9 million, or 15.2 per cent, as compared to EUR 307.9 million as at December 31, 2014. The decrease of the non-current assets was mainly caused by the depreciation of property, plant and equipment. Lemminkäinen made no significant capital expenditures in the year 2015.

Current assets

Current assets in the balance sheet as at June 30, 2017 amounted to EUR 776.9 million in total. The current assets increased by EUR 48.5 million, or 6.7 per cent, as compared to EUR 728.4 million as at December 31, 2016. The increase in the current assets was mainly due to a change in trade and other receivables which was impacted by the seasonality of the Paving segment. In addition, current assets were increased by a change in inventories as a result of an increase in residential construction in Building construction, Finland. Current assets were decreased by the change in cash and cash equivalents.

Current assets in the balance sheet as at December 31, 2016 amounted to EUR 728.4 million in total. The current assets decreased by EUR 46.1 million, or 6.0 per cent, as compared to EUR 774.5 million as at December 31, 2015. The decrease in the current assets in 2016 was mainly due to the decrease in Lemminkäinen’s plot base and decrease in the amount of unsold completed apartments. In addition, the decrease in the current assets was affected by inventory write-downs for other reasons than sales, the most important being project development costs and write-downs of plots in the Building construction, Finland segment and write-downs of plots in the Russian operations segment.

Current assets in the balance sheet as at December 31, 2015 amounted to EUR 774.5 million in total. The current assets decreased by EUR 175.4 million, or 18.5 per cent, as compared to EUR 949.9 million as at December 31, 2014. The decrease in the current assets in 2015 was mainly due to a change in inventories as a result of the adjustment of housing production in Russia and the write-down of the planned Ilmatar residential project. The decrease of current assets in 2015 was also impacted by the divestment of the building construction business in Sweden.

Equity and liabilities

Equity

Equity in the balance sheet as at June 30, 2017 amounted to EUR 294.3 million in total. The equity decreased by EUR 39.4 million, or 11.8 per cent, as compared to EUR 333.7 million as at December 31, 2016. The decrease in the equity was mainly due to the negative result for the six-month period ended June 30, 2017 and dividend distribution of EUR 15.3 million.

Equity in the balance sheet as at December 31, 2016 amounted to EUR 333.7 million. The equity decreased by EUR 43.9 million, or 11.6 per cent, as compared to EUR 377.6 million as at December 31, 2015. The decrease in equity in 2016 was mainly due to the repurchases of the hybrid bonds issued in 2014 and 2012. In addition, the result for the year 2016 increased equity.

Equity in the balance sheet as at December 31, 2015 amounted to EUR 377.6 million. The equity decreased by EUR 34.9 million, or 8.5 per cent, as compared to EUR 412.5 million as at December 31, 2014. The decrease in equity in 2015 was mainly due to the partial repurchase of the hybrid bond issued in 2012. Lemminkäinen’s equity as at 31 December 2014 includes the net proceeds of EUR 27.7 million from the 2014 share issue.

Non-current liabilities

Non-current liabilities in the balance sheet as at June 30, 2017 amounted to EUR 149.0 million. The non-current liabilities decreased by EUR 3.5 million, or 2.3 per cent, as compared to EUR 152.5 million as at December 31, 2016. The non-current liabilities were at the same level than December 31, 2016.

Non-current liabilities in the balance sheet as at December 31, 2016 amounted to EUR 152.5 million. The non-current liabilities decreased by EUR 12.4 million, or 7.5 per cent, as compared to EUR 164.9 million as at December 31, 2015. The decrease in non-current liabilities in 2016 was mainly due to the decrease of non-current provisions and interest-bearing liabilities.

Non-current liabilities in the balance sheet as at December 31, 2015 amounted to EUR 164.9 million. The non-current liabilities decreased by EUR 19.0 million, or 10.3 per cent, as compared to EUR 183.9 million as at December 31, 2014. The decrease in non-current liabilities in 2015 was mainly due to the decrease in the finance lease liabilities included in the interest-bearing liabilities.

Current liabilities

Current liabilities in the balance sheet as at June 30, 2017 amounted to EUR 574.7 million. The current liabilities increased by EUR 93.0 million, or 19.3 per cent, as compared to EUR 481.7 million as at December 31, 2016. The increase in the current liabilities was mainly due to higher volumes of residential construction in Building construction, Finland and the seasonality of the Paving segment’s operations.

Current liabilities in the balance sheet as at December 31, 2016 amounted to EUR 481.7 million. The current liabilities decreased by EUR 11.2 million, or 2.3 per cent, as compared to EUR 492.9 million as at December 31, 2015. The decrease in current liabilities in 2016 was mainly due to repayments of interest-bearing liabilities, which was offset by the increase in the advance payments received and the increase in trade and other payables.

Current liabilities in the balance sheet as at December 31, 2015 amounted to EUR 492.9 million. The current liabilities decreased by EUR 168.5 million, or 25.5 per cent, as compared to EUR 661.4 million as at December 31, 2014. The decrease in current liabilities in 2015 was mainly due to repayments of interest-bearing liabilities and the decrease in advance payments received as well as trade and other payables.

Contractual obligations and contingent liabilities

Lease commitments

Lemminkäinen’s lease commitments as at June 30, 2017 amounted to EUR 54.1 million. The majority of the lease arrangements related to real estate and leased machinery. The following table presents the minimum lease payments as at June 30, 2017:

As at June 30, 2017
(in EUR millions)	(unaudited)
Lease payments due within one year	14.7
Lease payments due after more than one year and maximum of five years	33.5
Lease payments due after more than five years	5.9
Total	54.1

For more information on lease commitments, see the consolidated financial statements for the years ended December 31, 2016, December 31, 2015 and December 31, 2014 incorporated in this Offering Circular by reference.

Guarantees and commitments

The following table presents Lemminkäinen’s guarantees and commitments as at June 30, 2017:

As at June 30, 2017
(in EUR millions)	(unaudited)
Collateral notes of companies included in inventory[1]	153.4

Pledged assets
For own commitments[2]	3.8

Guarantees
On behalf of associates and joint ventures	-
On behalf of consortiums and real estate companies	0.4
On behalf of others [2]	3.8

Investment commitments[3]
Property, plant and equipment	6.9
Building plots and real estate	32.6
[1] Collateral notes for companies included in inventories are given for collateral security for their debts.
[2] The guarantees have been granted on behalf of the building construction business in Sweden which was divested on September 1, 2015. The acquiring parties have set a counter-commitment for part of these guarantees.
[3] The amounts of presented commitments are minimum commitments based on the contracts. Purchase commitments of property, plant and equipment are machinery investments of Paving and Infra projects segments. Purchase commitments of building plots and real estates are related to business of Building Construction, Finland. Purchase commitments of building plots and real estates might contain contracts with terms for i.e. about enforcement of zoning.

For more information on guarantees and contingent liabilities, see the consolidated financial statements for the years ended December 31, 2016, December 31, 2015 and December 31, 2014 incorporated in this Offering Circular by reference.

Contingent assets and liabilities

Damages related to the asphalt cartel

On October 20, 2016, the Court of Appeal of Helsinki gave its decisions in the legal proceedings concerning the damages related to the asphalt cartel. Regarding the 37 claims against Lemminkäinen, Lemminkäinen and other asphalt industry companies are entitled to receive reimbursements in total approximately EUR 20 million (consisting of capital amount of approximately EUR 14 million less as well as interest and legal expenses of approximately EUR 6 million less than according to the decisions of the District Court). Of these reimbursements, Lemminkäinen is entitled to receive refunds (based on Lemminkäinen’s own share and those shares of other defendants that Lemminkäinen has paid) in total approximately EUR 19 million consisting of capital as well as interest and legal expenses. Lemminkäinen recorded the reimbursement as income in its fourth-quarter result in 2016.

Lemminkäinen has as such deemed the claims for damages unfounded. Lemminkäinen has requested leave to appeal from the Supreme Court concerning Helsinki Court of Appeal’s decisions, where the claimants’ claims were partly accepted and where Lemminkäinen did not reach a settlement with the claimants after the Helsinki Court of Appeal’s decisions. Lemminkäinen has settled with 17 municipalities and the State of Finland.  The parties agreed not to request leave to appeal from the Supreme Court or to withdraw their leave to appeal concerning the Helsinki Court of Appeal’s decisions.

Concerning Lemminkäinen, there are still 13 pending requests for leave to appeal submitted by Lemminkäinen as well as 19 requests for leave to appeal submitted by municipalities in the Supreme Court concerning the Helsinki Court of Appeal’s decisions on October 20, 2016. In addition to the claims processed in the Helsinki Court of Appeal, Lemminkäinen has been served summons regarding 21 claims against Lemminkäinen and other asphalt companies for damages. The capital amount of these pending claims is approximately EUR 26 million, for which Lemminkäinen has made a provision based on the Helsinki Court of Appeal’s decisions. This provision was worth approximately EUR 5.2 million in the consolidated balance sheet as at June 30, 2017.

Quality concerns related to ready-mixed concrete

In its construction business Lemminkäinen uses as a raw material, among other things, ready-mixed concrete. During the year 2016, especially in some infrastructure construction projects, suspicions have arisen that the ready-mixed concrete used in Finland would not entirely fulfil the predetermined quality requirements. As discussed in public in Finland, some quality problems have arisen for example during the construction of the concrete deck of the T3 building of Turku University Hospital, where Lemminkäinen is the project management contractor. It is claimed that the ready-mixed concrete would not fulfil the quality requirements, which even has led to demolition of some structures. The Hospital District of Southwest Finland, as client in the project for the construction of the concrete deck of the T3 building of Turku University Hospital, has presented claims for damages to Lemminkäinen relating to the quality of the ready-mixed concrete. The capital amount of these claims was approximately EUR 17 million as at June 30, 2017. According to Lemminkäinen, the responsible party for the quality of concrete is the supplier. Consequently, Lemminkäinen has filed a claim to the District Court of Helsinki for compensation from the supplier, Rudus Oy, regarding the expenses relating to possible quality deviations. The capital amount of the claim is currently approximately EUR 20 million. Lemminkäinen has not made any provisions for the claims.

In addition, the company has other individual legal proceedings related to business operations, the outcome of which are uncertain. The company estimates that these legal proceedings will not have a material impact on its financial position.

Off-balance sheet liabilities

Except for the contractual obligations and contingent liabilities described above in section “– Contractual Obligations and Contingent Liabilities”, Lemminkäinen does not have off-balance sheet entities or arrangements which reasonably estimated could have a material impact on the company’s business, financial position and results of operations.

Investments

Lemminkäinen’s gross investments for the six months period ended June 30, 2017 amounted to EUR 18.1 million, representing 2.6 per cent of the company’s net sales for the period. The investments were mainly replacement investments of property, plant and equipment in the Paving and Infra projects segments.

The company’s gross investments for the year ended December 31, 2016 amounted to EUR 20.8 million, representing 1.2 per cent of the company’s net sales in 2016. The investments were mainly replacement investments of property, plant and equipment in the Paving and Infra projects segments.

The company’s gross investments for the year ended December 31, 2015 amounted to EUR 10.3 million, representing 0.5 per cent of the company’s net sales in 2015. The investments were mainly replacement investments of property, plant and equipment in the Paving and Infra projects segments.

The company’s gross investments for the year ended December 31, 2014 amounted to EUR 30.0 million, representing 1.5 per cent of the company’s net sales in 2014. The investments were mainly replacement investments of property, plant and equipment in infrastructure construction.

The company currently has no significant ongoing investment projects. Furthermore, the company has not made any final decisions on any significant investment projects that have not started as the date of this Offering Circular.

Pension obligations

The company has in its operating countries several defined contribution pension plans which are subject to local regulation and practices. The company’s most significant pension plan is the Finnish Employees Pensions Act (TyEL), in which the benefits are determined directly on the basis of the level of the beneficiary’s earnings level. TyEL pension plan is mainly arranged through pension insurance companies and it is treated as a defined contribution plan.

At the end of 2016, the company had defined benefit pension plans only in Finland. The plans were final salary defined benefit plans, they supplement the statutory pensions or enable retirement before the statutory retirement age. Lemminkäinen’s defined benefit plans’ assets consist entirely of qualifying insurance policies. Defined benefit pension obligations do not involve minimum funding requirements or they do not include investments to real estate or other assets used by the company. The expected return on the plan assets is an estimate of a life insurance company’s future long term total rebate. Number of plan participants at the end of the year 2016 were a total of 88, of which 87 were pensioners. In 2016, pension obligation turned into assets because of the changes in discount rate and customer refund of life insurance company regarding pensions.

As at December 31, 2016
(in EUR millions)	(audited)
Recognised in the statement of financial position
Present value of funded obligations	12.5
Fair value of plan assets	-12.9
Total amount recognised in the statement of financial position (-asset / +liability)	-0.4

Financial risk management

General

In its business operations, Lemminkäinen Group is exposed to financial risks, mainly funding, liquidity, foreign exchange rate, interest rate and credit risks. For more information on financial risks, see “Risk factors - Liquidity and Capital Resources”. The aim of the Group’s financial risk management is to reduce uncertainty that changes in values on the financial markets could have on the Group’s result, cash flow and value. The management of financial risks is based on principles of the treasury policy approved by the Board of Directors. The treasury policy defines the principles and division of responsibilities with regard to financial activities and the management of financial risk. The policy is reviewed and if necessary updated at least annually.

Execution of the treasury policy is the responsibility of the Group Treasury, which is mainly responsible for the management of financial risks and handles the Group’s treasury activities on a centralised basis. The Group’s treasury policy defines the division of responsibilities between the Group Treasury and business units in each subarea. The Group companies are responsible for providing the Group Treasury with up-to-date and accurate information on treasury-related matters concerning their business operations. The Group Treasury serves as an internal bank and co-ordinates, directs and supports the Group companies in treasury matters such that the Group’s financial needs are met and its financial risks are managed effectively in line with the treasury policy.

The following describes the financial risk management principles in accordance with Lemminkäinen’s treasury policy. For more detailed information on Lemminkäinen’ s financial risk management, see audited consolidated IFRS financial statements as at and for the years ended December 31, 2016, 2015 and 2014, all of which are incorporated by reference into this Offering Circular.

Funding and liquidity risk

Lemminkäinen seeks to ensure the availability of funding, optimise the use of liquid assets in funding its business operations and to minimise interest and other finance costs. The Group Treasury is responsible for managing the Group’s overall liquidity and ensuring that adequate credit lines and a sufficient number of different funding sources are available. It also ensures that the maturity profile of the Group’s loans and credit facilities is spread sufficiently evenly over coming years as set out in the treasury policy. The maturity schedule of the interest-bearing liabilities, as per the Group’s accounting, is front-loaded. The reason for this is the borrowings of companies included in inventory, which are recorded in current interest-bearing liabilities. These liabilities mainly consist of non-current loans of housing companies, which are under construction or completed, and these borrowings will be transferred to the buyers of the co-op shares when the units are handed over. Regarding unsold housing units, the Group will bear the liability by paying financial consideration for the units in question during a long loan period.

According to the treasury policy, Lemminkäinen’s liquidity reserve shall at all times match the Group’s total liquidity requirement. Due to the seasonal nature of the Group’s business operations, seasonal borrowing is of great importance. The Group’s liquidity management is based on cash flow forecasting. Group’s liquidity position is described in “- Liquidity and capital resources” – Interest-bearing debts” of this Offering Circular.

Interest rate risk

Lemminkäinen’s interest rate risk relating primarily to financing business operations comprises fixed-rate and variable-rate borrowings, interest-bearing financial assets and interest rate derivatives. Interest rate fluctuations have an effect on items in the consolidated income statement and consolidated statement of financial position. The interest rate risk is managed by setting the Group’s average interest rate fixing period close to the interest rate sensitivity of its business. The interest rate sensitivity position of the Company’s business is estimated to about 15 months. In accordance with treasury policy, average interest rate fixing term and fixed/floating ratio of the debt portfolio is being monitored. In addition, sensitivity analysis on interest rate risk are performed. The Group can have both variable- and fixed-rate long-term borrowings. The ratio of fixed- and variable-rate borrowings can be changed by using interest rate derivatives. The Lemminkäinen Group has used interest rate swaps for managing interest rate risks, but has not used hedge accounting for these hedges during the year 2016. Interest rate fluctuations in 2016 did not have any unusual effect on the Group’s business. A significant rise in the level of interest rates may have a detrimental effect on the demand for housing units.

Foreign exchange rate risk

The aim of exchange rate risk management is to reduce uncertainty concerning the possible impacts that fluctuation in exchange rates could have on the future values of cash flows, business receivables and liabilities, and other items in the statement of financial position. Exchange rate risk mainly consists of translation risk and transaction risk.

Translation risk consists of foreign exchange rate differences arising from the translation of the income statements and the statement of financial position of foreign group companies into the Group’s functional currency. In accordance with the treasury policy, Lemminkäinen protects itself from translation risks primarily by keeping equity investments in foreign entities at an appropriately low level, and thus does not use financial instruments to hedge the translation risks. The key currencies in which the Group was exposed to translation risk in 2016 were the Russian rouble and the Norwegian krone. The change in translation differences in 2016 was EUR 7.3 million (-4.2), of which EUR 5.9 million (-2.5) was attributable to the Russian rouble and EUR 1.7 million (-1.6) to the Norwegian krone. Reportable translation risk is also caused by the reporting period’s income statement, the impact of which can be seen, among others, directly in the Group’s reportable net sales and operating profit in euros. In 2016, the impact of exchange rate changes (2016 actuals compared to 2016 actuals recalculated with 2015 foreign exchange rates) on the Group’s net sales was EUR -13.3 million (-67.2), of which EUR -4.9 million (-45.6) was attributable to the Russian rouble and EUR -7.3 million (-17.1) to the Norwegian krone, and their impact on the operating profit was EUR 0.3 million (-0.5), of which EUR 0.3 million (-1.0) was attributable to the Russian rouble and EUR -0.1 million (0.3) to the Norwegian krone.

Transaction risk consists of cash flows in foreign currencies from operational and financial activities as transactions are carried-out other than company’s functional currency. Business’ currency risks are primarily pursued to be hedged by operative means. The remaining transaction risk is hedged by using instruments such as foreign currency loans and foreign currency derivatives. Lemminkäinen Group companies are responsible for identifying, reporting, forecasting and hedging their net position of transaction risk by internal transactions with The Group Treasury. The Group Treasury is responsible for hedging the Group’s risk positions as external transactions in accordance with the treasury policy. The transaction risk positions of the Group were mainly due to sales and purchases within the next 12 months, and receivables and liabilities in the consolidated statement of financial position. The key currency pairs in which the Group was exposed to transaction risk in 2016 and 2015 were EUR/SEK, EUR/NOK and EUR/RUB. In 2016, the Lemminkäinen Group did not apply hedge accounting to transaction risk hedging.

Commodity price risk

Lemminkäinen’s paving operations are exposed to bitumen price risk. The price of bitumen is mainly determined by the world market price of oil. Price clauses in sales agreements, fixed purchase prices, and derivatives are used to hedge against the bitumen price risk. The Group Treasury regularly monitors the bitumen position of the Company.

Credit and counterparty risk

Credit risks arise when a counterparty is unable to meet its contractual obligations, causing the other party to suffer a financial loss. Lemminkäinen has defined a credit policy for customer receivables that aims to boost profitable sales by identifying credit risks in advance and controlling them. The credit policy sets the minimum requirements concerning trade credit and collections for Lemminkäinen Group. The Group’s credit control function defines credit risks and the business units are responsible for managing them.

Most of the business is based on established and trustworthy customer relationships and on contractual terms generally observed in the industry. The Lemminkäinen Group is exposed to credit risk mainly through the Group’s trade receivables and receivables associated with deposits and derivatives. The maximum amount of credit risk is the combined total values of the aforementioned items as presented in the consolidated statement of financial position. The Group does not have any significant credit risk concentrations as trade receivables are divided between multiple different customers in several market areas. The business unit that made the contract actively monitors the status of receivables. If the business units renegotiate the terms of the receivables, the requirements of the Groups credit policy must be applied. The risk of credit losses can be reduced by means of guarantees, mainly bank guarantees and bank deposits. In addition, Lemminkäinen uses factoring arrangements which also mitigates the credit risk. Lemminkäinen’s credit losses have been low in relation to the scale of its operations. The main risks are associated with business in Russia and, as a rule, construction projects in Russia are only undertaken against receipt of advance payments. If, in exceptional situations, a credit risk is taken, the amount permitted is always proportional to the expected margin on the project in question. Receivables transferred for legally enforceable collection are recognised as credit losses.

The Lemminkäinen Group is exposed to counterparty risk when investing liquid assets and using derivative instruments. Liquid assets are invested in short-term bank deposits, certificates of deposit issued by solvent partner banks, and commercial papers issued by corporations with a good credit rating. The Group Treasury is responsible for the management of the counterparty and credit risks related to Group’s cash, financial investments and financial transactions. The treasury policy specifies the approved counterparties and their criteria. At the end of 2016, the counterparty risk was considered to be low.

Management of capital and the capital structure

Capital means the equity and interest-bearing liabilities shown on Lemminkäinen Group’s consolidated statement of financial position. Lemminkäinen Group’s capital management ensures cost-effectively that all of the Group’s business sectors maintain their business viability at a competitive level in all cyclical conditions, that risk-carrying capacity is adequate, for example, in construction contracts, and that the company is able to service its borrowings and pay dividends.

The amount of the Lemminkäinen Group’s interest-bearing liabilities is affected by factors such as scale of operations and cash flow, seasonal changes in production, acquisitions, investments in or the sale of production equipment, buildings and land, and possible equity related arrangements. Lemminkäinen continuously monitors especially the amount of debt, the ratio of net debt to EBITDA, and the equity ratio. The company also monitors the development of equity by means of the return on capital employed. Lemminkäinen has determined its financial targets to be among others ROCE above 15% in 2019, equity ratio above 35% during 2016–2019, and in addition, Lemminkäinen aims at a stable distribution of dividends, with at least 40 per cent of the profit for the financial year distributed to the shareholders.

The Group may from time to time seek to repurchase outstanding debt through cash purchases and/or exchanges for equity securities, in open market purchases, privately negotiated transactions or otherwise. The amounts involved may be material. The Group may decide to hold, cancel or sell such repurchased debt. Possible subsequent sales of repurchased debt may be made against cash or other compensation or in exchange for equity securities and such sales may be executed as open market offers, privately negotiated transactions or otherwise. Repurchases or exchanges of outstanding debt or subsequent sales or exchanges of repurchased debt, if any, will depend on prevailing market conditions, liquidity requirements, contractual restrictions and other factors.

Lemminkäinen Group’s borrowings and hybrid bond are described in more detail in section”- Liquidity and capital resources – Interest-bearing debts” of this Offering Circular.

Definitions of primary revenue recognition principles

Lemminkäinen has different revenue recognition principles for different revenues based on transactions types. Primary revenue recognition principles applied by Lemminkäinen depending on the transaction type and details of business arrangements, are as follows.

Percentage-of-completion method

When recognising revenue from construction projects, the company applies the percentage-of-completion method if the project in question possesses the characteristics of construction contract and the project’s outcome can be estimated reliably. Construction contracts from which revenue is recognised with percentage-of-completion method are specifically negotiated for the construction of an asset or a combination of assets. In the case of real estate construction, the buyer must also be able to decide on the primary structural or functional characteristics of the project before or during construction, in order for the real estate construction project to be recognised using the percentage-of-completion method. The percentage-of-completion of a project is calculated as the ratio of actually incurred costs to estimated total costs.

There are long-term construction projects from which revenue is recognised with percentage-of-completion method in all segments of the company.

Completed contract method

Revenue from building construction projects, where the buyer does not have a contractual right to specify major structural elements of the building is recognised on completion in connection with delivery and in accordance with revenue recognition principles of the sale of manufactured goods. Projects from which revenue is recognised on completion are mostly Building Construction’s own housing and commercial building developments.

Recognition of revenue from services

Revenue recognition from services is based on the percentage-of-completion on the reporting date. The same revenue recognition principles are applied as for recognition of construction projects under the percentage-of-completion method. Service business exists in all segments of the company.

Recognition of revenue from the sale of manufactured goods

Lemminkäinen recognises revenue from the sale of manufactured goods at the time when the significant risks and rewards associated with product ownership are transferred to the buyer and the company no longer has any authority or control over the product. As a rule, this means the time when the product is handed over to the customer in accordance with the agreed terms and conditions of delivery. The fair value of revenue received, adjusted for indirect taxes, discounts given and exchange rate differences on foreign currency sales, is presented in the consolidated income statement as net sales. Primarily, there are sales of manufactured goods, such as mineral aggregates and asphalt mass, in the Paving segment.

Revenue recognition of public-private partnership projects

In public-private partnership projects, the operator – that is, the service provider – builds or improves the infrastructure used for service provision and provides operation services for said infrastructure. The company recognises revenue from construction and improvement services as well as from operation services using the percentage-of-completion method.

Critical accounting policies

When preparing the financial statements and interim reports, the company management has to make accounting estimates and assumptions that affect the reported amounts of financial statements, interim reports and notes of both aforementioned. The estimates and assumptions are reviewed continually and they are based on historical knowledge and other conditions, such as future expectations and assumptions considered to be reasonable at the time of preparing the financial statements. Actuals and their recognition dates could differ from the estimates if different assumptions were used or different factors of uncertainty were accounted. In Lemminkäinen’s view, the accounting policies applied in financial statements presented herein are those that could have most significant effect on reported result due to the underlying assumptions used. More detailed information of accounting policies applied by company is included in audited consolidated financial statements as at and for the years ended December 31, 2016, 2015 and 2014.

Goodwill impairment testing

Goodwill is tested for potential impairment annually and whenever there are indications of impairment. The recoverable amount from the business of a cash-generating unit is derived from value-in-use calculations. These calculations require a significant use of estimates and assumptions. The cash flow forecasts are based on profitability plans approved by the company’s management for a certain period and on other justifiable estimates of the prospects for the business sector and the cash-generating unit. The key uncertainties in value-in-use calculations are the discount rate and the long-term growth assumption.

Deferred tax assets

The Company management regularly estimates the recoverability of deferred tax assets. Deferred tax assets from tax losses are recorded to the amount that the management estimates, based on its profit forecasts, to be utilizable in the future, considering the expiration period of tax losses. On June 30, 2017 the company had a deferred tax asset amounting to EUR 33.5 million arising primarily from tax losses in Finland and Norway. Lemminkäinen considers that major part of the previous years’ losses was caused by identified reasons which are unlikely to recur. Major part of the tax losses in Finland arise from the damages ordered by the District Court related to the asphalt cartel in 2013 and therefore the Finnish tax losses expire mainly in 2023. Norwegian tax losses can be carried forward indefinitely.

Inventories

The management regularly estimates, in its best judgement, the potential obsolescence of inventories by comparing their cost with the net realisable value. The net realisable value is an entity-specific value which is based on the most reliable evidence available at the time. Materials and other supplies held for use in the production of inventories are not written-down below cost if the finished products in which they will be incorporated are expected to be sold at or above cost.

Trade receivables

The valuation of trade receivables involves a risk of credit loss. The management regularly estimates past-due trade receivables. The estimates are done according to the Lemminkäinen Group’s credit risk policy and are based on realized customer-specific credit losses, the company’s empirical knowledge and surveys.

Recognition of revenue from construction projects

Revenue recognition on the basis of the percentage of completion is based on estimates of the project’s expected revenue and costs as well as on the reliable determination of the progress of the project. In order to make a reliable estimate, the project’s costs are determined and identified as accurately as possible. To determine revenue, the management has to estimate factors affecting the total revenue amount. If estimates of the project’s outcome change, recognised revenue and profit will be adjusted for the reporting period when the change first became known and could be estimated.

Recognition of provisions in financial statements

Recognition of provisions involves estimates related to probability and amounts. The management estimates the probability of the realisation of an obligation that exists at the reporting date as well as the obligation’s amount. The estimate of the probability and amount of realised costs is based on previous similar events and experience-based knowledge.

New standards and interpretations

Lemminkäinen has not yet implemented the following new or revised standards and interpretations already published by the International Accounting Standards Board.

•	IFRS 15 Revenue from Contracts with Customers (new)

•	IFRS 9 Financial Instruments (new)

•	IFRS 16 Leases (new).

Lemminkäinen will adopt the above-mentioned standards and interpretations as of the date in which each standard or interpretation becomes effective, or if such date is different from the first day of the financial period, as of the beginning of the financial period following the effective date unless otherwise stated in the standard. For more information on estimated impacts of the new and revised standards on the consolidated financial statement of Lemminkäinen are presented in the Note 32 of consolidated financial statements as at and for the year ended December 31, 2016 incorporated by reference into this Offering Circular and in the consolidated interim financial information published for the six month period ended June 30, 2017.

Board of Directors, Group Executive Team and auditors of Lemminkäinen

General

Pursuant to the provisions of the Finnish Companies Act and the Articles of Association of Lemminkäinen, the responsibility for the management and governance of Lemminkäinen is divided between the shareholders, the Board of Directors and the President and CEO. In addition, the Lemminkäinen’s Group Executive Team assists the President and CEO in his duties.

The shareholders of Lemminkäinen exercise their decision-making power in Lemminkäinen’s General Meeting of Shareholders. The rights of the shareholders and the duties of the General Meeting of Shareholders are defined in the Finnish Companies Act and the Articles of Association of Lemminkäinen. The Annual General Meeting of Lemminkäinen is held annually within six (6) months of the end of the previous year on a date determined by the Board of Directors. The matters to be dealt with in the Annual General Meeting of Shareholders are defined in the Finnish Companies Act and the Articles of Association of Lemminkäinen.

The General Meeting of Shareholders is convened upon notice given by the Board of Directors. In addition, an Extraordinary General Meeting of Shareholders shall be held when Lemminkäinen’s Board of Directors deems this necessary, or when requested in writing by the auditor of Lemminkäinen or by shareholders representing at least one-tenth of all the shares of Lemminkäinen in order to deal with a given matter, or if convening a General Meeting is otherwise required by law.

In its governance, Lemminkäinen complies with applicable legislation and the Articles of Association of Lemminkäinen. In addition, Lemminkäinen complies with the rules of the Nasdaq Helsinki, the rules, regulations and guidelines issued by the Finnish Financial Supervisory Authority and the Finnish Corporate Governance Code issued by the Securities Market Association that came into effect on January 1, 2016.

Lemminkäinen’s Board of Directors assesses that all the members of the Board of Directors are independent of Lemminkäinen. In addition, Lemminkäinen’s Board of Directors assesses that all of its members are independent of major shareholders of Lemminkäinen, except for Noora Forstén, Heppu Pentti and Kristina Pentti-von Walzel.

The business address of Lemminkäinen’s Board of Directors, the President and CEO and the Executive Team is Lemminkäinen Corporation, Salmisaarenaukio 2, FI-00180 Helsinki, Finland.

Board of Directors and Group Executive Team

Board of Directors

Lemminkäinen’s Annual General Meeting elects each year the Board of Directors, which consists of a minimum of four (4) and a maximum of eight (8) members. The Board of Directors elects the Chairman and the Vice Chairman from among its members. The Board Members’ term of office expires at the end of the next Annual General Meeting following their election.

The Board of Directors handles Lemminkäinen’s governance and the appropriate arrangement of its operations and ensures that the supervision of the bookkeeping and asset management is appropriately arranged. The Board of Directors decides on matters of principle and on any issues bearing broad-ranging implications for Lemminkäinen. The Board’s duty is to steer Lemminkäinen’s operations in a manner that will add the greatest possible value to the capital invested in Lemminkäinen over the long term.

The Board of Directors appoints, dismisses and supervises the President and CEO and decides on his or her remuneration and other terms and conditions of service. The Board of Directors also approves the values, Lemminkäinen Group’s strategy and policies, as well as monitors their implementation and timeliness. The Board also ensures that Lemminkäinen has a functional system of internal controls and that Lemminkäinen Group’s risk management principles have been defined. It also ensures that key business risks have been identified and are being systematically monitored. The Board of Directors approves the operational guidelines and annual plan for the internal audit, and also assesses its effectiveness.

Lemminkäinen’s President and CEO attends the Board of Directors’ meetings to present matters for the Board’s consideration, as does the Chief Financial Officer. Other members of the Lemminkäinen’s Group Executive Team and management attend meetings as required. The Lemminkäinen Group’s General Counsel acts as the secretary of the Board of Directors.

Lemminkäinen’s Annual General Meeting held on March 28, 2017 confirmed the number of the members of the Board of Directors to be eight. Berndt Brunow, Noora Forstén, Finn Johnsson, Juhani Mäkinen, Kristina Pentti-von Walzel, Heikki Räty and Heppu Pentti were re-elected as members of the Board of Directors, and Harri-Pekka Kaukonen was elected as a new member. In its organising meeting on March 28, 2017, Lemminkäinen’s Board of Directors elected Berndt Brunow as the Chairman and Juhani Mäkinen as the Vice Chairman of the Board. The Board of Directors of Lemminkäinen convened eleven times in 2016.

The following table sets forth the members of Lemminkäinen’s Board of Directors as at the date of this Offering Circular:

Name	Position	Nationality	Born
Berndt Brunow	Chairman	Finland	1950
Juhani Mäkinen	Vice Chairman	Finland	1956
Noora Forstén	Member	Finland	1981
Finn Johnsson	Member	Sweden	1946
Harri-Pekka Kaukonen	Member	Finland	1963
Heppu Pentti	Member	Finland	1979
Kristina Pentti-von Walzel	Member	Finland	1978
Heikki Räty	Member	Finland	1953

Berndt Brunow has been the Chairman of the Board since 2008 and a member of the Board of Directors since 2002. He also serves as the Chairman of Lemminkäinen’s Nomination Committee and HR Committee. In year 2014, he has also served as the interim President and CEO of Lemminkäinen and the Chairman of Lemminkäinen Group’s Executive Team. Brunow currently serves as the Chairman of the Board of Directors of Oy Karl Fazer Ab and Oy C.E Lindgren Ab, and as the Vice Chairman and member of the Board of Directors of UPM Kymmene Corporation, as the CEO and a member of the Board of Directors of BW Investment Oy Ab and as a member of the Board of Directors of Hartwall Capital Ltd. He also serves as a partner at Kommanditbolaget Urberga. Brunow has previously served as the Chairman of the Board of Directors and a member of the Supervisory Board of Varma Mutual Pension Insurance Company. In addition, he has served as the Managing Director of Oy Karl Fazer Ab in 2002–2007 and the Managing Director of Sanitec Corporation in 2000–2002. He has also served as a member of the Board of Directors of East Office of Finnish Industries Oy, Oy Nautor Ab and Suomen Erikoisharjat Oy. He has over 20 years of experience in executive positions in the forest industry both in Finland and abroad. He holds a B.Sc. (Econ.).

Juhani Mäkinen has been a member of Lemminkäinen’s Board of Directors and the Vice Chairman since 2008. Mäkinen is also a member of Lemminkäinen’s Audit Committee. He currently serves as the Chairman of the Board of Directors of Aval Ltd, Aval Asset Management Ltd, Oy Forcit Ab, JN Uljas Oy, Partek Corporation, Elementiikka Oy, Palcmills Oy, Parnassia Oy, AI-Partiners Oy and John Nurminen Oy. He also serves as the Vice Chairman and a member of the Board of Directors of Jane and Aatos Erkko Foundation, and the Vice Chairman and a member of the Board of Directors of Viking Malt Ltd. In addition, he serves as a member of the Board of Directors of Oy Karl Fazer Ab, Virala Corporation, Oy Asipex Ab, Kiitokori Oy, Senson Oy, Goozi Oy, Vessilä Oy Ab, Vihreä-Valkoinen Tennishalli Oy, Vema Lift Oy, Saurus Oy, Polttimo Ltd, Cymbala Oy, Binx Management Ab, Steropes Oy, Pontos Ltd, Oy Gongelin Ab, Carrus Delta Oy and Tilgmann Oy Ab. Previously Mäkinen has acted as the Chairman and a member of the Board of Directors of Ecostream Oy, as well as the Vice Chairman and a member of the Board of Directors of Componenta Corporation. In addition, he has acted as a member of the Board of Directors of Atine Group Oy, Suomen Perintäyhtymä Oy, Minorum Oy, Vimpu Intressenter Ab and Viking Malt Reso Oy. He holds the title of Counsellor of Law, a Master of Laws degree from the University of Helsinki and a post graduate examination in maritime law from the University of Oslo.

Noora Forstén has been a member of Lemminkäinen’s Board of Directors since 2012. She also serves as a member of Lemminkäinen’s Nomination Committee and the HR Committee. She currently serves as a member of the Board of Directors of Fideles Ltd and FWB Association. She has been an entrepreneur since 2000. She is also a top athlete at national team and and international level. She is an Upper Secondary School Graduate.

Finn Johnsson has been a member of Lemminkäinen’s Board of Directors since 2013. He currently serves as the Chairman of the Board of Directors of Thomas Concrete Group Aktiebolag, Västsvenska Handelskammaren Service AB, SMP Parts Aktiebolag, SMPP Holding AB, Cassandra Oil AB, EFG European Furniture Group Aktiebolag, EFG Holding AB and Märren 1 AB. In addition, he serves as the Chairman of the Board of Directors of Birger Jarl Securities AB, and previously he has served as the Chairman and a member of the Board of Directors of other companies in this group. Johnsson serves as a member of the Board of Directors of National Electric Vehicle Sweden AB, Brastads Allservice AB and Powerboat Marine Christian Fält & Co Aktiebolag. Previously he has served as the Chairman of the Board of Directors of MVI Fund I AB, Luvata Ltd, Aktiebolaget Geveko, Poseidon Diving Group AB, Poseidon Diving Systems Aktiebolag, MVI (Sweden) Aktiebolag, Diving Finn Board AB, Diving Finn AB, DSVM Group AB, Aktiebolaget Volvo, Arema Patent AB and Byggdelsbolaget I Kungshamn AB. In addition, he has been the Chairman and member of the Board of Directors of Ovako Group companies. Previously Johnsson has also served as a member of the Board of Directors of Filo Utvecklings AB, Norske Skog AS, Skanska AB and Aktiebolaget Industrivärden. He also served as the Managing Director of Mölnlycke Health Care AB in 1998–2005, the Managing Director of United Distillers Ltd in 1995–1998 and CEO of Euroc AB in 1990–1995. In addition, Johnsson has acted as the Executive Vice President of Stora AB in 1985–1989. He holds a M.Sc. (Econ.) and he is an officer in the Swedish navy reserve.

Harri-Pekka Kaukonen has been a member of Lemminkäinen’s Board of Directors since 2017. Kaukonen serves currently as the Chairman of the Board of Directors of Lindström Oy, Suomen Asuntoneuvoja Oy and Esperi Care Holding Oy. In addition, he serves as a member of the Board of Directors of Tieto Corporation, Evli Bank Plc, Oral Hammaslääkärit Plc, Ahlstrom-Munksjö Oyj, Renideo Group Oy, Renideo Holding Oy and UMNI Oy. Previously Kaukonen has served as the President and CEO of Sanoma Corporation in 2011–2015 and the Chairman of the Board of Directors of Lastannet Oy in 2011–2015. Previously, Kaukonen has also served as a member of the Supervisory Board of Ilmarinen Mutual Pension Insurance Company in 2014–2016 and as a member of the Board of Directors of Ahlstrom Oyj, AR Packaging AB, Karem Oy, Lindström Oy and East Office of Finnish Industries Oy. In addition, he has served in various executive positions at Oy Karl Fazer Ab in 2003–2011, most recently as EVP, head of Bakery and Confectionery Business Area, and he was also a partner at McKinsey & Company in 1999–2003. Kaukonen holds Ph.D., and M.Sc. (Eng.) from Helsinki University of Technology.

Heppu Pentti has been a member of Lemminkäinen’s Board of Directors since 2015. Pentti is also a member of Lemminkäinen’s Nomination Committee and HR Committee. Pentti serves currently as the Chairman of the Board of Directors of Tahko-Areena Oy, Tahko Golf Club Oy, PNT Invest Oy, PNT Group Oy, PNT Real Estate Oy, PNT Active Oy and Mugava Oy. In addition, he serves as a member of the Board of Directors of Tahkon Markkinointi Oy, Makia Clothing Oy, OY Kultainen Sherpa AB, Sherpa Group Oy, Enemy of Suck Oy, Tahkon Silta Oy, Oy Lonnan Hyväntuulenkeidas Ab and Kuopio-Tahko Markkinointi Oy. Previously, Pentti has served as the Chairman of the Board of Directors of Tulotie Oy, Tahko-Chalet Oy, Tres Bones Oy, OY Kultainen Sherpa AB and Sherpa Group Oy. In addition, he has served as a member of the Board of Directors of Lemminkäinen Talo Oy and Lemminkäinen Infra Oy in 2008–2015. Pentti has been an entrepreneur since 2006. He is also a top athlete at national team and international level. Pentti is an Upper Secondary School Graduate.

Kristina Pentti-von Walzel has been a member of Lemminkäinen’s Board of Directors since 2007. Pentti-von Walzel serves also as a member of Lemminkäinen’s Audit Committee and Nomination Committee. Currently she serves as the CEO and the Chairman of the Board of Directors of Laponie Ltd and as a member of the Board of Directors of the Foundation for Economic Education, CMI Crisis Management Initiative, Maj and Tor Nessling’s Foundation, Libera Foundation and Guggenheim Helsinki Foundation. Previously she served as a member of the Board of Directors of the Finnish Family Firms Association, Aspo Plc and the Finnish Children and Youth Foundation (FCYF). In addition, she has served as the Managing Director of Libera instituutti Oy, the Director of Libera Foundation and the Campaign Director of Svenska handelshögskolan. Her work experience includes placements in the Ministry for Foreign Affairs of Finland as well as various positions in personnel management and the financial services industry for companies, such as Mandatum Stockbrokers Ltd and Fortum Corporation. She has been an entrepreneur since 2014. She holds a M.Sc. (Econ.) and a B.Sc. (Pol.Sc.).

Heikki Räty has been a member of Lemminkäinen’s Board of Directors and the Chairman of the Audit Committee since 2009. Currently Räty serves as the Chairman of the Board of Directors of My Fastigheter Holding Ab, My Real Estates Investment Ltd and Vestika Oy. In addition, he serves as a member of the Board of Directors of Saxo Oy and as partner and Managing Director of EHA-Invest GmbH. Previously, he served as the Managing Director of Helectron Oy Ab in 2009–2015, the Managing Director and a member of the Board of Directors of Electrosonic Group Oy Ab in 2009–2016 and the Managing Director of Helvar Merca Oy Ab in 2013–2014. He has also served as a member of the Board of Directors of Audico Holding Oy, Parator Oy Ab, Pato Osakeyhtiö, Helsingin Autotalo Oy, Plastone Oy and Fastems Oy Ab. In addition, he has previously served as the CFO and Deputy CEO of Myllykoski Corporation. He holds a M.Sc. (Econ.).

Board committees

General

Lemminkäinen’s Board of Directors has three committees: the Audit Committee, the Nomination Committee and the HR Committee. In its organising meetings, the Board of Directors appoints annually the chairman and members for each committee from among its members. These committees assist the Board of Directors by preparing and drawing up proposals and recommendations for the Board of Directors’ consideration. Lemminkäinen’s Board of Directors has approved the rules of procedure governing these committees.

Audit Committee

Lemminkäinen’s Audit Committee monitors and supervises Lemminkäinen’s financial statements and financial reporting processes and the statutory audit of the consolidated and parent company’s financial statements. The Committee monitors the adequacy and effectiveness of Lemminkäinen Group’s risk management, internal control and internal auditing. It also addresses the section of Lemminkäinen Group’s Corporate Governance Statement that describes the main features of the internal control and risk management systems associated with the financial reporting process.

The Audit Committee deals with reports and plans prepared by the internal audit unit. It also assesses the independence of the statutory auditor or firm of authorised public accountants and, in particular, the provision of ancillary services to the audited firm. The Audit Committee submits a proposal for Lemminkäinen’s Board of Directors’ consideration.

The Audit Committee convenes at least four times a year. It comprises a Chairman and at least two members appointed by Lemminkäinen’s Board of Directors. The auditor, internal auditor and management representatives are also invited to the meetings. Members of the Audit Committee must be independent of Lemminkäinen, and at least one member must also be independent of the major shareholders. All members must be competent in the Audit Committee’s task domain, and at least one member must have expertise in accountancy, bookkeeping or auditing in particular.

On March 28, 2017, the Board of Directors elected Heikki Räty (Chairman), Juhani Mäkinen and Kristina Pentti-von Walzel to serve as members of the Audit Committee. All members of the Audit Committee are independent of Lemminkäinen and its major shareholders, except for Kristina Pentti-von Walzel, who is not independent of the major shareholders of Lemminkäinen.

Nomination Committee

Lemminkäinen’s Nomination Committee prepares a proposal for the Annual General Meeting of the nominees for Lemminkäinen’s Board of Directors and their remuneration. When preparing its proposal to the Annual General Meeting of Lemminkäinen, the Nomination Committee reviews the size and composition of the Board of Directors, in order to secure that the skills and competencies of the members of Lemminkäinen’s Board of Directors meet the current and future needs of Lemminkäinen. When considering the skills and competences of the members, the Nomination Committee considers, among other things, the educational background, professional experience, age, gender, independence and availability. According to Lemminkäinen’s Board of Directors charters, both genders shall be represented on Lemminkäinen’s Board of Directors.

The Nomination Committee convenes at least once a year. It consists of a Chairman and two to four members appointed by Lemminkäinen’s Board of Directors. The majority of the members of the Nomination Committee must be independent of Lemminkäinen. Lemminkäinen’s President and CEO or other members of Lemminkäinen’s management may not be members of the Committee.

On March 28, 2017, the Board of Directors elected Berndt Brunow (Chairman), Noora Forstén, Heppu Pentti and Kristina Pentti-von Walzel to serve as members of the Nomination Committee. Berndt Brunow is independent of Lemminkäinen and its major shareholders. Noora Forstén, Heppu Pentti and Kristina Pentti-von Walzel are independent of Lemminkäinen, but they are not independent of major shareholders of Lemminkäinen.

HR Committee

Lemminkäinen’s HR Committee handles matters relating to senior management’s salaries and incentives, as well as other key terms and conditions of their service agreements. The Committee also deals with Group-level remuneration, incentive and retention schemes as well as other HR issues.

The HR Committee convenes at least once a year. It consists of a Chairman and two to four members appointed by the Board of Directors. The majority of the members of the HR Committee must be independent of Lemminkäinen. Lemminkäinen’s President and CEO or other members of Lemminkäinen’s management may not be members of the Committee.

On March 28, 2017, the Board of Directors elected Berndt Brunow (Chairman), Noora Forstén and Heppu Pentti to serve as members of the HR Committee. Berndt Brunow is independent of Lemminkäinen and its major shareholders. Noora Forstén and Heppu Pentti are independent of Lemminkäinen, but they are not independent of major shareholders of Lemminkäinen.

President and CEO

The Board of Directors appoints Lemminkäinen’s President and CEO. The President and CEO is responsible for the day-to-day management of Lemminkäinen in line with the Board of Directors’ guidelines and instructions. He or she is responsible for the management and planning of Lemminkäinen Group’s business in practice. The President and CEO undertakes the execution of measures approved by the Board of Directors and prepares any measures that are strategically important at the Group level. The President and CEO ensures that Lemminkäinen Group has adequate management resources and that Lemminkäinen’s bookkeeping complies with legislation and asset management is appropriately arranged. He or she also ensures the appropriate functioning of Lemminkäinen Group’s administration.

M.Sc. (Econ.) and MBA Casimir Lindholm has served as Lemminkäinen’s President and CEO as of August 1, 2014.

Group Executive Team

Lemminkäinen’s Group Executive Team consists of the parent company’s President and CEO and other members appointed by the Board of Directors. The President and CEO acts as the Chairman of the Group Executive Team and appoints its secretary.

The Group Executive Team meets regularly, at least once a month and supports the President and CEO in, for example, the preparation and execution of strategy, operating plans as well as matters of principle and any other significant matters. The Group Executive Team also assists the President and CEO in ensuring information flow and smooth internal cooperation.

The following table sets forth the members of Lemminkäinen’s Group Executive Team as at the date of this Offering Circular:

Name	Position	Nationality	Born
Casimir Lindholm	President and CEO	Finland	1971
Robert Blumberg	Executive Vice President, Paving	Finland	1974
Jan Gustafsson	Executive Vice President, HR	Finland	1974
Sari Inkilä	Executive Vice President, Strategy and Development	Finland	1974
Harri Kailasalo	Executive Vice President, Infra Projects	Finland	1969
Pauli Mäkelä	Executive Vice President, Building Construction, Finland	Finland	1954
Ilkka Salonen	Chief Financial Officer	Finland	1965

Casimir Lindholm has served as a member of Lemminkäinen’s Group Executive Team since 2013, and he was elected the President and CEO, as well as the Chairman of Lemminkäinen Group’s Executive team as of August 1, 2014. Lindholm serves currently as a member of the Board of Directors of Varma Mutual Pension Insurance Company. Previously, he has served as Lemminkäinen’s Deputy President and CEO and Executive Vice President of Building Construction, Finland. He has also served as a member of the Supervisory Board of Ilmarinen Mutual Pension Insurance Company and a member of the Board of Directors of East Office of Finnish Industries Oy. In addition, he has served as Area Business Unit Manager of Fixed Telecom (Finland, Sweden, Norway and Poland) at Eltel Group Corporation and Eltel Networks Infranet AB, the CEO and division director at Eltel Sweden, as well as the Head of Customer Service and operations at Glocalnet AB (Telenor Sweden). He has also served as Principal Business Consultant at Atos Origin Scandinavia in Sweden and at Andersen Business Consulting. He holds a M.Sc. (Econ.) and an MBA.

Robert Blumberg has been a member of Lemminkäinen’s Group Executive Team and the Executive Vice President of Paving since 2015. Blumberg serves currently as a member of the Board of Directors of Mapvision Oy. Previously, he has served as the COO for Finland, Germany, Poland and China at Valmet Automotive Inc. in 2013–2014, the Vice President of Special Series Operations, Finland at Valmet Automotive Inc. in 2011–2012 and the Vice President of Production, Finland at Valmet Automotive Inc. in 2010–2011. In addition, he has served as the Manager of Project Department at Metso Paper China in 2006–2010, the Manager of Project Department, Finland at Metso Paper Air Systems in 2005–2006 and the Project Manager, Finland at Metso Paper Air Systems in 2000–2005. He holds a M.Sc. (Eng.) and an MBA.

Jan Gustafsson has been a member of Lemminkäinen’s Group Executive Team and the Executive Vice President of HR since 2016. Gustafsson serves currently as a member of the Board of Directors of Toisaalta Oy. Previously, Gustafsson served in Paroc Group’ as Senior Vice President of Building Insulation business unit in 2015–2016, Senior Vice President of Human Resources in 2010–2015, Executive Vice President of Building Insulation division in 2008–2010, Executive Vice President of Technical Insulation division in 2004–2008, Export Director of Technical Insulation division in 2002–2004 and legal counsel in 1999–2002. Gustafsson holds a Master of Laws degree.

Sari Inkilä has been a member of Lemminkäinen’s Group Executive Team and Executive Vice President of Strategy and Development since 2016. Inkilä is also responsible for IT administration. She is currently the owner, the Managing Director and a member of the Board of Directors in Johdon konsultointi S. Inkilä Oy. Inkilä has previously served as Business Transformation Director at Fonecta Oy in 2014–2015, Senior Manager for Strategic Services and Project Director at Cognizant Technology Solutions Finland Oy in 2012–2014, Senior Management Consultant at Logica in 2010–2012 and Manager, Key Account Manager and Program Manager at Accenture in 2006–2010. In addition, she has served as Consulting Manager at Kronodoc Oy in 2005–2006 and Consultant and Project Manager at Andersen Consulting / Accenture in 1999–2005. Inkilä holds a M. Sc. (Eng.) in Industrial Engineering and Management.

Harri Kailasalo has been a member of Lemminkäinen’s Group Executive Team since 2012. Kailasalo has served as Lemminkäinen’s Executive Vice President of Infra projects since 2015. Kailasalo serves currently as the Chairman of the Board of Directors of The Confederation of Finnish Construction Industries CFCI, a member of the Board of Directors of the Confederation of Finnish Industries (EK) and the Chairman of the Supervisory Board of Etera Mutual Pension Insurance Company. Kailasalo has previously served as the Vice Chairman and a member of the Board of Directors of The Confederation of Finnish Construction Industries CFCI and a member of the Supervisory Board of Etera Mutual Pension Insurance Company. In 2012–2014, Kailasalo served as the Executive Vice President of Lemminkäinen’s Infrastructure construction, Finland. He has also served as the Senior Vice President of Business Operations of Lemminkäinen’s Infrastructure construction unit in 2011 and the Senior Vice President of Civil Engineering of Lemminkäinen’s Infrastructure construction unit in 2009–2011. In addition, he has served as the Construction Manager of earth construction and water construction of Lemminkäinen Infra Oy / Lemcon Ltd. in 2000–2009 and the Production Manager of earth construction and water construction at Lemcon Ltd. in 1998–2000. Kailasalo holds a M.Sc. (Eng.) and an eMBA.

Pauli Mäkelä has been a member of Lemminkäinen’s Group Executive Team and the Executive Vice President of Building Construction, Finland since 2014. Previously, Mäkelä has worked as the Senior Vice President of Lemminkäinen’s Building Construction, Finland responsible for the Helsinki Metropolitan Area in 2008–2014, Oy Alfred A. Palmberg Ab’s Managing Director in 2008–2009, Regional Director of the Helsinki Metropolitan Area Unit in 1998–2007, Deputy Director in 1990–1998 and Project Manager in 1987–1990. In addition, Mäkelä has worked in various positions at Lemminkäinen Corporation in 1982–1987. Mäkelä holds a M.Sc. (Eng.).

Ilkka Salonen has been a member of Lemminkäinen’s Group Executive Team and Lemminkäinen’s CFO since 2014. Salonen serves currently as a member of the Board of Directors of Governia Oy, Parmaco Oy, Sinisen Reservin Säätiö and Koy Keloriva. In addition, he serves as a member of the Board of Directors and the CEO of Nihde Finance Oy. Previously, Salonen has served as the Chairman of the Board of Directors of Forest BtL Oy and VH-Holding 1 Oy. In addition, he has served as a member of the Board of Directors of Neste Jacobs Oy and Nynas Ab. Previously, Salonen has also served as a Director and Advisor to the Board of Directors of Forest BtL Oy, CFO and a member of the Executive Team of Neste Oil Corporation, Pohjola Bank Plc, Pohjola-Yhtymä Oyj and Comptel Corporation. He has also served as Deputy CEO of Comptel Corporation and Pohjola Bank Plc, as well as the Corporate Planning Director at Comptel Corporation. He has also acted as an Analyst at Handelsbanken and Postipankki (currently Danske Bank Plc). Salonen holds a M.Sc. (Econ.) and Vocational Qualification in Business Information Technology. He also holds a CEFA degree.

Information on the members of the Board of Directors and the Group Executive Team

As at the date of this Offering Circular, none of the members of the Board of Directors or the Group Executive Team of Lemminkäinen have, save for the exceptions described below, during the previous five years:

•	had any convictions in relation to fraudulent offences,

•
been in a managerial position, such as a member of the administrative or management or a supervisory body or belonged to the senior management, of any company at the time of its bankruptcy, receivership or liquidation (excluding liquidation which has been carried out in order to dissolve the company due to tax reasons or reasons related to the simplification of group structure); or

•
been the subject of any official public incrimination and/or sanction by statutory or regulatory authority (including designated professional bodies) or been disqualified by a court from acting as a member of the administrative, management or supervisory bodies of any company or from managing the affairs of any company.

Notwithstanding the above, Juhani Mäkinen acted from 2012 to 2014 as the Chairman of the Board of Directors of Ecostream Oy, which entered into bankruptcy on March 31, 2014, Finn Johnsson acted from October 11, 2010 to June 21, 2016 as the Chairman of the Board of Directors of Diving Finn Board AB, which entered into bankruptcy on October 21, 2016 and Heppu Pentti acted from 2013 to 2016 as the Chairman of the Board of Directors of Tres Bones Oy, which entered into bankruptcy on 29 July 2016.

On April 11, 2017, the Helsinki Court of Appeal has imposed Harri Kailasalo day-fines for breaching the Finnish Environmental Protection Act. The case was related to a breach of Lemminkäinen’s environmental permit by having used more recycled asphalt in Lemminkäinen’s asphalt station than the permit allowed. Lemminkäinen and Kailasalo have requested leave to appeal from the Supreme Court, and as such, the judgment is not final. The legal proceeding is described in more detail in section “Information on Lemminkäinen – Business of Lemminkäinen – Legal Proceedings – Legal proceedings related to quotas for the amount of recycled asphalt” of this Offering Circular.

Conflicts of interests

Provisions regarding conflicts of interest of the management of a Finnish company are set forth in the Finnish Companies Act. Pursuant to Chapter 6, Section 4 of the Finnish Companies Act, a member of the Board of Directors may not participate in the handling of a contract between himself and the company. Nor may a member of the Board of Directors participate in the handling of a contract between the company and a third party, if he or she may thereby receive a material benefit, which may be in contradiction with the interests of the company. This provision also applies to any other legal act, legal proceeding or other similar matter. This provision also applies to the President and CEO.

There are no (i) conflicts of interest between any duties to Lemminkäinen of any member of the Board of Directors or the Group Executive Team of Lemminkäinen and their private interests and/or other duties; (ii) arrangements or understandings with major shareholders, suppliers or others pursuant to which any member of the Board of Directors or Group Executive Team of Lemminkäinen was elected; or (iii) restrictions agreed by any member of the Board of Directors or the Executive Team of Lemminkäinen on the disposal of their holdings in Lemminkäinen’s securities within a certain time.

In addition, there are no other family relationships between the members of the Board of Directors, the Chairman of the Board of Directors, the President and CEO, and the members of the Executive Team, except for Noora Forstén, Kristina Pentti-von Walzel and Heppu Pentti being cousins with each other.

Management remuneration

Compensation paid to the members of the Board of Directors and the Executive Team

Lemminkäinen’s Annual General Meeting elects the members of the Board of Directors on an annual basis and also determines their fees based on the proposal of the Nomination Committee of the Board of Directors. The fees of the members of the Board of Directors are paid entirely as monetary compensation. Members of Lemminkäinen’s Board of Directors do not fall within the scope of Lemminkäinen’s share-based incentive plan, nor are they in an employment relationship with Lemminkäinen.

Lemminkäinen’s Annual General Meeting held on March 28, 2017 confirmed that the Chairman of the Board is paid a fee of EUR 120,000, the Vice Chairman of the Board and the Chairman of the Audit Committee are paid a fee of EUR 54,000, and the members of the Board of Directors are paid a fee of EUR 42,000. In addition, members of the Board are paid an attendance fee of EUR 500 per meeting, and the members of the Audit Committee are paid an attendance fee of EUR 500 per Audit Committee meeting. The members residing abroad are paid the attendance fee increased by EUR 1,000. Travel expenses will be reimbursed as invoiced.

In the year 2016, a total of EUR 386,500 in fees was paid to the members of the Board of Directors.

The following table sets forth the fees paid to the members of the Board of Directors of Lemminkäinen in the years indicated:

Fees of the Board of Directors	For the year ended December 31,
	2016	2015	2014
(EUR)	(unaudited)
Berndt Brunow	125,000	125,500	130,000
Juhani Mäkinen	42,500	43,500	48,500
Noora Forstén	40,500	41,500	46,000
Finn Johnsson	49,500	51,000	64,500
Harri-Pekka Kaukonen[1]	–	–	–
Heppu Pentti[2]	41,000	35,332	12,000
Kristina Pentti-von Walzel	43,000	43,000	49,000
Heikki Räty	45,000	45,500	52,000
Total	386,500	385,332	402,000
[1] Member of the Board of Directors since March 28, 2017.
[2] Member of the Board of Directors since March 25, 2015. In 2014 and until April 2015 Heppu Pentti was a member of the Board of Directors in two subsidiaries of Lemminkäinen.

On the basis of a proposal submitted by the HR Committee of the Board of Directors, Lemminkäinen’s Board of Directors decides on the salaries, short- and long-term incentives and other benefits received by the President and CEO and Lemminkäinen’s Group Executive Team. Lemminkäinen’s Board of Directors annually approves a compensation and benefits policy, in which the key compensation and benefits principles, for example, are determined.

The remuneration, fees and benefits of Lemminkäinen’s President and CEO and the members of Lemminkäinen’s Group Executive Team consists of a fixed basic salary, other benefits, annual short-term incentives (a performance bonus), long-term incentives and pension schemes.

The following table sets forth the remuneration, fees and benefits paid to the members of Lemminkäinen’s Group Executive Team (excluding the President and CEO) in the years indicated (social security costs are not included in the figures presented in the table):

Remuneration, fees and benefits of the Group Executive Team members (excluding the President and CEO)	For the year ended December 31,
	2016	2015	2014
(EUR)	(unaudited)
Monetary salary[1]	1,300,837	1,464,294	2,276,414
Benefits	71,838	81,162	111,198
Performance-based incentives	190,146	127,063	222,329
Pension schemes	268,737	298,017	496,557
Total	1,831,558	1,970,535	3,106,498
Share-based incentive (shares, no.)	14,250	11,066	2,269
[1] Includes compensation related to redundancy.

The following table sets forth the remuneration, fees and benefits paid to Lemminkäinen’s President and CEO in the years indicated (social security costs are not included in the figures presented in the table):

Remuneration, fees and benefits of the President and CEO	For the year ended December 31,
	2016	2015	2014[6]
(EUR)	(unaudited)

Monetary salary
Casimir Lindholm[1]	494,210	496,462	205,000
Berndt Brunow[2], [3]	–	–	124,000
Timo Kohtamäki[4], [5]	–	–	1,239,570
Benefits
Casimir Lindholm[1]	22,560	19,801	6,125
Berndt Brunow[2]	–	–	2,164
Timo Kohtamäki[4]	–	–	11,721
Performance-based incentives
Casimir Lindholm[1]	96,201	42,762	85,608
Berndt Brunow[2]	–	–	–
Timo Kohtamäki[4]	–	–	–
Pension schemes
Casimir Lindholm[1]	129,702	120,200	22,505
Berndt Brunow[2]	–	–	–
Timo Kohtamäki[4]	–	–	239,284
Total	742,673	679,224	1,935,977
Share-based incentive (shares, no.)
Casimir Lindholm[1]	18,750	6,782	267
Berndt Brunow[2]	–	–	–
Timo Kohtamäki[4]	–	–	–
Share-based incentive (shares, no.), total	18,750	6,782	267
[1] Casimir Lindholm has served as the President and CEO of Lemminkäinen since August 1, 2014.
[2] Berndt Brunow served as the interim President and CEO of Lemminkäinen from April 2, to 31 July 2014, after Timo Kohtamäki left Lemminkäinen on April 2, 2014.
[3] Excluding Chairman of the Board fee and meeting fees.
[4] Timo Kohtamäki served as the President and CEO of Lemminkäinen until April 2, 2014.
[5] Includes compensations related to redundancy.
[6] Lemminkäinen has adjusted 2014 figures presented in the Annual Report 2015.

Incentive schemes

Each year, Lemminkäinen’s Board of Directors decides on indicators and targets for short- and long-term incentives for Lemminkäinen’s President and CEO and Lemminkäinen’s Group Executive Team. These seek to support the achievement of Lemminkäinen’s strategic targets. On the basis of a proposal by Lemminkäinen’s President and CEO, Lemminkäinen’s Board of Directors of decides on the targets to be reached and the size of the incentives.

Short-term incentives

Short-term incentives of Lemminkäinen’s management are based on the opportunity to receive an annual performance bonus. The size of this reward depends on whether or not the financial and operational targets specified at the beginning of each year have been achieved. Lemminkäinen’s senior management is divided into two performance bonus groups, which determine the maximum bonus per centage applicable to each individual. Individuals are allocated to these groups on the basis of the nature and commercial value of their position.

Of the performance bonus, 75 per cent is based on financial targets and 25 per cent on operational targets. In addition, the precondition for paying performance bonuses is that Lemminkäinen Group’s operating profit exceeds the annually agreed level. The realisation of the performance bonus targets is monitored quarterly in Lemminkäinen’s Group Executive Team.

In 2016, the size of the performance bonus for Lemminkäinen’s President and CEO and the members of Lemminkäinen’s Group Executive Team was based e.g. on Lemminkäinen Group’s or segment’s operating profit, return on operating capital as per centage and the achievement of targets associated with the improvement of efficiency or other development-related targets.

The maximum performance bonus payable to Lemminkäinen’s President and CEO is 80 per cent of the annual monetary salary and 60 per cent for other members of Lemminkäinen’s Group Executive Team.

The performance bonus is paid annually as monetary compensation.

Long-term share-based incentive plan for 2016–2018

At the end of 2015, Lemminkäinen’s Board of Directors decided to introduce a new share-based incentive plan for Lemminkäinen’s Group President and CEO, the Group Executive Team and other key personnel. The plan aims to combine the objectives of the shareholders and key personnel in order to increase the value of Lemminkäinen, while committing the participants of the plan to Lemminkäinen and increasing their ownership in Lemminkäinen.

The plan consists of three earning periods: the calendar years 2016, 2017 and 2018. At the beginning of each earning period, Lemminkäinen’s Board of Directors decides on the plan’s earning criteria, the targets to be set, the number of shares to be allocated and the plan’s participants. The potential reward for each earning period will be paid in four instalments, each of them corresponding 25 per cent of the total reward. The reward payment will take place during the four years following the earning period. If a participant’s employment or service relationship ends during the earning or payment period, he or she will not, as a rule, be entitled to any unpaid rewards.

The reward will be paid as a combination of shares and cash. The aim is that the cash portion will cover any taxes and tax-related costs arising from the reward. In paying rewards, Lemminkäinen may, at its discretion, use one or more of the following: new issued shares, Lemminkäinen’s own existing shares, shares purchased from the market or cash. Possible purchase of the shares from the market can be outsourced to a business partner.

A reward paid through this plan corresponds to the value of a maximum of 1,200,000 Lemminkäinen shares (including the monetary portion).

Lemminkäinen’s Board of Directors recommends that the President and CEO and members of the Group Executive Team retain ownership of 50 per cent of the shares they receive through the plan until the value of their holding corresponds to their six months’ salary. They should maintain this holding during the validity of employment or service.

In the 2016 earning period, the share-based incentive plan covered about 110 persons, and the reward is based on Lemminkäinen Group’s return on capital employed (ROCE). Lemminkäinen’s President and CEO’s maximum share-based reward was 38,000 gross shares and that of the other members of Lemminkäinen’s Group Executive Team 12,500 gross shares.

For information on the impact of the Merger on Lemminkäinen’s long-term incentive plan, see “Merger of YIT and Lemminkäinen – Combination Agreement – Representations and Warranties”.

Other long-term incentives

In 2015, an agreement was made on a performance bonus payable to Lemminkäinen’s President and CEO, the members of Lemminkäinen’s Group Executive Team and other key personnel for 2016–2018. The aim of the bonus was to ensure the continuity and profitability of the business in the long term. Due to rearrangements, the bonus system was adjusted in 2016 so that the possible bonus will be paid in 2018 if the person is still in an employment relationship, and it is in total equivalent to a maximum of 12 months’ monetary salary. The criteria for the payment of the bonus include Lemminkäinen Group’s financing arrangements succeeding as planned, among others. The bonus is payable to the President and CEO and the members of the Executive Team who have been members of Lemminkäinen Group’s Executive Team in June 2016.

Compensation related to the Merger

In addition to the remuneration and compensation described above, Lemminkäinen’s President and CEO Casimir Lindholm and Chief Financial Officer Ilkka Salonen are entitled to receive, subject to certain customary conditions, a compensation corresponding to 12 months’ total salary in connection with the execution of the Merger.

Pension plan

As of the beginning of the year 2010, additional pension plans for Lemminkäinen’s President and CEO and Lemminkäinen’s Group Executive Team are based on a defined contribution plan and obtaining a paid-up policy. The pension fee is 20 per cent of the annual salary.

The President and CEO and other members of Lemminkäinen’s Group Executive Team are entitled to retire upon reaching 63 years of age.

Dismissal-related remunerations

Lemminkäinen’s President and CEO’s service agreement may be terminated with six (6) months’ notice. Upon termination of the contract by Lemminkäinen, the President and CEO shall be entitled to receive a one-off severance payment corresponding to 12 months’ salary in accordance with his or her salary rate at the time of termination.

The employment agreements of the members of Lemminkäinen’s Group Executive Team may be terminated with six (6) months’ notice. Upon termination of the contract by Lemminkäinen, the member of Lemminkäinen’s Group Executive Team shall be entitled to receive a one-off severance payment equivalent to six (6) months’ salary in accordance with his or her salary rate at the time of termination.

Management ownership

Based on the share and shareholders’ register of Lemminkäinen, the members of Lemminkäinen’s Board of Directors, the President and CEO, and the members of the Group Executive Team held, on August 22, 2017, a total of 7,356,979 shares in Lemminkäinen, corresponding to approximately 31.7 per cent of the shares in Lemminkäinen and votes attached to the shares.

The following table sets forth the number of shares owned by the members of Lemminkäinen’s Board of Directors and the Group Executive Team according to the shareholders’ register of Lemminkäinen as at August 22, 2017:

	Position	Shares
Board of Directors
Berndt Brunow	Chairman of the Board	11,818
Juhani Mäkinen	Vice Chairman of the Board	7,254
Noora Forstén[1]	Board member	2,320,438
Finn Johnsson	Board member	0
Harri-Pekka Kaukonen	Board member	0
Heppu Pentti[2]	Board member	4,232,230
Kristina Pentti-von Walzel	Board member	760,580
Heikki Räty[3]	Board member	2,105
Group Executive Team
Casimir Lindholm[4]	President and CEO	6,979
Robert Blumberg	Executive Vice President, Paving	500
Jan Gustafsson	Executive Vice President, HR	0
Sari Inkilä	Executive Vice President, Strategy and Development	0
Harri Kailasalo	Executive Vice President, Infra Projects	3,388
Pauli Mäkelä	Executive Vice President, Building construction, Finland	1,687
Ilkka Salonen	Chief Financial Officer	10,000
[1] Includes shares owned by Noora Forstén and her family members and shares owned by Fideles Oy, which is controlled by Noora Forstén.
[2] Includes shares owned by PNT Group Oy, which is controlled by Heppu Pentti.
[3] Includes shares owned by EHA-Invest GmbH, which is controlled by Heikki Räty.
[4] Includes shares owned by Casimir Lindholm and his family members.

Auditors

Pursuant to Article 7 of Lemminkäinen’s Articles of Association, Lemminkäinen shall have one auditor, who shall be an auditing firm approved by the Central Chamber of Commerce. The term of the Auditor shall end at the end of the Annual General Meeting following the election.

Lemminkäinen’s audited consolidated financial statements as at and for the years ended December 31, 2016, December 31, 2015 and December 31, 2014, which have been incorporated by reference into this Offering Circular, have been audited by PricewaterhouseCoopers Oy, Authorized Public Accountants. At the Annual General Meeting of Lemminkäinen held on March 28, 2017, PricewaterhouseCoopers Oy, Authorized Public Accountants was re-elected as Lemminkäinen’s auditor. The auditor with the principal responsibility of Lemminkäinen has been Kim Karhu, Authorised Public Accountant until the Annual General Meeting held on March 25, 2015, and since then, Markku Katajisto, Authorised Public Accountant.

Shares and share capital of Lemminkäinen

General information on Lemminkäinen

The name of Lemminkäinen is Lemminkäinen Corporation (in Finnish Lemminkäinen Oyj). Lemminkäinen is a public limited liability company organized under the laws of Finland Lemminkäinen is domiciled in Helsinki, Finland, and its registered address is Salmisaarenaukio 2, FI-00180, Helsinki, Finland. The telephone number of Lemminkäinen is +358 2071 5000. The business identity code of Lemminkäinen is 0110775-8. The accounting period of Lemminkäinen is a calendar year.

Lemminkäinen has been registered with the Finnish Trade Register on August 2, 1910.

Pursuant to Article 2 of the Articles of Association, Lemminkäinen’s field of activity is to, either itself or through its subsidiaries, be engaged in the construction and contracting business, industrial production, wholesale and retail trade with building materials and supplies, import and export of building materials, securities trading and buying and selling of real estate property.

Shares and share capital

As at the date of this Offering Circular, Lemminkäinen’s registered share capital amounts to EUR 34,042,500 and the total number of shares in Lemminkäinen is 23,219,900. Lemminkäinen has one series of shares, and each share entitles to one vote at the General Meeting of Lemminkäinen. The shares in Lemminkäinen have no nominal value. The shares in Lemminkäinen have been entered into the Finnish book-entry securities system maintained by Euroclear Finland. The trading code of the shares in Lemminkäinen is LEM1S. The ISIN code of the shares in Lemminkäinen is FI0009900336.

As at the date of this Offering Circular, Lemminkäinen holds 15,000 of its own shares. No Merger Consideration will be issued in respect of treasury shares held by Lemminkäinen.

History of share capital

The following table presents changes in the amount of Lemminkäinen’s share capital and the number of shares from the year 2010 onwards.

Year	Number of shares	Share capital	Change in share capital, EUR
2014[1]	23,219,900	34,042,500	-
2012[2]	19,650,176	34,042,500	-
2010[3]	19,644,764	34,042,500	-
[1] Lemminkäinen’s rights offering in which a total of 3,569,724 new shares were subscribed. The subscription prive was EUR 8.20 per share and the shareholders were issued one subscription right for each owned Lemminkäinen share. For each eleven subscription rights, the holders of the subscription rights were entitled to subscribe for two shares for the subscription price.
[2] Directed share issue related to share-based incentive scheme.
[3] Directed share issue to institutional investors and to the minority shareholders of Lemminkäinen’s subsidiaries.

Current authorisations

Lemminkäinen’s Annual General Meeting 2017 resolved, in accordance with the Board of Directors’ proposal, to authorise the Board of Directors to resolve on the repurchase of own shares, in one or several instalments, using the unrestricted shareholders’ equity of Lemminkäinen. In accordance with the authorisation, the Board of Directors may resolve to repurchase a maximum of 2,321,990 own shares in one or several instalment, using the unrestricted shareholders’ equity of Lemminkäinen, however taking into account the provisions of the Finnish Companies Act on the maximum amount of own shares in the possession of Lemminkäinen or its subsidiaries. The Board of Directors may resolve to repurchase shares in another proportion than that of existing shareholdings of the shareholders. The shares shall be purchased in public trading at the prevailing market price. The purchases shall be carried out on Nasdaq Helsinki in accordance with its rules and regulations. The authorisation includes the right of the Board of Directors to resolve on all other terms and conditions of the repurchase of the shares. The authorisation remains effective for a period of 18 months from the resolution of the General Meeting. The previous authorisation granted to Lemminkäinen’s Board of Directors regarding repurchase of own shares expired simultaneously.

Lemminkäinen’s Annual General Meeting 2017 resolved, in accordance with the Board of Directors’ proposal, to authorise the Board of Directors to resolve on a share issue and/or an issue of special rights entitling to shares referred to in Chapter 10, Section 1 of the Finnish Companies Act in one or several instalments, either against payment or without payment. The number of shares to be issued, including the shares to be received based on special rights, shall not exceed 4,643,980 shares. The maximum number corresponds to 20 per cent of all the current shares of Lemminkäinen. The Board of Directors may resolve to issue either new shares or own shares possibly held by Lemminkäinen. The authorisation entitles the Board of Directors to resolve on all terms and conditions of the share issue and the issue of special rights entitling to shares, including the right to derogate from the pre-emptive right of the shareholders. The authorisation may be used for the financing or execution of any acquisitions or other business arrangements, to strengthen the balance sheet and financial position of Lemminkäinen or for other purposes as determined by the Board of Directors. The authorisation remains effective for a period of 18 months from the resolution of General Meeting. The previous authorisation regarding a share issue and an issue of special rights expired simultaneously.

Dividends and dividend policy

Lemminkäinen aims at a stable distribution of dividends, with at least 40 per cent of the profit for the financial year distributed to the shareholders as dividends. The amount of dividends may, however, be affected by investment needs targeted at company growth or other financing needs.

Lemminkäinen’s Annual General Meeting held on March 28, 2017 resolved, in accordance with the Board of Directors’ proposal, to pay a dividend of EUR 0.66 per share for the year ended December 31, 2016 (40.3 per cent of the profit for the financial year). The dividend for the year ended December 31, 2015 was EUR 0.12 per share (38.5 per cent of the profit for the financial year). No dividends were distributed for the year ended December 31, 2014.

Under the Finnish Companies Act, the General Meeting of Shareholders decides on the distribution of dividends based on a proposal by the Board of Directors. Dividends are generally declared once every financial year and may be paid only after the General Meeting of Shareholders has adopted the company’s financial statements. For a description of the restrictions applicable to dividend distributions, see section “Shareholders’ Rights – Dividends and distribution of unrestricted equity”.

Ownership structure of Lemminkäinen

The shares in Lemminkäinen (LEM1S) are listed on the official list of Nasdaq Helsinki. Lemminkäinen has one share series. Each share carries one vote at a General Meeting of Shareholders and confers an equal right to dividends. As at the date of this Offering Circular, Lemminkäinen has a total of 23,219,900 shares and Lemminkäinen’s share capital is EUR 34,042,500.

The following table presents the ten largest shareholders of Lemminkäinen that appear on the shareholders’ register maintained by Euroclear Finland as at August 22, 2017:

Shareholder	Number of shares	% of shares and votes
PNT Group Oy1	4,231,948	18.23
Pentti Heikki Oskari Estate	2,253,698	9.71
Forstén Noora Eva Johanna	1,415,241	6.09
Pentti Lauri Olli Samuel	1,161,635	5.00
Varma Mutual Pension Insurance Company	1,091,677	4.70
Fideles Oy2	882,200	3.80
Pentti-von Walzel Anna Eva Kristina	760,580	3.28
Pentti-Kortman Eva Katarina	751,234	3.24
Vimpu Intressenter Ab	750,000	3.23
Pentti Timo Kaarle Kristian	655,280	2.82
Above in total	13,953,493	60.09
Nominee registered shares total[3]	3,431,504	14.78
Other shareholders	5,834,903	25.13
Total shares in Lemminkäinen	23,219,900	100.00
1 A controlled entity of Heppu Pentti, a member of the Board of Directors.
[2] A controlled entity of Noora Forstén, a member of the Board of Directors.
[3] On April 3, 2012, Lemminkäinen received a flagging notification pursuant to the Finnish Securities Markets Act. According to the notification Peab Invest AS, a wholly owned subsidiary of Peab AB (publ), acquired 940,000 shares in Lemminkäinen through a forward contract executed on April 2, 2012. The shares were transferred to Peab AB (publ) immediately after the transaction. As a result of the forward contract executed on April 2, 2012, Peab AB (publ)’s holding rose to 2,080,225 shares, which represented 10.58 per cent of the shares and votes in Lemminkäinen Corporation in 2012.

To the extent known to Lemminkäinen, Lemminkäinen is not, directly or indirectly, owned or controlled by any one person.

Lemminkäinen is not aware of any agreements between shareholders that would have a significant bearing on the use of ownership rights or voting behaviour at General Meetings of Shareholders.

Related party transactions

Parties are considered to be related parties if one party has the ability to control the other party or to exercise significant influence in or joint control over the other party in making financial and operating decisions. Related parties also include the members of the Board of Directors, the President and CEO, the members of the Group Executive Team, the Head of Internal Audit and the close family members of these individuals.

The members of the Board of Directors, the President and CEO, the members of the Group Executive Team of Lemminkäinen and the remuneration of these individuals have been presented in this Offering Circular under “Board of Directors, Group Executive Team and auditors of Lemminkäinen  – Management remuneration” above. Lemminkäinen’s significant subsidiaries have been presented under “Business of Lemminkäinen – Organisation – Group legal structure and the most significant subsidiaries” above.

The following table presents the related party transactions of Lemminkäinen for the years ended December 31, 2016, December 31, 2015 and December 31, 2014 and for the six month periods ended June 30, 2017 and June 30, 2016. All the transactions included in the table’s figures have been carried out on arm’s- length terms.

	For the six months ended June 30,		For the year ended December 31,
	2017	2016	2016	2015	2014
	(unaudited)		(audited)
(in EUR millions)
Related party transactions
Sales of goods and services:
To associates and joint ventures	0.1	0.5	1.7	1.7	1.9
To key management personnel and their related parties	-	-	-	0.1	0.4
	0.1	0.5	1.7	1.8	2.3
Purchases of goods and services:
From associates and joint ventures	0.1	0.3	3.7	5.2	15.7
From key management personnel and their related parties	-	-	-	0.2	-
	0.1	0.3	3.7	5.3	15.7
Trade receivables:
From associates and joint ventures	0.1	0.4	0.0	0.0	0.0
From key management personnel and their related parties	-	-	-	0.1	0.1
	0.1	0.4	0.0	0.1	0.1

Loan receivables from associates and joint ventures	0.3	0.3	0.3	0.3	0.2

Trade payables to associates and joint ventures	0.0	0.1	0.2	0.2	0.2

Related party transactions with associates and joint ventures are mainly asphalt works and mineral aggregate deliveries. The company’s related party transactions with key management personnel and members of the Board of Directors have consisted of ordinary salaries and remuneration for the six-month period ended June 30, 2017.

SHAREHOLDER RIGHTS

YIT share

YIT has a single series of shares. YIT’s shares are listed in Nasdaq Helsinki with ISIN code FI0009800643 and under trading code YTY1V. Each share entitles its holder to one vote in the General Meeting, and the shares are freely transferable. There are neither voting restrictions nor vote-cutters related to the shares. The number of YIT’s issued shares on the date of this Offering Circular is 127,223,422, and they are fully paid and issued in accordance with Finnish laws. YIT’s shares have no nominal value, and YIT’s Articles of Association do not contain any provisions governing the minimum or the maximum of the number of shares or the amount of share capital.

There is further information on YIT’s shares and share capital in the section “Information on YIT – YIT’s shares and share capital”.

Pre-emptive subscription rights

Under the Finnish Companies Act, existing shareholders have a pre-emptive subscription right to subscribe for new shares in the company in proportion to their existing shareholding. A resolution to issue new shares as well as a resolution to grant option rights and other special rights entitling to the company’s shares derogating from the shareholder’s pre-emptive subscription right requires at least two-thirds of all votes cast and shares represented at a General Meeting. In addition, such a resolution requires that there is a weighty financial reason for the Company to do so. According to the Finnish Companies Act, resolving on a share issue without payment derogating from the shareholder’s pre-emptive subscription right requires that there is an especially weighty financial reason for the same, both for the company and in regard to the interests of all shareholders in the company.

Certain shareholders who reside or whose registered address is outside Finland, including shareholders in the United States, may not necessarily be able to exercise their pre-emptive subscription rights unless the shares have been registered in accordance with the securities legislation in force in the relevant country or unless such legislation includes an exemption from registration or other similar requirements.

General Meeting

According to the Finnish Companies Act, shareholders exercise their power of decision on corporate matters at General Meetings. According to the Finnish Companies Act, the Company’s annual general meeting shall be held annually within six months from the end of the financial year. According to the YIT’s Articles of Association, the Annual General Meeting shall be held annually by the end of March. At the annual general meeting, the financial statements consisting of the income statement, balance sheet, cash flow statement and notes relating to each such document, as well as the consolidated financial statements shall be presented to the shareholders for approval. At the Annual General Meeting, the shareholders shall pass resolutions on, among others, on the use of the profit shown on the balance sheet, discharge from liability for the members of the Board of Directors and the Managing Director and elections of the members of the Board of Directors and the auditor as well as their remuneration. Extraordinary General Meeting shall be held in order to deal with certain matters when considered necessary by the Board of Directors, or when requested in writing by the auditor of the Company or by shareholders representing together at least one tenth of all issued and outstanding shares of the Company.

According to YIT’s Articles of Association, the notice of a General Meeting shall be delivered to YIT’s shareholders by publishing such notice on the Company’s website. However, the Board of Directors of YIT may decide to publish the notice of a General Meeting as a newspaper advertisement. In that case, the notice shall be delivered by publishing it in a newspaper with nationwide circulation selected by the Board of Directors. With supplementary effects, articles of the Finnish Companies Act concerning the notice of General Meeting must be observed. Therefore, the notice of General Meeting must be delivered no earlier than three months before, and at latest three weeks, and under no circumstances less than nine days before the record date of the General Meeting to be held. In order to have the right to attend to a General Meeting, a shareholder shall give an advance notice of participation to YIT no later than on the date mentioned in the notice of the General Meeting, which may not be earlier than ten days before the General Meeting. According to Lemminkäinen’s Articles of Association, the notice of a General Meeting shall be delivered by publishing such notice on Lemminkäinen’s website no earlier than three months and no later than three weeks before the General Meeting. However, the notice shall always be delivered at least nine days before the record date of the General Meeting. In addition to publishing the notice of the General Meeting on Lemminkäinen’s website, the Board of Directors may decide to publish the notice in whole or in part in another way it considers suitable. In order to have the right to attend a General Meeting, a shareholder a shareholder shall give an advance notice of participation to Lemminkäinen no later than on the date mentioned in the notice of the General Meeting, which may be no earlier than ten days before the General Meeting.

In order to have the right to attend and vote at a General Meeting, a shareholder must be registered in the shareholders’ register kept by Euroclear Finland in accordance with Finnish laws no later than eight business days prior to the relevant General Meeting. For further information, see “The Finnish securities market – The Finnish book-entry securities system” for further information. A nominee-registered shareholder wishing to attend and vote at the General Meeting should seek a temporary registration in the shareholders’ register kept by Euroclear Finland. The notification of such temporary registration shall be made no later than on the date set out in the notice of the General Meeting, which must be after the record date of the General Meeting. The notification of the temporary registration to the company’s shareholder’s register concerning a nominee-registered shareholder is considered as a notice of participation in the General Meeting. There are no quorum requirements for General Meetings stipulated in the Finnish Companies Act or YIT’s or Lemminkäinen’s Articles of Association.

Right of redemption in connection with the Merger

Pursuant to the Finnish Companies Act, a shareholder of a merging company who votes against the merger at the General Meeting deciding on the merger may demand, at the same General Meeting, that the shares he/she holds be redeemed at fair value in cash. Furthermore, pursuant to Finnish Companies Act, approval of the merger requires that a majority of at least two thirds of the votes cast and shares represented at the General Meeting are in favour of the merger. Therefore, under the Finnish Companies Act, the Merger may be approved at the Extraordinary General Meeting of Lemminkäinen even if shareholders representing one third of all of Lemminkäinen’s shares voted against the Merger, and such objecting shareholders would have the right to demand redemption of their Lemminkäinen shares in cash. See “Merger of YIT and Lemminkäinen – Shareholder support”.

According to the Combination Agreement and the Merger Plan, the execution of the Merger requires, among others, that shareholders representing no more than 20 per cent of all of Lemminkäinen’s shares and votes demand at the Extraordinary General Meeting of Lemminkäinen deciding on the Merger that the shares they hold in Lemminkäinen be redeemed. Should over 20 per cent of the shareholders of Lemminkäinen demand redemption of the shares they hold, the Merger may not be executed, unless YIT and Lemminkäinen waive this condition. Should some of the shareholders of Lemminkäinen demand the redemption of the shares they hold and the Merger was executed, the payment of the redemption price to the objecting shareholders of Lemminkäinen could lead to a situation where YIT would be forced to make a significant cash payment, which could have a material adverse effect on the Combined Company’s business, financial position and results of operations.

Under the Finnish Companies Act, a shareholder of the merging company who votes against the merger at the General Meeting deciding on the merger, may at such General Meeting demand redemption of his or her shares in cash at a fair price. If the Extraordinary General Meeting of Lemminkäinen approves the Merger, each shareholder of Lemminkäinen, who has demanded redemption of his or her shares and later on voted against the Merger at the Extraordinary General Meeting decided on approving the Merger, has the right to have his or her shares in Lemminkäinen redeemed by YIT in cash at a fair value. According to the Combination Agreement and the Merger Plan, the execution of the Merger requires that shareholders representing no more than 20 per cent of all of Lemminkäinen’s shares and votes demand at the Extraordinary General Meeting of Lemminkäinen deciding on the Merger that the shares they hold in Lemminkäinen be redeemed (unless YIT and Lemminkäinen waive this condition).

Voting rights

A shareholder may use its right to attend and vote at a General Meeting in person or through an authorized representative. Each YIT share entitles its owner to one vote at a General Meeting of YIT and each Lemminkäinen share entitles its owner to one vote at a General Meeting of Lemminkäinen. If the shareholder’s shares are recorded in more than one book-entry account, the shareholder has the right to use a different authorized representative for each book-entry account.

At the General Meeting, most resolutions are passed by a simple majority of the votes cast. However, certain resolutions, such as amending the Articles of Association, deviations from the shareholders’ pre-emptive subscription right to subscribe for shares in a new share issue and resolutions on a merger, a demerger or a dissolution of the company require at least a majority of two-thirds of the votes cast and the shares represented at the meeting.

Dividends and distribution of unrestricted equity

A General Meeting decides on the payment of dividend and other distribution of assets by the majority of the votes cast. All the shares in the company carry equal rights to dividend and other distributions by the company. In accordance with prevailing market practice, dividend is only paid once a year and only after the shareholders have approved the company’s financial statements and the Board of Directors’ proposal for the distribution of dividend. However, under the Finnish Companies Act, the decision on the payment of dividend may be made by, in addition to the General Meeting, the Board of Directors by virtue of an authorization

According to the Finnish Companies Act, the equity of a company shall be divided into restricted equity and unrestricted equity. Restricted equity consists of the share capital and of the fair value reserve and the revaluation reserves under the Finnish Accounting Act as well as of any possible legal reserve and share premium reserve formed before September 1, 2006 under the old Finnish Companies Act. Otther reserves of equity are included in the unrestricted equity. Accordingly, unrestricted equity includes the profit/loss from the preceding year, retained earnings from previous years and other unrestricted equity items, including the invested unrestricted equity fund. The company may distribute its reserves of unrestricted equity, less the possible assets that are to be left undistributed under the Articles of Association and, in addition, certain other non-distributable funds (Distributable Assets). According to the Finnish Companies Act, the amount of dividends to be distributed may not exceed company’s Distributable Assets or be distributed if the distribution will cause insolvency of the company. Accordingly, companies are entitled to pay dividends and otherwise distribute assets from reserves of unrestricted equity for a certain financial period after the General Meeting has approved the financial statements of the company concerning the certain period in question and after the General Meeting has resolved on the distribution of dividend or other unrestricted equity in accordance with the proposal of the Board of Directors. According to the Finnish Companies Act, distribution of dividend or other unrestricted equity may be based also on financial statements concerning other than the most recent previous accounting period provided that the General Meeting of the company has approved such financial statements. However, essential changes in the financial position of the company which have occurred after the completion of the financial statements on which the distribution will be based, shall be taken into consideration when deciding on the distribution of profits. The financial statements of YIT Group’s parent company are prepared in accordance with the Finnish laws and regulations concerning financial statements (the Finnish Accounting Standards, “FAS”).

The Finnish Companies Act emphasizes the maintenance of the company’s solvency in connection with the distribution of assets, and, consequently, no assets may be distributed if, when making the decision on the distribution, it was known or should have been known that the company was insolvent or that it would become insolvent due to the distribution of funds.

According to the Finnish Companies Act, the amount of dividend may not exceed the amount proposed or accepted by the Board of Directors. However, shareholders holding at least 10 per cent of all the shares may demand at the Annual General Meeting that the company shall distribute as dividend at least one-half of the profit of the company for the last preceding year, less the amounts that the Articles of Association of the company may require to be left undistributed and the possible prior dividends already paid in respect of the year in question. However, the dividend so paid may neither exceed the amount distributable without the creditors’ consent nor 8 per cent of the equity of the company.

Under the Finnish Companies Act, dividends and other distributions are paid to the shareholders or custodial nominee account holders who have been entered in the shareholders’ register on the relevant record date. The shareholder register is maintained by Euroclear Finland through account operators. No dividend shall be distributed to shareholders not registered in the shareholder’s register. In the Finnish book-entry securities system, dividends are paid by wire transfer to the shareholders’ accounts recorded into the book-entry register. All shares in YIT carry equal rights to dividends and other assets distributed by YIT (including the distribution of assets in connection with YIT’s dissolution), and all shares in Lemminkäinen carry equal rights to dividends and other assets distributed by Lemminkäinen (including the distribution of assets in connection with Lemminkäinen’s dissolution).

The Merger Consideration Shares entitle their holder to dividends and other assets distributed by YIT as well as other shareholder rights after being registered in the Trade Register. The right to dividends is forfeited after three years from the date when the dividend is due to be paid.

The distribution of other unrestricted equity than profits is effected essentially in the same way as described above regarding the distribution of dividend.

Additional information on the taxation of dividends is presented in the section “Taxation”.

Own shares

According to the Finnish Companies Act, a company may acquire its own shares. The General Meeting shall decide upon the acquisition of the company’s own shares unless the General Meeting has authorized the Board of Directors to decide upon the acquisition of the company’s own shares by using unrestricted equity. In a public company, the authorization may be in force for no more than 18 months at a time. A public company may not own its shares directly or indirectly in excess of 10 per cent of all the shares of the company. No dividend is paid to the company’s own shares. On the date of this Offering Circular, YIT holds 1,408,213 of its own shares and Lemminkäinen owns 15,000 of its own shares. Merger Consideration shall not be distributed to the own shares held by Lemminkäinen.

Transfer of shares in the Finnish book-entry securities system

When selling shares through the book-entry securities system, the shares are transferred by wire transfer from the seller’s book-entry account to the buyer’s book-entry account. For the purpose of the sale, allocation data is entered into the HEXClear clearing system of Euroclear Finland and, if necessary, a reservation regarding the book-entries is entered into the book-entry account. The transaction is recorded as a pre-trade until it has been cleared and the shares have been paid, after which the buyer is automatically entered into the company’s shareholders’ register. If the shares are nominee registered and the shares of both the seller and the buyer are held in the same custodial nominee account, the sale of shares does not cause any entries to the book-entry system unless the custodial nominee account holder changes or the shares are transferred from such custodial nominee account as a result of a sale.

Exchange control

Foreigners may acquire shares in a Finnish company without any specific exchange control authorization. Foreigners may also receive dividends without any specific exchange control authorization, but the company distributing the dividend must deduct the tax-at-source from the funds transferred outside Finland unless otherwise stated in an applicable tax treaty. Foreigners who have acquired shares in a Finnish company may receive shares in connection with a capitalization issue or participate in a rights issue without any specific exchange control authorization. Foreigners may sell their shares in a Finnish company in Finland, and the assets acquired in connection with such sale may be transferred outside Finland in any convertible currency. There are no exchange control rules in force in Finland which would restrict the selling of shares in a Finnish company from one foreigner to another.

FINNISH SECURITIES MARKET

The following summary is a general description of the Finnish securities market and it is based on the laws in force in Finland on the date of this Offering Circular. The following summary is not exhaustive.

General

The securities market in Finland is supervised by the Financial Supervisory Authority (the FIN-FSA). The primary laws governing securities markets are the Finnish Securities Markets Act (746/2012, as amended), which contains provisions in respect of, among others, company and shareholder disclosure obligations, prospectus requirements and public tender offers, as well as the Market Abuse Regulation (EU) No 596/2014 containing regulation relating to, among others, disclosure of inside information and the obligation of the issuer’s management to notify transactions. The regulation governing admission of securities and other financial instruments to public trading and trading in listed financial instruments is compiled under the Act on Trading in Financial Instruments (748/2012, as amended). The role of the FIN-FSA is to monitor compliance with these provisions. The FIN-FSA may issue further detailed regulation based on delegation of authority under the Finnish Securities Markets Act and other laws that entitle it to do so.

The Finnish Securities Markets Act and the Market Abuse Regulation specify minimum disclosure requirements for companies applying to have their shares listed on Nasdaq Helsinki or whose securities are publicly traded or who offer their securities to the public.  Insider information must be made public in a manner which enables fast access and complete, correct and timely assessment of the information by the public. A Finnish listed company, i.e. a company that has issued shares that are traded in a regulated market, is under an obligation to regularly publish financial information on the company as well as to inform the markets of any matters concerning the company which, if made public, would be likely to have a significant effect on the price of the financial instruments of the issuer.

A shareholder is required to notify, without undue delay, a Finnish listed company and the FIN-FSA when its voting rights in, or its per centage ownership of the total number of shares of such Finnish listed company reaches, exceeds or falls below 5, 10, 15, 20, 25, 30, 50 or 90 per cent or two thirds, calculated in accordance with the Finnish Securities Markets Act. A flagging notification must also be made when a shareholder is entitled to acquire, on the basis of a financial instrument, a number of shares that will reach, exceed or fall below the flagging threshold described above or, when the combined ownership share based either on direct holding or holding through financial instruments reaches, exceeds or falls below the flagging threshold described above. In this connection, the definition of financial instrument also refers to such financial instruments the value of which is determined on the basis of the company’s share and which have a similar economic effect as a financial instrument that entitles its holder to receive the company’s shares. A flagging notification must be made regardless of whether the underlying asset of the financial instrument will be settled physically or in cash. The notification must be submitted without an undue delay, however no later than on the following trading day after the shareholder was informed or should have known about such a change in the shareholder’s voting rights or ownership. The shareholder shall be deemed to have been informed of the said transaction no later than two trading days after the transaction. When a listed company has received the above-mentioned information, it must disclose the information in a stock exchange release without undue delay.

According to the Finnish Securities Market Act, a shareholder, whose holding increases to more than 30 per cent or more than 50 per cent of the voting rights attached to shares in a company after the shares or securities entitling to such shares in the company have been entered into public trading on the regulated market, is obligated to make a public offer for all remaining shares and securities entitling to such shares in the company at fair value (mandatory takeover bid). Under the Finnish Companies Act (624/2006, as amended), a shareholder holding shares representing more than 90 per cent of all the shares and votes in a company has the right to redeem the remaining shares in the company at fair value (right of squeeze-out). In addition, a shareholder whose shares may be redeemed in the above mentioned manner is entitled to demand redemption of his/her shares from the majority shareholder entitled to exercise redemption (right of sell-out). Detailed rules apply to the calculation of the proportions of shares and votes discussed above. In YIT’s Articles of Association, there are no specific provisions on rights of squeeze-out or sell-out deviating from the law.

According to the Finnish Securities Markets Act, a Finnish listed company shall directly or indirectly belong to an independent body representing the economy on a wide basis and established in Finland, which has issued a recommendation to promote compliance with good securities markets practice on the actions of the management of the offeree company with regard to a takeover bid (the “Helsinki Takeover Code”). According to the Finnish Securities Markets Act, a listed company must provide an explanation for not committing to complying with the Helsinki Takeover Code.

The Financial Supervisory Authority must be notified of net short positions in shares listed on the Nasdaq Helsinki in accordance with the Regulation (EU) No 236/2012 of the European Parliament and of the Council on short selling and certain aspects of credit default swaps. The obligation to notify net short positions applies to all investors and market participants. A net short position in relation to the shares of a company that has shares admitted to trading on a regulated market must be disclosed where the position reaches, exceeds or falls below the threshold of 0.2 per cent of the target company’s issued share capital. A new notification must be submitted for each 0.1 per cent above the threshold. The FIN-FSA will publish any notified net short position that reaches, exceeds or falls below the threshold of 0.5 per cent of the target company’s issued share capital on its website.

The Finnish Penal Code (39/1889, as amended), contains provisions relating to breach of disclosure requirements, the misuse of inside information, unauthorized disclosure of inside information and market manipulation. Acts described in such provisions have been criminalized. The FIN-FSA has the right to impose administrative sanctions for breach of provisions relating to, among others, disclosure requirements, misuse of inside information, market manipulation and the obligation of issuer’s management to notify transactions, with the exception of situations where preliminary investigation, consideration of charges or a pending criminal case in a court of law against the party in breach of such regulations is ongoing in relation to the same offence, or where the party has received a non-appealable sentence for the same act. The FIN-FSA can, for example, issue a public warning, prohibit the person involved to trade securities or impose administrative fines or penalty payments.

Trading and settlement on Nasdaq Helsinki

Share trading on Nasdaq Helsinki occurs through automatic order matching. In carrying out share trades, Nasdaq Helsinki uses the INET trading platform, which is an order-based system in which buy and sell orders are matched as trades when the price and the volume information tally. In the INET trading platform, the trading day consists, as a general rule, of the following main phases: pre-trading, continuous trading, the closing auction and post-trading.

During the pre-trading session from 9:00 a.m. to 9:45 a.m., orders may be entered, changed or deleted. The opening call begins at 9:45 a.m. and ends at 10:00 a.m. Round lot orders entered during the pre-trading phase and existing orders that may be valid for more than one day are automatically transferred into the opening call. Continuous trading takes place between 10:00 a.m. and 6:25 p.m. Continuous trading begins sequentially immediately after the end of the opening call at 10:00 a.m., at which time the first share’s opening price is determined, after which continuous trading in said share commences. Approximately ten minutes later, the opening prices of all the shares have been determined and trading based on market demand continues until 6:25 p.m. The closing auction begins at 6.25 p.m. and ends at approximately 6:30 p.m., when the closing prices are determined and when continuous trading ends as well. In post-trading between 6:30 p.m. and 7:00 p.m., the only trades that may be registered are contract trades for shares in after-hours trading. The shares will be registered at prices established during the trading day.

Trades are primarily cleared by netting them in the clearing and settlement system of the European Multilateral Clearing Facility acting as the central counterparty and executed in Euroclear Finland’s automated clearing and settlement system on the second (2nd) banking day after the trade date (T+2) unless otherwise agreed by the parties.

Trading in securities on Nasdaq Helsinki and clearing of trades in Euroclear Finland takes place in euros, with the minimum tick size for trading quotations depending on the tick size table and being a minimum of EUR 0.0001. The price information is produced and published only in euros.

The Finnish book-entry securities system

General

Any issuer established in the European Union that issues or has issued transferable securities which are admitted to trading or traded on trading venues, shall arrange for such securities to be represented in book-entry form. An issuer has the right to choose the central securities depository where the securities are admitted to trading. In Finland, the book-entry system is maintained by Central Securities Depository. In Finland, on the date of this Offering Circular, the Central Securites Depository is Euroclear Finland. Euroclear Finland maintains a book-entry securities register for both equity and debt securities. The registered office of Euroclear Finland is located at Urho Kekkosen katu 5C, FI-00100, Helsinki.

A Finnish Central Securities Depository keeps company-specific shareholder registers of the shareholders of companies on behalf of issuers. According to the Regulation (EU) no 909/2014 on improving securities settlement in the European Union and on central securities depositories, Central Securities Depositories are not obliged to offer shareholders book-entry accounts free of charge and sponsored by issuers, but a Central Securities Depository may offer such accounts based on a voluntary business decision. Euroclear Finland offers, during a transitions period prescribed in the Act on the Book-Entry System and Clearing Operations (348/2017, as amended) book entry account services to shareholders who have opened their accounts before June 21, 2017, i.e. the enforment of such act. During such period, the basic custody expenses incurred by Euroclear Finland in connection with maintaining the book-entry accounts are mainly borne by the issuers of the relevant book-entries. The account operators, which consist of, among others, banks, investment services companies and other institutions licensed to act as clearing parties by the Central Securities Depository, are entitled to make entries in the book-entry register and administer the book-entry accounts.

Registration

Shareholders of all companies entered into the book-entry securities system must establish a book-entry account with an account operator or register its securities through nominee registration in order to effect share entries. A Finnish shareholder may not hold his or her shares through a nominee registered account in the Finnish book-entry system. For shareholders who have not transferred their shares into book-entries, a joint book-entry account shall be opened with Euroclear Finland and the issuer is entered as the account holder. All transactions in securities registered with the book-entry securities system are executed as computerized book-entry transfers. The account operator confirms book-entry transfers by sending notifications of all transactions to the holder of the respective book-entry account. The account holders also receive an annual statement of their holdings as of the end of each calendar year.

Each book-entry account must give the particulars of the account holder and other holders of rights to the book-entries in the account or of the custodial account holder who manages the assets in the nominee-registered account, as well as information on the account operator for the account. The required information include the type and number of the book-entry securities registered in the account as well as the rights and restrictions pertaining to the account and the book-entries. Any nominee-registered account must be identified when making entries in the account. Euroclear Finland and all the account operators are responsible for maintaining the confidentiality of the information they receive. However, a company must keep the shareholders’ register accessible to everyone at the head office of the company or, if the company’s shares are incorporated in the book entry system, at the registered office of the Central Securities Depository in Finland. The FIN-FSA is entitled to receive certain information on nominee registrations upon request.

Each account operator is liable for possible errors and omissions in the book-entry registers maintained by it and for any breach of data protection. However, if an account holder has suffered loss as a result of a faulty registration and the account operator is unable to compensate such a loss, such account holder is entitled to receive compensation from the statutory registration fund of Euroclear Finland. The capital of the registration fund must be at least 0.0048 per cent of the average of the total market value of the book-entries kept in the book-entry securities system during the last five (5) calendar years and it must be no less than EUR 20 million. The compensation to be paid to one injured party shall be equal to the amount of damage suffered by such an injured party from a single account operator, subject to a maximum amount of EUR 25,000. The liability of the registration fund to pay damages in relation to each incident is limited to EUR 10 million.

Custody of securities and nominee registration

According to the Finnish laws, a non-Finnish shareholder may appoint an account operator (or certain non-Finnish organisations approved by the Central Securities Depository) to act as a custodial nominee account holder on its behalf. In some cases, nominee-registration of Finnish shareholders abroad may be possible by virtue of the Regulation (EU) No 909/2014 of the European Parliament and of the Council or other EU regulation or, if a Finnish company issues its shares in another EU country. A nominee-registered shareholder is entitled to receive dividends and to exercise all share subscription rights and other financial and administrative rights attached to the shares held in its name. A nominee-registered shareholder wishing to attend a General Meeting of Shareholders should seek a temporary registration in the shareholders’ register. The notification of the temporary registration shall be made at the latest on the date set out in the notice to the General Meeting, which shall be after the record date of the General Meeting. A custodial nominee account holder or another nominee is required to disclose to the FIN-FSA and to the relevant issuer, upon request, the actual identity of the shareholder of any shares registered in the name of such a nominee, where the nominee-registered shareholder is known, as well as the number of shares owned by such nominee-registered shareholder. If the name of the nominee-registered shareholder is not known, the nominee is required to disclose said information in respect of the representative acting on behalf of the nominee-registered shareholder and to submit a written declaration to the effect that the actual shareholder is not a Finnish natural person or legal entity.

Finnish depositories for both Euroclear Bank, S.A./N.V. – as operator of Euroclear Finland – and Clearstream have custodial accounts within the book-entry securities system and, accordingly, non-Finnish shareholders may hold their shares listed on Nasdaq Helsinki in their accounts in Euroclear Bank, S.A./N.V. and in Clearstream.

Shareholders wishing to hold their shares in the book-entry securities system in their own name but who do not maintain a book-entry account in Finland are required to open a book-entry account with an account operator as well as a bank account denominated in euros in Finland.

Compensation fund for investors

Under Finnish law, investors are divided into professional and non-professional investors. The definition of professional investors includes business enterprises and public entities which can be deemed to know the securities markets and the risks related thereto. A customer may also declare in writing that, on the basis of his or her professional skills and experience in investment activities, he or she is a professional investor. However, private investors are generally considered to be non-professional investors.

Credit institutions and such investment services companies managing or retaining clients’ assets that do not provide solely intermediation or investment advisory services or organizing of multilateral trading must belong to a compensation fund for investors. The compensation fund safeguards payment of clear, indisputable receivables that are due when an investment services company or a credit institution, for a reason other than temporary insolvency, is not capable of paying the claims of investors within a determined period of time. Only claims of non-professional investors are paid by the compensation fund. An investor is paid 90 per cent of the investor’s receivable, subject to a maximum amount of EUR 20,000. The fund does not compensate for losses due to a fall in equity prices or incorrect investment decisions, whereby the customer is still responsible for the consequences of his or her investment decisions. If a bank becomes insolvent, customers of a credit institution shall be compensated from the Deposit Guarantee Fund for claims up to EUR 100,000. The funds of an investor are safeguarded either through the Deposit Guarantee Fund or the compensation fund. Accordingly, the same funds of an investor do not benefit from double protection.

TAXATION

The following summary is based on the tax laws of Finland as in effect on the date of this Offering Circular, and is subject to changes in Finnish law, including changes that could have a retroactive effect on taxation. The following summary is not exhaustive and does not take into account or deal with the tax laws of any country other than Finland. Prospective investors are advised to consult their own professional tax advisors as to the Finnish or foreign tax consequences of the Merger and the purchase, ownership and disposition of the Merger Consideration Shares. Prospective investors who may be affected by the tax laws of other jurisdictions should consult their tax advisors with respect to the tax consequences applicable to their particular circumstances.

Finnish taxation

The following is a description of the material Finnish income, transfer, and value added tax consequences that may be relevant with respect to this Merger. The following description of Finnish domestic tax legislation relating to the Merger, dividend distributions and capital gains arising from the sale of Merger Consideration Shares is applicable to natural persons and limited liability companies both resident and non-resident in Finland.

The following description does not address tax considerations applicable to the holders of the Merger Consideration Shares that may be subject to special tax rules, including, among others, different restructurings of corporations, controlled foreign corporations (CFC), non-business carrying entities, income tax-exempt entities, or general or limited partnerships. Furthermore, this description addresses neither Finnish inheritance nor gift tax consequences.

This description is based primarily on:

•	The Finnish Income Tax Act (1535/1992), as amended;

•	The Finnish Business Income Tax Act (360/1968), as amended;

•	The Finnish Act on Taxation of Non-residents (627/1978), as amended;

•	The Finnish Value Added Tax Act (1501/1993); and

•	The Finnish Transfer Tax Act (931/1996), as amended.

In addition, relevant case law as well as decisions and statements made by the tax authorities in effect and available on the date of this Offering Circular have been taken into account.

All of the foregoing is subject to change, which could apply retroactively and could affect the tax consequences described below.

General

Residents and non-residents of Finland are treated differently for tax purposes. The worldwide income of persons resident in Finland is subject to taxation in Finland. Non-residents are taxed on Finnish source income only. In addition, any income received by a non-resident from a permanent establishment located in Finland is subject to taxation in Finland. Finnish tax treaties may limit the applicability of domestic tax legislation and also preclude the right to tax non-resident’s Finnish source income.

Generally, an individual is deemed resident in Finland for tax purposes if such individual stays in Finland for more than six consecutive months or if the permanent home and dwelling of such individual is located in Finland. A Finnish citizen who has left Finland to live in a foreign country is deemed resident in Finland for tax purposes during the tax year of their relocation and three following years, unless they can demonstrate that no material ties between them and Finland have existed during relevant tax year. Earned income, including salary, is taxed at progressive rates. Capital income is currently taxed at a rate of 30 per cent. However, if capital income exceeds EUR 30,000 during a calendar year, the tax rate for the exceeding amount is 34 per cent. Corporate entities established under the laws of Finland are regarded as residents in Finland for tax purposes and are subject to corporate income tax on their worldwide income. Non-residents are liable to pay tax for the income of permanent establishments located in Finland. Currently, the corporate income tax rate is 20 per cent.

The following is a summary of certain Finnish tax consequences relating to the purchase, ownership, and disposal of the Merger Consideration Shares by Finnish resident and non-resident shareholders, as well as of general tax consequences of the Merger.

Taxation of dividends and equity returns

Distribution of funds from unrestricted equity funds (Chapter 13 Section 1 Sub-section 1 of the Finnish Companies Act) by listed company as referred to in Section 33 a, Sub-section 2 of the Finnish Income Tax Act (“Listed Company”) is taxed as distribution of dividends. Therefore, the following applies also to distribution of funds from company’s unrestricted equity funds.

Resident individuals

85 per cent of dividends paid by Listed Company to an individual shareholder is considered capital income of the recipient, taxable at the rate of 30 per cent (however, should overall capital income exceed EUR 30,000 during a calendar year, the tax rate for the exceeding amount is 34 per cent), the remaining 15 per cent being tax-exempt. If the shares form part of resident individual shareholder’s business activities, 85 per cent of dividends paid by Listed Company is considered business income which is taxed partly as earned income at progressive rates and partly as capital income at the rate of 30 per cent (however, if the overall capital income exceeds EUR 30,000 during a calendar year, the tax rate for the exceeding amount is 34 per cent), the remaining 15 per cent being tax-exempt.

Listed Company distributing dividends is obligated to withhold tax from dividends paid to resident individuals. Currently, the tax withheld is 25.5 per cent of the dividend. The tax withheld by the distributing company is credited against the final tax payable by the individual shareholder for the dividend received. Resident individuals must review their pre-completed tax form to confirm that received dividend income during the tax year is correct and, if necessary, correct the amount of dividend income and the amount of prepaid income tax on the pre-completed tax form.

Finnish limited liability companies

Dividends received by a Listed Company from another Listed Company are generally tax-exempt. However, in case the shares are included in the investment assets of the shareholder (only financial, insurance, and pension institutes may have investment assets referred to in this context), 75 per cent of the dividend is taxable income, the remaining 25 per cent being tax-exempt.

Dividends received by a non-listed Finnish company from a Listed Company are generally taxable income with respect to 100 per cent of the dividend. However, in cases where the non-listed company directly owns 10 per cent or more of the share capital of the Listed Company distributing the dividend, the dividend received on such shares is tax-exempt provided that the shares are not included in investment assets of the shareholder. If the shares are included in investment assets of the shareholder, 75 per cent of the dividend is taxable income, the remaining part of the dividend being tax-exempt.

Non-residents

Dividends paid by a Finnish company to non-residents are subject to Finnish withholding tax. The withholding tax as a final tax at source is withheld by the company distributing the dividend at the time of dividend payment. The withholding tax rate for dividend received by non-resident individual shareholder is 30 per cent whereas the withholding tax rate for dividend received by non-resident company is 20 per cent, unless otherwise set forth in an applicable tax treaty.

Finland has entered into double tax treaties with many countries pursuant to which the withholding tax rate is reduced on dividends paid to persons entitled to the benefits under such treaties. For example, in the case of treaties with the following countries, Finnish withholding tax regarding dividends of portfolio shares is generally reduced to the following rates: Austria: 10 per cent; Belgium: 15 per cent; Canada: 15 per cent; Denmark: 15 per cent; France: zero; Germany: 15 per cent; Ireland: zero; Italy: 15 per cent; Japan: 15 per cent; the Netherlands: 15 per cent; Norway: 15 per cent; Spain: 15 per cent; Sweden: 15 per cent; Switzerland: 10 per cent; the United Kingdom: zero; and the United States: 15 per cent.  This list is not exhaustive. A further reduction in the withholding tax rate is usually available to corporate shareholders for dividend distributions on qualifying holdings (usually ownership of at least 10 or 25 per cent of the share capital or voting rights of the distributing company). The benefit of reduced withholding rate in an applicable tax treaty will be available if the person beneficially entitled to the dividend has provided the payer of the dividend the necessary details on the applicability of the tax treaty.

Where shares in a Finnish company are held through a nominee account, the Finnish distributing company pays the dividends to the nominee account managed by the custodian, who then delivers the dividend payment to the beneficial owner. If such beneficial owner holding the shares through a nominee account is resident in a tax treaty country, the withholding tax rate is the tax rate set forth in the relevant tax treaty. However, the withholding rate is always at least 15 per cent, in case the payer (dividend distributing company or Finnish custodian entity) has confirmed the applicability of the tax treaty to the person beneficially entitled to the dividend in a reasonably diligent manner. If the tax rate set forth in the tax treaty is less than 15 per cent, an application for refund of the excess withholding tax may be submitted together with necessary details on the beneficiary owner’s nationality and identity. This means that with respect to dividend paid on shares held through a nominee account, a withholding tax pursuant to applicable tax treaty, or at least at the rate of 15 per cent, is withheld, unless a thorough clarification of the person beneficially entitled to the dividend is presented. Such procedure, however, requires that the foreign custodian intermediary is registered in the Finnish tax authorities’ register and that it is resident in a country Finland has a tax treaty with. In addition, the foreign custodian intermediary must have an agreement with the Finnish account operator with regard to the custody of the shares. In this agreement the foreign custodian intermediary, among others, commits to inform dividend recipient’s country of residence to the account operator and to provide additional information to tax authorities, if needed. If these provisions are not fulfilled, 30 per cent withholding tax will be withheld on nominee accounts dividends received by a non-resident individual shareholder, and the 20 per cent withholding tax will be withheld on nominee accounts dividends received by non-resident company shareholder.

Foreign companies residing in the European Union Member States

No withholding tax is levied under Finnish tax laws on dividends paid to foreign corporate entities that reside, and are subject to corporate tax, in an EU member state as specified in Article 2 of the Parent Subsidiary Directive (2011/96/EU), as amended by the Council Directive 2013/13/EU and 2014/86/EU, and that directly hold at least ten per cent of the capital of the dividend distributing Finnish company.

Foreign companies residing in the European Economic Area

Dividends paid to certain foreign companies residing in the European Economic Area are either tax-exempt in full or a lowered rate of withholding tax is applied to them depending on how the dividend would be taxed if paid to a corresponding Finnish corporate entity.

No withholding tax will be levied in Finland on dividends paid by a Finnish company to a non-resident entity, if (i) the entity receiving the dividend resides in the European Economic Area; (ii) the Council Directive 2011/16/EU on Administrative Cooperation in the Field of Taxation and Repealing Directive 77/799/EEC, as amended by the Council Directive 2014/107/EU amending Directive 2011/16/EU as regards mandatory automatic exchange of information in the field of taxation under Directive (EU) 2015/2376 or an agreement on mutual assistance and information exchange in tax matters applies to the home state of the recipient of the dividend; and (iii) the company receiving dividend is equivalent to a Finnish entity defined in the Finnish Income Tax Act Section 33 d Sub-section 4 or in Section 6 a of the Finnish Business Income Tax Act; (iv) the dividend would be tax-exempt in full if paid to a corresponding Finnish limited liability company (see above “Finnish limited liability companies”): and (v) the entity provides a report (a certificate from the home member state’s tax authority) clarifying that in accordance with tax treaties applicable in the home state of the recipient of dividends, the withholding tax cannot be credited in full.

If dividend is paid to foreign company that fulfils the requirements presented above in section (iii) and resides in a country which fulfils the criteria set out in sections (i) and (ii), but the dividend would be only partly tax exempt if it was paid to a corresponding Finnish entity (see above “Finnish limited liability companies”), a withholding tax will be withheld on the dividends (see above “Non-residents”), but the withholding tax for such dividends will be lowered to 15 per cent (instead of 20 per cent). Thus, notwithstanding entities as defined in the Parent Subsidiary Directive, which fulfil the criteria for tax exemption by directly owning at least ten per cent of the capital of the Finnish company paying the dividends (see above “Foreign companies residing in the European Union Member States”), the withholding tax rate of 15 per cent will be applied to dividends paid to a foreign entity, if the shares of the Finnish company paying dividends belong to investment assets of the company receiving the dividends. Depending on the applicable tax treaty, the applicable withholding tax can also be lower than 15 per cent (see above “Non-residents”).

Foreign individuals residing in the European Economic Area

The dividends paid to a foreign non-resident individual can upon request by the individual in question be taxed, not in accordance with rules concerning withholding tax (see above “Non-residents”), but instead in accordance with the Finnish Act on Assessment Procedure (1558/1995, as amended), and thus, as resident individuals in Finland are taxed (see above “Resident Individuals”), provided however that (i) the individual receiving the dividend resides in the European Economic Area; (ii) the Council Directive 2011/16/EU on Administrative Cooperation in the Field of Taxation and Repealing Directive 77/799/EEC, as amended by the Council Directive 2014/107/EU amending Directive 2011/16/EU as regards mandatory automatic exchange of information in the field of taxation under Directive (EU) 2015/2376 or an agreement on mutual assistance and information exchange in tax matters applies to the home state of the dividend recipient; and (iii) the individual provides a report (a certificate from the home member state’s tax authority) clarifying that in accordance with the tax treaties applicable in the home state of the recipient of dividends, the withholding tax cannot be credited in full.

Taxation of capital gains

Resident individuals

Capital gain or loss arising from the sale of shares or subscription rights (other than in the context of business activities) is taxable as capital gain, or as capital loss deductible from capital gains of resident individuals. Capital gains are currently taxed at a rate of 30 per cent (however, should overall capital income exceed EUR 30,000 during a calendar year, the tax rate for the exceeding amount is 34 per cent). If the disposition of shares is connected to business activities (business income source) of the seller, any gain arising from the sale is deemed to be the seller’s business income, which will be divided according to the Finnish Income Tax Act to be taxed as earned income at a progressive tax rate and capital income at a rate of 30 per cent (however, should the overall capital income exceed EUR 30,000 during a calendar year, the tax rate for the exceeding amount is 34 per cent).

Any capital gain or loss is calculated by deducting from the sales price the original acquisition cost and expenses related to the sale. Alternatively, individuals may, instead of deducting the actual acquisition costs, choose to apply a so-called presumptive acquisition cost, which is equal to 20 per cent of the sales price or, if the shares have been held for at least ten years, 40 per cent of the sales price. If the presumptive acquisition cost is used instead of the actual acquisition cost, any expenses related to the sale are deemed to be included therein and, therefore, may not be separately deducted from the sales price.

A capital loss arising from the sale of securities, such as the Merger Consideration Shares, is deductible primarily from the resident individual’s capital gains and secondarily from other capital income arising in the same year and during the following five calendar years. Capital losses will not be taken into account when calculating the capital income deficit for the calendar year in question. Thus, such capital losses do not affect the amount of the deficit credit deductible from earned income.

Notwithstanding the above, capital gains arising from the sale of assets, such as the Merger Consideration Shares, are exempt from tax, provided that proceeds of all assets sold by the resident individual during the calendar year do not, in the aggregate, exceed EUR 1,000 (not including proceeds of assets the sale of which is tax-exempt pursuant to Finnish tax laws). Correspondingly, capital losses are not tax deductible if the acquisition cost of all assets sold during the calendar year do not, in the aggregate, exceed EUR 1,000, and proceeds of all assets sold by the resident individual during the same calendar year do not, in the aggregate, exceed EUR 1,000.

An individual resident in Finland has to enter information regarding the sale of securities, such as the Merger Consideration Shares, occurred during the relevant calendar year on the pre-completed tax form.

Finnish limited liability companies

The following applies only to Finnish limited liability companies taxed in accordance with the Finnish Business Income Tax Act. Generally, capital gain from shares is taxable income of the limited liability company.

Shares may be belong to company’s fixed assets, current assets, investment assets (only financial, insurance, and pension institutes may have investment assets referred to in this context), or financial assets. The taxation of a disposal of shares and loss of value may vary according to the asset type for which the shares qualify. Shares may also be assets belonging to other source of income of a limited liability company. The provisions of the Finnish Income Tax Act are applied to the capital gains arising from sale of assets belonging to other source of income.

Any sales price from sale of securities is generally business income of a Finnish company. Correspondingly, the acquisition cost of the shares is deductible from business income upon disposal of the shares. However, a participation exemption for capital gains on share disposals is available for Finnish companies, provided that certain strict requirements are met. Apart from companies carrying out private equity business, capital gain arising from sale of shares that are part of fixed assets of the selling company is not considered taxable business income and, correspondingly, capital losses incurred on sale of such shares are not tax deductible, provided, among others, that (i) the selling company has continuously owned at least 10 per cent of the share capital in the company whose shares are sold and such sold shares have been owned for at least one year, which period has ended no later than one year prior to the sale, (ii) the company whose shares have been sold is not a real estate or residential housing company or a limited liability company whose activities, on a factual basis, mainly consist of ownership or possession of property, and (iii) the company whose shares are sold is resident in Finland or a company meant in Article 2 of the Parent Subsidiary Directive or resident in a country with which Finland has entered into a tax treaty for the elimination of double taxation applicable to dividends. Furthermore, in order for the capital gain to be tax-exempt, an operational connection between the company selling the shares and the company whose shares are sold has been required in case law.

Tax deductible capital losses arising from sale of shares (other than shares sold under the participation exemption) that are part of fixed assets of the selling company can only be deducted from capital gains arising from sale of shares part of fixed assets during the same tax year and five subsequent tax years. Capital losses arising from sale of shares that are not part of fixed assets are tax deductible from taxable income in the same fiscal year and the subsequent ten years in accordance with the general rules concerning losses carried forward. Should the capital loss result from sale of shares belonging to other source of income, the capital loss can be deducted from capital gains accruing from sale of assets belonging to other source of income the same tax year and five subsequent tax years.

Non-residents

Non-residents are generally not liable to tax in Finland on capital gains realized on sale of shares in a Finnish company, unless the non-resident taxpayer is deemed to have a permanent establishment in Finland according to the Finnish Income Tax Act and the applicable tax treaty, and the shares are considered as assets of that permanent establishment, or more than 50 per cent of the assets of the company whose shares are sold comprises one or multiple real properties located in Finland.

Transfer tax

Transfer tax is not payable in connection with the issuance or subscription of new Merger Consideration Shares. Transfer tax is generally not payable on transfer of shares subject to public trading against fixed cash consideration. The transaction is not subject to transfer tax provided that an investment service company or a foreign investment service company or another investment service provider, as defined in the Finnish Act on Investment Services (747/2012, as amended), is brokering or serving as a party to the transaction or that the transferee has been approved as a trading party in the market where the transfer is executed. If the transferee’s broker or other party to the transfer is not a Finnish investment service company, Finnish credit institution, or Finnish branch or office of a foreign investment service firm or credit institution, the transfer will be tax-exempt provided that the transferee liable to tax notifies the Finnish tax authorities of the transfer within two months thereof or that the broker submits an annual declaration concerning the transfer to the Finnish Tax Administration as set forth in the Finnish Act on Assessment Procedure. Tax exemption does not apply to transfers executed as capital investments or distribution of funds or to transfers in which consideration comprises in full or in part work contribution, or to certain other transfers set out in the Finnish Transfer Tax Act. Accordingly, in case law it has been considered that if an incentive scheme remuneration of key persons is paid in money and the recipient of the remuneration is obliged to purchase shares of the Listed Company with a part of the remuneration, consideration of the share purchase comprises in full or in part of work contribution, and is thus subject to transfer tax.

A merger which is carried out in accordance with Finnish corporate legislation, will not cause transfer tax consequences for shareholders of the merging company nor the recipient company provided that the merger consideration is paid in new shares in the recipient company. To the extent that the merger consideration is not paid in new shares of the recipient company, the merger consideration is subject to transfer tax payable by the recipient company. In addition, the exemption does not apply to transfers carried out in order to fulfill the obligation to redeem minority shares under the Finnish Companies Act or the obligation to redeem shares from shareholders who have opposed a merger in accordance with the Finnish Companies Act or to cash payments for fractions of shares.

The buyer is liable to pay transfer tax amounting to 1.6 per cent of the transaction price in share transfers that do not fulfil the above criteria (2.0 per cent on transfers of shares in a company qualified as a real estate company). If the buyer in that case is not resident in Finland for tax purposes or a Finnish branch of a foreign credit institution, investment service firm, fund management company or EEA alternative investment fund manager, the seller must charge the tax to the buyer. If the broker is a Finnish stockbroker or credit institution or the Finnish branch or office of a foreign stockbroker or credit institution, it is liable to charge the transfer tax to the buyer and execute the payment on behalf of the buyer. If neither party to the transaction is resident in Finland or the Finnish branch of a foreign credit institution, investment service firm, fund management company or EEA alternative investment fund manager, no transfer tax is payable on the transfer of shares (excluding transfers of shares in real estate company, as defined in the Finnish Transfer Tax Act). No transfer tax is payable if the amount of transfer tax is less than EUR 10.

Taxation of the Merger

Lemminkäinen and YIT

Under Section 52 a of the Finnish Business Income Tax Act, the provisions concerning mergers are applied to arrangements where a limited liability company (merging company) merges, without being dissolved and without liquidation proceedings, into another limited liability company (recipient company). All of the merging company’s assets and liabilities are transferred to the recipient company. Shareholders of the merging company receive as merger consideration new shares issued by the recipient company or treasury shares held by it in proportion to the shares owned in the merging company. Merger consideration may also be paid in cash, to the extent the amount does not exceed 10 per cent of the amount of equity corresponding to the shares given as consideration. Merger executed in accordance with these rules is considered tax neutral and from the point of view of tax legislation the merging company is not dissolved.

Lemminkäinen has received an advance tax ruling from the Large Taxpayers’ Office regarding the tax treatment of the merger. It has been confirmed in the advance tax ruling that provisions of Section 52 a of the Finnish Business Income Tax Act apply to the Merger and thus the Merger is considered tax neutral to the parties. Tax neutral mergers do not cause direct tax consequences to the parties. Lemminkäinen’s assets and liabilities will be transferred to YIT in accordance with the Finnish Accounting Act (1336/1997, as amended) for their fair value. Acquisition costs and other deductible costs undeducted in Lemminkäinen’s taxation are deducted in the YIT’s taxation like they would have been deducted in Lemminkäinen’s taxation.

YIT or its shareholders have not owned more than 50 per cent of shares in Lemminkäinen since the beginning of the tax year during which Lemminkäinen’s tax deductible losses were generated. Therefore, losses deductible in Lemminkäinen’s taxation will not be transferred to YIT. Lemminkäinen’s financial statements for the year 2016 contains EUR 12.0 million of deferred tax assets from tax losses carried forward of the Lemminkäinen parent company. Tax losses carried forward and tax losses that are possibly generated before the execution of the Merger will be forfeited at the execution of the Merger to the extent they have not been deducted in Lemminkäinen’s taxation.

As a universal succession, a merger is not within the scope of application of the Finnish Value Added Tax Act and thus the Merger does not cause any value added tax consequences.

Shareholder

A shareholder of Lemminkäinen has received an advance tax ruling from Southwest Finland Tax Office confirming that in accordance with Section 28 of the Finnish Income Tax Act, Sections 52 a and 52 b of the Finnish Business Income Tax Act are applied in taxation of the shareholder as well. A merger referred to in Section 52 a of the Finnish Business Income Tax Act, where the merger consideration is paid in form of shares in the recipient company, is not considered a transfer of shares for the shareholders of the merging company resident in Finland. Therefore, the merger will not cause any direct income tax consequences for shareholders of the company to the extent the shareholders receive only newly issued shares in the recipient company as merger consideration. To the extent the shareholders receive cash as merger consideration, the merger will be considered as transfer of shares. Tax exemption does not apply to merger consideration paid in cash in order to fulfill the obligation to redeem minority shares under Chapter 18 Section 1 of the Finnish Companies Act or the obligation to redeem shares from the shareholders who have opposed the merger in accordance with Chapter 16 Section 13 of the Finnish Companies Act or to cash payments paid for fractions of shares. According to Section 52 b of the Finnish Business Income Tax Act, the acquisition cost of the shares in the recipient company received as merger consideration by the shareholders of the merging company is considered to be the amount equivalent to the acquisition cost of the shares in the merging company. Alternatively, the above described presumptive acquisition cost of 20 or 40 per cent can be used in future disposals of the shares. Tax consequences concerning capital gain and loss arising from transfer of Merger Consideration Shares after the merger has taken place have been described above in “Taxation of capital gains”. The Merger does not affect the taxation of possible dividend payments to shareholders. Taxation of dividends has been described above in “Taxation of dividends and equity returns”.

According to Finnish corporate and tax legislation, a tax neutral merger does not cause transfer tax consequences to shareholders of the merging company or the recipient company to the extent merger consideration is paid in form of newly issued shares in the recipient company. Transfer tax is payable by the recipient company to the extent merger consideration is paid in other assets than newly issued shares in the recipient company. The tax exemption does not cover transfers in order to fulfill the obligation under the Finnish Companies Act to redeem shares from the shareholders who have opposed the merger or minority shares or cash payments paid for fractions of shares.

LEGAL MATTERS

Certain legal matters in connection with the Merger and admission of the Merger Consideration Shares to public trading will be passed upon for YIT by Roschier, Attorneys Ltd. as to matters of Finnish law and Shearman & Sterling (London) LLP as to matters of U.S. law. Certain legal matters in connection with the Merger will be passed upon for Lemminkäinen by Hannes Snellman Attorneys Ltd.

INDEPENDENT AUDITORS

YIT’s financial statements and consolidated financial statements for the years ended December 31, 2016 and December 31, 2015 were audited by PricewaterhouseCoopers Oy, Authorized Public Accountants, with Mr. Juha Wahlroos, Authorized Public Accountant, as the auditor with principal responsibility. For the year ended December 31, 2014, YIT’s financial statements and consolidated financial statements were audited by PricewaterhouseCoopers Oy, Authorized Public Accountants, with Mr. Heikki Lassila, Authorized Public Accountant, as the auditor with principal responsibility. Mr. Juha Wahlroos, Authorized Public Accountant, continues to act as YIT’s auditor with principal responsibility for the year ending December 31, 2017.

The financial statements and consolidated financial statements of Lemminkäinen for the years ended December 31, 2016 and December 31, 2015 were audited by PricewaterhouseCoopers Oy, Authorized Public Accountants, with Mr. Markku Katajisto, Authorized Public Accountant, as the auditor with principal responsibility. For the year ended December 31, 2014, the financial statements and consolidated financial statements of Lemminkäinen were audited by PricewaterhouseCoopers Oy, Authorized Public Accountants, with Mr. Kim Karhu, Authorized Public Accountant, as the auditor with principal responsibility. Mr. Markku Katajisto, Authorized Public Accountant, continues to act as Lemminkäinen’s auditor with principal responsibility for the year ending December 31, 2017.

DOCUMENTS AVAILABLE FOR REVIEW

The duplicates of the following documents are available for review during the validity period of this Offering Circular within standard business hours at the registered office of YIT at Panuntie 11, FI-00620 Helsinki, Finland:

•	This Offering Circular;

•	the Articles of Association of YIT as in force on the date of this Offering Circular;

•	the Articles of Association of Lemminkäinen as in force on the date of this Offering Circular;

•	translation of independent auditor’s assurance report on profit forecast included in the Merger Prospectus to the Board of Directors of YIT Corporation;

•	translation of independent auditor’s assurance report on the compilation of pro forma financial information included in the Merger Prospectus to the Board of Directors of YIT Corporation;

•	information incorporated by reference into this Offering Circular.

INFORMATION INCORPORATED BY REFERENCE INTO THIS OFFERING CIRCULAR

The following documents have been incorporated by reference into this Offering Circular in accordance with the Article 28 of the Commission Regulation (EC) No 809/2004, as amended, and they form a part of YIT’s and Lemminkäinen’s financial information. If the documents incorporated by reference into this Offering Circular include further references or if additional information is incorporated by reference within such documents, such further information does not form a part of this Offering Circular. The documents that have been incorporated by reference to this Offering Circular are available for review during the validity period of this Offering Circular at YIT’s website www.yitgroup.com/en/investors/merger and also at the registered office of YIT at Panuntie 11, FI-00620 Helsinki, Finland within standard business hours, and the documents incorporated by reference concerning Lemminkäinen are available for review at Lemminkäinen’s website http://www.lemminkainen.com/merger as well as at the registered office of Lemminkäinen at Salmisaarenaukio 2, FI-00180 Helsinki, Finland within standard business hours .

YIT

•	YIT’s unaudited half-year financial report for the six-month period ended June 30, 2017;

•
The report of the Board of Directors, audited consolidated financial statements, audited parent company financial statements and independent auditor’s report for the year ended December 31, 2016 (included in YIT’s financial statements prepared for the year ended December 31, 2016);

•
The report of the Board of Directors, audited consolidated financial statements, audited parent company financial statements and independent auditor’s report for the year ended December 31, 2015 (included in YIT’s financial statements prepared for the year ended December 31, 2015);

•
The report of the Board of Directors, audited consolidated financial statements, audited parent company financial statements and independent auditor’s report for the year ended December 31, 2014 (included in YIT’s financial statements prepared for the year ended December 31, 2014).

Lemminkäinen

•	Lemminkäinen’s unaudited half-year financial report for the six-month period ended June 30, 2017;

•
The report of the Board of Directors, audited consolidated financial statements, audited parent company financial statements and independent auditor’s report for the year ended December 31, 2016 (included in Lemminkäinen’s financial statements prepared for the year ended December 31, 2016);

•
The report of the Board of Directors, audited consolidated financial statements, audited parent company financial statements and independent auditor’s report for the year ended December 31, 2015 (included in Lemminkäinen’s financial statements prepared for the year ended December 31, 2015);

•
The report of the Board of Directors, audited consolidated financial statements, audited parent company financial statements and auditor’s report for the year ended December 31, 2014 (included in Lemminkäinen’s financial statements prepared for the year ended December 31, 2014).

APPENDIX A: ARTICLES OF ASSOCIATION OF YIT CORPORATION

1 § The trade name of the Company shall be YIT Oyj in Finnish, YIT Abp in Swedish, and YIT Corporation in English. The Company’s registered office is located in Helsinki, Finland.

2 § The objects of the Company are to engage in production in the construction industry, manufacture and leasing of and trade with building materials and components in Finland and abroad. In addition to the foregoing activities, the Company shall buy and sell real estate property and shares in real estate and housing companies as well as lease apartments and properties complete with buildings and facilities and engage in other activities related to the foregoing. The Company may also trade in securities. The Company may engage in the activities in accordance with its declared objects either directly and/or through its subsidiaries and affiliated companies and joint ventures. In its capacity as the parent company in the Group, the Company offers services in the areas of Group administration, personnel management, financing, accounting, legal matters, taxation, investor relations, communications and other shared services.

3 § The company shares are included in the book entry securities system.

4 § For the proper administration and organization of the Company’s affairs, the Company shall have a Board of Directors consisting of a Chairman and Vice Chairman appointed by the General Annual Meeting of Shareholders as well as a minimum of three (3) and maximum of five (5) members.

The term of each member of the Board of Directors shall begin at the general meeting of shareholders at which he or she is elected and expire at the end of the next General Annual Meeting of Shareholders following election.

The meetings of the Board of Directors shall be called by the Chairman, or in his absence, the Vice Chairman, and constitute a quorum when more than half of the members are present. All resolutions shall be passed by simple majority, and in case of a tie, the Chairman, or in his absence, the Vice Chairman, shall have the casting vote.

5 § The Company shall have a Managing Director to be appointed by the Board of Directors.

6 § The Company is signed for severally by the Managing Director, or jointly by any two members of the Board of Directors. The Board of Directors may authorize a designated individual to sign for the Company together with any member of the Board of Directors or another person authorized to represent the company. Additionally, the Board of Directors may grant an authorization to represent the company per procurationem allowing the person so authorized to represent the company together with a member of the Board of Directors or another person authorized to represent the company.

7 § The Company’s accounting period shall be one calendar year.

The Company shall have one Auditor that shall be an auditing firm approved by the Central Chamber of Commerce. The Auditor’s term shall cover the current financial year at the time of election and expire at the end of the next General Annual Meeting of Shareholders following election.

8 § The General Annual Meeting of Shareholders shall be held annually by the end of March.

An extraordinary meeting of shareholders shall be held whenever deemed appropriate by the Board of Directors or when so required by law. The notice of the meeting of shareholders shall be published on the company website. However, the Board of Directors may decide to publish the notice of meeting as a newspaper advertisement. If so, the notice of meeting will be served by placing an advertisement in a newspaper with nationwide circulation selected by the Board of Directors. In all other respects, the provisions of the Limited Liability Companies Act regarding the notice of meeting shall apply.

To be able to attend the general meeting of shareholders, the shareholders shall notify the Company thereof by the date indicated in the notice of the meeting which may be no earlier than ten days before the meeting. Additionally, the provisions of the Finnish Companies Act concerning the right to attend the general meeting of shareholders of a company included in the Book Entry Securities System shall apply.

9 § The General Annual Meeting of Shareholders shall be presented with:

- the financial statements and the annual report;

- Auditor’s report; and

Pass resolutions on:

- adoption of the income statement and the consolidated income statement;

- any measures called for by the profit shown on the balance sheet;

- discharge from liability for the Managing Director and the members of the Board of Directors;

- the number of members on the Board of Directors

- remuneration of the Chairman and Vice Chairman and members of the Board of Directors

- remuneration of the Auditor; and

Elect:

- the Chairman and Vice Chairman and members of the Board of Directors, and

- the Auditor.

Address:

- all the other issues indicated in the notice of the meeting.

10 § Any disputes regarding the application of the Limited Liability Companies Act shall, instead of being referred to a District Court, be settled through arbitration in accordance with the rules of the Arbitration Institute of the Central Chamber of Commerce of Finland by an arbitration tribunal consisting of a single arbiter. The arbitration proceedings shall be held in Helsinki.

APPENDIX B: ARTICLES OF ASSOCIATION OF LEMMINKÄINEN CORPORATION

1 § Name and domicile of the company

The name of the company is Lemminkäinen Oyj, in English Lemminkäinen Corporation. The company’s domicile is Helsinki, Finland.

2 § Field of activity

The field of activity of the company is to, either itself of through its subsidiaries, be engaged in the construction and contracting business, industrial production, wholesale and retail trade with building materials and supplies, import and export of building materials, securities trading and buying and selling of real estate property.

3 § Incorporation in the book-entry system

The company’s shares are incorporated in the book-entry system of securities.

4 § Board of Directors

The Board of Directors shall consist of a minimum of four (4) and a maximum of eight (8) Members. The term of the Members of the Board of Directors shall end at the close of the Annual General Meeting following the election.

5 § President and CEO

The company shall have a President and CEO appointed by the Board of Directors.

6 § Representing the company

The company shall be represented by the President and CEO alone and by any two Members of the Board of Directors jointly. Furthermore, the Board of Directors may authorize persons to represent the company per procurationem.

7 § Auditors

The company shall have one Auditor. The Auditor shall be an auditing firm approved by the Central Chamber of Commerce. The term of the Auditor shall end at the close of the Annual Meeting following the election.

8 § Financial year

The financial year of the company shall be one calendar year.

9 § Notice of a General Meeting

The General Meeting is convened by publishing the notice to the meeting on the Company’s website no earlier than three (3) months and no later than three (3) weeks prior to the General Meeting and, however, always at least nine (9) days prior to the record date of the General Meeting. In addition, a summary of the notice may be published in one or more newspapers

10 § Registration of participation in the General Meeting

To be able to attend the General Meeting, each shareholder shall notify the company by the date mentioned in the notice of the meeting, which date may be no earlier than ten (10) days prior to the meeting.

11 § General Meeting

The Annual General Meeting shall be held annually on the date determined by the Board of Directors within six (6) months of the end of the financial year concerned.

The Annual General Meeting shall:

be presented with

1. the company´s Financial Statements and the consolidated Financial Statements;

2. the Auditor´s Report;

decide

3. on the adoption of the Financial Statements and the consolidated Financial Statements;

4. on the use of the profit shown on the Balance Sheet;

5. on the discharge from liability for the Members of the Board of Directors and President and CEO;

6. on the remuneration payable to the Members of the Board of Directors and bases for reimbursement of travel expenses;

7. on the number of the Members of the Board of Directors;

8. on the fees payable to the Auditor;

elect

9. elect the Members of the Board of Directors; and

10. the Auditor.An Extraordinary General Meeting shall be held when deemed appropriate by the Board of Directors or when such a meeting shall be convened by law.

APPENDIX C: TRANSLATION OF INDEPENDENT AUDITOR’S ASSURANCE REPORT ON PROFIT FORECAST INCLUDED IN THE MERGER PROSPECTUS TO THE BOARD OF DIRECTORS OF YIT CORPORATION

APPENDIX D: TRANSLATION OF INDEPENDENT AUDITOR’S ASSURANCE REPORT ON THE COMPILATION OF PRO FORMA FINANCIAL INFORMATION INCLUDED IN THE MERGER PROSPECTUS TO THE BOARD OF DIRECTORS OF YIT CORPORATION

APPENDIX E: MERGER PLAN

RECIPIENT COMPANY

YIT Corporation
Panuntie 11
FI-00620 Helsinki

FINANCIAL ADVISER TO YIT

Summa Capital Oy
Salomonkatu 17 B
FI-00100 Helsinki

LEGAL ADVISERS TO YIT

as to Finnish law	as to U.S. law
Roschier, Attorneys Ltd.	Shearman & Sterling (London) LLP
Keskuskatu 7 A	9 Appold Street
FI-00100 Helsinki	EC2A 2AP London
Finland	United Kingdom

AUDITOR OF YIT

PricewaterhouseCoopers Oy
Itämerentori 2
FI-00100 Helsinki

MERGING COMPANY

Lemminkäinen Corporation
Salmisaarenaukio 2
FI-00180 Helsinki

FINANCIAL ADVISER TO LEMMINKÄINEN

Nordea Bank Ab (publ), Finnish Branch
Satamaradankatu 5
FI-00020 NORDEA

LEGAL ADVISER TO LEMMINKÄINEN

Hannes Snellman Attorneys Ltd
Eteläesplanadi 20
FI-00130 Helsinki

AUDITOR OF LEMMINKÄINEN

PricewaterhouseCoopers Oy
Itämerentori 2
FI-00100 Helsinki